UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	File No. 333-176908

Pre-Effective Amendment No. 1	☑
Post-Effective Amendment No.	☐
and

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	File No. 811-02716

Amendment No. 84	☑
(Check appropriate box or boxes.)

NATIONWIDE VARIABLE ACCOUNT
(Exact Name of Registrant)

NATIONWIDE LIFE INSURANCE COMPANY
(Name of Depositor)

One Nationwide Plaza, Columbus, Ohio 43215
(Address of Depositor's Principal Executive Offices)                                                                                     (Zip Code)

Depositor's Telephone Number, including Area Code	(614) 249-7111

Robert W. Horner, III, Vice President Corporate Governance and Secretary, One Nationwide Plaza, Columbus, Ohio 43215
(Name and Address of Agent for Service)

Approximate Date of Proposed Public Offering	As soon as possible after effective date.

Title of Securities Being Registered	Individual Single Premium Deferred Variable Annuity Contract

The Registrant hereby agrees to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall therefore become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Nationwide Destination Income Annuity
Nationwide Life Insurance Company
Individual Single Premium Deferred Variable Annuity Contracts
Issued by Nationwide Life Insurance Company through its Nationwide Variable Account
The date of this prospectus is _____________, 2012 .

This prospectus contains basic information you should understand about the contracts before investing.  Please read this prospectus carefully and keep it for future reference.  A contract is available for purchase when a prospective purchaser has separated from service from his or her employer and has assets in certain 401(k) accounts that he or she wishes to transfer to the contract.   To purchase a contract described in this prospectus, please call Nationwide's Customer Solutions Center at 1-877-877-2716 (TDD 1-800-238-3035), or write:

Nationwide Life Insurance Company
5100 Rings Road, RR1-04-F4
Dublin, Ohio 43017

Variable annuities are complex investment products with unique benefits and advantages that may be particularly useful in meeting long-term savings and retirement needs.  There are costs and charges associated with these benefits and advantages - costs and charges that are different, or do not exist at all, within other investment products.  Investors are encouraged to compare and contrast the costs and benefits of the variable annuity described in this prospectus against those of other investment products.  Nationwide offers a wide array of such products, many with different charges, benefit features and underlying investment options.  This process of comparison and analysis should aid in determining whether the purchase of the contract described in this prospectus is consistent with your investment objectives, risk tolerance, investment time horizon, marital status, tax situation and other personal characteristics and needs.

The Statement of Additional Information (dated ___________, 2012 ), which contains additional information about the contracts and the Variable Account, has been filed with the Securities and Exchange Commission ("SEC") and is incorporated herein by reference.  The table of contents for the Statement of Additional Information is on page 29 .

To obtain free copies of the Statement of Additional Information or to make any other service or transaction requests, please contact the Service Center by one of the methods described in the "Contacting the Service Center" provision.
Information about Nationwide and the variable annuity contract described in this prospectus (including the Statement of Additional Information) may also be reviewed and copied at the SEC's Public Reference Room in Washington, D.C., or may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC, 100 F Street NE, Washington, D.C. 20549-0102.  Additional information on the operation of the Public Reference Room may be obtained by calling the SEC at (202) 551-8090.  The SEC also maintains a web site (www.sec.gov) that contains the prospectus, the Statement of Additional Information, material incorporated by reference, and other information.

Before investing, understand that annuity products are not insured by the Federal Deposit Insurance Corporation or any other federal government agency, and are not deposits or obligations of, guaranteed by, or insured by the depository institution where offered or any of its affiliates. Variable annuity contracts involve investment risk and may lose value.

These securities have not been approved or disapproved by the SEC, nor has the SEC passed upon the accuracy or adequacy of the prospectus.  Any representation to the contrary is a criminal offense.

The Sub-Accounts available under this contract invest in the underlying mutual funds of the   Nationwide Variable Insurance Trust ("NVIT") .   For more information on the underlying mutual funds, please refer to "Appendix A: Underlying Mutual Funds" and the prospectus for the mutual fund.

Glossary of Special Terms

Accumulation Contract- A contract where the Contract Owner had not begun taking guaranteed income payments before separating from the Previous Plan.

Accumulation Unit- An accounting unit of measure used to calculate the Contract Value allocated to the Variable Account before the Annuitization Date.

Annuitant- The person(s) whose length of life determines how long annuity payments are paid.  The Annuitant and Contract Owner must be the same person for contracts described in this prospectus.

Annuitization Date- The date the contract annuitizes and annuity payments begin.

Annuity Commencement Date- The date that annuity payments are scheduled to begin.

Annuity Unit- An accounting unit of measure used to calculate the value of variable annuity payments.

Contingent Annuitant- The individual who becomes the Annuitant if the Annuitant dies before the Annuitization Date.

Contract Anniversary- Each recurring one -year anniversary of the Contract Issue Date .

Contract Issue Date - The date the initial purchase payment is applied to the contract.

Contract Owner- The person who owns all rights under the contract.  All references in this prospectus to "you" shall also mean the Contract Owner.  The Contract Owner and the Annuitant must be the same person for contracts described in this prospectus.

Contract Value- The sum of the value of all the Sub-Account Accumulation Units attributable to a contract.

Contract Year- Each year the contract is in force beginning with the Contract Issue Date .

Current Guaranteed Lifetime Withdrawal Base- For purposes of Guaranteed Lifetime Withdrawals, the amount that is multiplied by the Lifetime Withdrawal Percentage to arrive at the Guaranteed Lifetime Withdrawal Amount for any given year.

Daily Net Assets- A figure that is calculated at the end of each Valuation Date and represents the sum of all the Contract Owners' interests in the Sub-Accounts after the deduction of contract and underlying mutual fund expenses.

Guaranteed Lifetime Withdrawal Amount- The guaranteed amount you can withdraw from the contract before the next Contract Anniversary without reducing the Current Guaranteed Lifetime Withdrawal Base.  This amount is non-cumulative, meaning that it cannot be carried over from one year to the next.

Income Contract- A contract where the Contract Owner began taking guaranteed income payments before separating from the Previous Plan.

Individual Retirement Annuity or IRA- An annuity contract that qualifies for favorable tax treatment under Section 408(b) of the Internal Revenue Code, but does not include Roth IRAs.

Lifetime Withdrawal Percentage- The percentage of the Current Guaranteed Lifetime Withdrawal Base that the Contract Owner can withdraw from the contract each year without decreasing the Current Guaranteed Lifetime Withdrawal Base.

Nationwide- Nationwide Life Insurance Company.  All references in this prospectus to "we" or "us" shall also mean Nationwide.

Net Asset Value- The value of one share of an underlying mutual fund at the close of the New York Stock Exchange.

Net Investment Factor- The investment performance of the underlying mutual fund in which a particular Sub-Account invests, including the charges assessed against that Sub-Account for a Valuation Period.

Original Guaranteed Lifetime Withdrawal Base- The Contract Owner's benefit base under the Previous Plan which is used to determine Guaranteed Lifetime Withdrawals under the contract.

Previous Plan- A retirement plan in which the Contract Owner was invested before separating from service, and which provides a right of conversion that preserves the plan's benefit.

Roth IRA- An annuity contract which qualifies for favorable tax treatment under Section 408A of the Internal Revenue Code.

SEC- Securities and Exchange Commission.

Service Center- The department of Nationwide responsible for receiving all service and transaction requests relating to the contract.  For service and transaction requests submitted other than by telephone (including fax requests), the Service Center is Nationwide's mail and document processing facility.  For service and transaction requests communicated by telephone, the Service Center is Nationwide's operations processing facility.  Information on how to contact the Service Center is in the "Contacting the Service Center" provision.

Sub-Accounts- Divisions of the Variable Account, each of which invests in a single underlying mutual fund.

Valuation Date- Each day the New York Stock Exchange is open for business, or any other day during which there is a sufficient degree of trading of underlying mutual fund shares such that the current Net Asset Value of Accumulation Units or Annuity Units might be materially affected.  Values of the Variable Account are determined as of the close of the New York Stock Exchange which generally closes at 4:00 p.m. EST, but may close earlier on certain days and as conditions warrant.

Valuation Period- The period of time commencing at the close of a Valuation Date and ending at the close of the New York Stock Exchange for the next succeeding Valuation Date.

Variable Account- Nationwide Variable Account, a separate account that Nationwide established to hold Contract Owner assets .  The Variable Account is divided into Sub-Accounts, each of which invests in shares of a separate underlying mutual fund.

Table of Contents	Page
Glossary of Special Terms	2
Contract Expenses	6
Underlying Mutual Fund Annual Expenses	7
Example	7
Synopsis of the Contracts	7
Death Benefit Minimum Initial and Subsequent Purchase Payments
Dollar Limit Restrictions
Fees and Expenses
Annuity Payments
Taxation
Right to Examine and Cancel
Condensed Financial Information	9
Financial Statements	9
Nationwide Life Insurance Company	9
Distribution of the Contracts	9
Investing in the Contract	9
The Variable Account and Underlying Mutual Funds
Contacting the Service Center	10
The Contract in General	11
Distribution, Promotional and Sales Expenses
Underlying Mutual Fund Payments
Profitability
Contract Modification
Fees and Deductions	12
Sales Fees Premium Taxes Contract Maintenance Fee
Mortality and Expense Risk Fee
Administrative Fee
Guaranteed Lifetime Withdrawal Fee
Guaranteed Lifetime Withdrawals and Spousal Continuation Option	13
Guaranteed Lifetime Withdrawals
Spousal Continuation Option
Ownership and Interests in the Contract	17
Contract Owner/Annuitant
Contingent Annuitant
Beneficiary and Contingent Beneficiary
Changes to the Parties to the Contract
Operation of the Contract	18
Pricing
Application and Allocation of Purchase Payments
Determining the Contract Value
Transfer Requests
Transfer Restrictions
Transfers Prior to Annuitization
Transfers After Annuitization
Right to Examine and Cancel	21
Withdrawal (Redemption) Prior to Annuitization	21
Partial Withdrawals (Partial Redemptions)
Full Withdrawals (Full Redemptions)
Withdrawal (Redemption) After Annuitization	22
Assignment	22
Contract Owner Services	22
Systematic Withdrawals
Death Benefits	22
Death of Contract Owner/Annuitant

Death Benefit Payment
Death Benefit Calculation
Annuity Commencement Date	23
Annuitizing the Contract	23
Annuitization Date
Annuitization
Fixed Annuity Payments
Variable Annuity Payments
Frequency and Amount of Annuity Payments
Annuity Payment Options	24
Annuity Payment Options for Contracts with Total Purchase Payments and Contract Value Annuitized Less Than or Equal to $2,000,000
Annuity Payment Options for Contracts with Total Purchase Payments and/or Contract Value Annuitized Greater Than $2,000,000
Annuitization of Amounts Greater than $5,000,000
Statements and Reports	25
Legal Proceedings	26
Table of Contents of the Statement of Additional Information	29
Appendix A: Underlying Mutual Funds	30
Appendix B: Condensed Financial Information	31
Appendix C: Contract Types and Tax Information	32
Appendix D: Spousal Continuation Option Calculation	37

Contract Expenses

The following tables describe the fees and expenses that you will pay when buying, owning, or withdrawing Contract Value from the contract.

The first table describes the fees and expenses you will pay at the time the contract is purchased, when Contact Value is withdrawn from the contract, or when cash value is transferred between investment options.

Contract Owner Transaction Expenses
Maximum Premium Tax Fee (as a percentage of purchase payments) 5%1

The next table describes the fees and expenses that a Contract Owner will pay periodically during the life of the contract (not including underlying mutual fund fees and expenses).

Recurring Contract Expenses
Maximum Annual Contract Maintenance Fee	$302
Variable Account Annual Expenses (assessed as an annualized percentage of Daily Net Assets):
Mortality and Expense Risk Fee	0.50%
Administrative Fee	0.20%
Variable Account Annual Expenses (assessed annually as a percentage of the Current Guaranteed Lifetime Withdrawal Base)3:
Maximum Guaranteed Lifetime Withdrawal Fee	1.20%4

1 Nationwide will charge between 0% and 5% of purchase payments for premium taxes levied by state or government entities.  The amount assessed to the contract will equal the amount assessed by the state or government entity.

2 On each contract's Contract Anniversary, Nationwide deducts the Contract Maintenance Fee if the Contract Value is less than $50,000 on such Contract Anniversary.  This charge is permanently waived for any contracts valued at $50,000 or more on any Contract Anniversary.

3 For information about how the Current Guaranteed Lifetime Withdrawal Base is calculated, please see the "Guaranteed Lifetime Withdrawals and Spousal Continuation Option" section later in this prospectus.

4 Currently, the charge associated with the Guaranteed Lifetime Withdrawal Fee is equal to 1.00% of the Current Guaranteed Lifetime Withdrawal Base.

Underlying Mutual Fund Annual Expenses

The next table provides the minimum and maximum total operating expenses, as of December 31, 2011 , charged by the underlying mutual funds that you may pay periodically during the life of the contract.  More detail concerning each underlying mutual fund's fees and expenses is contained in the prospectus for each underlying mutual fund.

Total Annual Underlying Mutual Fund Operating Expenses	Minimum	Maximum

(expenses that are deducted from underlying mutual fund assets, including management fees, distribution (12b-1) fees, and other expenses, as a percentage of the underlying mutual fund's average net assets)
	0. 54%	0.58%

The minimum and maximum underlying mutual fund operating expenses indicated above do not reflect voluntary or contractual reimbursements and/or waivers applied to some underlying mutual funds.  Therefore, actual expenses could be lower.

Example

The example is intended to help Contract Owners compare the cost of investing in the contract with the cost of investing in other variable annuity contracts.  These costs include Contract Owner transaction expenses, contract fees, Variable Account annual expenses, and underlying mutual fund fees and expenses.  The Example does not reflect premium taxes, which, if reflected, would result in higher expenses.

The Example assumes:
•	a $10,000 investment in the contract for the time periods indicated;
•	a 5% return each year;
•	the maximum and the minimum fees and expenses of any of the underlying mutual funds;
•	the total Variable Account fees associated with the contract (1.90%);1 and
•	the Current Guaranteed Lifetime Withdrawal Base equals $10,000.

	If you surrender your contract at the end of the applicable time period				If you annuitize your contract at the end of the applicable time period				If you do not surrender your contract
	1 Yr.	3 Yrs.	5 Yrs.	10 Yrs.	1 Yr.	3 Yrs.	5 Yrs.	10 Yrs.	1 Yr.	3 Yrs.	5 Yrs.	10 Yrs.
Maximum Total Underlying Mutual Fund Operating Expenses ( 0.58%)	$292	$894	$1,522	$3,208	*	$894	$1,522	$3,208	$292	$894	$1,522	$3,208
Minimum Total Underlying Mutual Fund Operating Expenses ( 0.54%)	$288	$882	$1,501	$3,168	*	$882	$1,501	$3,168	$288	$882	$1,501	$3,168
*Contracts sold under this prospectus do not permit annuitization during the first 2 Contract Years.

1For purposes of these tables, Nationwide assumes the Current Guaranteed Lifetime Withdrawal Base is equal to the Daily Net Assets.

Synopsis of the Contracts

The annuity described in this prospectus is intended to provide benefits to a single owner and his/her beneficiaries.  The contracts described in this prospectus are individual single purchase payment contracts.

The contracts can be categorized as:
•	Individual Retirement Annuities; and
•	Roth IRAs.

For more detailed information with regard to the differences in contract types, please see "Appendix C: Contract Types and Tax Information" later in this prospectus.  Prospective purchasers may apply to purchase a contract through Nationwide's Customer Solutions Center.  A contract is available for purchase when a prospective purchaser separates from service from a Previous Plan and has Previous Plan assets and/or benefits that he or she wishes to transfer to the contract.

Death Benefit

This contract includes a death benefit at no additional charge (see "Death Benefits").

Minimum Initial and Subsequent Purchase Payments

There is no minimum initial purchase payment.  However, a minimum Original Guaranteed Lifetime Withdrawal Base of $5,000 is required to purchase a contract.

Subsequent purchase payments are not permitted under this contract .

Nationwide reserves the right to refuse any purchase payment that would result in the cumulative total for all contracts issued by Nationwide on the life of any one Annuitant or owned by any one Contract Owner to exceed Annuitant or owned by any one Contract Owner to exceed

$1,000,000. Its decision as to whether or not to accept a purchase payment in excess of that amount will be based on one or more factors, including, but not limited to: age, spouse age (if applicable), state of issue, total purchase payments, current market conditions, and current hedging costs.  All such decisions will be based on internally established actuarial guidelines and will be applied in a non-discriminatory manner.  In the event that we do not accept a purchase payment under these guidelines, we will immediately return the purchase payment in its entirety in the same manner as it was received.  If we accept the purchase payment, it will be applied to the contract immediately and will receive the next calculated Accumulation Unit value.  Any references in this prospectus to purchase payment amounts in excess of $1,000,000 are assumed to have been approved by Nationwide.

Dollar Limit Restrictions

In addition to the potential purchase payment restriction listed above, a nnuity payment options will be limited if the Contract Owner submits total purchase payments in excess of $2,000,000.  Furthermore, if the amount to be annuitized is greater than $5,000,000, we may limit both the amount that can be annuitized on a single life and the annuity payment options.

Fees and Expenses

Contract Maintenance Fee

A $30 Contract Maintenance Fee is assessed on each Contract Anniversary and upon full surrender of the contract.  If, on any Contract Anniversary (or on the date of a full surrender), the Contract Value is $50,000 or more, Nationwide will waive the Contract Maintenance Fee from that point forward.

Mortality and Expense Risk Fee

Nationwide deducts a Mortality and Expense Risk Fee equal to an annualized rate of 0.50% of the Daily Net Assets of the Variable Account.

The Mortality and Expense Risk Fee compensates Nationwide for providing the insurance benefits under the contract.  It also compensates Nationwide for assuming the risk that Annuitants will live longer than assumed.  Finally, the Mortality and Expense Risk Fee compensates Nationwide for guaranteeing that fees will not increase regardless of actual expenses.  Nationwide may realize a profit from this fee, which Nationwide may use to finance the distribution of the contracts.

Administrative Fee

Nationwide deducts an Administrative Fee equal to an annualized rate of 0.20% of the Daily Net Assets of the Variable Account.

The Administrative Fee reimburses Nationwide for administrative costs it incurs resulting from providing contract benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses.  Nationwide may realize a profit from this fee, which Nationwide may use to finance the distribution of the contracts.

Guaranteed Lifetime Withdrawal Fee

Nationwide deducts an annual Guaranteed Lifetime Withdrawal Fee which will not exceed 1.20% of the Current Guaranteed Lifetime Withdrawal Base.  The current Guaranteed Lifetime Withdrawal Fee is 1.00% of the Current Guaranteed Lifetime Withdrawal Base.  The fee is deducted on each Contract Anniversary and is taken from the Sub-Accounts proportionally based on allocations at the time the fee is deducted by redeeming Accumulation Units.  If you surrender your entire contract, a prorated fee will be deducted.

The Guaranteed Lifetime Withdrawal Fee compensates Nationwide for investment and longevity risk associated with paying for Guaranteed Lifetime Withdrawals over the life of the Contract Owner regardless of Contract Value.  Nationwide may realize a profit from this fee.  The Guaranteed Lifetime Withdrawal Fee will only be assessed prior to annuitization.

Underlying Mutual Fund Annual Expenses

The underlying mutual funds charge fees and expenses that are deducted from underlying mutual fund assets.  These fees and expenses are in addition to the fees and expenses assessed by the contract.  The prospectus for each underlying mutual fund provides information regarding the fees and expenses applicable to the fund.

Annuity Payments

Annuity payments begin on the Annuitization Date and will be based on the annuity payment option chosen prior to annuitization.  Nationwide will send annuity payments no later than seven days after each annuity payment date.

Taxation

How a contract is taxed depends on the type of contract issued and the purpose for which the contract is purchased. Nationwide will charge against the contract any premium taxes levied by any governmental authority.  Premium tax rates currently range from 0% to 5% (see "Federal Tax Considerations" in "Appendix C: Contract Types and Tax Information" and "Premium Taxes").

Right to Examine and Cancel

Under state insurance laws, Contract Owners have the right, during a limited period of time, to examine their contract and decide if they want to keep it or cancel it.  This right is referred to as a "free look" right.  The length of this time period depends on state law.

If the Contract Owner elects to cancel the contract pursuant to the free look provision, where required by law, Nationwide will return the greater of the Contract Value or the amount of purchase payment(s) applied during the free look period, less any withdrawals from the contract and any applicable federal and state income tax withholding.  Otherwise, Nationwide will return the Contract Value, less any withdrawals from the contract and any applicable federal and state income tax withholding (see "Right to Examine and Cancel").

Condensed Financial Information

The value of an Accumulation Unit is determined on the basis of changes in the per share value of the underlying mutual funds and the assessment of Variable Account fees (see "Determining Variable Account Value – Valuing an Accumulation Unit").  Since this annuity contract was not available as of December 31, 2011 , there are no Accumulation Unit values available.

Financial Statements

Financial statements for the Variable Account and the consolidated financial statements for Nationwide Life Insurance Company and subsidiaries are located in the Statement of Additional Information.  A current Statement of Additional Information may be obtained, without charge, by contacting the Service Center .

Nationwide Life Insurance Company

Nationwide, the depositor, is a stock life insurance company organized under Ohio law in March 1929, with its home office at One Nationwide Plaza, Columbus, Ohio 43215.  Nationwide is a provider of life insurance, annuities and retirement products.  It is admitted to do business in all states, the District of Columbia and Puerto Rico.

Nationwide is a member of the Nationwide group of companies.  Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company (the "Companies") are the ultimate controlling persons of the Nationwide group of companies.  The Companies were organized under Ohio law in December 1925 and 1933 respectively.  The Companies engage in a general insurance and reinsurance business, except life insurance.

Distribution of the Contracts

The contracts are distributed by the general distributor, Nationwide Investment Services Corporation ("NISC"), One Nationwide Plaza, Columbus, Ohio 43215.  NISC is a wholly owned subsidiary of Nationwide.

The contracts are available for purchase through Nationwide's Customer Solutions Center.  A contract is available for purchase when a prospective purchaser separates from service from a Previous Plan and has Previous Plan assets and/or benefits that he or she wishes to transfer to the contract.

Nationwide may use a portion of the Mortality and Expense Risk Fee and the Administrative Fee to compensate the Nationwide Customer Solutions Center for administrative expenses that the Nationwide Customer Solutions Center incurs in administering the contracts.

Investing in the Contract

The Variable Account and Underlying Mutual Funds

Nationwide Variable Account is a separate a ccount that invests in the underlying mutual funds listed in "Appendix A: Underlying Mutual Funds."  Nationwide established the Variable Account on March 3, 1976, pursuant to Ohio law.  Although the Variable Account is registered with the SEC as a unit investment trust pursuant to the Investment Company Act of 1940 ("1940 Act"), the SEC does not supervise the management of Nationwide or the Variable Account.

Income, gains, and losses credited to, or charged against, the Variable Account reflect the Variable Account's own investment experience and not the investment experience of Nationwide's other assets.  The Variable Account's assets are held separately from Nationwide's assets and are not chargeable with liabilities incurred in any other business of Nationwide.  Nationwide is obligated to pay all amounts promised to Contract Owners under the contracts.

The Variable Account is divided into Sub-Accounts, each corresponding to a single underlying mutual fund.  Nationwide uses the assets of each Sub-Account to buy shares of the underlying mutual funds based on Contract Owner instructions.

Each underlying mutual fund's prospectus contains more detailed information about that fund.  Prospectuses for the underlying mutual funds should be read in conjunction with this prospectus.

Contract Owners receive underlying mutual fund prospectuses when they make their initial Sub-Account allocations and any time they change those allocations.   Contract Owners can obtain prospectuses for underlying mutual funds at any other time by contacting the Service Center .  Contract Owners should read these prospectuses carefully before investing.

Underlying mutual funds in the Variable Account are NOT publicly traded mutual funds.  They are only available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies, or in some cases, through participation in certain qualified pension or retirement plans.

The investment advisors of the underlying mutual funds may manage publicly traded mutual funds with similar names and investment objectives.  However, the underlying mutual funds are NOT directly related to any publicly traded mutual fund.  Contract Owners should not compare the performance of a publicly traded fund with the performance of underlying mutual funds participating in the Variable Account.  The performance of the underlying mutual funds could differ substantially from that of any publicly traded funds.

The particular underlying mutual funds available under the contract may change from time to time.  Specifically, underlying mutual funds or underlying mutual fund share classes that are currently available may be removed or closed off to future investment.  New underlying mutual funds or new share classes of currently available underlying mutual funds may be added.  Contract Owners will receive notice of any such changes that affect their contract.

Voting Rights

Contract Owners who have allocated assets to the underlying mutual funds are entitled to certain voting rights.  Nationwide will vote Contract Owner shares at special shareholder meetings based on Contract Owner instructions.  However, if the law changes and Nationwide is allowed to vote in its own right, it may elect to do so.

Contract Owners with voting interests in an underlying mutual fund will be notified of issues requiring the shareholders' vote as soon as possible before the shareholder meeting.  Notification will contain proxy materials and a form with which to give Nationwide voting instructions.  Nationwide will vote shares for which no instructions are received in the same proportion as those that are received.  What this means is that when only a small number of Contract Owners vote, each vote has a greater impact and may control the outcome.

The number of shares which a Contract Owner may vote is determined by dividing the cash value of the amount they have allocated to an underlying mutual fund by the Net Asset Value of that underlying mutual fund.  Nationwide will designate a date for this determination not more than 90 days before the shareholder meeting.

Material Conflicts

The underlying mutual funds may be offered through separate accounts of other insurance companies, as well as through other separate accounts of Nationwide.  Nationwide does not anticipate any disadvantages to this.  However, it is possible that a conflict may arise between the interests of the Variable Account and one or more of the other separate accounts in which these underlying mutual funds participate.

Material conflicts may occur due to a change in law affecting the operations of variable life insurance policies and variable annuity contracts, or differences in the voting instructions of the Contract Owners and those of other companies.  If a material conflict occurs, Nationwide will take whatever steps are necessary to protect Contract Owners and variable annuity payees, including withdrawal of the Variable Account from participation in the underlying mutual fund(s) involved in the conflict.

Substitution of Securities

Nationwide may substitute, eliminate, or combine shares of another underlying mutual fund for shares already purchased or to be purchased in the future if either of the following occurs:

(1)	shares of a current underlying mutual fund are no longer available for investment; or

(2)	further investment in an underlying mutual fund is inappropriate.

No substitution of shares may take place without the prior approval of the SEC.  All affected Contract Owners will be notified in the event there is a substitution, elimination or combination of shares.

Deregistration of the Variable Account

Nationwide may deregister the Variable Account under the 1940 Act in the event the Variable Account meets an exemption from registration under the 1940 Act, if there are no shareholders in the separate account, or for any other purpose approved by the SEC.

No deregistration may take place without the prior approval of the SEC.  All affected Contract Owners will be notified in the event Nationwide deregisters the Variable Account.

Contacting the Service Center

All inquiries, paperwork, information requests, service requests, and transaction requests should be made to the Service Center:

•	by telephone at 1-800-848-6331 (TDD 1-800-238-3035)

•	by mail to P.O. Box 182021, Columbus, Ohio 43218-2021

•	by fax at 1-888-634-4472

•	by Internet at www.nationwide.com.

Nationwide reserves the right to restrict or remove the ability to submit service requests via the phone or fax upon written notice.

Not all methods of communication are available for all types of requests.  To determine which methods are permitted for a particular request, refer to the specific transaction provision in this prospectus, or call the Service Center.  Requests submitted by means other than described in this prospectus could be returned or delayed.

Service and transaction requests will generally be processed on the Valuation Date they are received at the Service Center as long as the request is in good order.  Good order generally means that all necessary information to process the request is complete and in a form acceptable to Nationwide.  If a request is not in good order, Nationwide will take reasonable actions to obtain the information necessary to process the request.  Requests that are not in good order may be delayed or returned.  Nationwide reserves the right to process any purchase payment or withdrawal request sent to a location other than the Service Center on the Valuation Date it is received at the Service Center.

Nationwide may be required to provide information about your contract to government regulators.  If mandated under applicable law, Nationwide may be required to reject a purchase payment and to refuse to process transaction requests for transfers, withdrawals, loans, and/or death benefits until instructed otherwise by the appropriate regulator.

Nationwide will use reasonable procedures to confirm that instructions are genuine and will not be liable for following instructions that it reasonably determined to be genuine.  Nationwide may record telephone requests.  Telephone and computer systems may not always be available.  Any telephone system or computer, whether yours or Nationwide's, can experience outages or slowdowns for a variety of reasons.  The outages or slowdowns could prevent or delay processing.  Although Nationwide has taken precautions to support heavy use, it is still possible to incur an outage or delay.  To avoid technical difficulties, submit transaction requests by mail.

The Contract in General

Due to state law variations, the options and benefits described in this prospectus may vary or may not be available depending on the state in which the contract is issued.  Possible state law variations include, but are not limited to, free look rights, annuity payment options, and the Annuitization Date.  This prospectus describes all the material features of the contract. To review a copy of the contract and any endorsements, please contact the Service Center.

Except in certain circumstances involving fraud and where permitted by state law, Nationwide will not contest the contract after it has been in force during the lifetime of the Annuitant for two years from the Contract Issue Date.

In order to comply with the USA Patriot Act and rules promulgated thereunder, Nationwide has implemented procedures designed to prevent contracts described in this prospectus from being used to facilitate money laundering or the financing of terrorist activities.

In general, deferred variable annuities are long-term investments; they are not intended as short-term investments.  Accordingly, Nationwide has designed the contract to offer features, pricing, and investment options that encourage long-term ownership.  It is very important that Contract Owners and prospective Contract Owners understand all the costs associated with owning a contract, and if and how those costs change during the lifetime of the contract.  The various contract fees are assessed in order to compensate Nationwide for administrative services, distribution and operational expenses, and assumed actuarial risks associated with the contract.

Following is a discussion of some relevant factors that may be of particular interest to prospective investors.

Distribution, Promotional and Sales Expenses

No commissions are payable on the sale of a contract described in this prospectus.

Underlying Mutual Fund Payments

Nationwide's Relationship with the Underlying Mutual Funds

The underlying mutual funds incur expenses each time they sell, administer, or redeem their shares.  The Variable Account aggregates Contract Owner purchase, redemption, and transfer requests and submits net or aggregated purchase/redemption requests to each underlying mutual fund daily.   The Variable Account (not the Contract Owners) is the underlying mutual fund shareholder.  When the Variable Account aggregates transactions, the underlying mutual fund does not incur the expense of processing individual transactions it would normally incur if it sold its shares directly to the public.  Nationwide incurs these expenses instead.

Nationwide also incurs the distribution costs of selling the contract (as discussed above), which benefit the underlying mutual funds by providing Contract Owners with Sub-Account options that correspond to the underlying mutual funds.

Types of Payments Nationwide Receives

The underlying mutual funds and their affiliates make certain payments to Nationwide or its affiliates (the "payments").  The amount of these payments is typically based on a percentage of assets invested in the underlying mutual funds attributable to the contracts and other variable contracts Nationwide and its affiliates issue, but in some cases may involve a flat fee.  These payments may be used by Nationwide for any corporate purpose, which include reducing the prices of the contracts, paying expenses that Nationwide or its affiliates incur in promoting, marketing, and administering the contracts and the underlying mutual funds, and achieving a profit.

Nationwide or its affiliates receive the following types of payments:

•	Underlying mutual fund 12b-1 fees, which are deducted from underlying mutual fund assets;

•	Sub-transfer agent fees or fees pursuant to administrative service plans adopted by the underlying mutual fund, which may be deducted from underlying mutual fund assets; and

•
Payments by an underlying mutual fund's advisor or sub-advisor (or its affiliates).  Such payments may be derived, in whole or in part, from the advisory fee, which is deducted from underlying mutual fund assets and is reflected in mutual fund fees.

Furthermore, Nationwide benefits from assets invested in Nationwide's affiliated underlying mutual funds (i.e., Nationwide Variable Insurance Trust) because its affiliates also receive compensation from the underlying mutual funds for investment advisory, administrative, transfer agency, distribution, and/or other services.  Thus, Nationwide may receive more revenue with respect to affiliated underlying mutual funds than unaffiliated underlying mutual funds.

Nationwide took into consideration the anticipated payments from the underlying mutual funds when it determined the fees imposed under the contracts (apart from fees and expenses imposed by the underlying mutual funds).  Without these payments, Nationwide would have imposed higher fees under the contract.

Amount of Payments Nationwide Receives

For the year ended December 31, 2011, the underlying mutual fund payments Nationwide and its affiliates received from the underlying mutual funds did not exceed 0.60% (as a percentage of the average Daily Net Assets invested in the underlying mutual funds) offered through this contract or other variable contracts that Nationwide and its affiliates issue.  Payments from investment advisors or subadvisors to participate in educational and/or marketing activities have not been taken into account in this percentage.

Most underlying mutual funds or their affiliates have agreed to make payments to Nationwide or its affiliates, although the applicable percentages may vary from underlying mutual fund to underlying mutual fund and some may not make any payments at all.  Because the amount of the actual payments

Nationwide and its affiliates receive depends on the assets of the underlying mutual funds attributable to the contract, Nationwide and its affiliates may receive higher payments from underlying mutual funds with lower percentages (but greater assets) than from underlying mutual funds that have higher percentages (but fewer assets).

Identification of Underlying Mutual Funds

Nationwide may consider several criteria when identifying the underlying mutual funds, including some or all of the following:  investment objectives, investment process, investment performance, risk characteristics, investment capabilities, experience and resources, investment consistency, and fund expenses.  Another factor Nationwide considers during the identification process is whether the underlying mutual fund's advisor or sub-advisor is one of Nationwide's affiliates or whether the underlying mutual fund, its advisor, its sub-advisor(s), or an affiliate will make payments to Nationwide or its affiliates.

There may be underlying mutual funds with lower fees, as well as other variable contracts that offer underlying mutual funds with lower fees.  A potential purchaser should consider all of the fees of the contract in relation to its features and benefits when making the decision to invest.  Please note that higher contract and underlying mutual fund fees have a direct effect on and will lower your investment performance.

Profitability

Nationwide does consider profitability when determining the fees in the contract.  In early Contract Years, Nationwide does not anticipate earning a profit, since that is a time when administrative and distribution expenses are typically higher.  Nationwide does, however, anticipate earning a profit in later Contract Years.  In general, Nationwide's profit will be greater the higher the investment return and the longer the contract is held.

Contract Modification

Nationwide may modify the contract, but no modification will affect the amount or term of any annuity contract unless a modification is required to conform the contract to applicable federal or state law.  No modification will affect the method by which the Contract Values are determined.

Fees and Deductions

Sales Fees

There are no sales fees assessed upon purchase payments or withdrawals from the contract.

Premium Taxes

Nationwide will charge against the Contract Value any premium taxes levied by a state or other government entity.  Premium tax rates currently range from 0% to 5%.  This range is subject to change.  Nationwide will assess premium taxes to the contract at the time Nationwide is assessed the premium taxes by the state.  Premium tax requirements vary from state to state.

Premium taxes may be deducted from death benefit proceeds.

Contract Maintenance Fee

Nationwide deducts a Contract Maintenance Fee of $30 on each Contract Anniversary that occurs before annuitization and upon full surrender of the contract.  This charge reimburses Nationwide for administrative expenses involved in issuing and maintaining the contract.

If, on any Contract Anniversary (or on the date of a full surrender), the Contract Value is $50,000 or more, Nationwide will waive the Contract Maintenance Fee from that point forward.

The deduction of the Contract Maintenance Fee will be taken proportionately from each Sub-Account based on the value in each option as compared to the total Contract Value.

Nationwide will not reduce or eliminate the Contract Maintenance Fee where it would be discriminatory or unlawful.

Mortality and Expense Risk Fee

Nationwide deducts a Mortality and Expense Risk Fee that is reflected in the daily unit value calculations. The charge is equal to an annualized rate of 0.50% of the Daily Net Assets of the Variable Account.  This fee compensates Nationwide for providing insurance benefits under the contract.  It also compensates Nationwide for assuming the risk that Annuitants will live longer than assumed.  Finally, the Mortality and Expense Risk Fee compensates Nationwide for guaranteeing that fees will not increase regardless of actual expenses.  Nationwide may realize a profit from this fee, which Nationwide may use to finance distribution of the contracts.

Administrative Fee

Nationwide deducts an Administrative Fee that is reflected in the daily unit value calculations. The charge is equal to an annualized rate of 0.20% of the Daily Net Assets of the Variable Account.  This fee reimburses Nationwide for the administrative costs it incurs resulting from providing contract benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees, as well as various related expenses.  Nationwide may realize a profit from this fee, which Nationwide may use to finance the distribution of the contracts.

Guaranteed Lifetime Withdrawal Fee

Nationwide deducts an annual Guaranteed Lifetime Withdrawal Fee which will not exceed 1.20% of the Current Guaranteed Lifetime Withdrawal Base.  The current Guaranteed Lifetime Withdrawal Fee is 1.00% of the Current Guaranteed Lifetime Withdrawal Base.  The fee is deducted on each Contract Anniversary and is taken from the Sub-Accounts proportionally based on allocations at the time the fee is deducted by redeeming Accumulation Units.  If you surrender your entire contract, a prorated fee will be deducted.  We may profit from this fee.

Guaranteed Lifetime Withdrawals and Spousal Continuation Option

Guaranteed Lifetime Withdrawals

Guaranteed Lifetime Withdrawals provide for lifetime withdrawals of up to a certain amount (the "Guaranteed Lifetime Withdrawal Amount"), even after the Contract Value is $0, provided that the Contract Owner does not deplete the Current Guaranteed Lifetime Withdrawal Base by taking early or excess withdrawals .  T he Guaranteed Lifetime Withdrawal Amount is based upon the Current Guaranteed Lifetime Withdrawal Base .

While the tax treatment of withdrawals under withdrawal benefits such as Guaranteed Lifetime Withdrawals is not clear under federal tax law, Nationwide currently treats these withdrawals as taxable to the extent that the cash value of the contract exceeds the Contract Owner's investment at the time of the withdrawal.  Please consult a qualified tax advisor.

In exchange for Guaranteed Lifetime Withdrawals, Nationwide will assess an annual Guaranteed Lifetime Withdrawal Fee not to exceed 1.20% of the Current Guaranteed Lifetime Withdrawal Base.  The current Guaranteed Lifetime Withdrawal Fee is 1.00% of the Current Guaranteed Lifetime Withdrawal Base.  The Guaranteed Lifetime Withdrawal Fee will be assessed on each Contract Anniversary and will be deducted via redemption of Accumulation Units.  A prorated Guaranteed Lifetime Withdrawal Fee will also be deducted upon full surrender of the contract.  Accumulation Units will be redeemed proportionally from each Sub-Account in which the Contract Owner is invested at the time the Guaranteed Lifetime Withdrawal Fee is taken.

Withdrawal Start Date

The Withdrawal Start Date is the date the Contract Owner begins taking Guaranteed Lifetime Withdrawals.  For Income Contracts, the Withdrawal Start Date is the Contract Issue Date .  For Accumulation Contracts, the Withdrawal Start Date is the date the first withdrawal is taken after the Contract Owner turns age 65.

Determination of the Current Guaranteed Lifetime Withdrawal Base Prior to the Withdrawal Start Date

On the Contract Issue Date , the Original Guaranteed Lifetime Withdrawal Base is equal to the benefit base that is transferred to the contract from the Previous Plan.  Each time the benefit base is recalculated, as described below, the resulting benefit base is the Current Guaranteed Lifetime Withdrawal Base.

Note: This section is not applicable to Income Contracts – those contracts where the Contract Owner started lifetime withdrawals before separating from service from the Previous Plan.  Contract Owners who started lifetime withdrawals before separating from service from the Previous Plan should see "Determination of the Current Guaranteed Lifetime Withdrawal Base After the Withdrawal Start Date" for details on how their Current Guaranteed Lifetime Withdrawal Base may change after the Contract Issue Date .

There are several ways that the Current Guaranteed Lifetime Withdrawal Base can change prior to the Withdrawal Start Date:

1.
The Annual Lifetime Withdrawal Benefit Base Review.  The Guaranteed Lifetime Withdrawal feature contains an anniversary step-up feature (the "Annual Lifetime Withdrawal Benefit Base Review") where if, on any Contract Anniversary, the Contract Value exceeds the Current Guaranteed Lifetime Withdrawal Base, we will automatically increase the Current Guaranteed Lifetime Withdrawal Base to equal that Contract Value.

Note: Since the Guaranteed Lifetime Withdrawal Fee is calculated based on the Current Guaranteed Lifetime Withdrawal Base, increases to the Current Guaranteed Lifetime Withdrawal Base will result in higher contract fees.  Under the Annual Lifetime Withdrawal Benefit Base Review feature, the Contract Owner agrees to pay the larger fee.

The Contract Owner can cancel the automatic Annual Lifetime Withdrawal Benefit Base Review by contacting the Service Center .

2.
Early Withdrawals from the Contract.  An early withdrawal is any withdrawal taken from the contract prior to the Withdrawal Start Date , that is, any withdrawal taken before the Contract Owner turns age 65 .  Early withdrawals will result in a decrease to the Current Guaranteed Lifetime Withdrawal Base.  The amount of that decrease will be the greater of (a) or (b), where:

(a)	= the dollar amount of the early withdrawal; and

(b)	=a "proportional amount" derived from the following calculation: (A ÷ B) × C, where:

A =	the dollar amount of the early withdrawal;

B =	the Contract Value on the date of the early withdrawal; and

C =	the Current Guaranteed Lifetime Withdrawal Base on the date of the early withdrawal.

Note:  When an early withdrawal occurs at a time when the Contract Value exceeds the Current Guaranteed Lifetime Withdrawal Base, an early withdrawal will result in a dollar for dollar reduction in the Current Guaranteed Lifetime Withdrawal Base.  When an early withdrawal occurs at a time when the Contract Value is less than the Current Guaranteed Lifetime Withdrawal Base, an early withdrawal will result in a proportional reduction to the Current Guaranteed Lifetime Withdrawal Base.  Furthermore, the greater the difference between the Contract Value and the Current Guaranteed Lifetime Withdrawal Base, the greater impact that the proportional reduction will have on the remaining Current Guaranteed Lifetime Withdrawal Base.

Example of early withdrawal calculations:

In this example, the Contract Value is greater than the Current Guaranteed Lifetime Withdrawal Base.
At the time of the early withdrawal:
Contract Value =	$500,000
Current Guaranteed Lifetime Withdrawal Base =	$450,000
Withdrawal Amount =	$15,000
Current Guaranteed Lifetime Withdrawal Base reduction calculations:
Dollar amount =	$15,000
Proportional amount ($15,000 ÷ $500,000) x $450,000 =	$13,500
After the early withdrawal:
Contract Value ($500,000 - $15,000) =	$485,000
Current Guaranteed Lifetime Withdrawal Base ($450,000 - $15,000) =	$435,000

In this example, the Contract Value is less than the Current Guaranteed Lifetime Withdrawal Base:
At the time of the early withdrawal:
Contract Value =	$400,000
Current Guaranteed Lifetime Withdrawal Base =	$450,000
Withdrawal Amount =	$15,000
Current Guaranteed Lifetime Withdrawal Base reduction calculations:
Dollar amount =	$15,000
Proportional amount ($15,000 ÷ $400,000) x $450,000 =	$16,875
After the early withdrawal:
Contract Value ($400,000 - $15,000) =	$385,000
Current Guaranteed Lifetime Withdrawal Base ($450,000 - $16,875) =	$433,125

Lifetime Withdrawal Percentage

The Lifetime Withdrawal Percentage is the percentage of the Current Guaranteed Lifetime Withdrawal Base that the Contract Owner can withdraw from the contract each year without decreasing the Current Guaranteed Lifetime Withdrawal Base.  The Lifetime Withdrawal Percentage is the lifetime withdrawal percentage that is transferred to the contract from the Contract Owner's Previous Plan.

Guaranteed Lifetime Withdrawals

Contract Owners of Income Contracts may continue to take Guaranteed Lifetime Withdrawals after the Withdrawal Start Date (the Contract Issue Date ).  At the Contract Owner's request (or automatically in connection with the Systematic Withdrawals program), Nationwide will withdraw Accumulation Units proportionally from the Sub-Accounts as of the date of the withdrawal request.  As with any withdrawal, Guaranteed Lifetime Withdrawals reduce the Contract Value and consequently, the death benefit and the amount available for annuitization.

Contract Owners of Accumulation Contracts may, at any time after they reach age 65, begin taking Guaranteed Lifetime Withdrawals by taking a withdrawal from the contract.  The first withdrawal after the Contract Owner reaches age 65 constitutes the first Guaranteed Lifetime Withdrawal, even if such withdrawal is taken to meet minimum distribution requirements under the Internal Revenue Code.  The date of that withdrawal is that Contract Owner's Withdrawal Start Date.  At the Contract Owner's request (or automatically in connection with the Systematic Withdrawals program), Nationwide will withdraw Accumulation Units proportionally from the Sub-Accounts as of the date of the withdrawal request.  As with any withdrawal, Guaranteed Lifetime Withdrawals reduce the Contract Value and consequently, the death benefit and the amount available for annuitization.

For both Income Contracts and Accumulation Contracts, at the time of the first Guaranteed Lifetime Withdrawal, the Current Guaranteed Lifetime Withdrawal Base is locked in and will only change if one of the events in the "Determination of the Current Guaranteed Lifetime Withdrawal Base After the Withdrawal Start Date" provision occurs.

On the Withdrawal Start Date and on each Contract Anniversary thereafter, the Lifetime Withdrawal Percentage is multiplied by the Current Guaranteed Lifetime Withdrawal Base to determine the benefit amount (the "Guaranteed Lifetime Withdrawal Amount") for that year.  The Guaranteed Lifetime Withdrawal Amount is the maximum amount that can be withdrawn from the contract before the next Contract Anniversary without reducing the Current Guaranteed Lifetime Withdrawal Base.  The ability to withdraw the Guaranteed Lifetime Withdrawal Amount each year will continue until the earlier of a full surrender of the contract, a reduction of the Current Guaranteed Lifetime Withdrawal Base to $0, the Annuitant's death (or if the Spousal Continuation Option is elected, the death of the last survivor of the Annuitant and Contingent Annuitant), or annuitization.

Although withdrawals up to the Guaranteed Lifetime Withdrawal Amount do not reduce the Current Guaranteed Lifetime Withdrawal Base, they do reduce the Contract Value.

Determination of the Current Guaranteed Lifetime Withdrawal Base After the Withdrawal Start Date

As indicated previously, at the time of the first Guaranteed Lifetime Withdrawal, the Current Guaranteed Lifetime Withdrawal Base is locked in.  However, there are ways that the Current Guaranteed Lifetime Withdrawal Base can change after the first Guaranteed Lifetime Withdrawal:

1.
The Annual Lifetime Withdrawal Benefit Base Review.  The Annual Lifetime Withdrawal Benefit Base Review continues to apply after the first Guaranteed Lifetime Withdrawal.  The feature works exactly the same as prior to the first Guaranteed Lifetime Withdrawal (see "Determination of the Current Guaranteed Lifetime Withdrawal Base Prior to the Withdrawal Start Date").

2.
Excess Withdrawals from the Contract.  Excess withdrawals are any withdrawals taken after the Withdrawal Start Date that, during any Contract Year, exceed the Guaranteed Lifetime Withdrawal Amount.  Excess withdrawals will result in a decrease to the Current Guaranteed Lifetime Withdrawal Base.  The amount of that decrease will be the greater of (a) or (b), where:

(a)	=	the dollar amount of the excess withdrawal (the amount withdrawn during any Contract Year in excess of the Guaranteed Lifetime Withdrawal Amount); and

(b)	=	a "proportional amount" derived from the following calculation: (A ÷ B) × C, where:

A =	the dollar amount of the excess withdrawal;

B =	the Contract Value (which will be reduced by any Guaranteed Lifetime Withdrawal Amount) on the date of the excess withdrawal; and

C =	the Current Guaranteed Lifetime Withdrawal Base on the date of the excess withdrawal.

Note: When an excess withdrawal occurs at a time when the Contract Value exceeds the Current Guaranteed Lifetime Withdrawal Base, an excess withdrawal will result in a dollar for dollar reduction in the Current Guaranteed Lifetime Withdrawal Base.  When an excess withdrawal occurs at a time when the Contract Value is less than the Current Guaranteed Lifetime Withdrawal Base, an excess withdrawal will result in a proportional reduction to the Current Guaranteed Lifetime Withdrawal Base.  Furthermore, the greater the difference between the Contract Value and the Current Guaranteed Lifetime Withdrawal Base, the greater impact that the proportional reduction will have on the remaining Current Guaranteed Lifetime Withdrawal Base.

Example of excess withdrawal calculations:

In this example, the Contract Value is greater than the Current Guaranteed Lifetime Withdrawal Base:
At the time of the excess withdrawal:
Contract Value =	$500,000
Current Guaranteed Lifetime Withdrawal Base =	$450,000
Guaranteed Lifetime Withdrawal Amount =	$22,500
Withdrawal Amount =	$30,000
Excess Withdrawal Amount ($30,000 - $22,500) =	$7,500
Current Guaranteed Lifetime Withdrawal Base reduction calculations:
Dollar amount =	$7,500
Proportional amount ($7,500 ÷ $477,500) x $450,000 =	$7,068
After the excess withdrawal:
Contract Value ($500,000 - $30,000) =	$470,000
Current Guaranteed Lifetime Withdrawal Base ($450,000 - $7,500) =	$442,500

In this example, the Contract Value is less than the Current Guaranteed Lifetime Withdrawal Base:
At the time of the excess withdrawal:
Contract Value =	$400,000
Current Guaranteed Lifetime Withdrawal Base =	$450,000
Guaranteed Lifetime Withdrawal Amount =	$22,500
Withdrawal Amount =	$30,000
Excess Withdrawal Amount ($30,000 - $22,500) =	$7,500
Current Guaranteed Lifetime Withdrawal Base reduction calculations:
Dollar amount =	$7,500
Proportional amount ($7,500 ÷ $377,500) x $450,000 =	$8,940
After the excess withdrawal:
Contract Value ($400,000 - $30,000) =	$370,000
Current Guaranteed Lifetime Withdrawal Base ($450,000 - $8,940) =	$441,060

Currently, Nationwide allows for an "RMD privilege" whereby Nationwide permits a Contract Owner to withdraw Contract Value in excess of the Guaranteed Lifetime Withdrawal Amount without reducing the Current Guaranteed Lifetime Withdrawal Base if such excess withdrawal is for the sole purpose of meeting Internal Revenue Code required minimum distributions for this contract.  This RMD privilege is not available for contracts issued as IRAs that are taken over, upon a Contract Owner's death, by a non-spouse.  In order to qualify for the RMD privilege, the Contract Owner must:

(1)	be at least 70½ years old as of the date of the request;

(2)	own the contract as an IRA; and

(3)	submit a completed administrative form to the Service Center .

Nationwide reserves the right to modify or eliminate the RMD privilege if there is any change to the Internal Revenue Code or IRS rules relating to required minimum distributions, including the issuance of relevant IRS guidance.  If Nationwide exercises this right, any withdrawal in excess of the Guaranteed Lifetime Withdrawal Amount will reduce the Current Guaranteed Lifetime Withdrawal Base.

If, after the Withdrawal Start Date, the Contract Value is $0, but the Current Guaranteed Lifetime Withdrawal Base is greater than $0, the Contract Owner is permitted to continue to take withdrawals of no more than the Guaranteed Lifetime Withdrawal Amount.  If, after the Withdrawal Start Date, both the Contract Value and the Current Guaranteed Lifetime Withdrawal Base are $0, the contract terminates.

Difference between Early Withdrawals and Excess Withdrawals

Early withdrawals and excess withdrawals vary in their impact on the Current Guaranteed Lifetime Withdrawal Base.

Early withdrawals are taken before the Withdrawal Start Date and the entire amount of the early withdrawal is considered when calculating the reduction to the Current Guaranteed Lifetime Withdrawal Base.

Excess withdrawals are taken after the Withdrawal Start Date when the Contract Owner takes withdrawals in excess of the Guaranteed Lifetime Withdrawal Amount, and only the amount in excess of the Guaranteed Lifetime Withdrawal Amount is considered when calculating the reduction to the Current Guaranteed Lifetime Withdrawal Base.

This means that early withdrawals will have a greater overall negative impact on the Current Guaranteed Lifetime Withdrawal Base than excess withdrawals because early withdrawals will impact the Current Guaranteed Lifetime Withdrawal Base in their entirety, where excess withdrawals will only impact the Current Guaranteed Lifetime Withdrawal Base by the amount of the withdrawal that was in excess of the Guaranteed Lifetime Withdrawal Amount.

Settlement Options

If, after beginning Guaranteed Lifetime Withdrawals, a Contract Owner's Contract Value falls to $0 (thus, there is nothing to annuitize) and there is still a positive Current Guaranteed Lifetime Withdrawal Base, Nationwide will provide the Contract Owner with a notification describing the following three options, along with instructions on how to submit the election to Nationwide:

(1)	The Contract Owner can continue to take annual withdrawals of no more than the Guaranteed Lifetime Withdrawal Amount until the death of the Annuitant;

(2)	The Contract Owner can elect the Age Based Lump Sum Settlement Option, as described below; or

(3)	If the Contract Owner qualifies after a medical examination, the Contract Owner can elect the Underwritten Lump Sum Settlement Option, as described below.

The options listed above each result in a different amount ultimately received under the Guaranteed Lifetime Withdrawals feature.  The Underwritten Lump Sum Settlement Option will generally pay a larger amount than the Age-Based Lump Sum Settlement Option when a Contract Owner is healthier than the normal population.  Regardless of age or health, the Underwritten Lump Sum Settlement Option amount will never be less than the Age Based Lump Sum Settlement Option amount.  Election of the Age Based Lump Sum Settlement Option enables the Contract Owner to receive payment without a medical exam, which could potentially delay payment.  Before selecting a settlement option, consult with a qualified financial advisor to determine which option is best for you based on your individual financial situation and needs.

The Contract Owner will have 60 days from the date of Nationwide's notification letter to make an election.  Once the Contract Owner makes an election, the election is irrevocable.  If the Contract Owner does not make an election within 60 days of the date of the notification letter, Nationwide will assume that the Contract Owner intends to continue to take withdrawals of the Guaranteed Lifetime Withdrawal Amount.

Age Based Lump Sum Settlement Option.  Under the Age Based Lump Sum Settlement Option, in lieu of taking withdrawals of the Guaranteed Lifetime Withdrawal Amount, Nationwide will pay the Contract Owner a lump sum equal to the Contract Owner's most recently calculated Guaranteed Lifetime Withdrawal Amount multiplied by the Annual Benefit Multiplier listed in the following table:

Contract Owner's Age	Annual Benefit Multiplier
Up to Age 70	5.5
71-75	4.5
76-80	3.5
81-85	2.5
86-90	2.0
91-95	1.5
96+	1.0

For contracts that have elected the Spousal Continuation Option, if both spouses are living on the date the Age Based Lump Sum Settlement Option is elected, Nationwide will use the age of the younger spouse minus three years to determine the Annual Benefit Multiplier.  If only one spouse is living on the date the Age Based Lump Sum Settlement Option is elected, Nationwide will use the age of the living spouse to determine the Annual Benefit Multiplier.

Underwritten Lump Sum Settlement Option.  Under the Underwritten Lump Sum Settlement Option, in lieu of taking withdrawals of the Guaranteed Lifetime Withdrawal Amount, for those who qualify based on a medical exam, Nationwide will pay the Contract Owner a lump sum based upon the a ge, sex, and health of the Contract Owner.  Once Nationwide receives the Contract Owner's election to take the Underwritten Lump Sum Settlement Option, Nationwide will provide the Contract Owner with a medical examination form, which must be completed by a certified physician chosen by the Contract Owner and returned to the Service Center   within 30 days.  Upon completion of underwriting by Nationwide, the lump sum settlement amount as of the date that Nationwide received all of the necessary information is issued to the Contract Owner.  If Nationwide does not receive the completed form within the 30-day period, Nationwide will pay the Contract Owner the amount that would be payable under the Age Based Lump Sum Settlement Option.  Such information must be submitted by the Contract Owner to the Service Center on a Nationwide form that is attested to by a certified physician chosen by the Contract Owner.

Termination of Guaranteed Lifetime Withdrawals

Upon annuitization of the contract, the Guaranteed Lifetime Withdrawal Fee will no longer be assessed and all benefits associated with Guaranteed Lifetime Withdrawals will terminate.  Additionally, the benefits associated with the option terminate upon the Annuitant's death (unless the Spousal Continuation Option was also elected), a full surrender of the contract, or a reduction of the Current Guaranteed Lifetime Withdrawal Base to $0.

Spousal Continuation Option

The Spousal Continuation Option allows a surviving spouse to continue to receive, for the duration of his/her lifetime, the benefit associated with the Guaranteed Lifetime Withdrawals.  This feature is beneficial in that it provides the security of ensuring that both spouses have access to the Guaranteed Lifetime Withdrawals for the duration of both their lives.

There is no fee associated with the Spousal Continuation Option; however, if the Spousal Continuation Option is elected, the Lifetime Withdrawal Percentage may be reduced which will result in a smaller Guaranteed Lifetime Withdrawal Amount.

For Contract Owners of Income Contracts who elected the Previous Plan's spousal benefit, the Spousal Continuation Option is automatically elected at the time of application for this contract and no reduction will be applied to the Lifetime Withdrawal Percentage.  Contract Owners of Income Contracts who elected the Previous Plan's spousal benefit cannot remove the Spousal Continuation Option under this contract.

For Contract Owners of Income Contracts who declined the Previous Plan's spousal benefit, the Spousal Continuation Option is not available for election under this contract.

For Contract Owners of Accumulation Contracts, the Spousal Continuation Option is available for election at the time of application, subject to the conditions listed below.  In exchange for the Spousal Continuation Option, the Lifetime Withdrawal Percentage will be reduced by a factor that is determined by the age of the spouse when the Contract Owner reaches age 65 (see "Appendix D: Spousal Continuation Option Calculation" for the applicable reduction factors and sample calculations).

The Spousal Continuation Option is available to Contract Owners of Accumulation Contracts, provided that the following conditions are satisfied:

(1)	The Spousal Continuation Option must be elected at the time of application, and the Contract Owner/Annuitant cannot be younger than 40 or older than 90 on the Contract Issue Date .

(2)	After the first Guaranteed Lifetime Withdrawal, the Spousal Continuation Option may not be removed from the contract.

(3)	Only the person for whom the IRA or Roth IRA was established may be named as the Contract Owner/Annuitant.

(4)	Both spouses must be named as beneficiaries.

(5)
No person other than the spouse may be named as Contingent Annuitant.  Note: This will affect the timing and payment of the death benefit.  No death benefit will be paid until the death of the Contract Owner and his/her spouse.

(6)	The spouse cannot be younger than 40 or older than 90 at the Withdrawal Start Date.

Note: If the contract is annuitized, Guaranteed Lifetime Withdrawals and the Spousal Continuation Option terminate.

Marriage Termination

If, p rior to taking the first Guaranteed Lifetime Withdrawal, the marriage terminates due to divorce, dissolution, or annulment, the Contract Owner may remove the Spousal Continuation Option from the contract.  Nationwide will remove the option upon the Contract Owner's written request to the Service Center .  If the Spousal Continuation Option is removed from the contract, the Lifetime Withdrawal Percentage will be recalculated to reflect a Lifetime Withdrawal Percentage that is no longer reduced by the applicable Lifetime Withdrawal Percentage reduction factor.  Once the Spousal Continuation Option is removed from the contract, the option may not be re-elected or added to cover a subsequent spouse.

If, after taking the first Guaranteed Lifetime Withdrawal, the marriage terminates due to divorce, dissolution, or annulment, the Contract Owner may not remove the Spousal Continuation Option from the contract.

Risks Associated with the Spousal Continuation Option

There are situations where a Contract Owner who elects the Spousal Continuation Option will not receive the benefits associated with the option.  This will occur if:

(1)	the spouse (the Contingent Annuitant) dies before you;

(2)	the contract is annuitized; or

(3)	after the Withdrawal Start Date, the marriage terminates due to divorce, dissolution, or annulment.

Additionally, in the situations described in (1) and (3) above, not only will the Contract Owner not receive the benefit associated with the Spousal Continuation Option, but he/she will continue to receive a reduced Lifetime Withdrawal Percentage.

Ownership and Interests in the Contract

Contract Owner/Annuitant

The Contract Owner and the Annuitant must be the same person for contracts described in this prospectus.  The Contract Owner/Annuitant has all rights under the contract and is the person who will receive annuity payments and upon whose continuation of life any annuity payment involving life contingencies depends.  The death of the Contract Owner/Annuitant will also trigger the death benefit (unless a Contingent Annuitant is named).  The Contract Owner/Annuitant must be between the ages of 40 and 90 on the Contract Issue Date , unless Nationwide approves a request for a Contract Owner/Annuitant of lesser or greater age.

Contingent Annuitant

If the Contract Owner/Annuitant dies before the Annuitization Date, the Contingent Annuitant replaces the Contract Owner/Annuitant and becomes the new determining life for Guaranteed Lifetime Withdrawals, annuity payments, and any death benefit.  The Contingent Annuitant must be between the ages of 40 and 90 at the Withdrawal Start Date, unless Nationwide approves a request for a Contingent Annuitant of lesser or greater age.

If a Contingent Annuitant is named, all provisions of the contract that are based on the Contract Owner/Annuitant's death prior to the Annuitization Date will be based on the death of the last survivor of the Contract Owner/Annuitant and Contingent Annuitant.

If the Spousal Continuation Option is elected, the Contract Owner's spouse must be named as the Contingent Annuitant.

Beneficiary and Contingent Beneficiary

The beneficiary is the person who is entitled to the death benefit if the Contract Owner/Annuitant dies before the Annuitization Date and there is no Contingent Annuitant.  The Contract Owner/Annuitant can name more than one beneficiary.  Multiple beneficiaries will share the death benefit equally, unless otherwise specified.

A contingent beneficiary will succeed to the rights of the beneficiary if no beneficiary is alive when a death benefit is paid.  The Contract Owner/Annuitant can name more than one contingent beneficiary.  Multiple contingent beneficiaries will share the death benefit equally, unless otherwise specified.

Changes to the Parties to the Contract

Prior to the Annuitization Date, the Contract Owner may request to change the beneficiary or contingent beneficiary.

The Contract Owner must submit the request to Nationwide in writing and Nationwide must receive the request at its Service Center before the Annuitization Date.  Once Nationwide receives and records the change request, the change will be effective as of the date the written request was signed, whether or not the Contract Owner or Annuitant is living at the time it was recorded.  The change will not affect any action taken by Nationwide before the change was recorded.

Nationwide reserves the right to reject any change request that would alter the nature of the risk that Nationwide assumed when it originally issued the contract.

Operation of the Contract

Pricing

Generally, Nationwide prices Accumulation Unit values of the Sub-Accounts on each day that the New York Stock Exchange is open.  (Pricing is the calculation of a new Accumulation Unit value that reflects that day's investment experience.)  Accumulation Units are not priced when the New York Stock Exchange is closed or on the following nationally recognized holidays:

• New Year's Day	• Independence Day
• Martin Luther King, Jr. Day	• Labor Day
• Presidents' Day	• Thanksgiving
• Good Friday	• Christmas
• Memorial Day

Nationwide also will not price purchase payments if:

(1)	trading on the New York Stock Exchange is restricted;

(2)	an emergency exists making disposal or valuation of securities held in the Variable Account impracticable; or

(3)	the SEC, by order, permits a suspension or postponement for the protection of security holders.

Rules and regulations of the SEC will govern as to when the conditions described in (2) and (3) exist.  On those days when the NYSE is open and Nationwide is closed, Contract Value may change and the Contract Owners will not have access to their accounts.

Application and Allocation of Purchase Payments

Initial Purchase Payments

Initial purchase payments will be priced at the Accumulation Unit value next determined no later than two business days after receipt of an order to purchase if the application and all necessary information are complete and are received at the Service Center before the close of the New York Stock Exchange, which generally occurs at 4:00 p.m. EST.  If the order is received after the close of the New York Stock Exchange, the initial purchase payment will be priced within two business days after the next business day.

If an incomplete application is not completed within five business days after receipt at the Service Center , the prospective purchaser will be informed of the reason for the delay.  The purchase payment will be returned unless the prospective purchaser specifically consents to allow Nationwide to hold the purchase payment until the application is completed.

Generally, initial purchase payments are allocated according to Contract Owner instructions on the application.  However, in some states, Nationwide will allocate initial purchase payments to the money market Sub-Account during the free look period.  After the free look period, Nationwide will reallocate the Contract Value among the Sub-Accounts based on the instructions contained on the application.

The cumulative total of all purchase payments under contracts issued by Nationwide on the life of any one Annuitant or owned by any one Contract Owner cannot exceed $1,000,000 without Nationwide's prior consent.  Any references in this prospectus to purchase payment amounts in excess of $1,000,000 are assumed to have been approved by Nationwide.

Subsequent Purchase Payments

S ubsequent purchase payment s are not permitted under this contract.

Allocation of Purchase Payments

Nationwide allocates purchase payments to Sub-Accounts as instructed by the Contract Owner on the application .  Shares of the underlying mutual funds allocated to the Sub-Accounts are purchased at Net Asset Value, then converted into Accumulation Units.

Contract Owners can make exchanges among the Sub-Accounts after the time of application by submitting a written request to the Service Center .  However, no change may be made that would result in an amount less than 1% of the purchase payments being allocated to any Sub-Account.  In the event that Nationwide receives such a request, Nationwide will inform the Contract Owner that the allocation instructions are invalid and that the contract's allocations among the Sub-Accounts prior to the request will remain in effect.  Certain transactions may be subject to conditions imposed by the underlying mutual funds, as well as those set forth in this prospectus.

Determining the Contract Value

The Contract Value is equal to the value of amounts allocated to the Sub-Accounts of the Variable Account.

If fees are assessed against the whole Contract Value, Nationwide will deduct a proportionate amount from each Sub-Account based on current cash values.

Determining Variable Account Value – Valuing an Accumulation Unit

Sub-Account allocations are accounted for in Accumulation Units.  Accumulation Unit values (for each Sub-Account) are determined by calculating the Net Investment Factor for the underlying mutual funds for the current Valuation Period and multiplying that result with the Accumulation Unit values determined on the previous Valuation Period.   For each Sub-Account, the Net Investment Factor is the investment performance of the underlying mutual fund in which a particular Sub-Account invests, including the charges assessed against that Sub-Account for a Valuation Period.

Nationwide uses the Net I nvestment F actor as a way to calculate the investment performance of a Sub-Account from Valuation Period to Valuation Period.

The Net I nvestment F actor for any particular Sub-Account before the Annuitization Date is determined by dividing (a) by (b), and then subtracting (c) from the result, where:

(a)	is the sum of:

(1)	the Net Asset Value of the underlying mutual fund as of the end of the current Valuation Period; and

(2)	the per share amount of any dividend or income distributions made by the underlying mutual fund (if the date of the dividend or income distribution occurs during the current Valuation Period).

(b)	is the Net Asset Value of the underlying mutual fund determined as of the end of the preceding Valuation Period.

(c)	is a factor representing the daily total Variable Account fees. The factor is equal to an annualized rate of 0.70% of the Daily Net Assets of the Variable Account.

Note: The annualized rate above reflects only those Variable Account charges that are assessed daily as part of the daily Accumulation Unit calculation.  It does not reflect the cost of other fees that are assessed via the redemption of Accumulation Units (the Guaranteed Lifetime Withdrawal Fee).

Based on the change in the Net Investment Factor , the value of an Accumulation Unit may increase or decrease.  Changes in the Net Investment Factor may not be directly proportional to changes in the Net Asset Value of the underlying mutual fund shares because of the deduction of Variable Account fees.

Though the number of Accumulation Units will not change as a result of investment experience, the value of an Accumulation Unit may increase or decrease from Valuation Period to Valuation Period.

Transfer Requests

Contract Owners may submit transfer requests in writing or over the telephone to the Service Center .  Nationwide may restrict or withdraw the telephone transfer privilege at any time.

Generally, Sub-Account transfers will receive the Accumulation Unit value next determined after the transfer request is received at the Service Center .  However, if a contract that is limited to submitting transfer requests via U.S. mail submits a transfer request via  the telephone pursuant to Nationwide's one-day delay policy, the transfer will be executed on the next Valuation Date after the exchange request is received at the Service Center (see "Managers of Multiple Contracts").

Transfer Restrictions

Neither the contracts described in this prospectus nor the underlying mutual funds are designed to support active trading strategies that require frequent movement between or among Sub-Accounts (sometimes referred to as "market-timing" or "short-term trading").  A Contract Owner who intends to use an active trading strategy should consult his/her registered representative and request information on other variable annuity contracts that offer underlying mutual funds that are designed specifically to support active trading strategies.

Nationwide discourages (and will take action to deter) short-term trading in this contract because the frequent movement between or among Sub-Accounts may negatively impact other investors in the contract.  Short-term trading can result in:

•	the dilution of the value of the investors' interests in the underlying mutual fund;

•	underlying mutual fund managers taking actions that negatively impact performance (keeping a larger portion of the underlying mutual fund assets in cash or liquidating investments prematurely in order to support redemption requests); and/or

•	increased administrative costs due to frequent purchases and redemptions.

To protect investors in this contract from the negative impact of these practices, Nationwide has implemented, or reserves the right to implement, several processes and/or restrictions aimed at eliminating the negative impact of active trading strategies. Nationwide makes no assurances that all risks associated with short-term trading will be completely eliminated by these processes and/or restrictions.

Nationwide cannot guarantee that its attempts to deter active trading strategies will be successful.  If we are unable to deter active trading strategies, the performance of the Sub-Accounts that are actively traded may be adversely impacted.

U.S. Mail Restrictions

Nationwide monitors transfer activity in order to identify those who may be engaged in harmful trading practices.  Transaction reports are produced and examined.  Generally, a contract may appear on these reports if the Contract Owner (or a third party acting on their behalf) engages in a certain number of "transfer events" in a given period.  A "transfer event" is any transfer, or combination of transfers, occurring on a given trading day (Valuation Period).  For example, if a Contract Owner executes multiple transfers involving 10 underlying mutual funds in one day, this counts as one transfer event.  A single transfer occurring on a given trading day and involving only two underlying mutual funds will also count as one transfer event.

As a result of this monitoring process, Nationwide may restrict the method of communication by which transfer orders will be accepted.  In general, Nationwide will adhere to the following guidelines:

Trading Behavior	Nationwide's Response
Six or more transfer events in one calendar quarter
Nationwide will mail a letter to the Contract Owner notifying them that:

• they have been identified as engaging in harmful trading practices; and

• if their transfer events exceed 11 in two consecutive calendar quarters or 20 in one calendar year, the Contract Owner will be limited to submitting transfer requests via U.S. mail on a Nationwide issued form.

More than 11 transfer events in two consecutive calendar quarters OR More than 20 transfer events in one calendar year	Nationwide will automatically limit the Contract Owner to submitting transfer requests via U.S. mail on a Nationwide issued form.

For purposes of Nationwide's transfer policy, U.S. mail includes standard U.S. mail, overnight U.S. mail, and overnight delivery via private carrier.

Each January 1st, Nationwide will start the monitoring anew, so that each contract starts with zero transfer events each January 1.  See, however, the "Other Restrictions" provision below.

Managers of Multiple Contracts

Some investment advisors/representatives manage the assets of multiple Nationwide contracts pursuant to trading authority granted or conveyed by multiple Contract Owners.  These multi-contract advisors will generally be required by Nationwide to submit all transfer requests via U.S. mail.

Nationwide may, as an administrative practice, implement a "one-day delay" program for these multi-contract advisors, which they can use in addition to or in lieu of submitting transfer requests via U.S. mail.  The one-day delay option permits multi-contract advisors to continue to submit transfer requests via the telephone.  However, transfer requests submitted by multi-contract advisors via the telephone will not receive the next available Accumulation Unit value.  Rather, they will receive the Accumulation Unit value that is calculated on the following business day.  Transfer requests submitted under the one-day delay program are irrevocable.  Multi-contract advisors will receive advance notice of being subject to the one-day delay program.

Other Restrictions

Contract Owners that are required to submit transfer requests via U.S. mail will be required to use a Nationwide issued form for their transfer request.  Nationwide will refuse transfer requests that either do not use the Nationwide issued form for their transfer request or fail to provide accurate and complete information on their transfer request form.  In the event that a Contract Owner's transfer request is refused by Nationwide, they will receive notice in writing by U.S. mail and will be required to resubmit their transfer request on a Nationwide issued form.

Nationwide reserves the right to refuse or limit transfer requests, or take any other action it deems necessary, in order to protect Contract Owners, Annuitants, and beneficiaries from the negative investment results that may result from short-term trading or other harmful investment practices employed by some Contract Owners (or third parties acting on their behalf).  In particular, trading strategies designed to avoid or take advantage of Nationwide's monitoring procedures (and other measures aimed at curbing harmful trading practices) that are nevertheless determined by Nationwide to constitute harmful trading practices, may be restricted.

Any restrictions that Nationwide implements will be applied consistently and uniformly.

Underlying Mutual Fund Restrictions and Prohibitions

Pursuant to regulations adopted by the SEC, Nationwide is required to enter into written agreements with the underlying mutual funds which allow the underlying mutual funds to:

(1)	request the taxpayer identification number, international taxpayer identification number, or other government issued identifier of any Nationwide Contract Owner;

(2)	request the amounts and dates of any purchase, redemption, transfer or exchange request ("transaction information"); and

(3)
instruct Nationwide to restrict or prohibit further purchases by Contract Owners that violate policies established by the underlying mutual fund (whose policies may be more restrictive than Nationwide's policies).

Nationwide is required to provide such transaction information to the underlying mutual funds upon their request.  In addition, Nationwide is required to restrict or prohibit further purchases upon instruction from the underlying mutual fund.  Nationwide and any affected Contract Owner may not have advance notice of such instructions from an underlying mutual fund to restrict or prohibit further purchases.  If an underlying mutual fund refuses to accept a purchase submitted by Nationwide, Nationwide will keep any affected Contract Owner in their current underlying mutual fund allocation.

Transfers Prior to Annuitization

A Contract Owner may request to transfer allocations among the Sub-Accounts at any time, subject to terms and conditions imposed by this prospectus and the underlying mutual funds.

Transfers After Annuitization

After annuitization, transfers among Sub-Accounts may only be made once per calendar year .

Right to Examine and Cancel

If the Contract Owner elects to cancel the contract, he/she may return it to the Service Center   within a certain period of time known as the "free look" period.  Depending on the state in which the contract was purchased, the free look period may be 10 days or longer.  For ease of administration, Nationwide will honor any free look cancellation that is received at the Service Center   or postmarked within 30 days after the Contract Issue Date .

If the Contract Owner elects to cancel the contract pursuant to the free look provision, where required by law, Nationwide will return the greater of the Contract Value or the amount of purchase payment(s) applied during the free look period, less any withdrawals from the contract and any applicable federal and state income tax withholding.  Otherwise, Nationwide will return the Contract Value, less any withdrawals from the contract and any applicable federal and state income tax withholding.

Where state law requires the return of purchase payments upon cancellation of the contract during the free look period, Nationwide will allocate initial purchase payments allocated to Sub-Accounts to the money market Sub-Account during the free look period.  After the free look period, Nationwide will reallocate the Contract Value among the Sub-Accounts based on the instructions contained on the application.  Where state law requires the return of Contract Value upon cancellation of the contract during the free look period, Nationwide will immediately allocate initial purchase payments to the investment options based on the instructions contained on the application.

Liability of the Variable Account under this provision is limited to the Contract Value in each Sub-Account on the date of revocation.  Any additional amounts refunded to the Contract Owner will be paid by Nationwide.

Withdrawal (Redemption) Prior to Annuitization

Prior to annuitization and before the Annuitant's death, Contract Owners may generally withdraw some or all of their Contract Value.  There may be income tax and/or penalty taxes assessed upon withdrawals (see "Federal Tax Considerations" in "Appendix C: Contract Types and Tax Information").  Additionally, withdrawals could negatively impact the Guaranteed Lifetime Withdrawal Amount under the Guaranteed Lifetime Withdrawals feature.

Withdrawal requests must be submitted in writing to the Service Center and Nationwide may require additional information.  When taking a full withdrawal, the contract must accompany the written request.  Nationwide may require a signature guarantee.

Nationwide will pay any amounts withdrawn from the Sub-Accounts within seven days after the request is received at the Service Center .  However, Nationwide may suspend or postpone payment when it is unable to price a purchase payment or transfer (see "Pricing").

Partial Withdrawals (Partial Redemptions)

If a Contract Owner requests a partial withdrawal, Nationwide will withdraw Accumulation Units from the Sub-Accounts.  The amount withdrawn from each investment option will be in proportion to the value in each option at the time of the withdrawal request.

For Accumulation Contracts, withdrawals taken before the Withdrawal Start Date (also known as early withdrawals) negatively impact the Current Guaranteed Lifetime Withdrawal Base.  Additionally, for both Accumulation Contracts and Income Contracts, withdrawals after the Withdrawal Start Date that are in excess of the Guaranteed Lifetime Withdrawal Amount (also known as excess withdrawals) will also negatively impact the Current Guaranteed Lifetime Withdrawal Base.  Finally, for Accumulation Contracts, the first withdrawal taken from the contract after the Contract Owner reaches age 65 constitutes the Withdrawal Start Date.  See "Guaranteed Lifetime Withdrawals and Spousal Continuation Option."

Partial Withdrawals to Pay Investment Advisory Fees

Some Contract Owners utilize an investment advisor(s) to manage their assets, for which the investment advisor assesses a fee.  Some Contract Owners authorize their investment advisor to take a partial withdrawal(s) from the contract in order to collect investment advisory fees.  Withdrawals taken from this contract to pay these fees are subject to the provisions of the contract (may reduce the Current Guaranteed Lifetime Withdrawal Base) and may be subject to income tax and/or tax penalties. Note: For Accumulation Contracts, the first withdrawal taken from the contract after the Contract Owner reaches age 65 establishes the Withdrawal Start Date even if it is taken to pay investment advisory fees (see "Guaranteed Lifetime Withdrawals and Spousal Continuation Option").

Full Withdrawals (Full Redemptions)

Upon full withdrawal, the Contract Value may be more or less than the total of all purchase payments made to the contract.  The Contract Value will reflect:

•	Variable Account fees;

•	a prorated Guaranteed Lifetime Withdrawal Fee;

•	underlying mutual fund fees;

•
a $30 Contract Maintenance Fee (this charge will be waived upon full withdrawal if the Contract Value is equal to or greater than $50,000 at the time of the full withdrawal or on any Contract Anniversary prior to the full withdrawal);

•	the investment performance of the underlying mutual funds.

Withdrawal (Redemption) After Annuitization

After the Annuitization Date, withdrawals other than regularly scheduled annuity payments are not permitted.

Assignment

Contract rights may not be assigned.

Contract Owner Services

Systematic Withdrawals

Systematic Withdrawals allow Contract Owners to receive a specified amount (of at least $100) on a monthly, quarterly, semi-annual, or annual basis.  Requests for Systematic Withdrawals and requests to discontinue Systematic Withdrawals must be submitted in writing to the Service Center .

The withdrawals will be taken from the Sub-Accounts proportionately unless Nationwide is instructed otherwise.

Nationwide will withhold federal income taxes from Systematic Withdrawals unless otherwise instructed by the Contract Owner.  The Internal Revenue Service may impose a 10% penalty tax if the Contract Owner is under age 59½ unless the Contract Owner has made an irrevocable election of distributions of substantially equal payments.

Nationwide reserves the right to stop establishing new Systematic Withdrawal programs.  Systematic Withdrawals are not available before the end of the free look period (see "Right to Examine and Cancel").

Death Benefits

Death of Contract Owner/Annuitant

If a Contract Owner/Annuitant dies before the Annuitization Date, a death benefit is payable to the beneficiary unless a Contingent Annuitant is named.  If a Contingent Annuitant is named then no death benefit is payable until the death of both the Contract Owner/Annuitant and the Contingent Annuitant.  Multiple beneficiaries will share the death benefit equally unless otherwise specified.

If no beneficiaries survive the Contract Owner/Annuitant, the contingent beneficiary receives the death benefit.  Multiple contingent beneficiaries will share the death benefit equally unless otherwise specified.

If no contingent beneficiaries survive the Contract Owner/Annuitant, the Contract Owner's estate will receive the death benefit.

If the Contract Owner/Annuitant dies after the Annuitization Date, any benefit that may be payable will be paid according to the selected annuity payment option.

Death Benefit Payment

The recipient of the death benefit may elect to receive the death benefit:

(1)	in a lump sum;

(2)	as an annuity (see "Annuity Payment Options"); or

(3)	in any other manner permitted by law and approved by Nationwide.

If the recipient of the death benefit does not elect the form in which to receive the death benefit payment, Nationwide will pay the death benefit in a lump sum.  Nationwide will pay (or will begin to pay) the death benefit after it receives proof of death and the instructions as to the payment of the death benefit.   Death Benefit claims must be submitted to the Service Center.   Contract Value will continue to be allocated according to the most recent allocation instructions until the death benefit is paid.

If the contract has multiple beneficiaries entitled to receive a portion of the death benefit, the Contract Value will continue to be allocated according to the most recent allocation instructions until the first beneficiary provides Nationwide with instructions for payment of death benefit proceeds.    After the first beneficiary provides these instructions, the variable portion of the Contract Value for all beneficiaries will be allocated to the available money market Sub-Account until instructions are received from the beneficiary(ies) to allocate their Contract Value in another manner.

Death Benefit Calculation

If the Annuitant dies prior to the Annuitization Date the death benefit will equal the Contract Value as of the date that Nationwide receives all the information necessary to pay the death benefit.

Annuity Commencement Date

The Annuity Commencement Date is the date on which annuity payments are scheduled to begin.

Generally, the Contract Owner designates the Annuity Commencement Date at the time of application.  If no Annuity Commencement Date is designated at the time of application, Nationwide will establish the Annuity Commencement Date as the date the Contract Owner reaches age 70½.

The Contract Owner may change the Annuity Commencement Date before annuitization.  This change must be submitted in writing to the Service Center and approved by Nationwide.  The Annuity Commencement Date may not be later than the 1st day of the 1st calendar month after the Annuitant's 90th birthday unless approved by Nationwide.

Annuitizing the Contract

Annuitization Date

The Annuitization Date is the date that annuity payments begin.  Annuity payments will not begin until the Contract Owner affirmatively elects to begin annuity payments by contacting the Service Center .  An election to begin annuity payments will terminate all benefits associated with Guaranteed Lifetime Withdrawals.

The Annuitization Date will be the first day of a calendar month unless otherwise agreed.  The Annuitization Date must be at least two years after the Contract Issue Date , but may not be later than either:

•	the age (or date) specified in your contract; or

•	the age (or date) specified by state law, where applicable.

The Internal Revenue Code may require that distributions be made prior to the Annuitization Date (see "Required Distributions" in "Appendix C: Contract Types and Tax Information").

Annuitization

Annuitization is the period during which annuity payments are received.  It is irrevocable once payments have begun.  Upon arrival of the Annuitization Date, the Annuitant must choose:

(1)	an annuity payment option; and

(2)	either a fixed payment annuity, variable payment annuity, or an available combination.

Actual purchase rates used to determine annuity payments will be those in effect on the Annuitization Date.

Nationwide guarantees that each payment under a fixed payment annuity will be the same throughout annuitization.  Under a variable payment annuity, the amount of each payment will vary with the performance of the underlying mutual funds chosen by the Annuitant.

Fixed Annuity Payments

Fixed annuity payments provide for level annuity payments.  Premium taxes are deducted prior to determining fixed annuity payments.  The fixed annuity payments will remain level unless the annuity payment option provides otherwise.

Variable Annuity Payments

Variable annuity payments will vary depending on the performance of the underlying mutual funds selected.  The underlying mutual funds available during annuitization are those underlying mutual funds shown in "Appendix A: Underlying Mutual Funds."  The Static Asset Allocation Models are not available after annuitization.

First Variable Annuity Payment

The following factors determine the amount of the first variable annuity payment:

•	the portion of purchase payments allocated to provide variable annuity payments;

•	the Variable Account value on the Annuitization Date;

•	the age and sex of the Annuitant;

•	the annuity payment option elected;

•	the frequency of annuity payments;

•	the Annuitization Date;

•	the assumed investment return (the net investment return required to maintain level variable annuity payments);

•	the deduction of applicable premium taxes; and

•	the Contract Issue Date .

Subsequent Variable Annuity Payments

Variable annuity payments after the first will vary with the performance of the underlying mutual funds chosen by the Contract Owner after the investment performance is adjusted by the assumed investment return factor.

The dollar amount of each subsequent variable annuity payment is determined by taking the portion of the 1st annuity payment funded by a particular Sub-Account divided by the Annuity Unit value for that Sub-Account as of the Annuitization Date.  This establishes the number of Annuity Units provided by each Sub-Account for each variable annuity payment after the 1st.

The number of Annuity Units comprising each variable annuity payment, on a Sub-Account basis, will remain constant, unless the Contract Owner transfers value from one underlying mutual fund to another.  After annuitization, transfers among Sub-Accounts may only be made on the anniversary of the Annuitization Date.

The number of Annuity Units for each Sub-Account is multiplied by the Annuity Unit value for that Sub-Account for the Valuation Period for which the payment is due.  The sum of these results for all the Sub-Accounts in which the Contract Owner invests establishes the dollar amount of the variable annuity payment.

Subsequent variable annuity payments may be more or less than the previous variable annuity payment, depending on whether the net investment performance of the elected underlying mutual funds is greater or lesser than the assumed investment return.

Assumed Investment Return

An assumed investment return is the net investment return required to maintain level variable annuity payments.  Nationwide uses a 3.5% assumed investment return factor.  Therefore, if the net investment performance of each Sub-Account in which the Contract Owner invests exactly equals 3.5% for every payment period, then each payment will be the same amount.  To the extent that investment performance is not equal to 3.5% for given payment periods, the amount of the payments in those periods will not be the same.  Payments will increase from one payment date to the next if the annualized net rate of return is greater than 3.5% during that time.  Conversely, payments will decrease from one payment to the next if the annualized net rate of return is less than 3.5% during that time.

Nationwide uses the assumed investment rate of return to determine the amount of the first variable annuity payment.

Value of an Annuity Unit

Annuity Unit values for Sub-Accounts are determined by:

(1)
multiplying the Annuity Unit value for each Sub-Account for the immediately preceding Valuation Period by the Net Investment Factor for the Sub-Account for the subsequent Valuation Period (see "Determining the Contract Value – Determining Variable Account Value – Valuing an Accumulation Unit"); and then

(2)	multiplying the result from (1) by a factor to neutralize the assumed investment return factor.

The Net Investment Factor for any particular Sub-Account on or after the Annuitization Date is determined by dividing (a) by (b), and then subtracting (c) from the result, where:

(a)	is the sum of:

(1)	the Net Asset Value of the underlying mutual fund as of the end of the current Valuation Period; and

(2)	the per share amount of any dividend or income distributions made by the underlying mutual fund (if the date of the dividend or income distribution occurs during the current Valuation Period).

(b)	is the Net Asset Value of the underlying mutual fund determined as of the end of the preceding Valuation Period.

(c)	is a factor equal to an annualized rate of 0.70% of the Daily Net Assets of the Variable Account.

Based on the change in the Net Investment Factor, the value of an Annuity Unit may increase or decrease.  Changes in the Net Investment Factor may not be directly proportional to changes in the Net Asset Value of the underlying mutual fund shares because of the deduction of Variable Account charges.

Though the number of Annuity Units will not change as a result of investment experience, the value of an Annuity Unit may increase or decrease from Valuation Period to Valuation Period.

Frequency and Amount of Annuity Payments

Annuity payments are based on the annuity payment option elected.

If the net amount to be annuitized is less than $2,000, Nationwide reserves the right to pay this amount in a lump sum instead of periodic annuity payments.

Nationwide reserves the right to change the frequency of payments if the amount of any payment becomes less than $100.  The payment frequency will be changed to an interval that will result in payments of at least $100.

Nationwide will send annuity payments no later than seven days after each annuity payment.

Annuity Payment Options

The Annuitant must elect an annuity payment option before the Annuitization Date.  If the Annuitant does not elect an annuity payment option, a variable payment life annuity with a guarantee period of 240 months will be assumed as the automatic form of payment upon annuitization.  Once elected or assumed, the annuity payment option may not be changed.

Not all of the annuity payment options may be available in all states.  Additionally, the annuity payment options available may be limited based on the Annuitant's age or requirements under the Internal Revenue Code.

Nationwide reserves the right to refuse purchase payments in excess of $1,000,000 (see "Synopsis of the Contracts"). If you do not submit purchase payments in excess of $1,000,000, or if Nationwide refuses to accept purchase payments in excess of $1,000,000, the references in this provision to purchase payments in excess of $1,000,000 will not apply to your contract.  If you are permitted to submit purchase payments in excess of $1,000,000, additional restrictions apply, as follows.

Annuity Payment Options for Contracts with Total Purchase Payments and Contract Value Annuitized Less Than or Equal to $2,000,000

If, at the Annuitization Date, the total of all purchase payments made to the contract and the Contract Value annuitized is less than or equal to $2,000,000, the annuity payment options available are:

(1)  Single Life;

(2)   Standard Joint and Survivor; and

(3) Single Life with a 10 or 20 Year Term Certain.

Each of the annuity payment options is discussed more thoroughly below.

Single Life

The Single Life annuity payment option provides for annuity payments to be paid during the lifetime of the Annuitant.   This option is not available if the Annuitant is 86 or older on the Annuitization Date.   Payments will cease with the last payment before the Annuitant's death.  No death benefit will be paid.  It is possible, under this annuity payment option to receive only 1 annuity payment.

No withdrawals other than the scheduled annuity payments are permitted.

Standard Joint and Survivor

The Standard Joint and Survivor annuity payment option provides for annuity payments to continue during the joint lifetimes of the Annuitant and joint annuitant.  After the death of either the Annuitant or joint annuitant, payments will continue for the life of the survivor.  This option is not available if the Annuitant or joint Annuitant is 86 or older on the Annuitization Date.

Payments will cease with the last payment due prior to the death of the last survivor of the Annuitant and joint annuitant.  As is the case of the Single Life annuity payment option, there is no guaranteed number of payments.  Therefore, it is possible that if the Annuitant dies before the second annuity payment date, the Annuitant will receive only one annuity payment.  No death benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

Single Life with a 10 or 20 Year Term Certain

The Single Life with a 10 or 20 Year Term Certain annuity payment option provides that monthly annuity payments will be paid during the Annuitant's lifetime or for the term selected, whichever is longer.  The term may be either 10 or 20 years.

If the Annuitant dies before the end of the 10 or 20 year term, payments will be paid to the beneficiary for the remainder of the term.

No withdrawals other than the scheduled annuity payments are permitted.

Any Other Option

Annuity payment options not set forth in this provision may be available.  Any annuity payment option not set forth in this provision must be approved by Nationwide.

Annuity Payment Options for Contracts with Total Purchase Payments and/or Contract Value Annuitized   Greater Than $2,000,000

If, at the Annuitization Date, the total of all purchase payments made to the contract and/or the Contract Value to be annuitized is greater than $2,000,000, Nationwide may limit the annuity payment option to the longer of:

(1)	a Fixed Life Annuity with a 20 Year Term Certain; or

(2)	a Fixed Life Annuity with a Term Certain to Age 95.

Annuitization of Amounts Greater than $5,000,000

Additionally, we may limit the amount that may be annuitized on a single life to $5,000,000.  If the total amount to be annuitized is greater than $5,000,000   under this contract and/or for all Nationwide issued annuity contracts with the same Annuitant , the Contract Owner must:

(1)	reduce the amount to be annuitized to $5,000,000 or less by taking a partial withdrawal from the contract;

(2)	reduce the amount to be annuitized to $5,000,000 or less by exchanging the portion of the Contract Value in excess of $5,000,000 to another annuity contract; or

(3)	annuitize the portion of the Contract Value in excess of $5,000,000 under an annuity payment option with a term certain, if available.

Statements and Reports

Nationwide will mail Contract Owners statements and reports.  Therefore, Contract Owners should promptly notify the Service Center of any address change.

These mailings will contain:

•	statements showing the contract's quarterly activity;

•
confirmation statements showing transactions that affect the contract's value.  Confirmation statements will not be sent for recurring transactions.  Instead, confirmation of recurring transactions will appear in the contract's quarterly statements; and

•	semi-annual and annual reports of allocated underlying mutual funds.

Contract Owners can receive information from Nationwide faster and reduce the amount of mail they receive by signing up for Nationwide's eDelivery program.  Nationwide will notify Contract Owners by email when important documents (statements, prospectuses and other documents) are ready for a Contract Owner to view, print, or download from Nationwide's secure server. To choose this option, go to www.nationwide.com/login.

Contract Owners should review statements and confirmations carefully.  All errors or corrections must be reported to Nationwide immediately to assure proper crediting to the contract.  Unless Nationwide is notified within 30 days of receipt of the statement, Nationwide will assume statements and confirmation statements are correct.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

When multiple copies of the same disclosure document(s), such as prospectuses, supplements, proxy statements and semi-annual and annual reports are required to be mailed to multiple Contract Owners in the same household, Nationwide will mail only one copy of each document, unless notified otherwise by the Contract Owner(s).  Household delivery will continue for the life of the contracts.

A Contract Owner can revoke their consent to household delivery and reinstitute individual delivery by contacting the Service Center .  Nationwide will reinstitute individual delivery within 30 days after receiving such notification.

Legal Proceedings

Nationwide Financial Services, Inc. (NFS, or collectively with its subsidiaries, "the Company") was formed in November 1996.  NFS is the holding company for Nationwide Life Insurance Company (NLIC), Nationwide Life and Annuity Insurance Company (NLAIC) and other companies that comprise the life insurance and retirement savings operations of the Nationwide group of companies (Nationwide). This group includes Nationwide Financial Network (NFN), an affiliated distribution network that markets directly to its customer base.  NFS is incorporated in Delaware and maintains its principal executive offices in Columbus, Ohio.

The Company is subject to legal and regulatory proceedings in the ordinary course of its business. The Company's legal and regulatory matters include proceedings specific to the Company and other proceedings generally applicable to business practices in the industries in which the Company operates.  The Company's litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcomes cannot be predicted.  Regulatory proceedings also could affect the outcome of one or more of the Company's litigation matters.  Furthermore, it is often not possible to determine the ultimate outcomes of the pending regulatory investigations and legal proceedings or to provide reasonable ranges of potential losses with any degree of certainty.  Some matters, including certain of those referred to below, are in very preliminary stages, and the Company does not have sufficient information to make an assessment of the plaintiffs' claims for liability or damages.  In some of the cases seeking to be certified as class actions, the court has not yet decided whether a class will be certified or (in the event of certification) the size of the class and class period.  In many of the cases, the plaintiffs are seeking undefined amounts of damages or other relief, including punitive damages and equitable remedies, which are difficult to quantify and cannot be defined based on the information currently available.  The Company believes, however, that based on currently known information, the ultimate outcome of all pending legal and regulatory matters is not likely to have a material adverse effect on the Company's consolidated financial position.  Nonetheless, given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that such outcomes could materially affect the Company's consolidated financial position or results of operations in a particular quarter or annual period.

The financial services industry has been the subject of increasing scrutiny on a broad range of issues by regulators and legislators.  The Company and/or its affiliates have been contacted by, self reported or received subpoenas from state and federal regulatory agencies, including the Securities and Exchange Commission, and other governmental bodies, state securities law regulators and state attorneys general for information relating to, among other things, sales compensation, the allocation of compensation, unsuitable sales or replacement practices, and claims handling and escheatment practices.  The Company is cooperating with and responding to regulators in connection with these inquiries and will cooperate with Nationwide Mutual Insurance Company (NMIC) in responding to these inquiries to the extent that any inquiries encompass NMIC's operations.

On November 20, 2007, Nationwide Retirement Solutions, Inc. (NRS) and NLIC were named in a lawsuit filed in the Circuit Court of Jefferson County, Alabama entitled Ruth A. Gwin and Sandra H. Turner, and a class of similarly situated individuals v. Nationwide Life Insurance Company, Nationwide Retirement Solutions, Inc., Alabama State Employees Association, PEBCO, Inc. and Fictitious Defendants A to Z. On March 12, 2010, NRS and NLIC were named in a Second Amended Class Action Complaint filed in the Circuit Court of Jefferson County, Alabama entitled Steven E. Coker, Sandra H. Turner, David N. Lichtenstein and a class of similarly situated individuals v. Nationwide Life Insurance Company, Nationwide Retirement Solutions, Inc., Alabama State Employees Association, Inc., PEBCO, Inc. and Fictitious Defendants A to Z claiming to represent a class of all participants in the Alabama State Employees Association, Inc. (ASEA) Plan, excluding members of the Deferred Compensation Committee, ASEA's directors, officers and board members, and PEBCO's directors, officers and board members.  On October 22, 2010, the parties to this action executed a stipulation of settlement that agreed to certify a class for settlement purposes only, that provided for payments to the settlement class, and that provided for releases, certain bar orders, and dismissal of the case, subject to the Circuit Courts' approval.  The Courts have approved the settlement and the settlement amounts have been paid, but have not yet been distributed to class members.  On February 28, 2011, the Court in the Gwin case entered an Order permitting ASEA/PEBCO to assert indemnification claims for attorneys' fees and costs, but barring them from asserting any other claims for indemnification.  On April 22, 2011, ASEA and PEBCO filed a second amended cross claim complaint in the Gwin case against NRS and NLIC seeking indemnification.  These claims seeking indemnification remain severed.  On April 29, 2011, the Companies filed a motion to dismiss ASEA’s and PEBCO’s amended cross complaint or alternatively for summary judgment.  On December 6, 2011 the Court entered an Order that NRS owes indemnification to ASEA and PEBCO for the Coker (Gwin) class action, that NRS does not have a duty to indemnify ASEA and PEBCO for fees associated with the Interpleader action that NRS filed in Montgomery County and dismissing NLIC.  On December 31, 2011, the Court denied the Company’s motion to certify this order for an interlocutory appeal.  The Company has resolved the indemnification claims of ASEA.  On June 19 and 20, 2012, the Court held an evidentiary hearing on the amount of indemnification owed to PEBCO.  The Court has taken the matter under advisement.  NRS continues to defend this case vigorously.

On August 15, 2001, NFS and NLIC were named in a lawsuit filed in the United States District Court for the District of Connecticut entitled Lou Haddock, as trustee of the Flyte Tool

& Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company.  In the plaintiffs' sixth amended complaint, filed November 18, 2009, they amended the list of named plaintiffs and claim to represent a class of qualified retirement plan trustees under the Employee Retirement Income Security Act of 1974 (ERISA) that purchased variable annuities from NLIC.  The plaintiffs allege that they invested ERISA plan assets in their variable annuity contracts and that NLIC and NFS breached ERISA fiduciary duties by allegedly accepting service payments from certain mutual funds.  The complaint seeks disgorgement of some or all of the payments allegedly received by NFS and NLIC, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys' fees.  On November 6, 2009, the Court granted the plaintiff's motion for class certification and certified a class of "All trustees of all employee pension benefit plans covered by ERISA which had variable annuity contracts with NFS and NLIC or whose participants had individual variable annuity contracts with NFS and NLIC at any time from January 1, 1996, or the first date NFS and NLIC began receiving payments from mutual funds based on a percentage of assets invested in the funds by NFS and NLIC, whichever came first, to the date of November 6, 2009".  On October 20, 2010, the Second Circuit Court of Appeals granted NLIC's 23(f) petition agreeing to hear an appeal of the District Court's order granting class certification.  On October 21, 2010, the District Court dismissed NFS from the lawsuit.  On October 27, 2010, the District Court stayed the underlying action pending a decision from the Second Circuit Court of Appeals.  On February 6, 2012, the Second Circuit Court of Appeals vacated the class certification order that was issued on November 6, 2009 and remanded the case back to the District Court for further consideration.  The plaintiffs have renewed their motion for class certification. The case is fully briefed.   NLIC continues to defend this lawsuit vigorously.

On May 14, 2010, NLIC was named in a lawsuit filed in the Western District of New York entitled Sandra L. Meidenbauer, on behalf of herself and all others similarly situated v. Nationwide Life Insurance Company.  The plaintiff claims to represent a class of all individuals who purchased a variable life insurance policy from NLIC during an unspecified period.  The complaint claims breach of contract, alleging that NLIC charged excessive monthly deductions and costs of insurance resulting in reduced policy values and, in some cases, premature lapsing of policies.  The complaint seeks reimbursement of excessive charges, costs, interest, attorney's fees, and other relief.  NLIC filed a motion to dismiss the complaint on July 23, 2010.  NLIC filed a motion to disqualify the proposed class representative on August 27, 2010.  Plaintiff filed a motion to amend the complaint on September 17, 2010, and NLIC filed an opposition to the motion to amend on November 2, 2010.  On October 13, 2011, plaintiff voluntarily dismissed the lawsuit without prejudice. In other non-Nationwide cases, plaintiff's counsel has re-filed actions. The Company will continue to monitor developments, but will conclude this matter.

On October 22, 2010, NRS was named in a lawsuit filed in the U.S. District Court, Middle District of Florida, Orlando Division entitled Camille McCullough, and Melanie Monroe, Individually and on behalf of all others similarly situated v. National Association of Counties, NACO Research Foundation, NACO Financial Services Corp., NACO Financial Center, and Nationwide Retirement Solutions, Inc.  The Plaintiffs' First Amended Class Action Complaint and Demand for Jury Trial was filed on February 18, 2011.  If the Court determined that the Plan was governed by ERISA, then Plaintiffs sought to represent a class of "All natural persons in the U.S. who are currently employed or previously were employed at any point during the six years preceding the date Plaintiffs filed their Original Class Action Complaint, by a government entity that is or was a member of the National Association of Counties, and who participate or participated in the Section 457 Deferred Compensation Plan for Public Employees endorsed by the National Association of Counties and administered by Nationwide Retirement Solutions, Inc."  If the Court determined that the Plan was not governed by ERISA, then the Plaintiffs sought to represent a class of "All natural persons in the U.S. who are currently employed or previously were employed at any point during the four years preceding the date Plaintiffs filed their Original Class Action Complaint, by a government entity that is or was a member of the National Association of Counties, and who participate or participated in a Section 457 Deferred Compensation Plan for Public Employees endorsed by the National Association of Counties and administered by Nationwide Retirement Solutions, Inc."  The First Amended Complaint alleged ERISA Violation, Breach of Fiduciary Duty - NACO, Aiding and Abetting Breach of Fiduciary Duty - Nationwide, Breach of Fiduciary Duty - Nationwide, and Aiding and Abetting Breach of Fiduciary Duty - NACO.  The First Amended Complaint asked for actual damages, lost profits, lost opportunity costs, restitution, and/or other injunctive or other relief, including without limitation (a) ordering Nationwide and NACO to restore all plan losses, (b) ordering Nationwide to refund all fees associated with Nationwide's Plan to Plaintiffs and Class members, (c) ordering NACO and Nationwide to pay the expenses and losses incurred by Plaintiffs and/or any Class member as a proximate result of Defendants' breaches of fiduciary duty, (d) forcing NACO to forfeit the fees that NACO received from Nationwide for promoting and endorsing its Plan and disgorging all profits, benefits, and other compensation obtained by NACO from its wrongful conduct, and (e) awarding Plaintiff and Class members their reasonable and necessary attorney's fees and cost incurred in connection with this suit, punitive damages, and pre-judgment and post judgment interest, at the highest rates allowed by law, on the damages awarded.  On March 21, 2011, the Company filed a motion to dismiss the plaintiffs' first amended complaint. On July 1, 2011, the plaintiffs filed their motion for class certification and later sought to amend their complaint.  On November 25, 2011 the District Court entered an Order granting NACO's motion to dismiss, NRS's motion to dismiss, denying plaintiffs' motion to file an amended complaint, that all other remaining pending motions are moot, dismissing the class-wide claims with prejudice, dismissing individual claims without prejudice, and ordering the Clerk to close this case.  On December 27, 2011, the plaintiffs filed a notice of appeal.  The parties have agreed to resolve the dispute on an individual basis and as part of that settlement will not pursue any further appeal.  On April 10, 2012, the United States Court of Appeals for the 11th Circuit granted the Appellants' voluntary motion to dismiss the appeal with prejudice.  That case is now settled.

On June 8, 2011, NMIC and NLIC were named in a lawsuit Andrews, Stanley and Clark, Donald v. NLIC and NMIC, filed in Court of Common Pleas, Cuyahoga County, Ohio.  The complaint alleges that Nationwide has an obligation to review the Social Security Administration Death Master File database for all life insurance policyholders who have at least a 70% probability of being deceased according to actuarial tables.  The complaint further alleges that Nationwide is not conducting such a review.  The complaint seeks injunctive relief and declaratory judgment requiring Nationwide to conduct such a review, and alleges Nationwide has violated the covenant of good faith and fair dealing and has been unjustly enriched by not having conducted such reviews.  The complaint seeks certification as a class action.  Nationwide removed the case to federal court on July 6, 2011.  Plaintiffs filed a motion to remand to state court on August 8, 2011.  On October 26, 2011, the Northern District of Ohio remanded the case to Ohio State court.  Nationwide appealed the order to remand on November 4, 2011.  Including Andrews, there are four similar class actions in Ohio: two

against Western & Southern; one against Cincinnati Life.   Nationwide filed a motion to dismiss.    By order dated January 18, 2012, the State Court issued an order dismissing the lawsuit.  The court issued its opinion on January 23, 2012.  On January 30, 2012, plaintiffs filed their appeal.  Plaintiffs filed their appellate brief on April 12, 2012.  The Association of Ohio Life Insurance Companies filed an amicus brief in support of Nationwide's position on May 24, 2012.

Nationwide filed its brief opposition on May 25, 2012.  Plaintiffs filed their reply brief on June 7, 2012.  No date has yet been set for oral argument.

The general distributor, NISC, is not engaged in any litigation of any material nature.

Table of Contents of the Statement of Additional Information	Page
General Information and History	1
Services	1
Purchase of Securities Being Offered	2
Underwriters	2
Advertising	2
Annuity Payments	2
Condensed Financial Information Financial Statements	2 3

Investment Company Act of 1940 Registration File No. 811-02716
Securities Act of 1933 Registration File No. 333-176908

Appendix A: Underlying Mutual Funds

Below is a list of the available Sub-Accounts and information about the corresponding underlying mutual funds in which they invest.  The underlying mutual funds in which the Sub-Accounts invest are designed primarily as investments for variable annuity contracts and variable life insurance policies issued by insurance companies.  There is no guarantee that the investment objectives will be met.  Please refer to the prospectus for each underlying mutual fund for more detailed information.

Designations Key:
FF:
The underlying mutual fund corresponding to this Sub-Account primarily invests in other mutual funds.  Therefore, a proportionate share of the fees and expenses of any acquired funds are indirectly borne by investors.  As a result, investors in this Sub-Account may incur higher charges than if the assets were invested in an underlying mutual fund that does not invest in other mutual funds.   Please refer to the prospectus for this underlying mutual fund for more information.

DEF:
This Sub-Account is not available for election as an investment option.  It is included under this contract solely as a default investment option in certain circumstances (see "Right to Examine and Cancel" and "Death Benefits").

Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Balanced Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The Fund seeks a high level of total return through investment in both equity and fixed income securities.
Designation: FF

Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Conservative Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The Fund seeks a high level of total return consistent with a conservative level of risk as compared to other Cardinal Funds.
Designation: FF

Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Moderately Conservative Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The fund seeks a high level of total return consistent with a moderately conservative level of risk.
Designation: FF

Nationwide Variable Insurance Trust - NVIT Investor Destinations Balanced Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The NVIT Investor Destinations Balanced Fund seeks a high level of total return through investment in both equity and fixed-income securities.
Designation: FF

Nationwide Variable Insurance Trust - NVIT Investor Destinations Conservative Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The NVIT Investor Destinations Conservative Fund seeks a high level of total return consistent with a conservative level of risk as compared to other Investor Destinations Funds.
Designation: FF

Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderately Conservative Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The NVIT Investor Destinations Moderately Conservative Fund seeks a high level of total return consistent with a moderately conservative level of risk.
Designation: FF

Nationwide Variable Insurance Trust - NVIT Money Market Fund: Class I
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Federated Investment Management Company
Investment Objective:	The Fund seeks as high a level of current income as is consistent with preserving capital and maintaining liquidity.
Designation: DEF

Appendix B: Condensed Financial Information

Because the contracts described in this prospectus have not been previously made available for sale, there are no Accumulation Unit values for the year ending December 31, 2011 .  The Statement of Additional Information is available FREE OF CHARGE by contacting the Service Center.

Appendix C: Contract Types and Tax Information

Types of Contracts

The contracts described in this prospectus are classified according to the tax treatment to which they are subject under the Internal Revenue Code (the "Code").  Following is a general description of the various contract types.  Eligibility requirements, tax benefits (if any), limitations, and other features of the contracts will differ depending on contract type.

Individual Retirement Annuities (IRAs)

IRAs are contracts that satisfy the provisions of Section 408(b) of the Code, including the following requirements:

•	the contract is not transferable by the owner;

•	the purchase payments are not fixed;

•
if the contract owner is younger than age 50, the annual purchase payments cannot exceed $5,000; if the contract owner is age 50 or older, the annual purchase payment cannot exceed $6,000 (although rollovers of greater amounts from Qualified Plans and other IRAs can be received);

•	certain minimum distribution requirements must be satisfied after the owner attains the age of 70½;

•	the entire interest of the owner in the contract is nonforfeitable; and

•	after the death of the owner, additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

Depending on the circumstance of the owner, all or a portion of the contributions made to the account may be deducted for federal income tax purposes.

IRAs may receive rollover contributions from other Individual Retirement Accounts, other Individual Retirement Annuities, certain 457 governmental plans and qualified retirement plans (including 401(k) plans).

When the owner of an IRA attains the age of 70½, the Code requires that certain minimum distributions be made.  In addition, upon the death of the owner of an IRA, mandatory distribution requirements are imposed by the Code to ensure distribution of the entire contract value within the required statutory period.  Due to recent changes in Treasury Regulations, the amount used to compute the mandatory distributions may exceed the contract value.

Failure to make the mandatory distributions can result in an additional penalty tax of 50% of the excess of the amount required to be distributed over the amount that was actually distributed.

For further details regarding IRAs, please refer to the disclosure statement provided when the IRA was established and the annuity contract's IRA endorsement.

As used herein, the term "individual retirement plans" shall refer to both individual retirement annuities and individual retirement accounts that are described in Section 408 of the Code.

Roth IRAs

Roth IRA contracts are contracts that satisfy the provisions of Section 408A of the Code, including the following requirements:

•	the contract is not transferable by the owner;

•	the purchase payments are not fixed;

•
if the contract owner is younger than age 50, the annual purchase payments cannot exceed $5,000; if the contract owner is age 50 or older, the annual purchase payments cannot exceed $6,000 (although rollovers of greater amounts from other Roth IRAs and other individual retirement plans can be received);

•	the entire interest of the owner in the contract is nonforfeitable; and

•	after the death of the owner, certain distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

A Roth IRA can receive a rollover from an individual retirement plan or another eligible retirement plan; however, the amount rolled over from the individual retirement plan or eligible retirement plan to the Roth IRA is required to be included in the owner's federal gross income at the time of the rollover, and will be subject to federal income tax.

There are income limitations on eligibility to participate in a Roth IRA rollover and additional income limitations for eligibility to rollover amounts from an individual retirement plan or eligible retirement plan to a Roth IRA.

For further details regarding Roth IRAs, please refer to the disclosure statement provided when the Roth IRA was established and the annuity contract's IRA endorsement.

Federal Tax Considerations

Federal Income Taxes

The tax consequences of purchasing a contract described in this prospectus will depend on:

•	the type of contract purchased;

•	the purposes for which the contract is purchased; and

•	the personal circumstances of individual investors having interests in the contracts.

Existing tax rules are subject to change, and may affect individuals differently depending on their situation.  Nationwide does not guarantee the tax status of any contracts or any transactions involving the contracts.

The following is a brief summary of some of the federal income tax considerations related to the types of contracts sold in connection with this prospectus.  In addition to the federal income tax, distributions from annuity contracts may be subject to state and local income taxes.  The tax rules across all states and localities are not uniform and therefore will not be discussed in this prospectus.  Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed.  Nothing in this prospectus should be considered to be tax advice.  Purchasers and prospective purchasers of the contract should consult a financial consultant, tax advisor or legal counsel to discuss the taxation and use of the contracts.

IRAs

Distributions from IRAs are generally taxed as ordinary income when received.  If any of the amounts contributed to the Individual Retirement Annuity were nondeductible for federal income tax purposes, then a portion of each distribution is excludable from income.

If distributions of income from an IRA are made prior to the date that the owner attains the age of 59½ years, the income is subject to the regular income tax, and an additional penalty tax of 10% is generally applicable.  The 10% penalty tax can be avoided if the distribution is:

•	made to a beneficiary on or after the death of the owner;

•	attributable to the owner becoming disabled (as defined in the Code);

•
part of a series of substantially equal periodic payments made not less frequently than annually, made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

•	used for qualified higher education expenses; or

•	used for expenses attributable to the purchase of a home for a qualified first-time buyer.

If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner's gross estate for tax purposes.

Roth IRAs

Distributions of earnings from Roth IRAs are taxable or nontaxable depending upon whether they are "qualified distributions" or "non-qualified distributions."  A "qualified distribution" satisfies the 5-year rule and meets 1 of the following requirements:

•	it is made on or after the date on which the contract owner attains age 59½;

•	it is made to a beneficiary (or the contract owner's estate) on or after the death of the contract owner;

•	it is attributable to the contract owner's disability; or

•	it is used for expenses attributable to the purchase of a home for a qualified first-time buyer.

The 5-year rule generally is satisfied if the distribution is not made within the 5-year period beginning with the first taxable year in which a contribution is made to any Roth IRA established for the owner.

A qualified distribution is not included in gross income for federal income tax purposes.

A non-qualified distribution is not includable in gross income to the extent that the distribution, when added to all previous distributions, does not exceed the total amount of contributions made to the Roth IRA.  Any non-qualified distribution in excess of total contributions is includable in the contract owner's gross income as ordinary income in the year that it is distributed to the contract owner.

Special rules apply for Roth IRAs that have proceeds received from an individual retirement plan prior to January 1, 1999 if the owner elected the special 4-year income averaging provisions that were in effect for 1998.

If non-qualified distributions of income from a Roth IRA are made prior to the date that the owner attains the age of 59½ years, the income is subject to both the regular income tax and an additional penalty tax of 10%.  The penalty tax can be avoided if the distribution is:

•	made to a beneficiary on or after the death of the owner; attributable to the owner becoming disabled (as defined in the Code);

•
part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

•	for qualified higher education expenses; or

•	used for expenses attributable to the purchase of a home for a qualified first-time buyer.

If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner's gross estate for tax purposes.

Same-Sex Marriages, Domestic Partnership and Other Similar Relationships

Pursuant to Section 3 of the federal Defense of Marriage Act ("DOMA"), same-sex marriages currently are not recognized for purposes of federal law. Therefore, the favorable income-deferral options afforded by federal tax law to an opposite-sex spouse under Code Section 401(a)(9) are currently NOT available to a same-sex spouse. Same-sex spouses who own or are considering the purchase of annuity products that provide benefits based upon status as a spouse should consult a tax advisor. To the extent that an annuity contract or certificate accords to spouses other rights or benefits that are not affected by DOMA, same-sex spouses remain entitled to such rights or benefits to the same extent as any annuity holder's spouse.

Withholding

Pre-death distributions from the contracts are subject to federal income tax.  Nationwide will withhold the tax from the distributions unless the contract owner requests otherwise.

In some circumstances, the Code will not permit contract owners to waive withholding.  Such circumstances include:

•	if the payee does not provide Nationwide with a taxpayer identification number; or

•	if Nationwide receives notice from the Internal Revenue Service that the taxpayer identification number furnished by the payee is incorrect.

If a contract owner is prohibited from waiving withholding, as described above, the distribution will be subject to mandatory backup withholding.  The mandatory backup withholding rate is established by Section 3406 of the Code and is applied against the amount of income that is distributed.

Non-Resident Aliens

Generally, a pre-death distribution from a contract to a non-resident alien is subject to federal income tax at a rate of 30% of the amount of income that is distributed.  Nationwide is required to withhold this amount and send it to the Internal Revenue Service.  Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies.  In order to obtain the benefits of such a treaty, the non-resident alien must:

(1)	provide Nationwide with a properly completed withholding certificate claiming the treaty benefit of a lower tax rate or exemption from tax; and

(2)	provide Nationwide with an individual taxpayer identification number.

If the non-resident alien does not meet the above conditions, Nationwide will withhold 30% of income from the distribution.

Another exemption from the 30% withholding rate is for the non-resident alien to provide Nationwide with sufficient evidence that:

(1)	the distribution is connected to the non-resident alien's conduct of business in the United States;

(2)	the distribution is includable in the non-resident alien's gross income for United States federal income tax purposes; and

(3)	provide Nationwide with a properly completed withholding certificate claiming the exemption.

Note that for the preceding exemption, the distributions would be subject to the same withholding rules that are applicable to payments to United States persons, including backup withholding, which is currently at a rate of 28%, if a correct taxpayer identification number is not provided.

This prospectus does not address any tax matters that may arise by reason of application of the laws of a non-resident alien's country of citizenship and/or country of residence.  Purchasers and prospective purchasers should consult a financial consultant, tax advisor, or legal counsel to discuss the applicability of laws of those jurisdictions to the purchase or ownership of a contract.

Required Distributions

The Code requires that certain distributions be made from the contracts issued in conjunction with this prospectus.  Following is an overview of the required distribution rules applicable to each type of contract.  Please consult a qualified tax or financial advisor for more specific required distribution information.

Required Distributions – General Information

In general, a beneficiary is an individual or other entity that the contract owner designates to receive death proceeds upon the contract owner's death.  The distribution rules in the Code make a distinction between "beneficiary" and "designated beneficiary" when determining the life expectancy that may be used for payments that are made from IRAs and Roth IRAs after the death of the annuitant.  A designated beneficiary is a natural person who is designated by the contract owner as the beneficiary under the contract.  Non-natural beneficiaries (e.g. charities or certain trusts) are not designated beneficiaries for the purpose of required distributions and the life expectancy of such a beneficiary is 0.

Life expectancies and joint life expectancies will be determined in accordance with the relevant guidance provided by the Internal Revenue Service and the Treasury Department, including but not limited to Treasury Regulation 1.72-9 and Treasury Regulation 1.401(a)(9)-9.

Required distributions paid upon the death of the contract owner are paid to the beneficiary or beneficiaries stipulated by the contract owner.  How quickly the distributions must be made may be determined with respect to the life expectancies of the beneficiaries.  The beneficiaries used in the determination of the distribution period do not have to be determined until September 30 of the year following the contract owner's death.  If there is more than one beneficiary, the life expectancy of the beneficiary with the shortest life expectancy is used to determine the distribution period.  Any beneficiary that is not a designated beneficiary has a life expectancy of 0.

Required Distributions for IRAs and Roth IRAs

Distributions from an IRA must begin no later than April 1 of the calendar year following the calendar year in which the Contract Owner reaches age 70½.  Distributions may be paid in a lump sum or in substantially equal payments over:

(a)	the life of the contract owner or the joint lives of the contract owner and the contract owner's designated beneficiary; or

(b)
a period not longer than the period determined under the table in Treasury Regulation 1.401(a)(9)-9, which is the deemed joint life expectancy of the contract owner and a person 10 years younger than the contract owner.  If the designated beneficiary is the spouse of the contract owner, the period may not exceed the longer of the period determined under such table or the joint life expectancy of the contract owner and the contract owner's spouse, determined in accordance with Treasury Regulation 1.72-9, or such additional guidance as may be provided pursuant to Treasury Regulation 1.401(a)(9)-9.

For IRAs, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another IRA of the contract owner.

If the contract owner's entire interest in an IRA will be distributed in equal or substantially equal payments over a period described in (a) or (b) above, the payments must begin on or before the required beginning date.  The required beginning date is April 1 of the calendar year following the calendar year in which the contract owner reaches age 70½.  The rules for Roth IRAs do not require distributions to begin during the contract owner's lifetime, therefore, the required beginning date is not applicable to Roth IRAs.

Due to recent changes in Treasury Regulations, the amount used to compute the minimum distribution requirement may exceed the contract value.

If the contract owner dies before the required beginning date (in the case of an IRA) or before the entire contract value is distributed (in the case of Roth IRAs), any remaining interest in the contract must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:

(a)
if the designated beneficiary is the contract owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the contract owner's death.  For calendar years after the death of the contract owner's surviving spouse, the applicable distribution period is the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by 1 for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death;

(b)
if the designated beneficiary is not the contract owner's surviving spouse, the applicable distribution period is the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the contract owner's death, reduced by 1 for each calendar year that elapsed thereafter; and

(c)	if there is no designated beneficiary, the entire balance of the contract must be distributed by December 31 of the 5th year following the contract owner's death.

If the contract owner dies on or after the required beginning date, the interest in the IRA must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:

(a)
if the designated beneficiary is the contract owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the contract owner's death.  For calendar years after the death of the contract owner's surviving spouse, the applicable distribution period is the greater of (a) the contract owner's remaining life expectancy using the contract owner's birthday in the calendar year of the contract owner's death, reduced by 1 for each year thereafter; or (b) the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by 1 for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death;

(b)
if the designated beneficiary is not the contract owner's surviving spouse, the applicable distribution period is the greater of (a) the contract owner's remaining life expectancy using the contract owner's birthday in the calendar year of the contract owner's death, reduced by 1 for each year thereafter; or (b) the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the contract owner's death, reduced by 1 for each calendar year that elapsed thereafter; and

(c)
if there is no designated beneficiary, the applicable distribution period is the contract owner's remaining life expectancy using the contract owner's birthday in the calendar year of the contract owner's death, reduced by 1 for each year thereafter.

If distribution requirements are not met, a penalty tax of 50% is levied on the difference between the amount that should have been distributed for that year and the amount that actually was distributed for that year.

For IRAs, all or a portion of each distribution will be included in the recipient's gross income and taxed at ordinary income tax rates.  The portion of a distribution that is taxable is based on the ratio between the amount by which non-deductible purchase payments exceed prior non-taxable distributions and total account balances at the time of the distribution.  The owner of an IRA must annually report the amount of non-deductible purchase payments, the amount of any distribution, the amount by which non-deductible purchase payments for all years exceed non-taxable distributions for all years, and the total balance of all IRAs.

Distributions from Roth IRAs may be either taxable or non-taxable, depending upon whether they are "qualified distributions" or "non-qualified distributions."

Tax Changes

The foregoing tax information is based on Nationwide's understanding of federal tax laws.  It is NOT intended as tax advice.  All information is subject to change without notice.  You should consult with your personal tax and/or financial advisor for more information.

In 2001, the Economic Growth and Tax Relief Reconciliation Act (EGTRRA) was enacted.  EGTRRA made numerous changes to the Code, including the following:

•	generally lowering federal income tax rates;

•	increasing the amounts that may be contributed to various retirement plans, such as IRAs and Roth IRAs;

•	increasing the portability of various retirement plans by permitting individual retirement plans, Qualified Plans and certain governmental 457 plans to "roll" money from 1 plan to another;

•	reducing the highest federal estate tax rates; and

•	increasing the estate tax credit.

Federal tax laws are subject to change, and there can be no guarantee that the tax rules applicable to the ownership of an IRA or a Roth IRA may not be modified in the future.

State Taxation

The tax rules across the various states and localities are not uniform and therefore are not discussed in this prospectus.  Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed.  Purchasers and prospective purchasers should consult a financial consultant, tax advisor, or legal counsel to discuss the taxation and use of the contracts.

Appendix D: Spousal Continuation Option Calculation

The following table provides the Lifetime Withdrawal Percentage reduction factors that are applicable when a Contract Owner elects the Spousal Continuation Option.

Age of Spouse when Contract Owner reaches age 65	Percent multiplied by the Lifetime Withdrawal Percentage
40	47%
41	48%
42	49%
43	49%
44	49%
45	49%
46	50%
47	52%
48	53%
49	55%
50	57%
51	58%
52	60%
53	61%
54	63%
55	64%
56	66%
57	67%
58	69%
59	70%
60	72%
61	73%
62	75%
63	76%
64	78%
65	79%
66	81%
67	82%
68	83%
69	85%
70	86%
71	87%
72	88%

Example of the calculation of the Lifetime Withdrawal Percentage when the Spousal Continuation Option is elected:

In this example, the Contract Owner transfers his/her Previous Plan's assets to this contract and elects the Spousal Continuation Option at the time of application:
Lifetime Withdrawal Percentage:	* 6.5%

Spouse's Age when the Contract Owner reaches age 65 Reduction factor from the above table	55 64%

T he Lifetime Withdrawal Percentage is multiplied by the reduction factor resulting in a reduced Lifetime Withdrawal Percentage, as follows:
6.5% × 64% =	4.16%

Therefore, the Contract Owner's Lifetime Withdrawal Percentage would be 4. 16 % if he/she elected the Spousal Continuation Option.

* The Lifetime Withdrawal Percentage is a hypothetical percentage for the purposes of this example.

STATEMENT OF ADDITIONAL INFORMATION

____________, 2012

Individual Single Premium Deferred Variable Annuity Contracts
Issued by Nationwide Life Insurance Company
through its Nationwide Variable Account

This Statement of Additional Information is not a prospectus.  It contains information in addition to and more detailed than set forth in the prospectus and should be read in conjunction with the prospectus dated ___________, 2012 .  The prospectus may be obtained from Nationwide Life Insurance Company by writing P.O. Box 182021, Columbus , Ohio 43218-2021 , or calling 1- 800-848-6331 , TDD 1-800-238-3035.   Capitalized terms in this Statement of Additional Information correspond to terms defined in the prospectus.

Table of Contents of the Statement of Additional Information	Page
General Information and History	1
Services	1
Purchase of Securities Being Offered	2
Underwriters	2
Advertising	2
Annuity Payments	2
Condensed Financial Information Financial Statements	2 3

General Information and History

Nationwide is a stock life insurance company organized under the laws of the State of Ohio in March 1929 with its home office at One Nationwide Plaza, Columbus, Ohio 43215.  Nationwide provides life insurance, annuities and retirement products.  Nationwide is admitted to do business in all states, the District of Columbia and Puerto Rico.  Nationwide is a member of the Nationwide group of companies and all of its common stock is owned by Nationwide Financial Services, Inc. ("NFS"), a holding company.  Nationwide Corporation owns all of NFS's common stock and is a holding company, as well.  All of Nationwide Corporation's common stock is held by Nationwide Mutual Insurance Company (95.2%) and Nationwide Mutual Fire Insurance Company (4.8%), the ultimate controlling persons of the Nationwide group of companies. The Nationwide group of companies is one of America’s largest insurance and financial services family of companies, with combined assets of over $ 154 .7 billion as of December 31, 2011 .

Services

Nationwide, which has responsibility for administration of the contracts and the Variable Account, maintains records of the name, address, taxpayer identification number, and other pertinent information for each Contract Owner and the number and type of contracts issued to each Contract Owner and records with respect to the Contract Value.

The custodian of the assets of the Variable Account is Nationwide.  Nationwide will maintain a record of all purchases and redemptions of shares of the underlying mutual funds.  Nationwide, or its affiliates, may have entered into agreements with the underlying mutual funds and/or their affiliates.  The agreements relate to services furnished by Nationwide or an affiliate of Nationwide.  Some of the services provided include distribution of underlying fund prospectuses, semi-annual and annual fund reports, proxy materials and fund communications, as well as maintaining the websites and voice response systems necessary for Contract Owners to execute trades in the underlying mutual funds.  Nationwide also acts as a limited agent for the funds for purposes of accepting the trades.

See “Underlying Mutual Fund Payments” located in the prospectus.

Distribution, Promotional, and Sales Expenses

No commissions are payable on the sale of a contract described in the prospectus.

Independent Registered Public Accounting Firm

The financial statements of Nationwide Variable Account and the consolidated financial statements and schedules of Nationwide Life Insurance Company and subsidiaries for the periods indicated have been included herein in reliance upon the reports of KPMG

1

LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.  KPMG LLP is located at 191 West Nationwide Blvd., Columbus, Ohio 43215 .

Purchase of Securities Being Offered

The contracts will be sold by licensed insurance agents in the states where the contracts may be lawfully sold. Such agents will be registered representatives of a broker-dealer registered under the Securities Exchange Act of 1934 who is a member of the Financial Industry Regulatory Authority (“FINRA”).

Underwriters

The contracts, which are offered continuously, are distributed by Nationwide Investment Services Corporation ("NISC"), One Nationwide Plaza, Columbus, Ohio 43215, a wholly owned subsidiary of Nationwide.  For contracts issued in Michigan, all references to NISC will mean Nationwide Investment Svcs. Corporation.  During the fiscal years ended December 31, 2011 , 2010 and 2009 , no underwriting commissions were paid by Nationwide to NISC.

Advertising

Money Market Yields

Nationwide may advertise the "yield" and "effective yield" for the money market Sub-Account.  Yield and effective yield are annualized, which means that it is assumed that the underlying mutual fund generates the same level of net income throughout a year.

Yield is a measure of the net dividend and interest income earned over a specific seven-day period (which period will be stated in the advertisement) expressed as a percentage of the offering price of the underlying mutual fund's units.  The effective yield is calculated similarly, but reflects assumed compounding, calculated under rules prescribed by the SEC.  Thus, effective yield will be slightly higher than yield, due to the compounding.

Historical Performance of the Sub-Accounts

Nationwide will advertise historical performance of the Sub-Accounts in accordance with SEC prescribed calculations.  Performance information is annualized.  However, if a Sub-Account has been available in the Variable Account for less than one year, the performance information for that Sub-Account is not annualized.

Performance information is based on historical earnings and is not intended to predict or project future results.

Standardized performance will reflect the maximum Variable Account fees possible under the contract.  Non-standardized performance, which will be accompanied by standardized performance, will reflect other expense structures contemplated under the contract.  The expense assumptions will be stated in the advertisement.

Additional Materials

Nationwide may provide information on various topics to Contract Owners and prospective Contract Owners in advertising, sales literature or other materials.

Performance Comparisons

Each Sub-Account may, from time to time, include in advertisements the ranking of its performance figures compared with performance figures of other annuity contracts’ Sub-Accounts with the same investment objectives which are created by Lipper Analytical Services, Morningstar, Inc. or other recognized ranking services.

Annuity Payments

See "Frequency and Amount of Annuity Payments" located in the prospectus.

Condensed Financial Information

The contracts were not available for sale as of December 31, 2011 .  Therefore, no Condensed Financial Information is available.

2

Report of Independent Registered Public Accounting Firm
The Board of Directors of Nationwide Life Insurance Company and Subsidiaries and
Contract Owners of Nationwide Variable Account:
We have audited the accompanying statement of assets, liabilities and contract owners’ equity of Nationwide Variable Account (comprised of the sub-accounts listed in note 1(b), (collectively, “the Accounts”)) as of December 31, 2011, and the related statements of operations for the period then ended, the statements of changes in contract owners’ equity for each of the periods in the two-year period then ended, and the financial highlights for each of the periods in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Accounts’ management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2011, by correspondence with the transfer agents of the underlying mutual funds. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Accounts as of December 31, 2011, the results of their operations for the period then ended, the changes in contract owners’ equity for each of the periods in the two-year period then ended, and the financial highlights for each of the periods in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Columbus, Ohio
March 13, 2012

NATIONWIDE VARIABLE ACCOUNT
STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY
December 31, 2011

Assets:
Investments at fair value:

Equity and Income Fund - Class A (VKEIA)
11,175 shares (cost $99,991)	$92,980
Van Kampen Growth and Income Fund - Class A (VKGIA)
72,920 shares (cost $1,399,750)	1,354,133
Van Kampen Mid Cap Growth Fund - Class A (VKGA)
30,302 shares (cost $665,227)	759,666
Aberdeen Small Cap Fund - Class A (PRSCA)
95,038 shares (cost $1,299,335)	1,358,097
Global Fixed Income Fund - Institutional Service Class (ADGFIS)
75,889 shares (cost $771,649)	775,589
US Equity I Fund - Institutional Service Class (ADUES)
157,885 shares (cost $1,359,952)	1,460,439
American Century International Growth Fund - Class A (TCIGA)
9,769 shares (cost $87,603)	94,368
American Century International Growth Fund - Investor Class (TCIGR)
61,774 shares (cost $555,448)	594,270
Growth Fund - Investor Class (TCG)
224,777 shares (cost $4,568,979)	5,522,762
Income & Growth Fund - Class A (ACIGA)
58,616 shares (cost $1,683,678)	1,424,954
Income & Growth Fund - Investor Class (IGF)
104,421 shares (cost $2,967,096)	2,541,604
Short-Term Government Fund - Investor Class (BSTG)
217,347 shares (cost $2,105,821)	2,123,485
Ultra(R) Fund - Investor Class (TCUL)
262,095 shares (cost $6,782,450)	6,007,206
High-Yield Opportunities Fund - Institutional Class (DWHYOI)
172,591 shares (cost $705,749)	673,106
Appreciation Fund, Inc. (DAF)
68,790 shares (cost $2,658,568)	2,788,060
Balanced Opportunity Fund - Class Z (DPBOZ)
47,549 shares (cost $789,807)	761,257
Dreyfus S&P 500 Index Fund (DSPI)
266,329 shares (cost $9,356,082)	9,153,729
Intermediate Term Income Fund - Class A (DPITIA)
112,962 shares (cost $1,393,248)	1,539,674
Opportunistic Small Cap Fund (DROSC)
347 shares (cost $7,540)	7,877
Third Century Fund, Inc. - Class Z (DTC)
53,413 shares (cost $433,017)	531,464
Bond Fund - Class F Shares (FBDF)
188,268 shares (cost $1,619,430)	1,737,715
Equity Income Fund, Inc. - Class F Shares (FEQIF)
6,295 shares (cost $103,932)	112,672
High Yield Trust (FHYT)
405,887 shares (cost $2,353,480)	2,325,732
Intermediate Corporate Bond Fund - Institutional Service Shares (FIIF)
66,008 shares (cost $654,654)	648,201
Advisor Balanced Fund - Class A (FABA)
13,629 shares (cost $214,594)	202,795
Advisor Balanced Fund - Class T (FAB)
68,064 shares (cost $1,051,062)	1,021,646
Advisor Equity Growth Fund - Class A (FAEGA)
12,472 shares (cost $653,543)	671,508

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY
December 31, 2011

Advisor Equity Income Fund - Class A (FAEIA)
84,323 shares (cost $2,155,518)	1,896,414
Advisor Equity Income Fund - Class T (FAEI)
71,637 shares (cost $1,920,418)	1,635,462
Advisor Growth Opportunities Fund - Class A (FAGOA)
10,039 shares (cost $269,294)	349,264
Advisor Growth Opportunities Fund - Class T (FAGO)
50,684 shares (cost $1,756,133)	1,774,969
Advisor High Income Advantage Fund - Class T (FAHY)
64,380 shares (cost $599,736)	601,312
Advisor Overseas Fund - Class A (FAOA)
413 shares (cost $8,068)	6,074
Asset Manager 50% (FAM)
106,994 shares (cost $1,646,584)	1,607,045
Balance Sheet Investment Fund - Class A (FRBSI)
52,556 shares (cost $2,582,812)	2,042,866
Foreign Fund - Class A (TFF)
182,423 shares (cost $1,043,014)	1,079,944
Mutual Series Funds - Mutual Shares Fund - Class A (TMSF)
220,169 shares (cost $5,164,527)	4,361,540
Small-Mid Cap Growth Fund - Class A (FSCG)
29,658 shares (cost $977,965)	1,002,432
Real Estate Fund - Class A (AREA)
51,416 shares (cost $1,158,775)	1,176,917
AIM Small Cap Growth Fund - Investor Class (ASCGI)
20,544 shares (cost $527,160)	585,307
Janus Balanced Fund - Class S (JBS)
49,275 shares (cost $1,179,495)	1,206,258
Janus Fund - Class T (JF)
122,403 shares (cost $2,819,353)	3,341,607
Janus Overseas Fund - Class S (JOS)
10,349 shares (cost $480,289)	323,721
Janus Twenty Fund - Class T (JTF)
247,985 shares (cost $11,837,921)	12,669,543
Janus Worldwide Fund - Class T (JWF)
45,060 shares (cost $1,726,336)	1,794,280
Janus Worldwide Fund - Class S (JWS)
4,732 shares (cost $159,712)	191,282
U.S. Small-Mid Cap Equity Portfolio - Open Shares (LSC)
174,562 shares (cost $2,064,070)	2,010,949
MFS Strategic Income Fund - Class A (MSI)
203,275 shares (cost $1,267,098)	1,329,420
Bond Fund - Class D (NBF)
144,393 shares (cost $1,374,404)	1,423,712
Bond Index Fund - Class A (NBIXA)
33,990 shares (cost $390,944)	398,366
Fund - Class A (NFA)
85,351 shares (cost $1,232,672)	1,163,332
Fund - Class D (NF)
189,183 shares (cost $2,614,703)	2,542,617
Government Bond Fund - Class D (NGBF)
336,246 shares (cost $3,621,642)	3,554,116
Growth Fund - Class D (NGF)
41,664 shares (cost $255,363)	364,979
International Index Fund - Class A (NIIXA)
985 shares (cost $7,710)	6,153
Investor Destinations Aggressive Fund - Service Class (IDAS)
169,787 shares (cost $1,405,175)	1,370,184

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY
December 31, 2011

Investor Destinations Conservative Fund - Service Class (IDCS)
106,082 shares (cost $1,053,869)	1,085,217
Investor Destinations Moderate Fund - Service Class (IDMS)
526,103 shares (cost $5,124,393)	4,824,366
Investor Destinations Moderately Aggressive Fund - Service Class (IDMAS)
415,429 shares (cost $3,858,020)	3,622,537
Investor Destinations Moderately Conservative Fund - Service Class (IDMCS)
136,690 shares (cost $1,285,243)	1,358,695
Mid Cap Market Index Fund - Class A (NMCIXA)
66,340 shares (cost $850,676)	871,709
Money Market Fund - Prime Shares (MMF)
8,451,519 shares (cost $8,451,519)	8,451,519
Money Market Fund - Service Class (MMFR)
4,151,664 shares (cost $4,151,664)	4,151,664
Nationwide Growth Fund - Class A (NGFA)
49,094 shares (cost $392,524)	417,303
NVIT Investor Destinations Aggressive Fund - Class II (GVIDA)
130,300 shares (cost $1,050,764)	1,140,125
NVIT Investor Destinations Conservative Fund - Class II (GVIDC)
31,412 shares (cost $321,966)	320,407
NVIT Investor Destinations Moderate Fund - Class II (GVIDM)
226,610 shares (cost $2,177,011)	2,340,881
NVIT Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)
274,559 shares (cost $2,754,398)	2,737,354
NVIT Investor Destinations Moderately Conservative Fund - Class II (GVDMC)
77,177 shares (cost $741,610)	801,866
NVIT Multi-Manager International Growth Fund - Class VI (NVMIG6)
12,051 shares (cost $115,717)	105,082
S&P 500 Index Fund - Service Class (NIXR)
220,135 shares (cost $2,097,424)	2,289,403
Small Cap Index Fund - Class A (NSCIXA)
50,891 shares (cost $485,239)	552,171
Templeton NVIT International Value Fund - Class III (NVTIV3)
6,590 shares (cost $83,628)	70,050
Genesis Fund - Trust Class (NBGST)
188,076 shares (cost $8,557,575)	9,065,256
Guardian Fund - Investor Class (NBGF)
98,118 shares (cost $1,494,827)	1,402,112
Guardian Fund - Trust Class (NBGT)
14,154 shares (cost $182,999)	157,820
Partners Fund - Investor Class (PF)
112,354 shares (cost $3,040,668)	2,734,692
Partners Fund - Trust Class (NBPT)
11,253 shares (cost $251,003)	210,314
Short Duration Bond Fund - Investor Class (NLMB)
87,976 shares (cost $712,987)	691,491
Socially Responsive Fund - Trust Class (NBSRT)
65,789 shares (cost $1,029,840)	1,105,920
Champion Income Fund - Class A (OCHI)
234,330 shares (cost $465,214)	410,077
Oppenheimer Capital Appreciation Fund - Class A (OCAF)
26,093 shares (cost $1,064,580)	1,117,294
Oppenheimer Global Fund - Class A (OGF)
76,233 shares (cost $4,343,065)	4,119,656
Oppenheimer Strategic Income Fund - Class A (OSI)
299,265 shares (cost $1,261,112)	1,218,007
PIMCO Total Return Fund - Class A (PMTRA)
294,267 shares (cost $3,280,652)	3,198,680

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY
December 31, 2011

VP International Fund - Class IV (ACVI4)
193,941 shares (cost $1,710,746)	1,439,043
Capital & Income Fund (FCI)
48,118 shares (cost $371,296)	417,180
Equity-Income Fund (FEI)
121,185 shares (cost $6,114,888)	5,006,165
High Income Portfolio - Initial Class (FHIP)
5,217 shares (cost $29,491)	28,118
Magellan Fund (FMG)
93,427 shares (cost $8,433,611)	5,884,062
Puritan Fund (FPR)
278,090 shares (cost $5,119,698)	4,919,410
VIP Fund - Overseas Portfolio - Service Class 2 R (FO2R)
106,164 shares (cost $1,649,462)	1,421,535
Templeton Foreign Securities Fund - Class 3 (TIF3)
181,283 shares (cost $2,413,982)	2,267,850
Global Securities Fund/VA - Class 4 (OVGS4)
175,327 shares (cost $5,057,101)	4,779,424
Voyager Fund - Class A (PVF)
11,221 shares (cost $239,684)	218,814
Dynamics Fund - Investor Class (IDF)
177,055 shares (cost $3,539,598)	3,663,274
Putnam International Equity Fund - Class A (PUIGA)
218 shares (cost $4,916)	3,481
Virtus Balanced Fund - Class A (PBF)
54,584 shares (cost $733,808)	730,332
Advisors Small Cap Fund - Class A (WRASCA)
55,674 shares (cost $767,887)	733,778
Advantage Funds(R) - Common Stock Fund - Investor Class (SCS)
121,627 shares (cost $2,222,943)	2,298,759
Advantage Funds(R) - Enterprise Fund - Investor Class (SE)
5,902 shares (cost $176,213)	189,676
Advantage Funds(R) - Growth Fund - Investor Class (SGR)
27,761 shares (cost $776,046)	946,941
Advantage Funds(R) - Large Cap Core - Investor Class (WFLCCI)
11,675 shares (cost $86,774)	98,072
Advantage Funds(R) - Large Cap Growth Fund - Investor Class (STR)
48,935 shares (cost $1,247,899)	1,476,850
Equity Value Fund - Administrative Class (WFEVAD)
54,595 shares (cost $638,243)	662,238

Total Investments	$195,851,724

Accounts Receivable	799

$195,852,523

Contract Owners’ Equity:
Accumulation units	195,851,385

Contracts in payout (annuitization) period (note 1f)	1,138

Total Contract Owners’ Equity (note 5)	$195,852,523

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT
STATEMENT OF OPERATIONS
Year Ended December 31, 2011

	Total	VKEIA	VKGIA	VKGA	PRSCA	ADGFIS	ADUES	TCIGA
Investment Activity:
Reinvested dividends	$2,902,018	1,370	19,538	-	5,423	25,861	3,261	798
Mortality and expense risk charges (note 2)	(2,683,702)	(721)	(17,150)	(10,031)	(20,669)	(10,788)	(4,383)	(1,253)

Net investment income (loss)	218,316	649	2,388	(10,031)	(15,246)	15,073	(1,122)	(455)

Realized gain (loss) on investments	(1,015,721)	(337)	(52,831)	30,058	(159,732)	24,665	1,492	764
Change in unrealized gain (loss) on investments	(9,512,337)	(7,012)	10,483	(166,934)	60,098	(18,477)	100,488	(14,463)

Net gain (loss) on investments	(10,528,058)	(7,349)	(42,348)	(136,876)	(99,634)	6,188	101,980	(13,699)

Reinvested capital gains	3,578,755	-	-	57,244	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(6,730,987)	(6,700)	(39,960)	(89,663)	(114,880)	21,261	100,858	(14,154)

	TCIGR	TCG	ACIGA	IGF	BSTG	TCUL	DWHYOI	DAF
Investment Activity:
Reinvested dividends	$9,160	27,204	19,789	42,136	16,538	-	66,525	39,275
Mortality and expense risk charges (note 2)	(9,657)	(75,740)	(17,551)	(35,056)	(26,247)	(81,386)	(10,728)	(34,065)

Net investment income (loss)	(497)	(48,536)	2,238	7,080	(9,709)	(81,386)	55,797	5,210

Realized gain (loss) on investments	43,110	209,226	(58,319)	(118,959)	16,904	(145,626)	47,417	17,753
Change in unrealized gain (loss) on investments	(134,431)	(474,120)	78,809	160,980	(15,585)	236,171	(102,254)	149,628

Net gain (loss) on investments	(91,321)	(264,894)	20,490	42,021	1,319	90,545	(54,837)	167,381

Reinvested capital gains	-	193,728	-	-	14,248	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(91,818)	(119,702)	22,728	49,101	5,858	9,159	960	172,591

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENT OF OPERATIONS
Year Ended December 31, 2011

	DPBOZ	DSPI	DEL	DPITIA	DROSC	DTC	FBDF	FEQIF
Investment Activity:
Reinvested dividends	$10,873	144,804	2	44,555	-	3,702	95,194	3,027
Mortality and expense risk charges (note 2)	(10,679)	(124,633)	(108)	(19,810)	(4)	(7,337)	(22,897)	(1,421)

Net investment income (loss)	194	20,171	(106)	24,745	(4)	(3,635)	72,297	1,606

Realized gain (loss) on investments	(49,541)	159,867	(8,243)	20,372	-	42,666	24,707	(3,066)
Change in unrealized gain (loss) on investments	29,302	(188,251)	6,525	42,132	336	(39,140)	(15,656)	7,195

Net gain (loss) on investments	(20,239)	(28,384)	(1,718)	62,504	336	3,526	9,051	4,129

Reinvested capital gains	-	57,477	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(20,045)	49,264	(1,824)	87,249	332	(109)	81,348	5,735

	FHYT	FIIF	FABA	FAB	FAEGA	FAEIA	FAEI	FAGOA
Investment Activity:
Reinvested dividends	$194,343	33,346	3,516	13,898	-	42,681	31,051	-
Mortality and expense risk charges (note 2)	(34,507)	(8,871)	(2,840)	(13,682)	(8,938)	(26,114)	(22,962)	(4,984)

Net investment income (loss)	159,836	24,475	676	216	(8,938)	16,567	8,089	(4,984)

Realized gain (loss) on investments	91,683	19,591	(4,023)	(5,300)	(257)	(126,526)	(72,981)	(10,891)
Change in unrealized gain (loss) on investments	(233,710)	(35,985)	4,043	4,571	2,833	101,308	52,092	18,589

Net gain (loss) on investments	(142,027)	(16,394)	20	(729)	2,576	(25,218)	(20,889)	7,698

Reinvested capital gains	-	7,128	-	-	1,355	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$17,809	15,209	696	(513)	(5,007)	(8,651)	(12,800)	2,714

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENT OF OPERATIONS
Year Ended December 31, 2011

	FAGO	FAHY	FAOA	FAM	FRBSI	TFF	TMSF	FSCG
Investment Activity:
Reinvested dividends	$-	40,910	96	30,170	11,909	29,980	97,946	-
Mortality and expense risk charges (note 2)	(24,758)	(8,575)	(73)	(22,204)	(28,196)	(17,868)	(60,345)	(12,951)

Net investment income (loss)	(24,758)	32,335	23	7,966	(16,287)	12,112	37,601	(12,951)

Realized gain (loss) on investments	50,611	(9,465)	(7)	(8,535)	(313,642)	(339,729)	(209,951)	(3,571)
Change in unrealized gain (loss) on investments	(14,582)	(32,621)	(1,414)	(34,358)	(82,866)	157,507	46,372	(92,703)

Net gain (loss) on investments	36,029	(42,086)	(1,421)	(42,893)	(396,508)	(182,222)	(163,579)	(96,274)

Reinvested capital gains	-	-	-	2,534	236,422	-	-	46,486

Net increase (decrease) in contract owners’ equity resulting from operations	$11,271	(9,751)	(1,398)	(32,393)	(176,373)	(170,110)	(125,978)	(62,739)

	AREA	ASCGI	JBS	JF	JOS	JTF	JWF	JWS
Investment Activity:
Reinvested dividends	$4,734	-	23,230	15,464	-	9,444	13,434	784
Mortality and expense risk charges (note 2)	(7,182)	(4,933)	(14,329)	(48,590)	(5,660)	(186,083)	(28,533)	(2,886)

Net investment income (loss)	(2,448)	(4,933)	8,901	(33,126)	(5,660)	(176,639)	(15,099)	(2,102)

Realized gain (loss) on investments	(4,575)	(7,093)	49,987	106,987	5,881	811,041	(53,936)	9,394
Change in unrealized gain (loss) on investments	18,142	17,820	(83,949)	(334,474)	(214,970)	(3,910,699)	(261,464)	(43,680)

Net gain (loss) on investments	13,567	10,727	(33,962)	(227,487)	(209,089)	(3,099,658)	(315,400)	(34,286)

Reinvested capital gains	-	10,555	19,862	-	25,511	1,927,831	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$11,119	16,349	(5,199)	(260,613)	(189,238)	(1,348,466)	(330,499)	(36,388)

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENT OF OPERATIONS
Year Ended December 31, 2011

	LSC	MSI	NBF	NBIXA	NFA	NF	NGBF	NGF
Investment Activity:
Reinvested dividends	$-	65,462	53,384	11,265	11,616	30,379	96,158	-
Mortality and expense risk charges (note 2)	(29,869)	(17,076)	(18,500)	(5,125)	(13,563)	(34,942)	(43,533)	(5,280)

Net investment income (loss)	(29,869)	48,386	34,884	6,140	(1,947)	(4,563)	52,625	(5,280)

Realized gain (loss) on investments	(44,613)	(2,210)	15,761	404	(5,644)	(143,330)	(28,562)	24,186
Change in unrealized gain (loss) on investments	(393,633)	(8,396)	(9,218)	12,842	(69,340)	123,887	78,178	(30,533)

Net gain (loss) on investments	(438,246)	(10,606)	6,543	13,246	(74,984)	(19,443)	49,616	(6,347)

Reinvested capital gains	201,878	-	31,996	3,068	-	-	92,045	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(266,237)	37,780	73,423	22,454	(76,931)	(24,006)	194,286	(11,627)

	NIIXA	IDAS	IDCS	IDMS	IDMAS	IDMCS	NMCIXA	MMF
Investment Activity:
Reinvested dividends	$303	20,790	22,003	82,265	58,466	24,881	5,214	75
Mortality and expense risk charges (note 2)	(176)	(19,045)	(14,383)	(61,919)	(47,417)	(17,322)	(11,265)	(115,132)

Net investment income (loss)	127	1,745	7,620	20,346	11,049	7,559	(6,051)	(115,057)

Realized gain (loss) on investments	(1,426)	(68,376)	44,231	(54,051)	(68,329)	(18,965)	(8,435)	-
Change in unrealized gain (loss) on investments	(1,143)	(4,137)	(35,858)	(59,414)	(79,545)	8,352	(81,613)	-

Net gain (loss) on investments	(2,569)	(72,513)	8,373	(113,465)	(147,874)	(10,613)	(90,048)	-

Reinvested capital gains	1	2,845	7,292	28,154	24,267	13,924	66,197	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(2,441)	(67,923)	23,285	(64,965)	(112,558)	10,870	(29,902)	(115,057)

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENT OF OPERATIONS
Year Ended December 31, 2011

	MMFR	NGFA	GVIDA	GVIDC	GVIDM	GVDMA	GVDMC	NVMIG6
Investment Activity:
Reinvested dividends	$37	-	24,004	6,680	51,821	55,944	17,696	1,137
Mortality and expense risk charges (note 2)	(49,445)	(6,063)	(17,471)	(3,845)	(31,468)	(35,795)	(10,123)	(1,114)

Net investment income (loss)	(49,408)	(6,063)	6,533	2,835	20,353	20,149	7,573	23

Realized gain (loss) on investments	-	22,969	(17,116)	7,312	(98,264)	(86,507)	11,972	3,176
Change in unrealized gain (loss) on investments	-	(30,646)	(47,553)	(8,856)	37,965	(32,782)	(15,441)	(15,790)

Net gain (loss) on investments	-	(7,677)	(64,669)	(1,544)	(60,299)	(119,289)	(3,469)	(12,614)

Reinvested capital gains	-	-	-	1,026	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(49,408)	(13,740)	(58,136)	2,317	(39,946)	(99,140)	4,104	(12,591)

	NIXR	NSCIXA	NVTIV3	NBGST	NBGF	NBGT	PF	NBPT
Investment Activity:
Reinvested dividends	$34,680	3,603	2,779	90,990	9,902	1,311	12,562	491
Mortality and expense risk charges (note 2)	(30,170)	(7,693)	(1,172)	(120,641)	(19,695)	(1,857)	(41,761)	(2,696)

Net investment income (loss)	4,510	(4,090)	1,607	(29,651)	(9,793)	(546)	(29,199)	(2,205)

Realized gain (loss) on investments	(80,156)	(12,986)	(15,205)	(23,508)	25,271	(429)	(19,368)	(759)
Change in unrealized gain (loss) on investments	76,608	(36,584)	(9,087)	174,857	(73,973)	(5,697)	(329,404)	(24,681)

Net gain (loss) on investments	(3,548)	(49,570)	(24,292)	151,349	(48,702)	(6,126)	(348,772)	(25,440)

Reinvested capital gains	15,488	18,611	134	201,092	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$16,450	(35,049)	(22,551)	322,790	(58,495)	(6,672)	(377,971)	(27,645)

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENT OF OPERATIONS
Year Ended December 31, 2011

	NLMB	NBSRT	OCHI	OCAF	OGF	OSI	PMTRA	ACVI4
Investment Activity:
Reinvested dividends	$19,708	7,341	61,276	2,083	79,448	89,037	112,266	19,323
Mortality and expense risk charges (note 2)	(9,411)	(14,542)	(7,768)	(14,638)	(62,127)	(15,955)	(38,257)	(20,291)

Net investment income (loss)	10,297	(7,201)	53,508	(12,555)	17,321	73,082	74,009	(968)

Realized gain (loss) on investments	(19,981)	(21,639)	(93,698)	(4,732)	148,701	56,571	65,705	(152,913)
Change in unrealized gain (loss) on investments	5,778	(25,133)	(57,937)	(13,898)	(617,582)	(128,017)	(56,336)	(60,382)

Net gain (loss) on investments	(14,203)	(46,772)	(151,635)	(18,630)	(468,881)	(71,446)	9,369	(213,295)

Reinvested capital gains	-	-	-	-	1,177	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(3,906)	(53,973)	(98,127)	(31,185)	(450,383)	1,636	83,378	(214,263)

	FCI	FEI	FHIP	FMG	FPR	FO2R	TIF3	OVGS4
Investment Activity:
Reinvested dividends	$26,918	109,707	1,944	38,508	97,263	20,791	43,918	54,809
Mortality and expense risk charges (note 2)	(5,895)	(71,029)	(362)	(89,901)	(68,287)	(22,467)	(32,879)	(64,558)

Net investment income (loss)	21,023	38,678	1,582	(51,393)	28,976	(1,676)	11,039	(9,749)

Realized gain (loss) on investments	7,586	(102,076)	3	(423,833)	(8,769)	(220,298)	(244,132)	(86,910)
Change in unrealized gain (loss) on investments	(43,151)	(269,766)	(846)	(384,109)	(29,831)	(113,229)	(71,888)	(354,456)

Net gain (loss) on investments	(35,565)	(371,842)	(843)	(807,942)	(38,600)	(333,527)	(316,020)	(441,366)

Reinvested capital gains	2,043	-	-	2,229	-	3,717	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(12,499)	(333,164)	739	(857,106)	(9,624)	(331,486)	(304,981)	(451,115)

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENT OF OPERATIONS
Year Ended December 31, 2011

	PVF	IDF	PUIGA	PBF	WRASCA	SCS	SE	SGR
Investment Activity:
Reinvested dividends	$-	105,973	197	11,525	-	-	-	-
Mortality and expense risk charges (note 2)	(2,703)	(49,685)	(56)	(9,301)	(8,846)	(33,070)	(844)	(10,718)

Net investment income (loss)	(2,703)	56,288	141	2,224	(8,846)	(33,070)	(844)	(10,718)

Realized gain (loss) on investments	8,278	196,442	(6)	(13,308)	84,180	1,871	107	38,982
Change in unrealized gain (loss) on investments	(55,414)	(440,181)	(833)	16,150	(194,711)	(200,155)	13,463	(4,382)

Net gain (loss) on investments	(47,136)	(243,739)	(839)	2,842	(110,531)	(198,284)	13,570	34,600

Reinvested capital gains	-	-	-	-	72,179	144,407	-	13,131

Net increase (decrease) in contract owners’ equity resulting from operations	$(49,839)	(187,451)	(698)	5,066	(47,198)	(86,947)	12,726	37,013

	WFLCCI	STR	WFEVAD	WFMCGZ	ABBLI	EIG	CSLCBC	PRLVA
Investment Activity:
Reinvested dividends	$555	-	3,299	-	532	5,460	13,177	2,051
Mortality and expense risk charges (note 2)	(1,272)	(20,309)	(2,987)	(1,794)	(498)	(6,414)	(15,738)	(2,867)

Net investment income (loss)	(717)	(20,309)	312	(1,794)	34	(954)	(2,561)	(816)

Realized gain (loss) on investments	3,094	183,119	172	26,893	12,889	(84,883)	(362)	(145,613)
Change in unrealized gain (loss) on investments	(3,535)	(116,279)	23,994	(68,312)	(8,796)	28,209	(77,656)	240,702

Net gain (loss) on investments	(441)	66,840	24,166	(41,419)	4,093	(56,674)	(78,018)	95,089

Reinvested capital gains	-	-	-	11,217	-	-	20,256	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(1,158)	46,531	24,478	(31,996)	4,127	(57,628)	(60,323)	94,273

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENT OF OPERATIONS
Year Ended December 31, 2011

VKRES
Investment Activity:
Reinvested dividends	$3,040
Mortality and expense risk charges (note 2)	(4,299)

Net investment income (loss)	(1,259)

Realized gain (loss) on investments	398,756
Change in unrealized gain (loss) on investments	(304,809)

Net gain (loss) on investments	93,947

Reinvested capital gains	-

Net increase (decrease) in contract owners’ equity resulting from operations	$92,688

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	Total		VKEIA		VKGIA		VKGA
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$218,316	105,997	649	-	2,388	2,304	(10,031)	(9,464)
Realized gain (loss) on investments	(1,015,721)	(4,537,713)	(337)	-	(52,831)	(132,087)	30,058	(82,998)
Change in unrealized gain (loss) on investments	(9,512,337)	27,463,621	(7,012)	-	10,483	313,396	(166,934)	286,779
Reinvested capital gains	3,578,755	941,163	-	-	-	-	57,244	-

Net increase (decrease) in contract owners’ equity resulting from operations	(6,730,987)	23,973,068	(6,700)	-	(39,960)	183,613	(89,663)	194,317

Equity transactions:
Purchase payments received from contract owners (note 3)	11,488,576	12,867,600	577	-	64,949	91,505	11,471	50,824
Transfers between funds	-	-	101,853	-	(99,492)	(141,531)	50,825	64,444
Redemptions (note 3)	(34,450,113)	(37,471,593)	(2,749)	-	(309,264)	(510,846)	(104,852)	(313,744)
Annuity benefits	(280)	(9,425)	-	-	-	-	-	-
Contract maintenance charges (note 2)	(201,796)	(218,482)	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(66,493)	(87,400)	-	-	(973)	(2,574)	(370)	(1,691)
Adjustments to maintain reserves	(3,896)	(36,004)	(4)	-	(79)	234	(49)	253

Net equity transactions	(23,234,002)	(24,955,304)	99,677	-	(344,859)	(563,212)	(42,975)	(199,914)

Net change in contract owners’ equity	(29,964,989)	(982,236)	92,977	-	(384,819)	(379,599)	(132,638)	(5,597)
Contract owners’ equity beginning of period	225,817,512	226,799,748	-	-	1,738,936	2,118,535	892,283	897,880

Contract owners’ equity end of period	$195,852,523	225,817,512	92,977	-	1,354,117	1,738,936	759,645	892,283

CHANGES IN UNITS:
Beginning units	12,465,191	13,990,343	-	-	107,293	145,665	39,537	50,066
Units purchased	2,779,569	2,678,400	10,302	-	7,900	11,805	7,565	8,033
Units redeemed	(3,792,996)	(4,203,552)	(304)	-	(28,923)	(50,177)	(9,639)	(18,562)

Ending units	11,451,764	12,465,191	9,998	-	86,270	107,293	37,463	39,537

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	PRSCA		ADGFIS		ADUES		TCIGA
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$(15,246)	(15,769)	15,073	37,519	(1,122)	-	(455)	(282)
Realized gain (loss) on investments	(159,732)	(344,174)	24,665	15,212	1,492	-	764	593
Change in unrealized gain (loss) on investments	60,098	769,337	(18,477)	(14,747)	100,488	-	(14,463)	11,496
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(114,880)	409,394	21,261	37,984	100,858	-	(14,154)	11,807

Equity transactions:
Purchase payments received from contract owners (note 3)	67,511	67,521	42,034	77,158	8,954	-	-	-
Transfers between funds	(108,572)	(81,220)	(65,647)	18,122	1,374,079	-	-	-
Redemptions (note 3)	(327,612)	(385,966)	(105,752)	(192,646)	(23,113)	-	(1,343)	(2,291)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(1,570)	(1,784)	(909)	(989)	(336)	-	-	-
Contingent deferred sales charges (note 2)	(60)	(1,477)	(4)	(18)	-	-	-	-
Adjustments to maintain reserves	(33)	(18)	(5)	1	(4)	-	(14)	(11)

Net equity transactions	(370,336)	(402,944)	(130,283)	(98,372)	1,359,580	-	(1,357)	(2,302)

Net change in contract owners’ equity	(485,216)	6,450	(109,022)	(60,388)	1,460,438	-	(15,511)	9,505
Contract owners’ equity beginning of period	1,843,302	1,836,852	884,615	945,003	-	-	109,871	100,366

Contract owners’ equity end of period	$1,358,086	1,843,302	775,593	884,615	1,460,438	-	94,360	109,871

CHANGES IN UNITS:
Beginning units	81,745	103,567	80,749	89,576	-	-	12,326	12,624
Units purchased	16,676	6,259	21,537	14,597	138,254	-	-	-
Units redeemed	(32,824)	(28,081)	(33,188)	(23,424)	(2,200)	-	(142)	(298)

Ending units	65,597	81,745	69,098	80,749	136,054	-	12,184	12,326

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	TCIGR		TCG		ACIGA		IGF
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$(497)	817	(48,536)	(51,513)	2,238	(219)	7,080	3,116
Realized gain (loss) on investments	43,110	34,237	209,226	5,706	(58,319)	(75,666)	(118,959)	(135,883)
Change in unrealized gain (loss) on investments	(134,431)	57,872	(474,120)	893,866	78,809	245,127	160,980	458,419
Reinvested capital gains	-	-	193,728	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(91,818)	92,926	(119,702)	848,059	22,728	169,242	49,101	325,652

Equity transactions:
Purchase payments received from contract owners (note 3)	-	-	249,939	203,667	63,847	48,021	133,803	196,621
Transfers between funds	(10,285)	(14,643)	(31,259)	(29,100)	(100,112)	(44,489)	(82,219)	(55,635)
Redemptions (note 3)	(115,380)	(97,454)	(557,048)	(500,872)	(97,876)	(119,691)	(397,636)	(503,943)
Annuity benefits	-	-	-	(9,164)	-	-	-	-
Contract maintenance charges (note 2)	(1,049)	(1,188)	(6,363)	(6,697)	-	-	(4,655)	(4,955)
Contingent deferred sales charges (note 2)	(7)	-	(538)	(718)	(123)	(432)	(143)	(608)
Adjustments to maintain reserves	(13)	(7)	(2,368)	(40,212)	(63)	(58)	(23)	37

Net equity transactions	(126,734)	(113,292)	(347,637)	(383,096)	(134,327)	(116,649)	(350,873)	(368,483)

Net change in contract owners’ equity	(218,552)	(20,366)	(467,339)	464,963	(111,599)	52,593	(301,772)	(42,831)
Contract owners’ equity beginning of period	812,813	833,179	5,990,131	5,525,168	1,536,531	1,483,938	2,843,369	2,886,200

Contract owners’ equity end of period	$594,261	812,813	5,522,792	5,990,131	1,424,932	1,536,531	2,541,597	2,843,369

CHANGES IN UNITS:
Beginning units	31,164	35,850	173,962	189,765	170,813	185,704	153,519	175,496
Units purchased	-	-	21,476	20,967	9,410	6,711	11,566	13,180
Units redeemed	(4,979)	(4,686)	(23,738)	(36,770)	(24,222)	(21,602)	(30,130)	(35,157)

Ending units	26,185	31,164	171,700	173,962	156,001	170,813	134,955	153,519

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	BSTG		TCUL		DWHYOI		DAF
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$(9,709)	(5,297)	(81,386)	(66,137)	55,797	49,976	5,210	(1,696)
Realized gain (loss) on investments	16,904	22,888	(145,626)	(215,259)	47,417	82,179	17,753	(37,411)
Change in unrealized gain (loss) on investments	(15,585)	(3,970)	236,171	1,152,369	(102,254)	(44,600)	149,628	365,769
Reinvested capital gains	14,248	11,923	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	5,858	25,544	9,159	870,973	960	87,555	172,591	326,662

Equity transactions:
Purchase payments received from contract owners (note 3)	124,212	151,021	212,130	198,263	48,490	43,626	137,835	147,922
Transfers between funds	(29,001)	91,154	(20,357)	(58,660)	(56,965)	26,079	237,177	(86,527)
Redemptions (note 3)	(318,239)	(444,501)	(833,712)	(803,004)	(60,690)	(106,276)	(403,464)	(356,460)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(1,731)	(1,820)	(8,513)	(9,020)	(893)	(703)	(1,971)	(2,164)
Contingent deferred sales charges (note 2)	(626)	(48)	(623)	(927)	(5)	-	(1,417)	(1,425)
Adjustments to maintain reserves	15	46	(17)	(41)	14	31	(81)	(27)

Net equity transactions	(225,370)	(204,148)	(651,092)	(673,389)	(70,049)	(37,243)	(31,921)	(298,681)

Net change in contract owners’ equity	(219,512)	(178,604)	(641,933)	197,584	(69,089)	50,312	140,670	27,981
Contract owners’ equity beginning of period	2,342,931	2,521,535	6,649,134	6,451,550	743,548	693,236	2,647,383	2,619,402

Contract owners’ equity end of period	$2,123,419	2,342,931	6,007,201	6,649,134	674,459	743,548	2,788,053	2,647,383

CHANGES IN UNITS:
Beginning units	118,333	136,216	421,165	467,772	48,155	51,698	224,836	252,934
Units purchased	36,706	22,994	17,209	19,527	28,354	24,794	47,335	16,669
Units redeemed	(44,680)	(40,877)	(62,369)	(66,134)	(33,207)	(28,337)	(50,709)	(44,767)

Ending units	110,359	118,333	376,005	421,165	43,302	48,155	221,462	224,836

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	DPBOZ		DSPI		DEL		DPITIA
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$194	1,749	20,171	19,526	(106)	(102)	24,745	39,523
Realized gain (loss) on investments	(49,541)	(68,016)	159,867	182,805	(8,243)	(150)	20,372	16,239
Change in unrealized gain (loss) on investments	29,302	173,596	(188,251)	744,964	6,525	2,487	42,132	61,280
Reinvested capital gains	-	-	57,477	208,695	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(20,045)	107,329	49,264	1,155,990	(1,824)	2,235	87,249	117,042

Equity transactions:
Purchase payments received from contract owners (note 3)	38,317	58,823	521,750	670,094	25	9	69,002	93,691
Transfers between funds	(64,598)	(64,724)	(242,092)	(243,348)	(7,543)	-	71,785	95,977
Redemptions (note 3)	(189,225)	(144,245)	(1,024,507)	(1,111,428)	(1,054)	-	(230,731)	(347,163)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(911)	(965)	(14,371)	(15,330)	-	-	(1,806)	(1,998)
Contingent deferred sales charges (note 2)	(47)	(232)	(877)	(1,125)	-	-	(495)	(1,277)
Adjustments to maintain reserves	(12)	(27)	-	(165)	(13)	6	99	(34)

Net equity transactions	(216,476)	(151,370)	(760,097)	(701,302)	(8,585)	15	(92,146)	(160,804)

Net change in contract owners’ equity	(236,521)	(44,041)	(710,833)	454,688	(10,409)	2,250	(4,897)	(43,762)
Contract owners’ equity beginning of period	997,784	1,041,825	9,864,563	9,409,875	10,409	8,159	1,544,674	1,588,436

Contract owners’ equity end of period	$761,263	997,784	9,153,730	9,864,563	-	10,409	1,539,777	1,544,674

CHANGES IN UNITS:
Beginning units	93,691	109,528	333,365	359,565	1,007	1,006	134,162	148,448
Units purchased	3,693	10,233	36,435	29,718	2	1	15,208	17,557
Units redeemed	(23,668)	(26,070)	(61,486)	(55,918)	(1,009)	-	(23,105)	(31,843)

Ending units	73,716	93,691	308,314	333,365	-	1,007	126,265	134,162

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	DROSC		DTC		FBDF		FEQIF
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$(4)	-	(3,635)	(4,195)	72,297	91,594	1,606	1,552
Realized gain (loss) on investments	-	-	42,666	29,728	24,707	13,062	(3,066)	(2,644)
Change in unrealized gain (loss) on investments	336	-	(39,140)	48,494	(15,656)	66,832	7,195	11,454
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	332	-	(109)	74,027	81,348	171,488	5,735	10,362

Equity transactions:
Purchase payments received from contract owners (note 3)	-	-	15,328	17,634	113,828	113,951	6,829	6,098
Transfers between funds	7,543	-	3,579	33,009	(236)	246,276	(2,117)	-
Redemptions (note 3)	-	-	(123,992)	(104,611)	(484,484)	(346,964)	(10,768)	(8,789)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	(735)	(818)	(1,900)	(1,875)	-	-
Contingent deferred sales charges (note 2)	-	-	(61)	(117)	(398)	(455)	-	-
Adjustments to maintain reserves	(2)	-	(37)	50	(38)	(9)	1	(17)

Net equity transactions	7,541	-	(105,918)	(54,853)	(373,228)	10,924	(6,055)	(2,708)

Net change in contract owners’ equity	7,873	-	(106,027)	19,174	(291,880)	182,412	(320)	7,654
Contract owners’ equity beginning of period	-	-	637,482	618,308	2,029,593	1,847,181	112,991	105,337

Contract owners’ equity end of period	$7,873	-	531,455	637,482	1,737,713	2,029,593	112,671	112,991

CHANGES IN UNITS:
Beginning units	-	-	39,481	44,065	103,684	103,439	12,695	12,993
Units purchased	735	-	1,270	8,272	17,543	21,128	752	761
Units redeemed	-	-	(8,974)	(12,856)	(36,482)	(20,883)	(1,482)	(1,059)

Ending units	735	-	31,777	39,481	84,745	103,684	11,965	12,695

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	FHYT		FIIF		FABA		FAB
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$159,836	186,629	24,475	28,733	676	1,388	216	1,284
Realized gain (loss) on investments	91,683	553,314	19,591	5,032	(4,023)	(9,455)	(5,300)	(33,284)
Change in unrealized gain (loss) on investments	(233,710)	(341,819)	(35,985)	15,444	4,043	39,651	4,571	146,685
Reinvested capital gains	-	-	7,128	-	-	193	-	718

Net increase (decrease) in contract owners’ equity resulting from operations	17,809	398,124	15,209	49,209	696	31,777	(513)	115,403

Equity transactions:
Purchase payments received from contract owners (note 3)	186,286	152,835	13,962	49,031	6,725	5,364	26,667	70,249
Transfers between funds	(144,694)	(1,729,641)	(58,036)	64,272	(15,136)	4,722	(48,987)	439
Redemptions (note 3)	(915,237)	(674,029)	(185,196)	(161,807)	(59,794)	(70,812)	(41,411)	(182,499)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(1,309)	(1,457)	-	-	-	-	(1,064)	(1,349)
Contingent deferred sales charges (note 2)	(329)	(1,050)	(1,427)	(75)	(269)	(140)	(38)	(670)
Adjustments to maintain reserves	(131)	132	(54)	34	(37)	(23)	(23)	14

Net equity transactions	(875,414)	(2,253,210)	(230,751)	(48,545)	(68,511)	(60,889)	(64,856)	(113,816)

Net change in contract owners’ equity	(857,605)	(1,855,086)	(215,542)	664	(67,815)	(29,112)	(65,369)	1,587
Contract owners’ equity beginning of period	3,183,303	5,038,389	863,714	863,050	270,598	299,710	1,087,007	1,085,420

Contract owners’ equity end of period	$2,325,698	3,183,303	648,172	863,714	202,783	270,598	1,021,638	1,087,007

CHANGES IN UNITS:
Beginning units	190,156	343,037	56,098	59,189	23,021	28,453	63,448	70,667
Units purchased	70,790	98,641	8,149	16,055	555	982	1,830	7,349
Units redeemed	(123,151)	(251,522)	(22,724)	(19,146)	(6,365)	(6,414)	(5,581)	(14,568)

Ending units	137,795	190,156	41,523	56,098	17,211	23,021	59,697	63,448

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	FAEGA		FAEIA		FAEI		FAGOA
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$(8,938)	(8,889)	16,567	2,649	8,089	(3,115)	(4,984)	(4,423)
Realized gain (loss) on investments	(257)	(12,345)	(126,526)	(210,011)	(72,981)	(110,035)	(10,891)	(23,946)
Change in unrealized gain (loss) on investments	2,833	164,070	101,308	457,698	52,092	311,679	18,589	101,368
Reinvested capital gains	1,355	750	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(5,007)	143,586	(8,651)	250,336	(12,800)	198,529	2,714	72,999

Equity transactions:
Purchase payments received from contract owners (note 3)	48,762	71,221	108,298	126,447	100,728	148,044	14,917	24,640
Transfers between funds	(35,521)	(61,793)	(62,966)	(55,867)	(28,773)	(126,342)	(13,784)	(15,398)
Redemptions (note 3)	(70,990)	(148,060)	(406,515)	(576,352)	(248,053)	(250,034)	(52,761)	(29,511)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	(2,911)	(3,060)	-	-
Contingent deferred sales charges (note 2)	(610)	(648)	(938)	(1,407)	(307)	139	(192)	(171)
Adjustments to maintain reserves	(16)	(46)	(36)	(72)	(30)	121	(24)	(75)

Net equity transactions	(58,375)	(139,326)	(362,157)	(507,251)	(179,346)	(231,132)	(51,844)	(20,515)

Net change in contract owners’ equity	(63,382)	4,260	(370,808)	(256,915)	(192,146)	(32,603)	(49,130)	52,484
Contract owners’ equity beginning of period	734,881	730,621	2,267,212	2,524,127	1,827,597	1,860,200	398,386	345,902

Contract owners’ equity end of period	$671,499	734,881	1,896,404	2,267,212	1,635,451	1,827,597	349,256	398,386

CHANGES IN UNITS:
Beginning units	103,042	124,740	178,554	222,198	91,181	103,627	51,072	54,119
Units purchased	8,725	11,931	12,502	14,024	9,312	9,294	5,959	6,454
Units redeemed	(16,295)	(33,629)	(40,145)	(57,668)	(18,001)	(21,740)	(12,447)	(9,501)

Ending units	95,472	103,042	150,911	178,554	82,492	91,181	44,584	51,072

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	FAGO		FAHY		FAOA		FAM
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$(24,758)	(22,288)	32,335	38,514	23	(3)	7,966	8,044
Realized gain (loss) on investments	50,611	4,953	(9,465)	(7,001)	(7)	16	(8,535)	(16,461)
Change in unrealized gain (loss) on investments	(14,582)	360,137	(32,621)	74,733	(1,414)	868	(34,358)	195,090
Reinvested capital gains	-	-	-	-	-	18	2,534	2,693

Net increase (decrease) in contract owners’ equity resulting from operations	11,271	342,802	(9,751)	106,246	(1,398)	899	(32,393)	189,366

Equity transactions:
Purchase payments received from contract owners (note 3)	155,126	124,312	55	72	-	-	99,692	70,336
Transfers between funds	74,391	(53,899)	18	(31,923)	-	-	52,802	17,618
Redemptions (note 3)	(367,847)	(241,524)	(90,822)	(97,647)	-	(1,718)	(249,093)	(188,991)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(3,874)	(3,735)	(1,011)	(1,087)	-	-	(2,876)	(2,859)
Contingent deferred sales charges (note 2)	(147)	(948)	-	(10)	-	-	(269)	(32)
Adjustments to maintain reserves	(25)	(12)	34	83	(10)	(7)	1	(6)

Net equity transactions	(142,376)	(175,806)	(91,726)	(130,512)	(10)	(1,725)	(99,743)	(103,934)

Net change in contract owners’ equity	(131,105)	166,996	(101,477)	(24,266)	(1,408)	(826)	(132,136)	85,432
Contract owners’ equity beginning of period	1,906,065	1,739,069	702,816	727,082	7,495	8,321	1,739,186	1,653,754

Contract owners’ equity end of period	$1,774,960	1,906,065	601,339	702,816	6,087	7,495	1,607,050	1,739,186

CHANGES IN UNITS:
Beginning units	137,050	152,316	29,851	36,159	678	847	71,921	76,622
Units purchased	20,989	15,774	6	1,956	-	-	9,219	4,267
Units redeemed	(30,954)	(31,040)	(4,091)	(8,264)	-	(169)	(13,372)	(8,968)

Ending units	127,085	137,050	25,766	29,851	678	678	67,768	71,921

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	FRBSI		TFF		TMSF		FSCG
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$(16,287)	8,306	12,112	7,940	37,601	81,453	(12,951)	(13,217)
Realized gain (loss) on investments	(313,642)	(340,729)	(339,729)	(370,974)	(209,951)	(236,967)	(3,571)	(68,815)
Change in unrealized gain (loss) on investments	(82,866)	615,367	157,507	464,280	46,372	656,698	(92,703)	344,069
Reinvested capital gains	236,422	203,634	-	-	-	-	46,486	-

Net increase (decrease) in contract owners’ equity resulting from operations	(176,373)	486,578	(170,110)	101,246	(125,978)	501,184	(62,739)	262,037

Equity transactions:
Purchase payments received from contract owners (note 3)	120,893	134,605	-	-	296,455	335,168	23,398	46,846
Transfers between funds	(112,653)	(214,803)	(101,902)	(47,003)	(211,602)	32,557	18,536	(31,102)
Redemptions (note 3)	(461,010)	(509,761)	(280,051)	(297,232)	(952,047)	(1,018,984)	(147,352)	(241,268)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	(1,811)	(2,090)	(3,323)	(3,723)	-	-
Contingent deferred sales charges (note 2)	(1,114)	(3,081)	(77)	(238)	(1,667)	(4,723)	(34)	(215)
Adjustments to maintain reserves	(62)	(40)	(11)	36	(36)	(122)	(59)	(44)

Net equity transactions	(453,946)	(593,080)	(383,852)	(346,527)	(872,220)	(659,827)	(105,511)	(225,783)

Net change in contract owners’ equity	(630,319)	(106,502)	(553,962)	(245,281)	(998,198)	(158,643)	(168,250)	36,254
Contract owners’ equity beginning of period	2,673,167	2,779,669	1,633,935	1,879,216	5,359,725	5,518,368	1,170,673	1,134,419

Contract owners’ equity end of period	$2,042,848	2,673,167	1,079,973	1,633,935	4,361,527	5,359,725	1,002,423	1,170,673

CHANGES IN UNITS:
Beginning units	131,609	164,620	71,757	88,536	326,468	370,806	126,663	155,606
Units purchased	10,240	9,613	-	-	26,797	38,282	10,503	6,514
Units redeemed	(32,803)	(42,624)	(17,076)	(16,779)	(79,690)	(82,620)	(21,632)	(35,457)

Ending units	109,046	131,609	54,681	71,757	273,575	326,468	115,534	126,663

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	AREA		ASCGI		JBS		JF
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$(2,448)	-	(4,933)	(4,105)	8,901	9,767	(33,126)	(43,081)
Realized gain (loss) on investments	(4,575)	-	(7,093)	(33,944)	49,987	62,592	106,987	20,363
Change in unrealized gain (loss) on investments	18,142	-	17,820	118,774	(83,949)	(36,786)	(334,474)	398,609
Reinvested capital gains	-	-	10,555	-	19,862	34,332	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	11,119	-	16,349	80,725	(5,199)	69,905	(260,613)	375,891

Equity transactions:
Purchase payments received from contract owners (note 3)	15,846	-	8,665	9,011	43,694	14,754	141,881	152,566
Transfers between funds	1,193,414	-	253,730	(40,484)	243,174	196,665	(105,058)	(171,727)
Redemptions (note 3)	(43,241)	-	(47,225)	(96,041)	(213,071)	(323,063)	(588,570)	(566,470)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	(6,106)	(6,746)
Contingent deferred sales charges (note 2)	(207)	-	(249)	(93)	(1,527)	(1,112)	(313)	(344)
Adjustments to maintain reserves	(11)	-	(43)	(14)	(61)	(185)	(36)	22

Net equity transactions	1,165,801	-	214,878	(127,621)	72,209	(112,941)	(558,202)	(592,699)

Net change in contract owners’ equity	1,176,920	-	231,227	(46,896)	67,010	(43,036)	(818,815)	(216,808)
Contract owners’ equity beginning of period	-	-	354,081	400,977	1,139,235	1,182,271	4,160,420	4,377,228

Contract owners’ equity end of period	$1,176,920	-	585,308	354,081	1,206,245	1,139,235	3,341,605	4,160,420

CHANGES IN UNITS:
Beginning units	-	-	31,371	44,299	92,967	102,509	264,736	315,151
Units purchased	130,248	-	29,214	4,332	32,036	31,058	8,507	10,685
Units redeemed	(9,631)	-	(7,747)	(17,260)	(26,543)	(40,600)	(47,226)	(61,100)

Ending units	120,617	-	52,838	31,371	98,460	92,967	226,017	264,736

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	JOS		JTF		JWF		JWS
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$(5,660)	(4,272)	(176,639)	(169,298)	(15,099)	(20,300)	(2,102)	(2,941)
Realized gain (loss) on investments	5,881	18,401	811,041	567,446	(53,936)	(122,354)	9,394	11,620
Change in unrealized gain (loss) on investments	(214,970)	47,553	(3,910,699)	442,246	(261,464)	459,516	(43,680)	28,565
Reinvested capital gains	25,511	-	1,927,831	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(189,238)	61,682	(1,348,466)	840,394	(330,499)	316,862	(36,388)	37,244

Equity transactions:
Purchase payments received from contract owners (note 3)	15,553	7,600	430,157	643,667	145	-	-	-
Transfers between funds	107,613	310,172	(686,662)	(216,119)	(16,700)	(22,676)	(895)	(10,595)
Redemptions (note 3)	(100,445)	(65,228)	(1,848,675)	(2,402,875)	(322,584)	(364,262)	(32,571)	(39,151)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	(20,315)	(23,419)	(4,423)	(4,974)	-	-
Contingent deferred sales charges (note 2)	(65)	(109)	(735)	(613)	(17)	(15)	(17)	(20)
Adjustments to maintain reserves	(5)	(142)	(98)	2,514	(11)	47	(60)	(393)

Net equity transactions	22,651	252,293	(2,126,328)	(1,996,845)	(343,590)	(391,880)	(33,543)	(50,159)

Net change in contract owners’ equity	(166,587)	313,975	(3,474,794)	(1,156,451)	(674,089)	(75,018)	(69,931)	(12,915)
Contract owners’ equity beginning of period	490,290	176,315	16,144,328	17,300,779	2,468,371	2,543,389	261,201	274,116

Contract owners’ equity end of period	$323,703	490,290	12,669,534	16,144,328	1,794,282	2,468,371	191,270	261,201

CHANGES IN UNITS:
Beginning units	32,990	13,953	554,286	631,933	159,288	186,615	18,742	22,694
Units purchased	13,832	29,727	16,757	45,301	22	-	126	123
Units redeemed	(13,959)	(10,690)	(104,862)	(122,948)	(22,567)	(27,327)	(2,702)	(4,075)

Ending units	32,863	32,990	466,181	554,286	136,743	159,288	16,166	18,742

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	LSC		MSI		NBF		NBIXA
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$(29,869)	(26,679)	48,386	42,074	34,884	37,382	6,140	9,001
Realized gain (loss) on investments	(44,613)	(124,204)	(2,210)	(5,253)	15,761	6,412	404	25,712
Change in unrealized gain (loss) on investments	(393,633)	569,082	(8,396)	48,302	(9,218)	28,043	12,842	(11,817)
Reinvested capital gains	201,878	-	-	-	31,996	22,404	3,068	-

Net increase (decrease) in contract owners’ equity resulting from operations	(266,237)	418,199	37,780	85,123	73,423	94,241	22,454	22,896

Equity transactions:
Purchase payments received from contract owners (note 3)	261,518	229,983	78,083	48,761	71,803	66,016	18,027	22,601
Transfers between funds	(96,218)	148,277	172,087	89,192	(28,571)	79,820	4,600	79,739
Redemptions (note 3)	(267,792)	(376,417)	(108,215)	(110,173)	(149,576)	(212,994)	(30,762)	(80,647)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(2,708)	(2,627)	(963)	(843)	(1,607)	(1,711)	-	-
Contingent deferred sales charges (note 2)	(681)	(2,086)	(78)	-	(92)	(16)	(113)	(107)
Adjustments to maintain reserves	39	(81)	(26)	53	(38)	79	(19)	13

Net equity transactions	(105,842)	(2,951)	140,888	26,990	(108,081)	(68,806)	(8,267)	21,599

Net change in contract owners’ equity	(372,079)	415,248	178,668	112,113	(34,658)	25,435	14,187	44,495
Contract owners’ equity beginning of period	2,383,031	1,967,783	1,150,745	1,038,632	1,458,334	1,432,899	384,194	339,699

Contract owners’ equity end of period	$2,010,952	2,383,031	1,329,413	1,150,745	1,423,676	1,458,334	398,381	384,194

CHANGES IN UNITS:
Beginning units	104,955	105,658	70,649	69,165	27,488	31,453	25,410	23,438
Units purchased	28,198	23,200	20,816	11,577	3,293	3,431	2,595	39,903
Units redeemed	(33,423)	(23,903)	(12,205)	(10,093)	(4,868)	(7,396)	(3,031)	(37,931)

Ending units	99,730	104,955	79,260	70,649	25,913	27,488	24,974	25,410

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	NFA		NF		NGBF		NGF
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$(1,947)	-	(4,563)	(15,420)	52,625	73,673	(5,280)	(4,680)
Realized gain (loss) on investments	(5,644)	-	(143,330)	(772,401)	(28,562)	161,210	24,186	5,117
Change in unrealized gain (loss) on investments	(69,340)	-	123,887	1,095,770	78,178	(188,954)	(30,533)	75,225
Reinvested capital gains	-	-	-	-	92,045	141,138	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(76,931)	-	(24,006)	307,949	194,286	187,067	(11,627)	75,662

Equity transactions:
Purchase payments received from contract owners (note 3)	(25)	-	155,598	155,086	176,720	383,053	48	-
Transfers between funds	1,359,809	-	(98,555)	(99,390)	(99,941)	300,413	(1,830)	(351)
Redemptions (note 3)	(117,870)	-	(275,382)	(276,545)	(483,635)	(1,277,165)	(65,543)	(16,971)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(644)	-	(3,981)	(4,495)	(2,930)	(3,354)	(809)	(960)
Contingent deferred sales charges (note 2)	(981)	-	(423)	(111)	(1,188)	(428)	(4)	-
Adjustments to maintain reserves	(34)	-	111	(170)	75	331	(16)	(44)

Net equity transactions	1,240,255	-	(222,632)	(225,625)	(410,899)	(597,150)	(68,154)	(18,326)

Net change in contract owners’ equity	1,163,324	-	(246,638)	82,324	(216,613)	(410,083)	(79,781)	57,336
Contract owners’ equity beginning of period	-	-	2,789,416	2,707,092	3,770,750	4,180,833	444,748	387,412

Contract owners’ equity end of period	$1,163,324	-	2,542,778	2,789,416	3,554,137	3,770,750	364,967	444,748

CHANGES IN UNITS:
Beginning units	-	-	46,193	51,653	212,672	244,555	12,752	13,029
Units purchased	149,070	-	5,291	128,902	56,865	144,279	1	-
Units redeemed	(25,586)	-	(5,286)	(134,362)	(82,400)	(176,162)	(1,136)	(277)

Ending units	123,484	-	46,198	46,193	187,137	212,672	11,617	12,752

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	NIIXA		IDAS		IDCS		IDMS
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$127	173	1,745	3,375	7,620	13,280	20,346	27,910
Realized gain (loss) on investments	(1,426)	(122)	(68,376)	(103,315)	44,231	(1,771)	(54,051)	(131,252)
Change in unrealized gain (loss) on investments	(1,143)	867	(4,137)	284,399	(35,858)	76,421	(59,414)	559,389
Reinvested capital gains	1	-	2,845	-	7,292	-	28,154	-

Net increase (decrease) in contract owners’ equity resulting from operations	(2,441)	918	(67,923)	184,459	23,285	87,930	(64,965)	456,047

Equity transactions:
Purchase payments received from contract owners (note 3)	-	-	129,013	166,970	16,274	78,595	234,726	297,639
Transfers between funds	-	-	(183,448)	(37,862)	(124,212)	(448,269)	(124,629)	(114,600)
Redemptions (note 3)	(7,785)	(1,343)	(142,014)	(321,371)	(473,073)	(713,773)	(518,227)	(715,861)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	-	-	(587)	(3,428)	(24)	(2,371)	(2,199)	(7,559)
Adjustments to maintain reserves	(3)	(14)	(30)	(110)	(29)	260	(83)	(13)

Net equity transactions	(7,788)	(1,357)	(197,066)	(195,801)	(581,064)	(1,085,558)	(410,412)	(540,394)

Net change in contract owners’ equity	(10,229)	(439)	(264,989)	(11,342)	(557,779)	(997,628)	(475,377)	(84,347)
Contract owners’ equity beginning of period	16,387	16,826	1,635,176	1,646,518	1,642,995	2,640,623	5,299,735	5,384,082

Contract owners’ equity end of period	$6,158	16,387	1,370,187	1,635,176	1,085,216	1,642,995	4,824,358	5,299,735

CHANGES IN UNITS:
Beginning units	1,477	1,611	146,892	166,944	127,050	212,475	434,421	481,308
Units purchased	-	-	13,955	16,851	4,934	22,374	21,186	39,088
Units redeemed	(829)	(134)	(30,578)	(36,903)	(49,005)	(107,799)	(54,708)	(85,975)

Ending units	648	1,477	130,269	146,892	82,979	127,050	400,899	434,421

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	IDMAS		IDMCS		NMCIXA		MMF
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$11,049	18,402	7,559	11,078	(6,051)	(3,771)	(115,057)	(121,306)
Realized gain (loss) on investments	(68,329)	(93,556)	(18,965)	(28,575)	(8,435)	(36,191)	-	-
Change in unrealized gain (loss) on investments	(79,545)	511,029	8,352	124,251	(81,613)	241,970	-	-
Reinvested capital gains	24,267	-	13,924	-	66,197	9,610	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(112,558)	435,875	10,870	106,754	(29,902)	211,618	(115,057)	(121,306)

Equity transactions:
Purchase payments received from contract owners (note 3)	300,382	376,468	76,298	81,440	36,993	64,667	822,406	929,431
Transfers between funds	(234,625)	(23,479)	(90,261)	63,666	(25,189)	(41,950)	1,819,899	390,033
Redemptions (note 3)	(519,040)	(584,977)	(162,150)	(252,930)	(120,403)	(159,453)	(2,946,328)	(1,904,055)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	(11,147)	(12,282)
Contingent deferred sales charges (note 2)	(5,540)	(4,268)	(462)	(3,174)	(915)	(1,339)	(4,534)	(980)
Adjustments to maintain reserves	(30)	(96)	(27)	118	(90)	(27)	10	(58)

Net equity transactions	(458,853)	(236,352)	(176,602)	(110,880)	(109,604)	(138,102)	(319,694)	(597,911)

Net change in contract owners’ equity	(571,411)	199,523	(165,732)	(4,126)	(139,506)	73,516	(434,751)	(719,217)
Contract owners’ equity beginning of period	4,193,939	3,994,416	1,524,417	1,528,543	1,011,201	937,685	8,886,266	9,605,483

Contract owners’ equity end of period	$3,622,528	4,193,939	1,358,685	1,524,417	871,695	1,011,201	8,451,515	8,886,266

CHANGES IN UNITS:
Beginning units	356,351	378,369	119,444	127,996	63,048	72,630	364,267	388,450
Units purchased	28,140	41,863	9,794	18,120	6,384	7,489	252,979	156,034
Units redeemed	(65,458)	(63,881)	(23,358)	(26,672)	(12,713)	(17,071)	(266,109)	(180,217)

Ending units	319,033	356,351	105,880	119,444	56,719	63,048	351,137	364,267

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	MMFR		NGFA		GVIDA		GVIDC
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$(49,408)	(55,843)	(6,063)	(5,113)	6,533	4,616	2,835	2,747
Realized gain (loss) on investments	-	-	22,969	1,563	(17,116)	(248,933)	7,312	15,044
Change in unrealized gain (loss) on investments	-	-	(30,646)	79,485	(47,553)	421,529	(8,856)	(6,267)
Reinvested capital gains	-	-	-	-	-	-	1,026	482

Net increase (decrease) in contract owners’ equity resulting from operations	(49,408)	(55,843)	(13,740)	75,935	(58,136)	177,212	2,317	12,006

Equity transactions:
Purchase payments received from contract owners (note 3)	377,083	221,506	49,225	37,759	198,026	312,112	22,818	44,034
Transfers between funds	1,181,190	362,744	(30,058)	32,509	(110,260)	(183,437)	112,389	33,058
Redemptions (note 3)	(1,832,677)	(1,445,729)	(78,226)	(40,348)	(411,922)	(211,539)	(33,415)	(177,732)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	(568)	(564)	(3,395)	(3,641)	(708)	(591)
Contingent deferred sales charges (note 2)	(9,343)	(2,056)	(1,018)	(29)	(49)	(405)	(97)	(5)
Adjustments to maintain reserves	(61)	(76)	(9)	(63)	(14)	(89)	(3)	(13)

Net equity transactions	(283,808)	(863,611)	(60,654)	29,264	(327,614)	(86,999)	100,984	(101,249)

Net change in contract owners’ equity	(333,216)	(919,454)	(74,394)	105,199	(385,750)	90,213	103,301	(89,243)
Contract owners’ equity beginning of period	4,484,839	5,404,293	491,695	386,496	1,525,879	1,435,666	217,106	306,349

Contract owners’ equity end of period	$4,151,623	4,484,839	417,301	491,695	1,140,129	1,525,879	320,407	217,106

CHANGES IN UNITS:
Beginning units	404,615	481,353	37,104	34,957	120,224	127,979	18,103	26,698
Units purchased	195,766	106,341	4,929	6,478	27,986	34,289	27,419	7,561
Units redeemed	(221,252)	(183,079)	(9,521)	(4,331)	(53,474)	(42,044)	(19,225)	(16,156)

Ending units	379,129	404,615	32,512	37,104	94,736	120,224	26,297	18,103

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	GVIDM		GVDMA		GVDMC		NVMIG6
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$20,353	11,898	20,149	11,798	7,573	4,406	23	(176)
Realized gain (loss) on investments	(98,264)	(39,186)	(86,507)	(135,171)	11,972	(4,274)	3,176	6,561
Change in unrealized gain (loss) on investments	37,965	221,207	(32,782)	381,084	(15,441)	43,595	(15,790)	(3,274)
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(39,946)	193,919	(99,140)	257,711	4,104	43,727	(12,591)	3,111

Equity transactions:
Purchase payments received from contract owners (note 3)	584,758	378,200	446,979	399,962	117,329	69,572	18,012	10,446
Transfers between funds	(75,903)	149,269	(26,486)	231,947	(2,354)	197,805	24,732	33,211
Redemptions (note 3)	(425,141)	(151,165)	(264,444)	(379,421)	(34,874)	(80,764)	(6,453)	(7,303)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(4,827)	(4,495)	(5,475)	(5,776)	(1,341)	(1,076)	(109)	(56)
Contingent deferred sales charges (note 2)	(928)	(177)	(285)	(796)	-	(21)	(106)	(103)
Adjustments to maintain reserves	(19)	(60)	(34)	(187)	(8)	(4)	(4)	(28)

Net equity transactions	77,940	371,572	150,255	245,729	78,752	185,512	36,072	36,167

Net change in contract owners’ equity	37,994	565,491	51,115	503,440	82,856	229,239	23,481	39,278
Contract owners’ equity beginning of period	2,302,891	1,737,400	2,686,238	2,182,798	719,009	489,770	81,599	42,321

Contract owners’ equity end of period	$2,340,885	2,302,891	2,737,353	2,686,238	801,865	719,009	105,080	81,599

CHANGES IN UNITS:
Beginning units	183,117	151,279	210,735	190,707	58,117	42,401	8,906	5,179
Units purchased	78,272	49,180	39,770	62,076	12,819	22,836	8,380	11,466
Units redeemed	(72,470)	(17,342)	(28,210)	(42,048)	(6,597)	(7,120)	(4,435)	(7,739)

Ending units	188,919	183,117	222,295	210,735	64,339	58,117	12,851	8,906

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	NIXR		NSCIXA		NVTIV3		NBGST
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$4,510	5,227	(4,090)	(2,012)	1,607	436	(29,651)	(124,202)
Realized gain (loss) on investments	(80,156)	(134,545)	(12,986)	(38,787)	(15,205)	3,914	(23,508)	(269,408)
Change in unrealized gain (loss) on investments	76,608	426,763	(36,584)	193,154	(9,087)	(9,552)	174,857	2,175,443
Reinvested capital gains	15,488	-	18,611	-	134	8,194	201,092	-

Net increase (decrease) in contract owners’ equity resulting from operations	16,450	297,445	(35,049)	152,355	(22,551)	2,992	322,790	1,781,833

Equity transactions:
Purchase payments received from contract owners (note 3)	154,437	150,287	35,659	69,608	26,759	20,483	316,494	381,004
Transfers between funds	(171,115)	76,867	(64,059)	(17,863)	38,056	6,342	(26,544)	(558,523)
Redemptions (note 3)	(341,525)	(196,026)	(118,460)	(127,369)	(36,259)	(18,781)	(1,594,126)	(1,828,713)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(1,463)	(1,474)	-	-	(182)	(166)	(5,531)	(6,105)
Contingent deferred sales charges (note 2)	(810)	(1,225)	(1,192)	(932)	-	-	(1,725)	(4,133)
Adjustments to maintain reserves	(53)	2	(44)	40	(11)	(31)	(63)	341

Net equity transactions	(360,529)	28,431	(148,096)	(76,516)	28,363	7,847	(1,311,495)	(2,016,129)

Net change in contract owners’ equity	(344,079)	325,876	(183,145)	75,839	5,812	10,839	(988,705)	(234,296)
Contract owners’ equity beginning of period	2,633,472	2,307,596	735,314	659,475	64,230	53,391	10,053,937	10,288,233

Contract owners’ equity end of period	$2,289,393	2,633,472	552,169	735,314	70,042	64,230	9,065,232	10,053,937

CHANGES IN UNITS:
Beginning units	287,834	286,683	50,675	56,625	4,737	4,132	351,590	431,654
Units purchased	27,128	43,701	2,852	8,010	6,146	3,496	44,250	31,622
Units redeemed	(64,370)	(42,550)	(13,060)	(13,960)	(4,907)	(2,891)	(88,577)	(111,686)

Ending units	250,592	287,834	40,467	50,675	5,976	4,737	307,263	351,590

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	NBGF		NBGT		PF		NBPT
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$(9,793)	(14,001)	(546)	(1,183)	(29,199)	(40,648)	(2,205)	(2,853)
Realized gain (loss) on investments	25,271	3,815	(429)	(1,751)	(19,368)	(13,079)	(759)	(6,704)
Change in unrealized gain (loss) on investments	(73,973)	254,740	(5,697)	27,448	(329,404)	504,365	(24,681)	43,751
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(58,495)	244,554	(6,672)	24,514	(377,971)	450,638	(27,645)	34,194

Equity transactions:
Purchase payments received from contract owners (note 3)	41,024	32,485	1,143	383	182,937	230,307	6,557	11,404
Transfers between funds	7,970	(23,113)	6,474	(326)	(322,391)	50,011	(35,434)	(2,872)
Redemptions (note 3)	(174,574)	(180,063)	(4,016)	(8,294)	(464,215)	(518,154)	(16,270)	(19,829)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(1,897)	(2,111)	-	-	(4,032)	(4,663)	-	-
Contingent deferred sales charges (note 2)	(1)	(5)	-	-	(12)	(112)	(7)	(485)
Adjustments to maintain reserves	(21)	(18)	(19)	(24)	(31)	(79)	(49)	5

Net equity transactions	(127,499)	(172,825)	3,582	(8,261)	(607,744)	(242,690)	(45,203)	(11,777)

Net change in contract owners’ equity	(185,994)	71,729	(3,090)	16,253	(985,715)	207,948	(72,848)	22,417
Contract owners’ equity beginning of period	1,588,094	1,516,365	160,899	144,646	3,720,403	3,512,455	283,156	260,739

Contract owners’ equity end of period	$1,402,100	1,588,094	157,809	160,899	2,734,688	3,720,403	210,308	283,156

CHANGES IN UNITS:
Beginning units	69,743	78,552	13,494	14,316	107,237	115,319	21,075	22,103
Units purchased	2,981	1,938	1,621	61	8,055	18,779	493	1,446
Units redeemed	(8,453)	(10,747)	(1,330)	(883)	(25,291)	(26,861)	(3,693)	(2,474)

Ending units	64,271	69,743	13,785	13,494	90,001	107,237	17,875	21,075

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	NLMB		NBSRT		OCHI		OCAF
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$10,297	14,587	(7,201)	(10,741)	53,508	17,107	(12,555)	(15,446)
Realized gain (loss) on investments	(19,981)	(13,530)	(21,639)	(55,176)	(93,698)	4,915	(4,732)	(38,457)
Change in unrealized gain (loss) on investments	5,778	32,135	(25,133)	291,061	(57,937)	(4,898)	(13,898)	147,259
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(3,906)	33,192	(53,973)	225,144	(98,127)	17,124	(31,185)	93,356

Equity transactions:
Purchase payments received from contract owners (note 3)	23,844	39,873	73,684	87,250	69,556	18,207	37,293	51,770
Transfers between funds	66,116	46,474	46,202	172,651	632,345	(19,741)	(22,557)	(5,970)
Redemptions (note 3)	(140,900)	(94,378)	(195,911)	(273,388)	(254,938)	(26,523)	(249,311)	(239,087)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(732)	(812)	(326)	(328)	-	-	-	-
Contingent deferred sales charges (note 2)	(7)	(3)	(238)	(975)	(228)	(6)	(940)	(644)
Adjustments to maintain reserves	(5)	19	7	(1,369)	241	701	(41)	(36)

Net equity transactions	(51,684)	(8,827)	(76,582)	(16,159)	446,976	(27,362)	(235,556)	(193,967)

Net change in contract owners’ equity	(55,590)	24,365	(130,555)	208,985	348,849	(10,238)	(266,741)	(100,611)
Contract owners’ equity beginning of period	747,087	722,722	1,236,454	1,027,469	61,231	71,469	1,384,023	1,484,634

Contract owners’ equity end of period	$691,497	747,087	1,105,899	1,236,454	410,080	61,231	1,117,282	1,384,023

CHANGES IN UNITS:
Beginning units	50,426	51,020	91,353	91,835	16,640	21,838	177,028	204,982
Units purchased	6,227	6,324	13,575	30,318	298,258	243,335	9,709	17,461
Units redeemed	(9,704)	(6,918)	(19,535)	(30,800)	(202,400)	(248,533)	(39,731)	(45,415)

Ending units	46,949	50,426	85,393	91,353	112,498	16,640	147,006	177,028

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	OGF		OSI		PMTRA		ACVI4
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$17,321	(23,174)	73,082	73,805	74,009	64,813	(968)	17,042
Realized gain (loss) on investments	148,701	126,625	56,571	(16,611)	65,705	171,237	(152,913)	(188,020)
Change in unrealized gain (loss) on investments	(617,582)	558,684	(128,017)	116,950	(56,336)	(147,613)	(60,382)	350,142
Reinvested capital gains	1,177	38,026	-	-	-	196,207	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(450,383)	700,161	1,636	174,144	83,378	284,644	(214,263)	179,164

Equity transactions:
Purchase payments received from contract owners (note 3)	-	(161)	57,515	58,851	99,428	207,801	118,931	136,338
Transfers between funds	(60,127)	(111,096)	(472,399)	869,480	(489,438)	1,017,907	(1,911)	(178,933)
Redemptions (note 3)	(769,278)	(1,009,104)	(185,880)	(296,801)	(640,511)	(1,419,556)	(240,125)	(240,805)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(5,387)	(6,194)	-	-	-	-	(1,101)	(1,284)
Contingent deferred sales charges (note 2)	(352)	(437)	(351)	(376)	(1,931)	(1,262)	(520)	(1,399)
Adjustments to maintain reserves	(10)	(61)	63	492	165	474	(28)	(89)

Net equity transactions	(835,154)	(1,127,053)	(601,052)	631,646	(1,032,287)	(194,636)	(124,754)	(286,172)

Net change in contract owners’ equity	(1,285,537)	(426,892)	(599,416)	805,790	(948,909)	90,008	(339,017)	(107,008)
Contract owners’ equity beginning of period	5,405,188	5,832,080	1,817,449	1,011,659	4,147,110	4,057,102	1,778,071	1,885,079

Contract owners’ equity end of period	$4,119,651	5,405,188	1,218,033	1,817,449	3,198,201	4,147,110	1,439,054	1,778,071

CHANGES IN UNITS:
Beginning units	159,326	204,845	97,222	62,556	231,006	241,882	123,221	145,746
Units purchased	-	-	8,179	57,105	50,047	144,660	21,509	13,207
Units redeemed	(24,629)	(45,519)	(39,746)	(22,439)	(106,490)	(155,536)	(29,650)	(35,732)

Ending units	134,697	159,326	65,655	97,222	174,563	231,006	115,080	123,221

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	FCI		FEI		FHIP		FMG
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$21,023	24,299	38,678	26,158	1,582	1,707	(51,393)	(38,069)
Realized gain (loss) on investments	7,586	19	(102,076)	(147,800)	3	(5)	(423,833)	(503,766)
Change in unrealized gain (loss) on investments	(43,151)	39,602	(269,766)	786,148	(846)	1,313	(384,109)	1,287,551
Reinvested capital gains	2,043	-	-	-	-	-	2,229	7,384

Net increase (decrease) in contract owners’ equity resulting from operations	(12,499)	63,920	(333,164)	664,506	739	3,015	(857,106)	753,100

Equity transactions:
Purchase payments received from contract owners (note 3)	-	-	247,892	208,706	-	-	251,791	308,863
Transfers between funds	-	(2,490)	(175,543)	104,279	-	-	(286,432)	(213,059)
Redemptions (note 3)	(42,238)	(794)	(455,858)	(670,524)	-	-	(1,004,841)	(1,001,994)
Annuity benefits	-	-	(280)	(261)	-	-	-	-
Contract maintenance charges (note 2)	(657)	(607)	(6,711)	(7,482)	(20)	(20)	(11,408)	(12,777)
Contingent deferred sales charges (note 2)	-	-	(1,359)	(964)	-	-	(1,213)	(1,316)
Adjustments to maintain reserves	7	93	235	97	15	(13)	33	135

Net equity transactions	(42,888)	(3,798)	(391,624)	(366,149)	(5)	(33)	(1,052,070)	(920,148)

Net change in contract owners’ equity	(55,387)	60,122	(724,788)	298,357	734	2,982	(1,909,176)	(167,048)
Contract owners’ equity beginning of period	472,618	412,496	5,731,004	5,432,647	27,390	24,408	7,793,238	7,960,286

Contract owners’ equity end of period	$417,231	472,618	5,006,216	5,731,004	28,124	27,390	5,884,062	7,793,238

CHANGES IN UNITS:
Beginning units	4,434	4,474	57,518	61,956	870	871	280,361	317,718
Units purchased	-	-	2,649	5,107	-	-	11,820	13,177
Units redeemed	(391)	(40)	(6,764)	(9,545)	-	(1)	(49,705)	(50,534)

Ending units	4,043	4,434	53,403	57,518	870	870	242,476	280,361

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	FPR		FO2R		TIF3		OVGS4
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$28,976	48,893	(1,676)	(478)	11,039	13,821	(9,749)	(443)
Realized gain (loss) on investments	(8,769)	(27,443)	(220,298)	(457,012)	(244,132)	(300,682)	(86,910)	(254,765)
Change in unrealized gain (loss) on investments	(29,831)	606,277	(113,229)	633,934	(71,888)	450,838	(354,456)	952,011
Reinvested capital gains	-	927	3,717	3,865	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(9,624)	628,654	(331,486)	180,309	(304,981)	163,977	(451,115)	696,803

Equity transactions:
Purchase payments received from contract owners (note 3)	218,666	242,542	149,250	200,807	256,344	300,278	356,346	496,322
Transfers between funds	94,458	86,936	(245,681)	(93,887)	(78,242)	(79,754)	154,612	(153,340)
Redemptions (note 3)	(939,876)	(691,562)	(246,292)	(294,752)	(462,850)	(682,074)	(796,863)	(871,369)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(6,503)	(6,717)	(1,229)	(1,343)	(1,513)	(1,981)	(3,521)	(3,699)
Contingent deferred sales charges (note 2)	(337)	(1,086)	(1,265)	(911)	(746)	(3,761)	(2,921)	(2,444)
Adjustments to maintain reserves	(5)	46	(15)	1,506	(62)	(74)	(19)	1,043

Net equity transactions	(633,597)	(369,841)	(345,232)	(188,580)	(287,069)	(467,366)	(292,366)	(533,487)

Net change in contract owners’ equity	(643,221)	258,813	(676,718)	(8,271)	(592,050)	(303,389)	(743,481)	163,316
Contract owners’ equity beginning of period	5,562,637	5,303,824	2,098,261	2,106,532	2,859,903	3,163,292	5,522,913	5,359,597

Contract owners’ equity end of period	$4,919,416	5,562,637	1,421,543	2,098,261	2,267,853	2,859,903	4,779,432	5,522,913

CHANGES IN UNITS:
Beginning units	162,391	174,283	156,507	175,129	195,587	231,595	377,372	418,147
Units purchased	11,611	11,624	17,927	50,175	35,871	40,752	63,573	56,024
Units redeemed	(29,472)	(23,516)	(44,102)	(68,797)	(55,569)	(76,760)	(79,509)	(96,799)

Ending units	144,530	162,391	130,332	156,507	175,889	195,587	361,436	377,372

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	PVF		IDF		PUIGA		PBF
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$(2,703)	(1,431)	56,288	(45,874)	141	31	2,224	3,013
Realized gain (loss) on investments	8,278	17,010	196,442	195,416	(6)	(10)	(13,308)	(26,760)
Change in unrealized gain (loss) on investments	(55,414)	22,381	(440,181)	571,757	(833)	308	16,150	87,985
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(49,839)	37,960	(187,451)	721,299	(698)	329	5,066	64,238

Equity transactions:
Purchase payments received from contract owners (note 3)	10,735	11,246	208,945	218,726	-	-	180,930	49,844
Transfers between funds	46,707	41,800	157,558	(103,047)	-	-	(63,543)	(15,297)
Redemptions (note 3)	(21,454)	(15,237)	(444,232)	(558,357)	-	-	(78,713)	(88,696)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	(4,287)	(4,313)	-	-	(830)	(924)
Contingent deferred sales charges (note 2)	(71)	(6)	(1,066)	(1,147)	-	-	(146)	(9)
Adjustments to maintain reserves	(10)	(21)	(27)	(76)	(3)	(1)	(15)	(43)

Net equity transactions	35,907	37,782	(83,109)	(448,214)	(3)	(1)	37,683	(55,125)

Net change in contract owners’ equity	(13,932)	75,742	(270,560)	273,085	(701)	328	42,749	9,113
Contract owners’ equity beginning of period	232,746	157,004	3,933,835	3,660,750	4,185	3,857	687,576	678,463

Contract owners’ equity end of period	$218,814	232,746	3,663,275	3,933,835	3,484	4,185	730,325	687,576

CHANGES IN UNITS:
Beginning units	14,066	11,311	356,879	414,502	265	265	30,840	33,587
Units purchased	4,915	8,268	64,615	42,894	-	-	9,188	3,201
Units redeemed	(2,745)	(5,513)	(65,688)	(100,517)	-	-	(7,324)	(5,948)

Ending units	16,236	14,066	355,806	356,879	265	265	32,704	30,840

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	WRASCA		SCS		SE		SGR
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$(8,846)	(5,144)	(33,070)	(33,117)	(844)	-	(10,718)	(7,115)
Realized gain (loss) on investments	84,180	25,523	1,871	(92,770)	107	-	38,982	991
Change in unrealized gain (loss) on investments	(194,711)	126,831	(200,155)	643,604	13,463	-	(4,382)	136,224
Reinvested capital gains	72,179	-	144,407	33,273	-	-	13,131	-

Net increase (decrease) in contract owners’ equity resulting from operations	(47,198)	147,210	(86,947)	550,990	12,726	-	37,013	130,100

Equity transactions:
Purchase payments received from contract owners (note 3)	9,882	9,441	94,727	101,523	4,484	-	23,983	52,401
Transfers between funds	211,370	406,051	111,768	195,990	173,084	-	407,321	(13,073)
Redemptions (note 3)	(159,320)	(104,693)	(616,300)	(589,917)	(614)	-	(176,295)	(47,046)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	(1,709)	(1,854)	-	-	-	-
Contingent deferred sales charges (note 2)	(86)	(407)	(495)	(818)	-	-	(178)	(154)
Adjustments to maintain reserves	(7)	(13)	(45)	(198)	(1)	-	(35)	(34)

Net equity transactions	61,839	310,379	(412,054)	(295,274)	176,953	-	254,796	(7,906)

Net change in contract owners’ equity	14,641	457,589	(499,001)	255,716	189,679	-	291,809	122,194
Contract owners’ equity beginning of period	719,153	261,564	2,797,735	2,542,019	-	-	655,129	532,935

Contract owners’ equity end of period	$733,794	719,153	2,298,734	2,797,735	189,679	-	946,938	655,129

CHANGES IN UNITS:
Beginning units	36,223	17,748	129,509	147,479	-	-	38,693	39,201
Units purchased	14,390	26,976	24,123	22,641	17,737	-	24,520	4,917
Units redeemed	(11,144)	(8,501)	(42,810)	(40,611)	(59)	-	(10,963)	(5,425)

Ending units	39,469	36,223	110,822	129,509	17,678	-	52,250	38,693

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	WFLCCI		STR		WFEVAD		WFMCGZ
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$(717)	(180)	(20,309)	(18,964)	312	-	(1,794)	(3,177)
Realized gain (loss) on investments	3,094	1,003	183,119	59,665	172	-	26,893	32,768
Change in unrealized gain (loss) on investments	(3,535)	14,832	(116,279)	173,526	23,994	-	(68,312)	11,463
Reinvested capital gains	-	-	-	-	-	-	11,217	-

Net increase (decrease) in contract owners’ equity resulting from operations	(1,158)	15,655	46,531	214,227	24,478	-	(31,996)	41,054

Equity transactions:
Purchase payments received from contract owners (note 3)	406	79	97,255	78,829	14,274	-	9,594	16,246
Transfers between funds	636	101,523	(22,002)	(70,722)	665,610	-	(173,931)	(28,675)
Redemptions (note 3)	(10,537)	(8,459)	(240,028)	(100,871)	(41,803)	-	(9,828)	(103,701)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	(1,858)	(1,931)	(319)	-	-	-
Contingent deferred sales charges (note 2)	-	(53)	(10)	(698)	-	-	-	(184)
Adjustments to maintain reserves	(10)	(9)	(15)	-	(4)	-	(22)	(3)

Net equity transactions	(9,505)	93,081	(166,658)	(95,393)	637,758	-	(174,187)	(116,317)

Net change in contract owners’ equity	(10,663)	108,736	(120,127)	118,834	662,236	-	(206,183)	(75,263)
Contract owners’ equity beginning of period	108,736	-	1,596,983	1,478,149	-	-	206,183	281,446

Contract owners’ equity end of period	$98,073	108,736	1,476,856	1,596,983	662,236	-	-	206,183

CHANGES IN UNITS:
Beginning units	9,306	-	59,749	63,733	-	-	14,359	23,273
Units purchased	1,164	10,063	13,494	4,369	68,668	-	923	1,295
Units redeemed	(1,964)	(757)	(18,839)	(8,353)	(4,902)	-	(15,282)	(10,209)

Ending units	8,506	9,306	54,404	59,749	63,766	-	-	14,359

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	ABBLI		EIG		CSLCBC		WPEG
	2011	2010	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$34	(66)	(954)	(1,795)	(2,561)	107	-	(15,154)
Realized gain (loss) on investments	12,889	(13,649)	(84,883)	(40,487)	(362)	566	-	272,320
Change in unrealized gain (loss) on investments	(8,796)	18,114	28,209	122,150	(77,656)	77,656	-	(81,159)
Reinvested capital gains	-	-	-	-	20,256	16,697	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	4,127	4,399	(57,628)	79,868	(60,323)	95,026	-	176,007

Equity transactions:
Purchase payments received from contract owners (note 3)	29	18,203	43,645	64,184	46,524	7,900	-	41,132
Transfers between funds	(97,224)	(52,168)	(645,867)	(22,887)	(1,465,376)	1,545,868	-	(1,565,202)
Redemptions (note 3)	(5,919)	(2,755)	(80,957)	(83,815)	(150,321)	(17,283)	-	(176,924)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	(754)	(1,066)	(1,562)	(412)	-	(1,663)
Contingent deferred sales charges (note 2)	(138)	(6)	(8)	(57)	(6)	-	-	(622)
Adjustments to maintain reserves	(19)	(12)	(17)	(23)	(28)	(7)	-	(132)

Net equity transactions	(103,271)	(36,738)	(683,958)	(43,664)	(1,570,769)	1,536,066	-	(1,703,411)

Net change in contract owners’ equity	(99,144)	(32,339)	(741,586)	36,204	(1,631,092)	1,631,092	-	(1,527,404)
Contract owners’ equity beginning of period	99,144	131,483	741,586	705,382	1,631,092	-	-	1,527,404

Contract owners’ equity end of period	$-	99,144	-	741,586	-	1,631,092	-	-

CHANGES IN UNITS:
Beginning units	10,213	14,367	28,914	30,885	153,595	-	-	108,609
Units purchased	28	2,417	2,943	3,408	6,046	155,783	-	4,617
Units redeemed	(10,241)	(6,571)	(31,857)	(5,379)	(159,641)	(2,188)	-	(113,226)

Ending units	-	10,213	-	28,914	-	153,595	-	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2011 and 2010

	PRLVA		VKRES		SGI
	2011	2010	2011	2010	2011	2010
Investment activity:
Net investment income (loss)	$(816)	(9,387)	(1,259)	(638)	-	(359)
Realized gain (loss) on investments	(145,613)	(196,373)	398,756	(47,800)	-	(21,302)
Change in unrealized gain (loss) on investments	240,702	348,229	(304,809)	246,147	-	10,016
Reinvested capital gains	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	94,273	142,469	92,688	197,709	-	(11,645)

Equity transactions:
Purchase payments received from contract owners (note 3)	12,699	103,317	24,084	43,306	-	297
Transfers between funds	(1,498,363)	(39,838)	(950,929)	(52,865)	-	(92,040)
Redemptions (note 3)	(50,281)	(223,764)	(65,395)	(183,037)	-	(10,209)
Annuity benefits	-	-	-	-	-	-
Contract maintenance charges (note 2)	(316)	(1,280)	-	-	-	-
Contingent deferred sales charges (note 2)	(594)	(1,637)	(578)	(968)	-	-
Adjustments to maintain reserves	(2)	(88)	(14)	(73)	-	(46)

Net equity transactions	(1,536,857)	(163,290)	(992,832)	(193,637)	-	(101,998)

Net change in contract owners’ equity	(1,442,584)	(20,821)	(900,144)	4,072	-	(113,643)
Contract owners’ equity beginning of period	1,442,584	1,463,405	900,144	896,072	-	113,643

Contract owners’ equity end of period	$-	1,442,584	-	900,144	-	-

CHANGES IN UNITS:
Beginning units	109,173	122,770	43,139	52,866	-	17,526
Units purchased	3,475	13,595	3,771	6,648	-	80
Units redeemed	(112,648)	(27,192)	(46,910)	(16,375)	-	(17,606)

Ending units	-	109,173	-	43,139	-	-

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT
NOTES TO FINANCIAL STATEMENTS December 31, 2011

(1) Background and Summary of Significant Accounting Policies
(a) Organization and Nature of Operations
The Nationwide Variable Account (the Account) was established pursuant to a resolution of the Board of Directors of Nationwide Life Insurance Company (the Company) on March 3, 1976. The Account is registered as a unit investment trust under the Investment Company Act of 1940.
The Company offers Individual Deferred Variable Annuity Contracts through the Account. As of December 25, 1982, only tax qualified contracts are issued. The primary distribution for the contract is through the Company for Individual Retirement Account rollovers; however, other distributors may be utilized.
(b) The Contracts
Only contracts without a front-end sales charge, but with a contingent deferred sales charge and certain other fees, are offered for purchase. See note 2 for a discussion of contract charges.
With certain exceptions, contract owners in either the accumulation or the payout phase may invest in the following:
Invesco Van Kampen
Equity and Income Fund - Class A (VKEIA)
Van Kampen Growth and Income Fund - Class A (VKGIA)
Van Kampen Mid Cap Growth Fund - Class A (VKGA)
ABERDEEN FUNDS
Aberdeen Small Cap Fund - Class A (PRSCA)
Global Fixed Income Fund - Institutional Service Class (ADGFIS)
US Equity I Fund - Institutional Service Class (ADUES)
AMERICAN CENTURY INVESTORS, INC.
American Century International Growth Fund - Class A (TCIGA)
American Century International Growth Fund - Investor Class (TCIGR)
Growth Fund - Investor Class (TCG)
Income & Growth Fund - Class A (ACIGA)
Income & Growth Fund - Investor Class (IGF)
Short-Term Government Fund - Investor Class (BSTG)
Ultra(R) Fund - Investor Class (TCUL)
DELAWARE GROUP FUNDS
High-Yield Opportunities Fund - Institutional Class (DWHYOI)
DREYFUS CORPORATION FUNDS
Appreciation Fund, Inc. (DAF)
Balanced Opportunity Fund - Class Z (DPBOZ)
Dreyfus S&P 500 Index Fund (DSPI)
Emerging Leaders Fund (DEL)*
Intermediate Term Income Fund - Class A (DPITIA)
Opportunistic Small Cap Fund (DROSC)
Third Century Fund, Inc. - Class Z (DTC)
FEDERATED INVESTORS
Bond Fund - Class F Shares (FBDF)
Equity Income Fund, Inc. - Class F Shares (FEQIF)
High Yield Trust (FHYT)
Intermediate Corporate Bond Fund - Institutional Service Shares (FIIF)
FIDELITY INVESTMENTS
Advisor Balanced Fund - Class A (FABA)
Advisor Balanced Fund - Class T (FAB)
Advisor Equity Growth Fund - Class A (FAEGA)
Advisor Equity Income Fund - Class A (FAEIA)
Advisor Equity Income Fund - Class T (FAEI)
Advisor Growth Opportunities Fund - Class A (FAGOA)
Advisor Growth Opportunities Fund - Class T (FAGO)
Advisor High Income Advantage Fund - Class T (FAHY)
Advisor Overseas Fund - Class A (FAOA)
Asset Manager 50% (FAM)
FRANKLIN TEMPLETON DISTRIBUTORS, INC.
Balance Sheet Investment Fund - Class A (FRBSI)
Foreign Fund - Class A (TFF)
Mutual Series Funds - Mutual Shares Fund - Class A (TMSF)
Small-Mid Cap Growth Fund - Class A (FSCG)
INVESCO AIM INVESTMENTS
Real Estate Fund - Class A (AREA)
AIM Small Cap Growth Fund - Investor Class (ASCGI)
JANUS FUNDS
Janus Balanced Fund - Class S (JBS)
Janus Fund - Class T (JF)
Janus Overseas Fund - Class S (JOS)
Janus Twenty Fund - Class T (JTF)
Janus Worldwide Fund - Class T (JWF)
Janus Worldwide Fund - Class S (JWS)
LAZARD FUNDS
U.S. Small-Mid Cap Equity Portfolio - Open Shares (LSC)
MASSACHUSETTS FINANCIAL SERVICES CO.
MFS Strategic Income Fund - Class A (MSI)
NATIONWIDE FUNDS GROUP
Bond Fund - Class D (NBF)
Bond Index Fund - Class A (NBIXA)
Fund - Class A (NFA)
Fund - Class D (NF)
Government Bond Fund - Class D (NGBF)
Growth Fund - Class D (NGF)
International Index Fund - Class A (NIIXA)
Investor Destinations Aggressive Fund - Service Class (IDAS)
Investor Destinations Conservative Fund - Service Class (IDCS)
Investor Destinations Moderate Fund - Service Class (IDMS)
Investor Destinations Moderately Aggressive Fund - Service Class (IDMAS)
Investor Destinations Moderately Conservative Fund - Service Class (IDMCS)
Mid Cap Market Index Fund - Class A (NMCIXA)
Money Market Fund - Prime Shares (MMF)
Money Market Fund - Service Class (MMFR)
Nationwide Growth Fund - Class A (NGFA)
NVIT Investor Destinations Aggressive Fund - Class II (GVIDA)
NVIT Investor Destinations Conservative Fund - Class II (GVIDC)
NVIT Investor Destinations Moderate Fund - Class II (GVIDM)
NVIT Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)
NVIT Investor Destinations Moderately Conservative Fund - Class II (GVDMC)

(Continued)

NATIONWIDE VARIABLE ACCOUNT
NOTES TO FINANCIAL STATEMENTS December 31, 2011

NVIT Multi-Manager International Growth Fund - Class VI (NVMIG6)
S&P 500 Index Fund - Service Class (NIXR)
Small Cap Index Fund - Class A (NSCIXA)
Templeton NVIT International Value Fund - Class III (NVTIV3)
NEUBERGER & BERMAN MANAGEMENT, INC.
Genesis Fund - Trust Class (NBGST)
Guardian Fund - Investor Class (NBGF)
Guardian Fund - Trust Class (NBGT)
Partners Fund - Investor Class (PF)
Partners Fund - Trust Class (NBPT)
Short Duration Bond Fund - Investor Class (NLMB)
Socially Responsive Fund - Trust Class (NBSRT)
OPPENHEIMER FUNDS
Champion Income Fund - Class A (OCHI)
Oppenheimer Capital Appreciation Fund - Class A (OCAF)
Oppenheimer Global Fund - Class A (OGF)
Oppenheimer Strategic Income Fund - Class A (OSI)
PIMCO FUNDS
PIMCO Total Return Fund - Class A (PMTRA)
PORTFOLIOS OF THE AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.
VP International Fund - Class IV (ACVI4)
PORTFOLIOS OF THE FIDELITY(R) VARIABLE INSURANCE PRODUCTS
Capital & Income Fund (FCI)
Equity-Income Fund (FEI)
High Income Portfolio - Initial Class (FHIP)
Magellan Fund (FMG)
Puritan Fund (FPR)
VIP Fund - Overseas Portfolio - Service Class 2 R (FO2R)
PORTFOLIOS OF THE FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
Templeton Foreign Securities Fund - Class 3 (TIF3)
PORTFOLIOS OF THE OPPENHEIMER VARIABLE ACCOUNT FUNDS
Global Securities Fund/VA - Class 4 (OVGS4)
PORTFOLIOS OF THE PUTNAM VARIABLE TRUST
Voyager Fund - Class A (PVF)
PORTFOLIOS OF THE VAN KAMPEN LIFE INVESTMENT TRUST
Dynamics Fund - Investor Class (IDF)
PUTNAM INVESTMENTS
Putnam International Equity Fund - Class A (PUIGA)
VIRTUS MUTUAL FUNDS
Virtus Balanced Fund - Class A (PBF)
WADDELL & REED, INC.
Advisors Small Cap Fund - Class A (WRASCA)
WELLS FARGO FUNDS
Advantage Funds(R) - Common Stock Fund - Investor Class (SCS)
Advantage Funds(R) - Enterprise Fund - Investor Class (SE)
Advantage Funds(R) - Growth Fund - Investor Class (SGR)
Advantage Funds(R) - Large Cap Core - Investor Class (WFLCCI)
Advantage Funds(R) - Large Cap Growth Fund - Investor Class (STR)
Equity Value Fund - Administrative Class (WFEVAD)
*At December 31, 2011, contract owners were not invested in this fund.
The contract owners’ equity is affected by the investment results of each fund, equity transactions by contract owners and certain contract expenses (see note 2). The accompanying financial statements include only contract owners’ purchase payments pertaining to the variable portions of their contracts and exclude any purchase payments for fixed dollar benefits, the latter being included in the accounts of the Company.
A contract owner may choose from among a number of different underlying mutual fund options. The underlying mutual fund options are not available to the general public directly. The underlying mutual funds are available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies or, in some cases, through participation in certain qualified pension or retirement plans.
Some of the underlying mutual funds have been established by investment advisers which manage publicly traded mutual funds having similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after, publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any corresponding underlying mutual funds may differ substantially.
A purchase payment could be presented as a negative equity transaction in the Statements of Changes in Contract Owners’ Equity for premiums applied and subsequently reversed and related gain realized by the contract owner, or a realized gain resulting from transfers made into and out of the fund within the current period, if applicable.
Nationwide (or The Company) allocates purchase payments to sub-accounts and/or the fixed account as instructed by the contract owner. Shares of the sub-accounts are purchased at Net Asset Value, then converted into accumulation units. Certain transactions may be subject to conditions imposed by the underlying mutual funds, as well as those set forth in the contract.
(c) Security Valuation, Transactions and Related Investment Income
Investments in underlying mutual funds are valued at the closing net asset value per share at December 31, 2011 of such funds. The cost of investments sold is determined on a first in - first out basis. Investment transactions are accounted for on the trade date (date the order to buy or sell is executed), and dividends and capital gain distributions are accrued as of the ex-dividend date and are reinvested in the underlying mutual funds.
(d) Federal Income Taxes
Operations of the Account form a part of, and are taxed with, operations of the Company which is taxed as a life insurance company under the Internal Revenue Code. The Company does not provide for income taxes within the Account. Taxes are generally the responsibility of the contract owner upon termination or withdrawal.
(e) Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with U.S. generally accepted accounting principles may require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
(f) Calculation of Annuity Reserves
At each financial reporting date, the separate account financial statement includes an aggregate amount of net assets allocated to future contract benefits for the contracts in the payout (annuitization) period. The payout (annuitization) period begins when amounts accumulated under the contract (the contract value) are applied according to payment method selected by the contract holder.
Annuity reserves are computed for contracts in the variable payout stage according to industry standard mortality tables. The assumed investment return is 3.5% unless the annuitant elects otherwise, in which case the rate may vary from 3.5% to 7.0%, as regulated by the laws of the respective states. The mortality risk is fully borne by the Company and may result in additional amounts being transferred into the Account by the Company to cover greater longevity of annuitants than expected. Conversely, if reserves exceed amounts required, transfers may be made to the Company.

(Continued)

NATIONWIDE VARIABLE ACCOUNT
NOTES TO FINANCIAL STATEMENTS December 31, 2011

(g) Recently Issued Accounting Standards
FASB ASC 820 was effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted. The Account adopted FASB ASC 820 effective January 1, 2008. The adoption of FASB ASC 820 did not have a material impact on the Account’s financial position or results of operations.
In September 2009 the FASB issued ASU 2009-12, which amends FASB ASC 820, Fair Value Measurements and Disclosures. This guidance applies to reporting entities that hold an investment that is required or permitted to be measured or disclosed at fair value on a recurring or nonrecurring basis if the investment does not have a readily determinable fair value and the investee has attributes of an investment company. For these investments, this update allows, as a practical expedient, the use of net asset value (NAV) as the basis to estimate fair value as long as it is not probable, as of the measurement date that the investment will be sold and NAV is not the value that will be used in the sale. The NAVs must be calculated consistent with the American Institute of Certified Public Accountants Audit and Accounting Guide, Investment Companies, which generally requires these investments to be measured at fair value. Additionally, the guidance provided updated disclosures for investments within its scope and noted that if the investor can redeem the investment with the investee on the measurement date at NAV, the investment should likely be classified as Level 2 in the fair value hierarchy. Investments that cannot be redeemed with the investee at NAV would generally be classified as Level 3 in the fair value hierarchy. If the investment is not redeemable with the investee on the measurement date, but will be at a future date, the length of time until the investment is redeemable should be considered in determining classification as Level 2 or 3. This guidance is effective for interim and annual periods ending after December 15, 2009 with early adoption permitted. The Account adopted this guidance effective the period ending December 31, 2009. The adoption of this guidance did not have a material impact on the financial statements of the Account.
In January 2010, the FASB issued ASU 2010-06, which amends FASB ASC 820, Fair Value Measurement and Disclosures. This guidance requires new disclosures and provides amendments to clarify existing disclosures. The new requirements include disclosing transfers in and out of Levels 1 and 2 fair value measurements, the reasons for the transfers, and further disaggregating activity in level 3 fair value measurements. The clarification of existing disclosure guidance includes further disaggregation of fair value measurement disclosures for each class of assets and liabilities and providing disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the new disclosures regarding the activity in Level 3 measurements, which shall be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Account adopted this guidance effective January 1, 2010, except for the new disclosure regarding the activity in Level 3 measurements, which the Account adopted for the fiscal period beginning January 1, 2011.
In May 2011, the FASB issued ASU 2011-04, which amends existing guidance in Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures. The guidance in this ASU clarifies existing fair value measurement guidance and expands disclosures primarily related to Level 3 fair value measurements. The ASU will require reporting entities to disclose quantitative information about the unobservable inputs used in the fair value measurements categorized within Level 3 of the fair value hierarchy. In addition, ASU 2011-04 will require reporting entities to make disclosures about amounts and reasons for all transfers in and out of Level 1 and Level 2 fair value measurements. The new and revised disclosures are effective for interim and annual reporting periods beginning after December 15, 2011. The Account will adopt this guidance prospectively for the annual period beginning January 1, 2012. The adoption of this guidance will result in increased disclosures and will have an immaterial impact on the Account’s financial statements.
(h) Subsequent Events
The Company evaluated subsequent events through the date the financial statements were issued with the SEC.
(2) Expenses
The Company does not deduct a sales charge from purchase payments received from the contract owners. However, if any part of the contract value of such contracts is redeemed, the Company will, with certain exceptions, deduct from a contract owners’ contract value a contingent deferred sales charge. For Soloist contracts issued prior to January 1, 1993, the contingent deferred sales charge will be equal to 5% of purchase payments redeemed from the contract. For Soloist contracts issued on or after January 1, 1993, the Company will deduct a contingent deferred sales charge not to exceed 7% of purchase payments redeemed. This charge declines 1% per year. For both contracts, after the purchase payment has been held in the contract for 7 years, the charge is 0%.
For Successor contracts, the standard contract does not include a contingent deferred sales charge. However, one of two optional contingent deferred sales charge schedules may be elected in return for a reduction in the annual mortality and expense risk charge. No sales charges are deducted on redemptions used to purchase units in the fixed investment options of the Company. On Soloist contracts, the Company deducts a contract maintenance charge of $30, which is satisfied by redeeming units. No contract maintenance charge is deducted on Successor contracts. The Company deducts a mortality and expense risk charge assessed through a reduction of the unit value. The Option table on the following page illustrates the annual rate for all contract level charges by product as well as the maximum variable account charge per product. The table also summarizes the contract level options available to contract holders. The options and related charges are described in more detail in the applicable product prospectus.

Nationwide Variable Account Options	Soloist	Successor
Variable Account Charges - Recurring	1.30%	1.20%
CDSC Options:
Seven Year CDSC		-0.25%
Five Year CDSC		-0.10%
Reduced Purchase Payment Option:
Initial lowered to $1,000 and subsequent lowered to $25.
In states other than Oregon		0.25%
In Oregon only		0.30%
Death Benefit Options:
Five-Year Reset (for contract issued on or after 1-2-01)		0.05%
If death before annuitization, benefit will be greatest of (i) contract value, (ii) purchase payments less surrencers or (iii) highest contract value before 86th birthday less surrenders.
One-Year Enhanced (for contracts issues on or after 1-2-01)		0.15%
If death before annuitization, benefit will be greatest of (i) contract value, (ii) purchase payments less surrencers or (iii) highest contract value before 86th birthday less surrenders.
Greater of One-Year or 5% Enhanced (for contract issued on or after 1-2-01)		0.20%
If death before annuitization, benefit will be greatest of (i) contract value, (ii) purchase payments less surrenders or (iii) highest contract value before 86th birthday less surrenders, or (iv) the 5% interest anniversary value.

Five-Year Reset (for contracts issued prior to 1-2-01)		0.05%
If death before annuitization, benefit will be greatest of (i) contract value, (ii) purchase payments less surrencers or (iii) contract value as of the most recent five-year contract anniversary prior to annuitant’s 86th birthday, less adjustment for amounts subsequently surrendered plus purchase payments received after that five-year contract anniversary.

One-Year Step Up (for contracts issued prior to 1-2-01)		0.10%
If death before annuitization, benefit will be greatest of (i) contract value, (ii) purchase payments less surrencers or (iii) highest contract value before 86th birthday less surrenders.
Guaranteed Minimum Income Benefit Options:
Provide for minimum guaranteed value that may replace contract value for annuitization under certain circumstances (for contracts issued prior to May 1, 2003)
Option 1		0.45%
Option 2		0.30%
Beneficiary Protector Option		0.40%
Upon annuitant death, in addition to any death benefit payable, an additional amount will be credited to contract.

Maximum Variable Account Charges*	1.30%	2.55%
*The contract charges indicated in bold, when summarized, represent the Maximum Variable Account Charge if all optional benefits available under the contract are elected including the most expensive of the mutually exclusive optional benefits.

(Continued)

NATIONWIDE VARIABLE ACCOUNT
NOTES TO FINANCIAL STATEMENTS December 31, 2011

The following table provides mortality and expense risk charges by asset fee rates for the period ended December 31, 2011.

	Total	VKEIA	VKGIA	VKGA	PRSCA	ADGFIS	ADUES	TCIGA

0.95%	$193,509	$21	$6,716	$3,464	$668	$-	$-	$227
1.00%	7,059	-	274	157	-	-	-	-
1.05%	3,164	-	83	46	-	-	-	-
1.10%	87,752	43	1,029	784	650	-	-	-
1.15%	34,337	18	721	193	-	-	-	-
1.20%	214,089	162	3,551	3,467	1,692	-	-	699
1.25%	27,105	34	403	145	324	-	-	89
1.30%	1,846,442	-	278	-	16,695	10,788	4,383	-
1.35%	46,060	15	935	551	28	-	-	12
1.40%	36,612	325	846	500	127	-	-	43
1.45%	145,132	102	1,922	622	481	-	-	127
1.50%	23,840	-	168	102	4	-	-	56
1.55%	93	-	-	-	-	-	-	-
1.60%	3,408	-	35	-	-	-	-	-
1.65%	8,909	-	183	-	-	-	-	-
1.70%	4,803	-	-	-	-	-	-	-
1.75%	391	-	6	-	-	-	-	-
1.80%	305	-	-	-	-	-	-	-
1.90%	670	-	-	-	-	-	-	-
2.05%	22	1	-	-	-	-	-	-

Totals	$2,683,702	$721	$17,150	$10,031	$20,669	$10,788	$4,383	$1,253

	TCIGR	TCG	ACIGA	IGF	BSTG	TCUL	DWHYOI	DAF

0.95%	$-	$562	$3,654	$-	$4,230	$3,160	$-	$2,649
1.00%	-	-	157	-	1,150	47	-	108
1.05%	-	-	496	-	-	-	-	-
1.10%	-	2,675	2,116	-	447	1,441	-	919
1.15%	-	613	494	-	300	36	-	8
1.20%	-	3,178	5,021	-	1,693	5,068	-	6,450
1.25%	-	213	539	-	228	341	-	744
1.30%	9,657	64,288	219	35,056	14,888	67,717	10,728	18,775
1.35%	-	628	733	-	89	646	-	1,456
1.40%	-	430	1,347	-	42	886	-	441
1.45%	-	2,921	1,378	-	2,871	1,612	-	1,654
1.50%	-	232	312	-	177	333	-	705
1.55%	-	-	16	-	-	-	-	-
1.60%	-	-	30	-	25	8	-	3
1.65%	-	-	934	-	92	91	-	145
1.70%	-	-	-	-	-	-	-	-
1.75%	-	-	6	-	-	-	-	-
1.80%	-	-	-	-	-	-	-	-
1.90%	-	-	99	-	15	-	-	8
2.05%	-	-	-	-	-	-	-	-

	$9,657	$75,740	$17,551	$35,056	$26,247	$81,386	$10,728	$34,065

	DPBOZ	DSPI	DEL	DPITIA	DROSC	DTC	FBDF	FEQIF

0.95%	$1,214	$-	$-	$-	$-	$126	$570	$100
1.00%	-	-	-	-	-	-	-	-
1.05%	106	-	-	-	-	-	-	-
1.10%	190	-	-	-	-	4	4	-
1.15%	43	-	-	-	-	57	-	-
1.20%	798	-	65	-	2	424	880	545
1.25%	268	-	43	-	2	232	266	518
1.30%	6,067	124,633	-	19,810	-	6,308	19,815	-
1.35%	103	-	-	-	-	1	21	4
1.40%	26	-	-	-	-	-	-	-
1.45%	1,816	-	-	-	-	180	1,313	254
1.50%	43	-	-	-	-	5	-	-
1.55%	-	-	-	-	-	-	-	-
1.60%	5	-	-	-	-	-	-	-
1.65%	-	-	-	-	-	-	-	-
1.70%	-	-	-	-	-	-	-	-
1.75%	-	-	-	-	-	-	-	-
1.80%	-	-	-	-	-	-	-	-
1.90%	-	-	-	-	-	-	13	-
2.05%	-	-	-	-	-	-	15	-

	$10,679	$124,633	$108	$19,810	$4	$7,337	$22,897	$1,421

(Continued)

NATIONWIDE VARIABLE ACCOUNT
NOTES TO FINANCIAL STATEMENTS December 31, 2011

	FHYT	FIIF	FABA	FAB	FAEGA	FAEIA	FAEI	FAGOA

0.95%	$9,171	$2,196	$362	$-	$1,159	$5,342	$-	$347
1.00%	115	-	-	-	-	39	-	-
1.05%	-	-	90	-	-	334	-	-
1.10%	1,470	1,560	923	-	895	1,507	-	266
1.15%	118	4	-	-	155	933	-	250
1.20%	2,444	2,291	150	-	2,726	5,027	-	2,351
1.25%	326	80	446	-	347	1,172	-	168
1.30%	17,180	-	-	13,682	29	234	22,962	-
1.35%	328	1,636	403	-	277	1,898	-	209
1.40%	964	51	22	-	255	1,910	-	258
1.45%	2,106	464	241	-	2,600	5,701	-	744
1.50%	228	36	203	-	234	1,009	-	391
1.55%	-	-	-	-	-	-	-	-
1.60%	-	-	-	-	33	91	-	-
1.65%	-	552	-	-	228	788	-	-
1.70%	-	-	-	-	-	-	-	-
1.75%	-	-	-	-	-	6	-	-
1.80%	-	-	-	-	-	24	-	-
1.90%	57	1	-	-	-	99	-	-
2.05%	-	-	-	-	-	-	-	-

	$34,507	$8,871	$2,840	$13,682	$8,938	$26,114	$22,962	$4,984

	FAGO	FAHY	FAOA	FAM	FRBSI	TFF	TMSF	FSCG

0.95%	$-	$143	$29	$-	$5,660	$1,034	$6,652	$2,867
1.00%	-	73	-	-	106	43	215	255
1.05%	-	35	-	-	-	56	92	474
1.10%	-	4	-	-	3,007	579	1,052	706
1.15%	-	-	-	-	1,216	-	2,134	278
1.20%	-	267	26	-	6,093	933	6,936	2,715
1.25%	-	169	-	-	1,318	8	884	620
1.30%	24,758	7,846	-	22,204	260	14,062	33,191	82
1.35%	-	-	15	-	1,197	121	1,421	535
1.40%	-	-	-	-	1,517	376	1,149	889
1.45%	-	31	3	-	6,793	586	4,463	2,436
1.50%	-	-	-	-	249	19	1,155	551
1.55%	-	-	-	-	24	-	21	-
1.60%	-	-	-	-	3	-	238	84
1.65%	-	-	-	-	753	51	643	428
1.70%	-	-	-	-	-	-	-	-
1.75%	-	-	-	-	-	-	-	-
1.80%	-	-	-	-	-	-	25	31
1.90%	-	7	-	-	-	-	74	-
2.05%	-	-	-	-	-	-	-	-

	$24,758	$8,575	$73	$22,204	$28,196	$17,868	$60,345	$12,951

	AREA	ASCGI	JBS	JF	JOS	JTF	JWF	JWS

0.95%	$1,781	$1,996	$5,019	$1,300	$2,079	$3,077	$17	$407
1.00%	246	22	-	35	-	31	-	35
1.05%	-	-	-	233	-	-	-	-
1.10%	660	13	8	264	26	896	36	-
1.15%	214	273	1,775	79	48	-	-	-
1.20%	1,344	1,463	3,976	1,365	1,041	4,075	133	1,163
1.25%	237	384	776	387	190	1,323	221	132
1.30%	96	17	39	43,914	-	174,149	28,073	-
1.35%	354	45	390	380	902	441	-	240
1.40%	622	18	512	152	587	753	-	64
1.45%	1,568	324	1,026	371	384	1,214	53	790
1.50%	18	333	472	74	403	11	-	2
1.55%	-	-	-	-	-	1	-	-
1.60%	5	10	-	-	-	36	-	-
1.65%	32	35	336	28	-	75	-	53
1.70%	-	-	-	-	-	-	-	-
1.75%	-	-	-	-	-	-	-	-
1.80%	-	-	-	-	-	-	-	-
1.90%	5	-	-	8	-	1	-	-
2.05%	-	-	-	-	-	-	-	-

	$7,182	$4,933	$14,329	$48,590	$5,660	$186,083	$28,533	$2,886

	LSC	MSI	NBF	NBIXA	NFA	NF	NGBF	NGF

0.95%	$421	$-	$507	$377	$925	$449	$3,830	$431
1.00%	-	-	87	-	-	32	-	-
1.05%	-	-	170	-	-	-	54	-
1.10%	17	-	-	176	712	529	1,191	-
1.15%	-	-	-	56	145	205	1,591	-
1.20%	197	-	157	1,693	1,351	764	4,200	36
1.25%	36	-	128	54	61	223	232	-
1.30%	28,780	17,076	16,538	64	8,594	32,215	23,513	4,772
1.35%	1	-	-	133	371	43	1,990	1
1.40%	-	-	-	42	55	9	2,527	-
1.45%	301	-	896	2,390	1,257	448	4,341	40
1.50%	61	-	-	101	80	13	29	-
1.55%	-	-	-	-	-	-	-	-
1.60%	-	-	-	-	8	-	-	-
1.65%	-	-	-	39	4	12	-	-
1.70%	-	-	-	-	-	-	-	-
1.75%	-	-	-	-	-	-	-	-
1.80%	-	-	-	-	-	-	-	-
1.90%	55	-	13	-	-	-	35	-
2.05%	-	-	4	-	-	-	-	-

	$29,869	$17,076	$18,500	$5,125	$13,563	$34,942	$43,533	$5,280

(Continued)

NATIONWIDE VARIABLE ACCOUNT
NOTES TO FINANCIAL STATEMENTS December 31, 2011

	NIIXA	IDAS	IDCS	IDMS	IDMAS	IDMCS	NMCIXA	MMF

0.95%	$-	$950	$4,509	$13,724	$7,881	$1,807	$2,091	$-
1.00%	-	521	-	240	141	97	58	-
1.05%	-	-	-	-	-	-	-	-
1.10%	25	801	1,514	5,363	4,917	3,996	926	-
1.15%	-	560	264	4,678	820	734	1,761	-
1.20%	116	7,147	3,105	10,608	15,020	3,299	2,448	-
1.25%	1	564	668	1,722	359	950	95	-
1.30%	-	-	-	193	194	109	110	115,132
1.35%	1	2,381	130	2,173	4,434	1,548	539	-
1.40%	-	938	-	847	1,097	710	499	-
1.45%	33	4,426	2,692	12,895	9,305	3,604	2,113	-
1.50%	-	663	33	3,131	3,088	203	543	-
1.55%	-	-	-	-	-	-	-	-
1.60%	-	11	1,468	414	10	265	-	-
1.65%	-	83	-	756	133	-	82	-
1.70%	-	-	-	4,803	-	-	-	-
1.75%	-	-	-	354	-	-	-	-
1.80%	-	-	-	-	-	-	-	-
1.90%	-	-	-	18	18	-	-	-
2.05%	-	-	-	-	-	-	-	-

	$176	$19,045	$14,383	$61,919	$47,417	$17,322	$11,265	$115,132

	MMFR	NGFA	GVIDA	GVIDC	GVIDM	GVDMA	GVDMC	NVMIG6

0.95%	$7,627	$494	$-	$-	$113	$-	$-	$-
1.00%	412	-	-	-	-	-	-	-
1.05%	27	-	-	-	-	-	-	-
1.10%	13,960	134	-	-	343	-	-	15
1.15%	1,818	-	-	-	86	-	-	-
1.20%	9,823	320	-	-	726	-	-	120
1.25%	1,321	114	-	-	7	-	-	31
1.30%	206	4,478	17,471	3,845	29,247	35,795	10,123	918
1.35%	1,273	259	-	-	7	-	-	28
1.40%	1,183	22	-	-	-	-	-	-
1.45%	9,547	242	-	-	930	-	-	2
1.50%	1,848	-	-	-	-	-	-	-
1.55%	-	-	-	-	-	-	-	-
1.60%	304	-	-	-	9	-	-	-
1.65%	26	-	-	-	-	-	-	-
1.70%	-	-	-	-	-	-	-	-
1.75%	19	-	-	-	-	-	-	-
1.80%	-	-	-	-	-	-	-	-
1.90%	51	-	-	-	-	-	-	-
2.05%	-	-	-	-	-	-	-	-

	$49,445	$6,063	$17,471	$3,845	$31,468	$35,795	$10,123	$1,114

	NIXR	NSCIXA	NVTIV3	NBGST	NBGF	NBGT	PF	NBPT

0.95%	$2,400	$1,082	$-	$9,139	$-	$350	$-	$968
1.00%	311	7	-	167	-	55	-	287
1.05%	-	-	-	33	-	-	-	102
1.10%	2,081	680	-	3,484	-	206	-	67
1.15%	-	308	78	914	-	-	-	114
1.20%	5,764	2,711	12	16,534	-	729	-	723
1.25%	1,075	274	-	951	-	-	-	72
1.30%	13,134	-	1,036	77,615	19,695	-	41,761	-
1.35%	774	588	28	3,870	-	136	-	1
1.40%	28	293	18	3,258	-	8	-	-
1.45%	2,904	1,556	-	3,654	-	373	-	341
1.50%	1,565	148	-	935	-	-	-	20
1.55%	1	-	-	-	-	-	-	-
1.60%	16	-	-	86	-	-	-	-
1.65%	27	46	-	-	-	-	-	-
1.70%	-	-	-	-	-	-	-	-
1.75%	-	-	-	-	-	-	-	-
1.80%	89	-	-	-	-	-	-	-
1.90%	-	-	-	1	-	-	-	1
2.05%	1	-	-	-	-	-	-	-

	$30,170	$7,693	$1,172	$120,641	$19,695	$1,857	$41,761	$2,696

	NLMB	NBSRT	OCHI	OCAF	OGF	OSI	PMTRA	ACVI4

0.95%	$-	$2,993	$6,946	$5,270	$2,788	$7,502	$7,960	$330
1.00%	-	151	-	-	70	113	304	-
1.05%	-	-	-	62	412	70	-	-
1.10%	-	3,797	-	894	1,568	594	3,866	433
1.15%	-	262	2	542	-	1,333	3,225	287
1.20%	-	998	384	4,260	1,850	2,314	8,820	1,854
1.25%	-	34	-	281	810	353	761	30
1.30%	9,411	3,346	15	-	51,545	-	294	15,569
1.35%	-	280	39	656	511	715	2,018	812
1.40%	-	892	11	386	1,093	637	2,568	137
1.45%	-	1,599	371	1,397	957	2,241	6,094	758
1.50%	-	190	-	512	459	31	516	59
1.55%	-	-	-	-	1	-	19	-
1.60%	-	-	-	11	11	52	23	4
1.65%	-	-	-	344	-	-	1,676	18
1.70%	-	-	-	-	-	-	-	-
1.75%	-	-	-	-	-	-	-	-
1.80%	-	-	-	23	-	-	113	-
1.90%	-	-	-	-	52	-	-	-
2.05%	-	-	-	-	-	-	-	-

	$9,411	$14,542	$7,768	$14,638	$62,127	$15,955	$38,257	$20,291

(Continued)

NATIONWIDE VARIABLE ACCOUNT
NOTES TO FINANCIAL STATEMENTS December 31, 2011

	FCI	FEI	FHIP	FMG	FPR	FO2R	TIF3	OVGS4

0.95%	$-	$-	$-	$-	$-	$1,592	$2,043	$6,645
1.00%	-	-	-	-	-	-	88	300
1.05%	-	-	-	-	-	-	59	86
1.10%	-	-	-	-	-	2,619	892	1,971
1.15%	-	-	-	-	-	154	849	1,380
1.20%	-	-	-	-	-	2,212	2,457	7,344
1.25%	-	-	-	-	-	56	136	806
1.30%	5,895	71,029	362	89,901	68,287	14,190	22,297	39,170
1.35%	-	-	-	-	-	264	371	1,080
1.40%	-	-	-	-	-	63	1,369	634
1.45%	-	-	-	-	-	1,227	1,817	4,427
1.50%	-	-	-	-	-	64	443	543
1.55%	-	-	-	-	-	-	-	-
1.60%	-	-	-	-	-	-	26	8
1.65%	-	-	-	-	-	26	32	137
1.70%	-	-	-	-	-	-	-	-
1.75%	-	-	-	-	-	-	-	-
1.80%	-	-	-	-	-	-	-	-
1.90%	-	-	-	-	-	-	-	27
2.05%	-	-	-	-	-	-	-	-

	$5,895	$71,029	$362	$89,901	$68,287	$22,467	$32,879	$64,558

	PVF	IDF	PUIGA	PBF	WRASCA	SCS	SE	SGR

0.95%	$800	$3,457	$-	$-	$2,032	$2,553	$51	$1,307
1.00%	101	32	-	-	52	51	-	111
1.05%	-	44	-	-	-	-	-	-
1.10%	74	1,259	-	-	1,901	165	12	1,756
1.15%	449	-	-	-	1,018	-	11	486
1.20%	585	2,240	-	-	2,470	2,703	206	2,641
1.25%	-	769	-	-	-	242	-	116
1.30%	-	38,677	-	9,301	-	24,347	-	-
1.35%	412	460	-	-	109	218	56	866
1.40%	-	669	-	-	399	24	18	393
1.45%	265	1,820	56	-	853	2,069	482	3,008
1.50%	14	240	-	-	6	689	8	34
1.55%	-	10	-	-	-	-	-	-
1.60%	3	8	-	-	6	-	-	-
1.65%	-	-	-	-	-	-	-	-
1.70%	-	-	-	-	-	-	-	-
1.75%	-	-	-	-	-	-	-	-
1.80%	-	-	-	-	-	-	-	-
1.90%	-	-	-	-	-	9	-	-
2.05%	-	-	-	-	-	-	-	-

	$2,703	$49,685	$56	$9,301	$8,846	$33,070	$844	$10,718

	WFLCCI	STR	WFEVAD	WFMCGZ	ABBLI	EIG	CSLCBC	PRLVA

0.95%	$72	$-	$-	$133	$14	$-	$-	$202
1.00%	-	-	-	-	-	-	-	-
1.05%	-	-	-	-	-	-	-	-
1.10%	-	-	-	27	28	-	-	149
1.15%	-	-	-	24	14	-	-	27
1.20%	1,086	-	-	470	106	-	-	293
1.25%	-	-	-	-	35	-	-	12
1.30%	-	20,309	2,987	-	-	6,414	15,738	1,808
1.35%	11	-	-	119	10	-	-	104
1.40%	22	-	-	34	226	-	-	11
1.45%	25	-	-	969	64	-	-	242
1.50%	2	-	-	18	-	-	-	16
1.55%	-	-	-	-	-	-	-	-
1.60%	54	-	-	-	-	-	-	2
1.65%	-	-	-	-	-	-	-	1
1.70%	-	-	-	-	-	-	-	-
1.75%	-	-	-	-	-	-	-	-
1.80%	-	-	-	-	-	-	-	-
1.90%	-	-	-	-	-	-	-	-
2.05%	-	-	-	-	1	-	-	-

	$1,272	$20,309	$2,987	$1,794	$498	$6,414	$15,738	$2,867

	VKRES
0.95%	$745
1.00%	163
1.05%	-
1.10%	436
1.15%	182
1.20%	979
1.25%	149
1.30%	53
1.35%	226
1.40%	380
1.45%	950
1.50%	10
1.55%	-
1.60%	3
1.65%	20
1.70%	-
1.75%	-
1.80%	-
1.90%	3
2.05%	-

	$4,299

(Continued)

NATIONWIDE VARIABLE ACCOUNT
NOTES TO FINANCIAL STATEMENTS December 31, 2011

(3) Related Party Transactions
The Company performs various services on behalf of the mutual fund companies in which the Account invests and may receive fees for the services performed. These services include, among other things, shareholder communications, postage, fund transfer agency and various other record keeping and customer service functions. These fees are paid to an affiliate of the Company.
Contract owners may, with certain restrictions, transfer their assets between the Account and a fixed dollar contract (fixed account) maintained in the accounts of the Company. The fixed account assets are not reflected in the accompanying financial statements. In addition, the Account portion of contract owner loans is transferred to the accounts of the Company for administration and collection. Loan repayments are transferred to the Account at the direction of the contract owner. For the years ended December 31, 2011 and 2010, total transfers to the Account from the fixed account were $790,028 and $1,693,023, respectively, and total transfers from the Account to the fixed account were $1,588,912 and $2,764,763, respectively. Transfers from the Account to the fixed account are included in redemptions, and transfers to the Account from the fixed account are included in purchase payments received from contract owners, as applicable, on the accompanying Statements of Changes in Contract Owners’ Equity.
For guaranteed minimum death benefits, the Company contributed $281,806 and $80,817 to the Account in the form of additional premium to contract owner accounts for the years ended December 31, 2011 and 2010, respectively. These amounts are included in purchase payments received from contract owners and are credited at time of annuitant death.
(4) Fair Value Measurement
FASB ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Account generally uses the market approach as the valuation technique due to the nature of the mutual fund investments offered in the Account. This technique maximizes the use of observable inputs and minimizes the use of unobservable inputs.
In accordance with FASB ASC 820, the Account categorized its financial instruments into a three level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.
The Account categorizes financial assets recorded at fair value as follows:
• Level 1 – Unadjusted quoted prices accessible in active markets and mutual funds where the value per share (unit) is determined and published and is the basis for current transactions for identical assets or liabilities at the measurement date.
• Level 2 – Unadjusted quoted prices for similar assets or liabilities in active markets or inputs (other than quoted prices) that are observable or that are derived principally from or corroborated by observable market data through correlation or other means.
• Level 3 – Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimate about the assumptions market participants would use at the measurement date in pricing the asset or liability. Consideration is given to the risk inherent in both the method of valuation and the valuation inputs.
The Account recognizes significant transfers between fair value hierarchy levels at the reporting period end. There were no significant transfers between Level 1 and 2 as of December 31, 2011.
The following table summarizes assets measured at fair value on a recurring basis as of December 31, 2011:

	Level 1	Level 2	Level 3	Total

Separate Account Investments	$195,851,724	$0	$0	$195,851,724
The Account did not have any assets or liabilities reported at fair value on a nonrecurring basis required to be disclosed under FASB ASC 820.

	Purchases of Investments	Sales of Investments
Equity and Income Fund - Class A (VKEIA)	$103,680	$3,351
Van Kampen Growth and Income Fund - Class A (VKGIA)	107,339	449,815
Van Kampen Mid Cap Growth Fund - Class A (VKGA)	220,337	216,102
Aberdeen Small Cap Fund - Class A (PRSCA)	291,205	676,806
Global Fixed Income Fund - Institutional Service Class (ADGFIS)	254,720	369,939
US Equity I Fund - Institutional Service Class (ADUES)	1,380,864	22,404
American Century International Growth Fund - Class A (TCIGA)	798	2,620
American Century International Growth Fund - Investor Class (TCIGR)	9,160	136,389
Growth Fund - Investor Class (TCG)	628,968	873,326
Income & Growth Fund - Class A (ACIGA)	91,318	223,423
Income & Growth Fund - Investor Class (IGF)	157,892	501,679
Short-Term Government Fund - Investor Class (BSTG)	564,167	785,056
Ultra(R) Fund - Investor Class (TCUL)	136,974	869,459
High-Yield Opportunities Fund - Institutional Class (DWHYOI)	489,652	503,627
Appreciation Fund, Inc. (DAF)	551,609	578,325
Balanced Opportunity Fund - Class Z (DPBOZ)	33,013	249,337
Dreyfus S&P 500 Index Fund (DSPI)	892,363	1,574,833
Emerging Leaders Fund (DEL)	27	8,709
Intermediate Term Income Fund - Class A (DPITIA)	190,731	258,294
Opportunistic Small Cap Fund (DROSC)	7,544	4
Third Century Fund, Inc. - Class Z (DTC)	17,754	127,306
Bond Fund - Class F Shares (FBDF)	371,386	672,321
Equity Income Fund, Inc. - Class F Shares (FEQIF)	9,232	13,696
High Yield Trust (FHYT)	1,268,917	1,984,437
Intermediate Corporate Bond Fund - Institutional Service Shares (FIIF)	162,461	361,562
Advisor Balanced Fund - Class A (FABA)	9,761	77,591
Advisor Balanced Fund - Class T (FAB)	32,265	96,897
Advisor Equity Growth Fund - Class A (FAEGA)	53,858	119,840
Advisor Equity Income Fund - Class A (FAEIA)	151,531	497,165
Advisor Equity Income Fund - Class T (FAEI)	154,085	325,332
Advisor Growth Opportunities Fund - Class A (FAGOA)	44,340	101,192
Advisor Growth Opportunities Fund - Class T (FAGO)	228,124	395,258
Advisor High Income Advantage Fund - Class T (FAHY)	45,586	104,957
Advisor Overseas Fund - Class A (FAOA)	96	86
Asset Manager 50% (FAM)	218,787	308,051
Balance Sheet Investment Fund - Class A (FRBSI)	387,022	620,865
Foreign Fund - Class A (TFF)	29,980	401,761
Mutual Series Funds - Mutual Shares Fund - Class A (TMSF)	327,435	1,162,120
Small-Mid Cap Growth Fund - Class A (FSCG)	133,210	205,209
Real Estate Fund - Class A (AREA)	1,253,280	89,930
AIM Small Cap Growth Fund - Investor Class (ASCGI)	309,757	89,263
Janus Balanced Fund - Class S (JBS)	400,221	299,732
Janus Fund - Class T (JF)	75,373	666,726
Janus Overseas Fund - Class S (JOS)	214,392	172,241
Janus Twenty Fund - Class T (JTF)	2,102,221	2,477,375
Janus Worldwide Fund - Class T (JWF)	15,822	374,525
Janus Worldwide Fund - Class S (JWS)	1,160	37,483
U.S. Small-Mid Cap Equity Portfolio - Open Shares (LSC)	680,116	613,986
MFS Strategic Income Fund - Class A (MSI)	382,876	193,555
Bond Fund - Class D (NBF)	267,257	308,394

(Continued)

NATIONWIDE VARIABLE ACCOUNT
NOTES TO FINANCIAL STATEMENTS December 31, 2011

Bond Index Fund - Class A (NBIXA)	47,921	46,981
Fund - Class A (NFA)	1,502,377	264,061
Fund - Class D (NF)	128,292	355,667
Government Bond Fund - Class D (NGBF)	1,023,924	1,289,901
Growth Fund - Class D (NGF)	24	73,474
International Index Fund - Class A (NIIXA)	303	7,971
Investor Destinations Aggressive Fund - Service Class (IDAS)	149,429	341,925
Investor Destinations Conservative Fund - Service Class (IDCS)	83,610	649,772
Investor Destinations Moderate Fund - Service Class (IDMS)	257,836	619,730
Investor Destinations Moderately Aggressive Fund - Service Class (IDMAS)	290,172	713,745
Investor Destinations Moderately Conservative Fund - Service Class (IDMCS)	139,011	294,141
Mid Cap Market Index Fund - Class A (NMCIXA)	153,761	203,230
Money Market Fund - Prime Shares (MMF)	4,916,878	5,351,667
Money Market Fund - Service Class (MMFR)	1,946,521	2,279,753
Nationwide Growth Fund - Class A (NGFA)	56,622	123,367
NVIT Investor Destinations Aggressive Fund - Class II (GVIDA)	317,545	638,627
NVIT Investor Destinations Conservative Fund - Class II (GVIDC)	336,500	231,659
NVIT Investor Destinations Moderate Fund - Class II (GVIDM)	906,948	808,681
NVIT Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)	440,644	270,238
NVIT Investor Destinations Moderately Conservative Fund - Class II (GVDMC)	159,517	73,196
NVIT Multi-Manager International Growth Fund - Class VI (NVMIG6)	74,726	38,648
S&P 500 Index Fund - Service Class (NIXR)	210,591	551,155
Small Cap Index Fund - Class A (NSCIXA)	49,941	183,528
Templeton NVIT International Value Fund - Class III (NVTIV3)	85,670	55,572
Genesis Fund - Trust Class (NBGST)	1,178,416	2,318,528
Guardian Fund - Investor Class (NBGF)	59,198	196,483
Guardian Fund - Trust Class (NBGT)	19,702	16,669
Partners Fund - Investor Class (PF)	163,733	800,663
Partners Fund - Trust Class (NBPT)	6,009	53,392
Short Duration Bond Fund - Investor Class (NLMB)	101,939	143,317
Socially Responsive Fund - Trust Class (NBSRT)	162,732	246,516
Champion Income Fund - Class A (OCHI)	1,239,645	738,460
Oppenheimer Capital Appreciation Fund - Class A (OCAF)	59,287	307,412
Oppenheimer Global Fund - Class A (OGF)	80,625	897,350
Oppenheimer Strategic Income Fund - Class A (OSI)	229,064	756,570
PIMCO Total Return Fund - Class A (PMTRA)	903,747	1,862,107
VP International Fund - Class IV (ACVI4)	248,165	373,898
Capital & Income Fund (FCI)	28,961	48,784
Equity-Income Fund (FEI)	275,701	628,656
High Income Portfolio - Initial Class (FHIP)	1,944	387
Magellan Fund (FMG)	157,098	1,258,353
Puritan Fund (FPR)	342,921	947,554
VIP Fund - Overseas Portfolio - Service Class 2 R (FO2R)	180,700	523,925
Templeton Foreign Securities Fund - Class 3 (TIF3)	408,916	684,964
Global Securities Fund/VA - Class 4 (OVGS4)	638,263	940,443
Voyager Fund - Class A (PVF)	77,976	44,782
Dynamics Fund - Investor Class (IDF)	587,676	614,523
Putnam International Equity Fund - Class A (PUIGA)	197	57
Virtus Balanced Fund - Class A (PBF)	206,005	166,101
Advisors Small Cap Fund - Class A (WRASCA)	341,352	216,221
Advantage Funds(R) - Common Stock Fund - Investor Class (SCS)	595,286	896,015
Advantage Funds(R) - Enterprise Fund - Investor Class (SE)	177,265	1,159
Advantage Funds(R) - Growth Fund - Investor Class (SGR)	461,178	203,991
Advantage Funds(R) - Large Cap Core - Investor Class (WFLCCI)	13,284	23,535
Advantage Funds(R) - Large Cap Growth Fund - Investor Class (STR)	337,667	524,637
Equity Value Fund - Administrative Class (WFEVAD)	684,737	46,666
Advantage Funds(R) - Mid Cap Growth Fund - Investor Class(obsolete) (WFMCGZ)	23,177	187,945
Basic Balanced Fund - Investor Class(obsolete) (ABBLI)	737	103,970
Equity Income Fund - Class I(obsolete) (EIG)	73,614	758,523
Large Cap Blend Fund - Common Class(obsolete) (CSLCBC)	82,426	1,635,646
Nationwide Large Cap Value Fund - Class A(obsolete) (PRLVA)	42,408	1,580,115
Van Kampen Real Estate Securities Fund - Class A(obsolete) (VKRES)	60,064	1,054,184

Total	$38,991,244	$58,471,544

(5) Financial Highlights
The Company offers several variable annuity products through the Account that have unique combinations of features and fees that are assessed to the contract owner. Differences in fee structures result in a variety of contract expense rates, unit fair values and total returns. The following tabular presentation is a summary of units, unit fair values, contract owners’ equity outstanding and contract expense rates for variable annuity contracts as of December 31, 2011, and the investment income ratio and total return for each of the periods in the five year period ended December 31, 2011. The information is presented as a range of minimum to maximum values based upon product grouping. The range is determined by identifying the lowest and the highest contract expense rate for contracts with units outstanding as of the balance sheet date. The unit fair values and total returns related to these identified contract expense rates are also disclosed as a range below. Accordingly, some individual contract amounts may not be within the ranges presented.Total return and investment income ratio for periods with no ending contract owners’ equity were considered to be irrelevant, and therefore are not presented. Contract owner’s equity presented below may not agree to the contract owner’s equity presented in the Statements of Changes due to reserves for annuity contracts in payout.

(Continued)

NATIONWIDE VARIABLE ACCOUNT
NOTES TO FINANCIAL STATEMENTS December 31, 2011

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Inception Date****
Equity and Income Fund -Class A (VKEIA)
2011	0.95% to 2.05%	9,998	$ 9.32 to $ 9.26	$92,977	1.49%	-6.80% to -7.44%	****
Van Kampen Growth and Income Fund -Class A (VKGIA)
2011	0.95% to 1.65%	86,270	15.93 to 14.98	1,354,117	1.26%	-3.02% to -3.70%
2010	0.95% to 1.75%	107,293	16.43 to 15.44	1,738,936	1.27%	11.58% to 10.68%
2009	0.95% to 1.75%	145,665	14.72 to 13.95	2,118,535	1.53%	23.08% to 22.09%
2008	0.95% to 1.90%	162,476	11.96 to 11.33	1,925,148	1.85%	-32.84% to -33.48%
2007	0.95% to 1.90%	194,088	17.81 to 17.03	3,432,605	1.87%	1.57% to 0.59%
Van Kampen Mid Cap Growth Fund -Class A (VKGA)
2011	0.95% to 1.50%	37,463	20.58 to 19.61	759,645	0.00%	-9.97% to -10.47%
2010	0.95% to 1.50%	39,537	22.86 to 21.91	892,283	0.00%	26.13% to 25.44%
2009	0.95% to 1.50%	50,066	18.12 to 17.46	897,880	0.00%	57.79% to 56.92%
2008	0.95% to 1.50%	62,283	11.49 to 11.13	710,249	0.00%	-48.89% to -49.18%
2007	0.95% to 1.55%	75,338	22.47 to 21.85	1,683,123	0.00%	21.20% to 20.46%
Aberdeen Small Cap Fund -Class A (PRSCA)
2011	0.95% to 1.50%	65,597	18.28 to 17.13	1,358,086	0.33%	-7.22% to -7.73%
2010	0.95% to 1.50%	81,745	19.71 to 18.57	1,843,302	0.36%	26.51% to 25.81%
2009	0.95% to 1.50%	103,567	15.58 to 14.76	1,836,852	0.00%	36.22% to 35.47%
2008	0.95% to 1.50%	115,944	11.44 to 10.90	1,507,368	0.29%	-45.40% to -45.71%
2007	0.95% to 1.65%	158,170	20.95 to 19.84	3,800,681	0.62%	-6.94% to -7.60%
Global Fixed Income Fund -Institutional Service Class (ADGFIS)
2011	1.30%	69,098	11.22	775,593	3.12%	2.46%
2010	1.30%	80,749	10.96	884,615	5.34%	3.84%
2009	1.30%	89,576	10.55	945,003	1.40%	5.50%	****
US Equity I Fund -Institutional Service Class (ADUES)
2011	1.30%	136,054	10.73	1,460,438	0.22%	7.34%	****
American Century International Growth Fund -Class A (TCIGA)
2011	0.95% to 1.50%	12,184	7.97 to 7.46	94,360	0.74%	-12.91% to -13.39%
2010	0.95% to 1.50%	12,326	9.15 to 8.62	109,871	0.90%	12.38% to 11.76%
2009	0.95% to 1.50%	12,624	8.14 to 7.71	100,366	0.61%	32.46% to 31.73%
2008	0.95% to 1.50%	17,553	6.14 to 5.85	105,827	0.92%	-45.88% to -46.19%
2007	0.95% to 1.50%	28,857	11.35 to 10.88	323,828	0.33%	15.78% to 15.14%
American Century International Growth Fund -Investor Class (TCIGR)
2011	1.30%	26,185	22.69	594,261	1.22%	-12.99%
2010	1.30%	31,164	26.08	812,813	1.42%	12.22%
2009	1.30%	35,850	23.24	833,179	0.96%	32.28%
2008	1.30%	38,918	17.57	683,752	1.23%	-45.93%
2007	1.30%	47,089	32.49	1,529,948	0.55%	15.73%
Growth Fund - Investor Class (TCG)
2011	0.95% to 1.50%	171,700	7.83 to 7.34	5,522,792	0.46%	-1.84% to -2.38%
2010	0.95% to 1.50%	173,962	7.97 to 7.51	5,990,131	0.36%	16.52% to 15.87%
2009	0.95% to 1.50%	189,765	6.84 to 6.48	5,481,556	0.29%	34.19% to 33.45%
2008	0.95% to 1.50%	201,215	5.10 to 4.86	4,427,698	0.35%	-38.44% to -38.78%
2007	0.95% to 1.50%	179,759	8.28 to 7.94	7,896,699	0.13%	17.85% to 17.19%
Income & Growth Fund - Class A (ACIGA)
2011	0.95% to 1.90%	156,001	9.39 to 8.39	1,424,932	1.31%	1.75% to 0.77%
2010	0.95% to 1.90%	170,813	9.22 to 8.32	1,536,531	1.19%	12.75% to 11.67%
2009	0.95% to 1.90%	185,704	8.18 to 7.45	1,483,938	1.97%	16.46% to 15.35%
2008	0.95% to 1.90%	193,769	7.02 to 6.46	1,333,084	1.41%	-35.43% to -36.05%
2007	0.95% to 1.90%	236,674	10.88 to 10.10	2,530,492	1.28%	-1.49% to -2.44%
Income & Growth Fund - Investor Class (IGF)
2011	1.30%	134,955	18.83	2,541,597	1.55%	1.68%
2010	1.30%	153,519	18.52	2,843,369	1.43%	12.62%
2009	1.30%	175,496	16.45	2,886,200	2.22%	16.39%
2008	1.30%	191,548	14.13	2,706,645	1.61%	-35.53%
2007	1.30%	253,051	21.92	5,546,451	1.47%	-1.60%
Short-Term Government Fund -Investor Class (BSTG)
2011	0.95% to 1.90%	110,359	13.72 to 12.26	2,123,419	0.76%	0.58% to -0.39%
2010	0.95% to 1.90%	118,333	13.65 to 12.31	2,342,931	1.02%	1.30% to 0.33%
2009	0.95% to 1.90%	136,216	13.47 to 12.27	2,521,535	1.84%	1.72% to 0.74%
2008	0.95% to 1.90%	132,980	13.24 to 12.18	2,492,848	3.48%	3.74% to 2.74%
2007	0.95% to 1.90%	140,799	12.77 to 11.86	2,560,887	4.57%	5.35% to 4.34%
Ultra(R) Fund - Investor Class (TCUL)
2011	0.95% to 1.65%	376,005	7.38 to 6.79	6,007,201	0.00%	0.23% to -0.47%
2010	0.95% to 1.65%	421,165	7.36 to 6.83	6,649,134	0.22%	15.46% to 14.64%
2009	0.95% to 1.65%	467,772	6.38 to 5.95	6,451,550	0.52%	34.07% to 33.13%
2008	0.95% to 1.65%	532,419	4.76 to 4.47	5,467,158	0.35%	-42.29% to -42.70%
2007	0.95% to 1.85%	630,015	8.24 to 7.68	11,452,579	0.00%	20.66% to 19.56%

(Continued)

NATIONWIDE VARIABLE ACCOUNT
NOTES TO FINANCIAL STATEMENTS December 31, 2011

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Inception Date****
High-Yield Opportunities Fund - Institutional Class (DWHYOI)
2011	1.30%	43,302	$ 15.58	$674,459	8.10%	0.87%
2010	1.30%	48,155	15.44	743,548	8.90%	15.15%
2009	1.30%	51,698	13.41	693,236	6.31%	34.09%	****
Appreciation Fund, Inc. (DAF)
2011	0.95% to 1.90%	221,462	11.07 to 9.89	2,788,053	1.43%	6.60% to 5.58%
2010	0.95% to 1.90%	224,836	10.39 to 9.37	2,647,383	1.19%	14.16% to 13.07%
2009	0.95% to 1.90%	252,934	9.10 to 8.29	2,619,402	2.05%	19.86% to 18.71%
2008	0.95% to 1.90%	281,538	7.59 to 6.98	2,425,499	1.69%	-33.01% to -33.66%
2007	0.95% to 1.90%	338,727	11.33 to 10.52	4,412,754	1.28%	5.53% to 4.51%
Balanced Opportunity Fund - Class Z (DPBOZ)
2011	0.95% to 1.60%	73,716	10.56 to 10.08	761,263	1.26%	-2.67% to -3.31%
2010	0.95% to 1.60%	93,691	10.85 to 10.42	997,784	1.44%	12.23% to 11.49%
2009	0.95% to 1.60%	109,528	9.67 to 9.35	1,041,825	1.86%	20.86% to 20.07%
2008	0.95% to 1.60%	119,594	8.00 to 7.79	944,349	2.23%	-28.49% to -28.96%
2007	0.95% to 1.60%	164,480	11.18 to 10.96	1,822,757	2.11%	4.11% to 3.42%
Dreyfus S&P 500 Index Fund (DSPI)
2011	1.30%	308,314	29.69	9,153,730	1.50%	0.33%
2010	1.30%	333,365	29.59	9,864,563	1.53%	13.07%
2009	1.30%	359,565	26.17	9,409,875	1.85%	24.40%
2008	1.30%	390,208	21.04	8,208,950	1.75%	-38.10%
2007	1.30%	472,197	33.98	16,047,578	1.49%	3.65%
Emerging Leaders Fund (DEL)
2010	1.20% to 1.25%	1,007	10.35 to 10.29	10,409	0.02%	27.34% to 27.28%
2009	1.20% to 1.25%	1,006	8.13 to 8.09	8,159	0.21%	20.37% to 20.31%
2008	1.20% to 1.25%	1,006	6.75 to 6.72	6,779	0.31%	-40.12% to -40.15%
2007	1.20% to 1.25%	1,006	11.27 to 11.23	11,325	0.00%	-12.01% to -12.05%
Intermediate Term Income Fund - Class A (DPITIA)
2011	1.30%	126,265	12.19	1,539,777	2.93%	5.92%
2010	1.30%	134,162	11.51	1,544,674	3.80%	7.60%
2009	1.30%	148,448	10.70	1,588,436	4.80%	15.58%
2008	1.30%	171,020	9.26	1,583,323	3.07%	-7.42%	****
Opportunistic Small Cap Fund (DROSC)
2011	1.20% to 1.25%	735	10.71	7,873	0.00%	7.12% to 7.11%	****
Third Century Fund, Inc. - Class Z (DTC)
2011	0.95% to 1.45%	31,777	6.86 to 6.46	531,455	0.64%	-0.26% to -0.76%
2010	0.95% to 1.50%	39,481	6.87 to 6.48	637,482	0.59%	13.41% to 12.78%
2009	0.95% to 1.50%	44,065	6.06 to 5.74	618,308	0.91%	32.03% to 31.30%
2008	0.95% to 1.50%	46,872	4.59 to 4.37	503,854	0.34%	-34.92% to -35.29%
2007	0.95% to 1.85%	54,512	7.05 to 6.58	882,684	0.43%	6.53% to 5.56%
Bond Fund - Class F Shares (FBDF)
2011	0.95% to 2.05%	84,745	19.62 to 17.23	1,737,713	5.39%	5.01% to 3.84%
2010	0.95% to 2.05%	103,684	18.69 to 16.59	2,029,593	6.06%	9.80% to 8.58%
2009	0.95% to 2.05%	103,439	17.02 to 15.28	1,847,181	6.38%	25.21% to 23.82%
2008	0.95% to 2.05%	116,421	13.59 to 12.34	1,665,806	6.34%	-11.20% to -12.19%
2007	0.95% to 2.05%	138,311	15.31 to 14.05	2,225,704	5.31%	4.05% to 2.89%
Equity Income Fund, Inc. - Class F Shares (FEQIF)
2011	0.95% to 1.45%	11,965	9.73 to 9.19	112,671	2.61%	6.15% to 5.62%
2010	0.95% to 1.45%	12,695	9.17 to 8.70	112,991	2.73%	10.29% to 9.74%
2009	0.95% to 1.45%	12,993	8.31 to 7.93	105,337	2.96%	14.30% to 13.73%
2008	0.95% to 1.45%	10,426	7.27 to 6.97	74,252	2.68%	-30.55% to -30.90%
2007	0.95% to 1.50%	13,221	10.47 to 10.05	136,821	2.30%	0.88% to 0.32%
High Yield Trust (FHYT)
2011	0.95% to 1.90%	137,795	17.75 to 15.86	2,325,698	6.65%	2.50% to 1.52%
2010	0.95% to 1.90%	190,156	17.31 to 15.62	3,183,303	7.00%	15.29% to 14.18%
2009	0.95% to 1.90%	343,037	15.02 to 13.68	5,038,389	7.99%	54.05% to 52.57%
2008	0.95% to 1.90%	146,497	9.75 to 8.97	1,367,641	8.64%	-28.81% to -29.49%
2007	0.95% to 1.90%	136,346	13.69 to 12.72	1,793,190	7.65%	2.17% to 1.18%
Intermediate Corporate Bond Fund - Institutional Service Shares (FIIF)
2011	0.95% to 1.90%	41,523	16.03 to 14.39	648,172	4.38%	1.90% to 0.92%
2010	0.95% to 1.90%	56,098	15.73 to 14.25	863,714	4.49%	6.02% to 5.00%
2009	0.95% to 1.90%	59,189	14.84 to 13.58	863,050	4.79%	15.64% to 14.53%
2008	0.95% to 1.90%	53,935	12.83 to 11.85	679,230	5.15%	-8.13% to -9.01%
2007	0.95% to 1.90%	57,926	13.97 to 13.03	797,935	4.98%	4.74% to 3.73%
Advisor Balanced Fund - Class A (FABA)
2011	0.95% to 1.50%	17,211	12.10 to 11.34	202,783	1.45%	0.40% to -0.16%
2010	0.95% to 1.50%	23,021	12.05 to 11.35	270,598	1.64%	12.19% to 11.57%
2009	0.95% to 1.50%	28,453	10.74 to 10.18	299,710	1.99%	26.02% to 25.32%
2008	0.95% to 1.50%	35,526	8.52 to 8.12	297,253	1.96%	-32.50% to -32.87%
2007	0.95% to 1.50%	42,101	12.63 to 12.10	523,426	1.78%	7.46% to 6.86%

(Continued)

NATIONWIDE VARIABLE ACCOUNT
NOTES TO FINANCIAL STATEMENTS December 31, 2011

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Inception Date****
Advisor Balanced Fund - Class T (FAB)
2011	1.30%	59,697	$17.11	$1,021,638	1.32%	-0.11%
2010	1.30%	63,448	17.13	1,087,007	1.43%	11.54%
2009	1.30%	70,667	15.36	1,085,420	1.84%	25.29%
2008	1.30%	68,727	12.26	842,534	1.71%	-32.86%
2007	1.30%	76,411	18.26	1,395,238	1.56%	6.81%
Advisor Equity Growth Fund - Class A (FAEGA)
2011	0.95% to 1.65%	95,472	7.27 to 6.72	671,499	0.00%	-0.98% to -1.68%
2010	0.95% to 1.65%	103,042	7.35 to 6.83	734,881	0.00%	22.39% to 21.53%
2009	0.95% to 1.65%	124,740	6.00 to 5.62	730,621	0.00%	26.70% to 25.80%
2008	0.95% to 1.65%	140,144	4.74 to 4.47	651,442	0.11%	-47.46% to -47.83%
2007	0.95% to 1.65%	157,844	9.02 to 8.56	1,401,468	0.00%	25.11% to 24.22%
Advisor Equity Income Fund - Class A (FAEIA)
2011	0.95% to 1.90%	150,911	13.00 to 11.62	1,896,404	1.98%	-0.52% to -1.47%
2010	0.95% to 1.90%	178,554	13.07 to 11.79	2,267,212	1.34%	12.22% to 11.14%
2009	0.95% to 1.90%	222,198	11.65 to 10.61	2,524,127	1.76%	23.33% to 22.14%
2008	0.95% to 1.90%	234,094	9.45 to 8.69	2,164,344	1.43%	-41.18% to -41.74%
2007	0.95% to 1.90%	269,954	16.06 to 14.91	4,262,609	1.12%	2.58% to 1.59%
Advisor Equity Income Fund - Class T (FAEI)
2011	1.30%	82,492	19.83	1,635,451	1.75%	-1.09%
2010	1.30%	91,181	20.04	1,827,597	1.15%	11.66%
2009	1.30%	103,627	17.95	1,860,200	1.51%	22.66%
2008	1.30%	127,058	14.64	1,859,519	1.18%	-41.53%
2007	1.30%	152,824	25.03	3,825,211	0.86%	2.00%
Advisor Growth Opportunities Fund - Class A (FAGOA)
2011	0.95% to 1.50%	44,584	8.12 to 7.61	349,256	0.00%	0.94% to 0.38%
2010	0.95% to 1.50%	51,072	8.05 to 7.58	398,386	0.00%	22.52% to 21.84%
2009	0.95% to 1.50%	54,119	6.57 to 6.22	345,902	0.47%	45.82% to 45.01%
2008	0.95% to 1.90%	61,783	4.50 to 4.14	272,500	0.00%	-55.73% to -56.16%
2007	0.95% to 1.90%	68,649	10.17 to 9.45	682,838	0.00%	21.89% to 20.72%
Advisor Growth Opportunities Fund - Class T (FAGO)
2011	1.30%	127,085	13.97	1,774,960	0.00%	0.42%
2010	1.30%	137,050	13.91	1,906,065	0.00%	21.81%
2009	1.30%	152,316	11.42	1,739,069	0.23%	44.97%
2008	1.30%	170,528	7.88	1,343,043	0.00%	-55.96%
2007	1.30%	223,593	17.88	3,998,681	0.00%	21.26%
Advisor High Income Advantage Fund - Class T (FAHY)
2011	0.95% to 1.90%	25,766	19.22 to 17.18	601,339	6.11%	-1.11% to -2.05%
2010	0.95% to 1.90%	29,851	19.44 to 17.54	702,816	6.72%	16.79% to 15.67%
2009	0.95% to 1.90%	36,159	16.64 to 15.16	727,082	6.50%	68.01% to 66.40%
2008	0.95% to 1.90%	53,238	9.91 to 9.11	612,390	7.09%	-39.52% to -40.10%
2007	0.95% to 1.90%	76,043	16.38 to 15.21	1,442,388	6.40%	1.25% to 0.27%
Advisor Overseas Fund - Class A (FAOA)
2011	0.95% to 1.50%	678	9.14 to 8.59	6,087	1.33%	-18.65% to -19.10%
2010	0.95% to 1.50%	678	11.24 to 10.62	7,495	1.08%	12.02% to 11.40%
2009	0.95% to 1.50%	847	10.03 to 9.53	8,321	1.56%	25.11% to 24.42%
2008	0.95% to 1.50%	1,180	8.02 to 7.66	9,267	1.07%	-43.58% to -43.89%
2007	0.95% to 1.90%	1,459	14.21 to 13.25	20,229	1.36%	15.90% to 14.79%
Asset Manager 50% (FAM)
2011	1.30%	67,768	23.71	1,607,050	1.77%	-1.93%
2010	1.30%	71,921	24.18	1,739,186	1.80%	12.04%
2009	1.30%	76,622	21.58	1,653,754	2.46%	29.24%
2008	1.30%	84,558	16.70	1,412,125	2.87%	-28.74%
2007	1.30%	96,918	23.44	2,271,357	3.09%	4.94%
Balance Sheet Investment Fund - Class A (FRBSI)
2011	0.95% to 1.65%	109,046	19.32 to 17.84	2,042,848	0.50%	-7.25% to -7.90%
2010	0.95% to 1.65%	131,609	20.83 to 19.37	2,673,167	1.51%	20.69% to 19.84%
2009	0.95% to 1.65%	164,620	17.26 to 16.16	2,779,669	1.12%	21.43% to 20.57%
2008	0.95% to 1.65%	186,547	14.21 to 13.40	2,602,134	1.34%	-36.62% to -37.07%
2007	0.95% to 1.85%	204,076	22.42 to 20.99	4,507,348	1.04%	-4.28% to -5.16%
Foreign Fund - Class A (TFF)
2011	0.95% to 1.65%	54,681	14.55 to 13.40	1,079,973	2.10%	-13.54% to -14.15%
2010	0.95% to 1.65%	71,757	16.83 to 15.60	1,633,935	1.76%	7.47% to 6.71%
2009	0.95% to 1.65%	88,536	15.66 to 14.62	1,879,216	1.55%	48.31% to 47.26%
2008	0.95% to 1.65%	128,037	10.56 to 9.93	1,801,366	2.68%	-46.60% to -46.98%
2007	0.95% to 1.65%	171,992	19.78 to 18.73	4,468,461	1.54%	16.13% to 15.30%

(Continued)

NATIONWIDE VARIABLE ACCOUNT
NOTES TO FINANCIAL STATEMENTS December 31, 2011

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Inception Date****
Mutual Series Funds - Mutual Shares Fund - Class A (TMSF)
2011	0.95% to 1.90%	273,575	$ 15.50 to $ 13.85	$4,361,527	2.01%	-2.72% to -3.65%
2010	0.95% to 1.90%	326,468	15.93 to 14.37	5,359,725	2.77%	10.35% to 9.30%
2009	0.95% to 1.90%	370,806	14.43 to 13.15	5,518,368	2.20%	26.63% to 25.41%
2008	0.95% to 1.90%	429,113	11.40 to 10.49	5,060,629	0.88%	-38.69% to -39.28%
2007	0.95% to 1.90%	515,438	18.59 to 17.27	9,963,434	2.55%	1.99% to 1.00%
Small-Mid Cap Growth Fund - Class A (FSCG)
2011	0.95% to 1.80%	115,534	8.94 to 8.08	1,002,423	0.00%	-5.80% to -6.60%
2010	0.95% to 1.80%	126,663	9.49 to 8.65	1,170,673	0.00%	27.22% to 26.12%
2009	0.95% to 1.90%	155,606	7.46 to 6.79	1,134,419	0.00%	41.81% to 40.45%
2008	0.95% to 1.90%	178,924	5.26 to 4.84	923,208	0.00%	-43.06% to -43.61%
2007	0.95% to 1.90%	216,319	9.24 to 8.58	1,969,995	0.00%	10.60% to 9.54%
Real Estate Fund - Class A (AREA)
2011	0.95% to 1.90%	120,617	9.77 to 9.71	1,176,920	0.46%	-2.31% to -2.88%	****
AIM Small Cap Growth Fund - Investor Class (ASCGI)
2011	0.95% to 1.65%	52,838	11.15 to 10.71	585,308	0.00%	-2.17% to -2.86%
2010	0.95% to 1.65%	31,371	11.40 to 11.02	354,081	0.00%	25.07% to 24.19%
2009	0.95% to 1.65%	44,299	9.11 to 8.87	400,977	0.00%	33.17% to 32.23%
2008	0.95% to 1.65%	39,233	6.84 to 6.71	267,042	0.00%	-39.33% to -39.76%
2007	0.95% to 1.65%	44,612	11.28 to 11.14	501,565	0.00%	10.32% to 9.54%
Janus Balanced Fund - Class S (JBS)
2011	0.95% to 1.65%	98,460	12.31 to 12.09	1,206,245	1.83%	0.11% to -0.60%
2010	0.95% to 1.65%	92,967	12.29 to 12.16	1,139,235	1.95%	6.49% to 5.74%
2009	0.95% to 1.65%	102,509	11.54 to 11.50	1,182,271	0.65%	15.43% to 15.03%	****
Janus Fund - Class T (JF)
2011	0.95% to 2.05%	226,017	6.08 to 5.33	3,341,605	0.41%	-6.77% to -7.81%
2010	0.95% to 2.05%	264,736	6.52 to 5.79	4,160,420	0.23%	10.16% to 8.93%
2009	0.95% to 2.05%	315,151	5.92 to 5.31	4,377,228	0.49%	36.00% to 34.49%
2008	0.95% to 2.05%	342,863	4.35 to 3.95	3,522,123	0.58%	-40.41% to -41.07%
2007	0.95% to 2.05%	442,645	7.30 to 6.70	7,474,855	0.50%	14.12% to 12.85%
Janus Overseas Fund - Class S (JOS)
2011	0.95% to 1.50%	32,863	9.91 to 9.77	323,703	0.00%	-33.56% to -33.93%
2010	0.95% to 1.50%	32,990	14.91 to 14.79	490,290	0.00%	17.85% to 17.19%
2009	0.95% to 1.50%	13,953	12.65 to 12.62	176,315	0.47%	26.52% to 26.17%	****
Janus Twenty Fund - Class T (JTF)
2011	0.95% to 1.90%	466,181	7.05 to 6.30	12,669,534	0.07%	-9.06% to -9.93%
2010	0.95% to 1.90%	554,286	7.76 to 7.00	16,144,328	0.24%	5.96% to 4.94%
2009	0.95% to 1.90%	631,933	7.32 to 6.67	17,300,779	0.00%	41.91% to 40.55%
2008	0.95% to 1.90%	702,689	5.16 to 4.74	13,313,774	0.01%	-42.52% to -43.08%
2007	0.95% to 1.90%	763,202	8.98 to 8.34	26,571,915	0.21%	34.64% to 33.35%
Janus Worldwide Fund - Class T (JWF)
2011	0.95% to 1.45%	136,743	5.45 to 5.14	1,794,282	0.61%	-14.66% to -15.09%
2010	0.95% to 1.45%	159,288	6.39 to 6.05	2,468,371	0.47%	14.52% to 13.94%
2009	0.95% to 1.45%	186,615	5.58 to 5.31	2,543,389	1.21%	36.37% to 35.68%
2008	0.95% to 1.45%	211,026	4.09 to 3.91	2,121,683	0.80%	-45.54% to -45.82%
2007	0.95% to 1.45%	284,148	7.51 to 7.22	5,184,712	0.50%	8.19% to 7.64%
Janus Worldwide Fund - Class S (JWS)
2011	0.95% to 1.65%	16,166	11.92 to 11.71	191,270	0.33%	-14.87% to -15.47%
2010	0.95% to 1.65%	18,742	14.00 to 13.85	261,201	0.11%	15.73% to 14.91%
2009	0.95% to 1.90%	22,694	12.09 to 12.04	274,116	0.29%	20.94% to 20.37%	****
U.S. Small-Mid Cap Equity Portfolio - Open Shares (LSC)
2011	0.95% to 1.90%	99,730	18.98 to 16.96	2,010,952	0.00%	-10.95% to -11.80%
2010	0.95% to 1.90%	104,955	21.31 to 19.23	2,383,031	0.00%	22.19% to 21.02%
2009	0.95% to 1.90%	105,658	17.44 to 15.89	1,967,783	0.00%	53.49% to 52.02%
2008	0.95% to 1.90%	110,931	11.36 to 10.45	1,350,395	0.00%	-35.35% to -35.98%
2007	0.95% to 1.90%	118,811	17.58 to 16.33	2,240,523	0.00%	-7.49% to -8.39%
MFS Strategic Income Fund - Class A (MSI)
2011	1.30%	79,260	16.77	1,329,413	5.00%	2.98%
2010	1.30%	70,649	16.29	1,150,745	5.24%	8.47%
2009	1.30%	69,165	15.02	1,038,632	6.21%	23.35%
2008	1.30%	56,765	12.17	691,060	7.47%	-12.96%
2007	1.30%	62,675	13.99	876,658	5.73%	2.23%
Bond Fund - Class D (NBF)
2011	0.95% to 2.05%	25,913	18.62 to 16.34	1,423,676	3.73%	5.60% to 4.43%
2010	0.95% to 2.05%	27,488	17.63 to 15.65	1,458,334	3.87%	7.08% to 5.89%
2009	0.95% to 2.05%	31,453	16.46 to 14.78	1,432,899	5.56%	14.86% to 13.59%
2008	0.95% to 2.05%	29,775	14.33 to 13.01	1,245,419	4.97%	-5.53% to -6.58%
2007	0.95% to 2.05%	34,015	15.17 to 13.93	1,447,779	4.82%	5.09% to 3.92%

(Continued)

NATIONWIDE VARIABLE ACCOUNT
NOTES TO FINANCIAL STATEMENTS December 31, 2011

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Inception Date****
Bond Index Fund - Class A (NBIXA)
2011	0.95% to 1.65%	24,974	$ 16.59 to $ 15.32	$398,381	2.84%	6.10% to 5.35%
2010	0.95% to 1.65%	25,410	15.64 to 14.55	384,194	3.31%	4.90% to 4.16%
2009	0.95% to 1.65%	23,438	14.91 to 13.96	339,699	4.07%	4.00% to 3.27%
2008	0.95% to 1.65%	23,594	14.34 to 13.52	329,974	4.43%	3.46% to 2.73%
2007	0.95% to 1.65%	23,942	13.86 to 13.16	324,184	4.52%	5.30% to 4.55%
Fund - Class A (NFA)
2011	0.95% to 1.65%	123,484	9.45 to 9.39	1,163,324	0.90%	-5.54% to -6.10%	****
Fund - Class D (NF)
2011	0.95% to 1.65%	46,198	9.62 to 8.86	2,542,778	1.11%	-0.56% to -1.26%
2010	0.95% to 1.65%	46,193	9.68 to 8.97	2,789,416	0.75%	11.70% to 10.91%
2009	0.95% to 1.65%	51,653	8.66 to 8.09	2,707,092	1.18%	24.62% to 23.74%
2008	0.95% to 1.65%	51,448	6.95 to 6.54	2,250,187	1.44%	-42.07% to -42.48%
2007	0.95% to 1.65%	61,692	12.00 to 11.37	4,648,533	1.05%	6.88% to 6.12%
Government Bond Fund - Class D (NGBF)
2011	0.95% to 1.90%	187,137	18.08 to 16.16	3,554,137	2.77%	6.30% to 5.28%
2010	0.95% to 1.90%	212,672	17.01 to 15.35	3,770,750	2.86%	3.96% to 2.96%
2009	0.95% to 1.90%	244,555	16.36 to 14.91	4,180,833	3.73%	2.47% to 1.49%
2008	0.95% to 1.90%	240,841	15.97 to 14.69	4,052,977	4.16%	6.96% to 5.94%
2007	0.95% to 1.90%	234,956	14.93 to 13.87	3,709,572	4.19%	6.71% to 5.68%
Growth Fund - Class D (NGF)
2011	0.95% to 1.45%	11,617	6.50 to 6.12	364,967	0.00%	-2.72% to -3.21%
2010	0.95% to 1.45%	12,752	6.68 to 6.33	444,748	0.08%	20.63% to 20.02%
2009	0.95% to 1.45%	13,029	5.54 to 5.27	387,412	0.30%	31.89% to 31.22%
2008	0.95% to 1.45%	14,627	4.20 to 4.02	347,429	0.35%	-39.29% to -39.59%
2007	0.95% to 1.45%	18,612	6.91 to 6.65	713,883	0.27%	18.46% to 17.86%
International Index Fund - Class A (NIIXA)
2011	1.10% to 1.45%	648	9.66 to 9.28	6,158	2.06%	-14.07% to -14.38%
2010	1.10% to 1.45%	1,477	11.24 to 10.84	16,387	2.33%	6.29% to 5.92%
2009	1.10% to 1.90%	1,611	10.58 to 9.81	16,826	2.89%	27.29% to 26.26%
2008	1.10% to 1.90%	1,612	8.31 to 7.77	13,236	3.10%	-43.05% to -43.51%
2007	1.10% to 1.90%	1,690	14.59 to 13.75	24,400	2.43%	8.94% to 8.05%
Investor Destinations Aggressive Fund - Service Class (IDAS)
2011	0.95% to 1.65%	130,269	10.90 to 10.07	1,370,187	1.36%	-5.01% to -5.68%
2010	0.95% to 1.65%	146,892	11.48 to 10.67	1,635,176	1.46%	13.48% to 12.68%
2009	0.95% to 1.65%	166,944	10.12 to 9.47	1,646,518	1.86%	26.06% to 25.17%
2008	0.95% to 1.65%	170,493	8.02 to 7.57	1,341,167	1.97%	-37.37% to -37.82%
2007	0.95% to 1.65%	167,063	12.81 to 12.17	2,107,296	2.98%	4.88% to 4.13%
Investor Destinations Conservative Fund - Service Class (IDCS)
2011	0.95% to 1.60%	82,979	13.42 to 12.47	1,085,216	1.77%	1.91% to 1.24%
2010	0.95% to 1.60%	127,050	13.17 to 12.31	1,642,995	1.79%	4.86% to 4.17%
2009	0.95% to 1.60%	212,475	12.56 to 11.82	2,640,623	2.57%	7.78% to 7.07%
2008	0.95% to 1.60%	148,614	11.66 to 11.04	1,708,765	2.84%	-7.07% to -7.68%
2007	0.95% to 1.55%	181,530	12.54 to 12.00	2,260,989	3.87%	4.34% to 3.70%
Investor Destinations Moderate Fund - Service Class (IDMS)
2011	0.95% to 1.90%	400,899	12.41 to 11.13	4,824,358	1.61%	-1.05% to -1.99%
2010	0.95% to 1.90%	434,421	12.54 to 11.36	5,299,735	1.76%	9.68% to 8.63%
2009	0.95% to 1.90%	481,308	11.43 to 10.46	5,384,082	2.24%	17.94% to 16.81%
2008	0.95% to 1.90%	589,087	9.69 to 8.95	5,605,638	2.47%	-23.90% to -24.63%
2007	0.95% to 1.90%	629,646	12.74 to 11.88	7,897,722	3.60%	4.55% to 3.55%
Investor Destinations Moderately Aggressive Fund - Service Class (IDMAS)
2011	0.95% to 1.90%	319,033	11.70 to 10.50	3,622,528	1.48%	-3.12% to -4.05%
2010	0.95% to 1.90%	356,351	12.08 to 10.94	4,193,939	1.69%	11.72% to 10.65%
2009	0.95% to 1.90%	378,369	10.81 to 9.89	3,994,416	2.10%	23.09% to 21.91%
2008	0.95% to 1.90%	376,422	8.78 to 8.11	3,238,223	2.24%	-31.96% to -32.62%
2007	0.95% to 1.90%	373,509	12.91 to 12.04	4,736,061	3.19%	5.16% to 4.15%
Investor Destinations Moderately Conservative Fund - Service Class (IDMCS)
2011	0.95% to 1.60%	105,880	13.22 to 12.28	1,358,685	1.74%	0.99% to 0.33%
2010	0.95% to 1.60%	119,444	13.09 to 12.24	1,524,417	1.94%	7.40% to 6.70%
2009	0.95% to 1.60%	127,996	12.19 to 11.47	1,528,543	2.39%	13.23% to 12.49%
2008	0.95% to 1.60%	148,381	10.77 to 10.20	1,568,784	2.71%	-15.80% to -16.35%
2007	0.95% to 1.65%	197,681	12.79 to 12.15	2,496,673	3.58%	4.78% to 4.03%
Mid Cap Market Index Fund - Class A (NMCIXA)
2011	0.95% to 1.65%	56,719	15.81 to 14.60	871,695	0.55%	-3.73% to -4.41%
2010	0.95% to 1.65%	63,048	16.42 to 15.27	1,011,201	0.77%	24.66% to 23.78%
2009	0.95% to 1.75%	72,630	13.18 to 12.22	937,685	0.87%	35.23% to 34.14%
2008	0.95% to 1.90%	79,224	9.74 to 9.00	758,642	0.77%	-37.33% to -37.93%
2007	0.95% to 2.10%	101,347	15.54 to 14.28	1,554,704	1.21%	6.22% to 4.98%

(Continued)

NATIONWIDE VARIABLE ACCOUNT
NOTES TO FINANCIAL STATEMENTS December 31, 2011

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Inception Date****
Money Market Fund - Prime Shares (MMF)
2011	1.30%	351,137	$ 24.05 to $ 30.48	$8,451,515	0.00%	-1.30%
2010	1.30%	364,267	24.37 to 30.88	8,886,266	0.00%	-1.30%
2009	1.30%	388,450	24.69 to 31.28	9,605,483	0.02%	-1.28%
2008	1.30%	441,677	25.01 to 31.49	11,061,920	2.09%	0.76%
2007	1.30%	441,241	31.45	10,974,601	4.69%	3.48%
Money Market Fund - Service Class (MMFR)
2011	0.95% to 1.90%	379,129	11.24 to 10.05	4,151,623	0.00%	-0.95% to -1.89%
2010	0.95% to 1.90%	404,615	11.35 to 10.24	4,484,839	0.00%	-0.95% to -1.90%
2009	0.95% to 1.90%	481,353	11.46 to 10.44	5,404,293	0.01%	-0.95% to -1.90%
2008	0.95% to 1.90%	858,237	11.57 to 10.64	9,814,845	1.95%	1.03% to 0.07%
2007	0.95% to 1.90%	716,972	11.45 to 10.64	8,125,799	4.38%	3.75% to 2.75%
Nationwide Growth Fund - Class A (NGFA)
2011	0.95% to 1.45%	32,512	13.16 to 12.63	417,301	0.00%	-2.89% to -3.38%
2010	0.95% to 1.45%	37,104	13.55 to 13.07	491,695	0.00%	20.28% to 19.67%
2009	0.95% to 1.45%	34,957	11.26 to 10.92	386,496	0.11%	31.33% to 30.67%
2008	0.95% to 1.45%	36,305	8.58 to 8.36	306,674	0.16%	-39.45% to -39.75%
2007	0.95% to 1.45%	38,025	14.16 to 13.88	532,049	0.24%	18.14% to 17.54%
NVIT Investor Destinations Aggressive Fund - Class II (GVIDA)
2011	1.30%	94,736	12.03	1,140,129	1.77%	-5.18%
2010	1.30%	120,224	12.69	1,525,879	1.65%	13.14%
2009	1.30%	127,979	11.22	1,435,666	1.06%	25.55%
2008	1.30%	105,894	8.93	946,155	2.15%	-37.67%
2007	1.30%	88,936	14.33	1,274,798	1.92%	4.57%
NVIT Investor Destinations Conservative Fund - Class II (GVIDC)
2011	1.30%	26,297	12.18	320,407	2.28%	1.60%
2010	1.30%	18,103	11.99	217,106	2.48%	4.52%
2009	1.30%	26,698	11.47	306,349	1.81%	7.67%
2008	1.30%	11,637	10.66	124,022	3.40%	-7.24%
2007	1.30%	9,730	11.49	111,797	3.81%	4.00%
NVIT Investor Destinations Moderate Fund - Class II (GVIDM)
2011	0.95% to 1.45%	188,919	13.01 to 12.83	2,340,885	2.13%	-0.99% to -1.49%
2010	0.95% to 1.60%	183,117	13.14 to 12.99	2,302,891	1.93%	9.86% to 9.14%
2009	0.95% to 1.60%	151,279	11.96 to 11.90	1,737,400	1.52%	19.58% to 19.04%	****
2008	1.30%	118,611	9.73	1,153,663	2.78%	-24.19%
2007	1.30%	117,113	12.83	1,502,660	2.86%	4.28%
NVIT Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)
2011	1.30%	222,295	12.31	2,737,353	2.02%	-3.40%
2010	1.30%	210,735	12.75	2,686,238	1.82%	11.37%
2009	1.30%	190,707	11.45	2,182,798	1.31%	22.78%
2008	1.30%	176,763	9.32	1,647,885	2.48%	-32.28%
2007	1.30%	154,475	13.77	2,126,683	2.16%	4.76%
NVIT Investor Destinations Moderately Conservative Fund - Class II (GVDMC)
2011	1.30%	64,339	12.46	801,865	2.27%	0.74%
2010	1.30%	58,117	12.37	719,009	2.04%	7.11%
2009	1.30%	42,401	11.55	489,770	1.72%	13.07%
2008	1.30%	39,270	10.22	401,164	3.27%	-16.15%
2007	1.30%	18,241	12.18	222,229	3.27%	4.48%
NVIT Multi-Manager International Growth Fund - Class VI (NVMIG6)
2011	1.10% to 1.45%	12,851	8.23 to 8.13	105,080	1.26%	-10.62% to -10.93%
2010	1.10% to 1.45%	8,906	9.21 to 9.12	81,599	0.83%	12.55% to 12.16%
2009	1.00% to 1.45%	5,179	8.20 to 8.14	42,321	1.08%	34.75% to 34.13%
2008	1.00% to 1.30%	5,488	6.08 to 6.07	33,359	0.00%	-39.17% to -39.29%	****
S&P 500 Index Fund - Service Class (NIXR)
2011	0.95% to 2.05%	250,592	8.87 to 7.79	2,289,393	1.42%	0.51% to -0.61%
2010	0.95% to 2.05%	287,834	8.83 to 7.84	2,633,472	1.47%	13.30% to 12.05%
2009	0.95% to 2.05%	286,683	7.79 to 6.99	2,307,596	1.95%	24.77% to 23.38%
2008	0.95% to 2.05%	316,384	6.25 to 5.67	2,031,180	1.61%	-38.05% to -38.74%
2007	0.95% to 2.05%	371,525	10.08 to 9.25	3,878,814	1.41%	3.76% to 2.60%
Small Cap Index Fund - Class A (NSCIXA)
2011	0.95% to 1.65%	40,467	14.07 to 12.99	552,169	0.56%	-5.56% to -6.23%
2010	0.95% to 1.65%	50,675	14.89 to 13.85	735,314	0.89%	25.20% to 24.32%
2009	0.95% to 1.65%	56,625	11.90 to 11.14	659,475	0.71%	25.14% to 24.25%
2008	0.95% to 1.65%	68,434	9.51 to 8.97	639,017	0.70%	-34.70% to -35.17%
2007	0.95% to 1.65%	70,511	14.56 to 13.83	1,011,989	1.25%	-3.35% to -4.04%
Templeton NVIT International Value Fund - Class III (NVTIV3)
2011	1.20% to 1.35%	5,976	11.75 to 11.71	70,042	3.12%	-13.48% to -13.61%
2010	1.20% to 1.40%	4,737	13.59 to 13.54	64,230	2.18%	5.07% to 4.86%
2009	1.20% to 1.45%	4,132	12.93 to 12.91	53,391	1.28%	29.30% to 29.08%	****

(Continued)

NATIONWIDE VARIABLE ACCOUNT
NOTES TO FINANCIAL STATEMENTS December 31, 2011

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Inception Date****
Genesis Fund - Trust Class (NBGST)
2011	0.95% to 1.90%	307,263	$ 29.66 to $ 26.50	$9,065,232	0.93%	3.61% to 2.62%
2010	0.95% to 1.90%	351,590	28.62 to 25.83	10,053,937	0.00%	20.22% to 19.07%
2009	0.95% to 1.90%	431,654	23.81 to 21.69	10,288,233	0.00%	25.05% to 23.85%
2008	0.95% to 1.90%	506,634	19.04 to 17.51	9,690,345	0.00%	-33.49% to -34.13%
2007	0.95% to 1.90%	569,440	28.63 to 26.59	16,441,025	0.14%	20.64% to 19.48%
Guardian Fund - Investor Class (NBGF)
2011	1.30%	64,271	21.82	1,402,100	0.65%	-4.19%
2010	1.30%	69,743	22.77	1,588,094	0.36%	17.96%
2009	1.30%	78,552	19.30	1,516,365	0.54%	28.52%
2008	1.30%	93,599	15.02	1,405,916	0.39%	-39.02%
2007	1.30%	99,765	24.63	2,457,404	0.61%	6.21%
Guardian Fund - Trust Class (NBGT)
2011	0.95% to 1.45%	13,785	11.74 to 11.06	157,809	0.82%	-3.97% to -4.45%
2010	0.95% to 1.45%	13,494	12.22 to 11.58	160,899	0.37%	18.23% to 17.64%
2009	0.95% to 1.45%	14,316	10.34 to 9.84	144,646	0.59%	28.57% to 27.92%
2008	0.95% to 1.45%	15,586	8.04 to 7.69	122,622	0.34%	-38.86% to -39.17%
2007	0.95% to 1.45%	22,233	13.15 to 12.65	287,874	0.72%	6.36% to 5.82%
Partners Fund - Investor Class (PF)
2011	1.30%	90,001	30.39	2,734,688	0.39%	-12.42%
2010	1.30%	107,237	34.69	3,720,403	0.13%	13.90%
2009	1.30%	115,319	30.46	3,512,455	0.67%	54.07%
2008	1.30%	124,626	19.77	2,463,697	0.30%	-52.61%
2007	1.30%	142,633	41.72	5,950,033	0.32%	8.66%
Partners Fund - Trust Class (NBPT)
2011	0.95% to 1.90%	17,875	11.96 to 10.69	210,308	0.20%	-12.30% to -13.14%
2010	0.95% to 1.90%	21,075	13.64 to 12.31	283,156	0.01%	14.10% to 13.01%
2009	0.95% to 1.90%	22,103	11.95 to 10.89	260,739	0.73%	54.37% to 52.89%
2008	0.95% to 1.90%	25,492	7.74 to 7.12	194,979	0.27%	-52.52% to -52.98%
2007	0.95% to 1.90%	27,172	16.31 to 15.15	438,739	0.25%	8.79% to 7.74%
Short Duration Bond Fund - Investor Class (NLMB)
2011	1.30%	46,949	14.73	691,497	2.74%	-0.59%
2010	1.30%	50,426	14.82	747,087	3.28%	4.59%
2009	1.30%	51,020	14.17	722,722	4.97%	11.88%
2008	1.30%	59,145	12.66	748,858	5.17%	-17.13%
2007	1.30%	69,314	15.28	1,058,965	5.48%	3.98%
Socially Responsive Fund - Trust Class (NBSRT)
2011	0.95% to 1.50%	85,393	13.19 to 12.64	1,105,899	0.59%	-3.97% to -4.50%
2010	0.95% to 1.50%	91,353	13.73 to 13.23	1,236,454	0.17%	21.40% to 20.72%
2009	0.95% to 1.50%	91,835	11.31 to 10.96	1,027,469	0.40%	29.10% to 28.39%
2008	0.95% to 1.50%	101,361	8.76 to 8.54	881,359	0.44%	-39.48% to -39.82%
2007	0.95% to 1.50%	129,136	14.48 to 14.19	1,861,389	0.54%	6.29% to 5.69%
Champion Income Fund - Class A (OCHI)
2011	0.95% to 1.45%	112,498	3.66 to 3.50	410,080	7.92%	-3.34% to -3.82%
2010	0.95% to 1.45%	16,640	3.79 to 3.64	61,231	9.74%	12.73% to 12.16%
2009	0.95% to 1.45%	21,838	3.36 to 3.25	71,469	10.01%	19.15% to 18.55%
2008	0.95% to 1.45%	20,984	2.82 to 2.74	58,206	9.04%	-78.71% to -78.82%
2007	0.95% to 1.45%	19,055	13.24 to 12.93	249,351	7.43%	-1.06% to -1.56%
Oppenheimer Capital Appreciation Fund - Class A (OCAF)
2011	0.95% to 1.80%	147,006	7.77 to 7.05	1,117,282	0.16%	-2.51% to -3.34%
2010	0.95% to 1.80%	177,028	7.97 to 7.30	1,384,023	0.00%	8.11% to 7.18%
2009	0.95% to 1.80%	204,982	7.37 to 6.81	1,484,634	0.00%	42.22% to 41.00%
2008	0.95% to 1.80%	216,105	5.18 to 4.83	1,103,293	0.00%	-46.41% to -46.87%
2007	0.95% to 1.80%	245,700	9.67 to 9.09	2,345,097	0.00%	12.68% to 11.71%
Oppenheimer Global Fund - Class A (OGF)
2011	0.95% to 1.90%	134,697	12.23 to 10.93	4,119,651	1.61%	-9.56% to -10.43%
2010	0.95% to 1.90%	159,326	13.52 to 12.20	5,405,188	0.84%	14.58% to 13.48%
2009	0.95% to 1.90%	204,845	11.80 to 10.75	5,832,080	0.60%	37.88% to 36.56%
2008	0.95% to 1.90%	239,483	8.56 to 7.87	4,879,638	1.38%	-41.59% to -42.15%
2007	0.95% to 1.90%	304,168	14.65 to 13.61	10,412,275	1.01%	4.95% to 3.94%
Oppenheimer Strategic Income Fund - Class A (OSI)
2011	0.95% to 1.60%	65,655	18.91 to 17.56	1,218,033	6.11%	-0.07% to -0.72%
2010	0.95% to 1.60%	97,222	18.92 to 17.69	1,817,449	6.47%	14.86% to 14.10%
2009	0.95% to 1.60%	62,556	16.47 to 15.50	1,011,659	6.74%	20.93% to 20.14%
2008	0.95% to 1.60%	52,611	13.62 to 12.90	702,172	5.71%	-17.30% to -17.84%
2007	0.95% to 1.60%	51,188	16.47 to 15.70	828,973	6.73%	8.18% to 7.47%

(Continued)

NATIONWIDE VARIABLE ACCOUNT
NOTES TO FINANCIAL STATEMENTS December 31, 2011

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Inception Date****
PIMCO Total Return Fund - Class A (PMTRA)
2011	0.95% to 1.80%	174,563	$ 18.85 to $ 17.11	$3,198,201	3.47%	2.76% to 1.88%
2010	0.95% to 1.80%	231,006	18.34 to 16.79	4,147,110	2.67%	7.33% to 6.41%
2009	0.95% to 1.80%	241,882	17.09 to 15.78	4,057,102	5.14%	12.24% to 11.28%
2008	0.95% to 1.80%	270,552	15.22 to 14.18	4,056,734	4.67%	3.21% to 2.32%
2007	0.95% to 1.80%	252,154	14.75 to 13.86	3,667,101	4.54%	7.53% to 6.61%
VP International Fund - Class IV (ACVI4)
2011	0.95% to 1.65%	115,080	12.83 to 12.15	1,439,054	1.21%	-13.02% to -13.64%
2010	0.95% to 1.65%	123,221	14.75 to 14.07	1,778,071	2.27%	12.06% to 11.27%
2009	0.95% to 1.65%	145,746	13.17 to 12.65	1,885,079	2.03%	32.36% to 31.42%
2008	0.95% to 1.65%	166,730	9.95 to 9.62	1,636,083	0.64%	-45.47% to -45.86%
2007	0.95% to 1.90%	211,966	18.24 to 17.61	3,823,715	0.50%	16.77% to 15.65%
Capital & Income Fund (FCI)
2011	1.30%	4,043	103.20	417,231	5.94%	-3.18%
2010	1.30%	4,434	106.59	472,618	6.92%	15.61%
2009	1.30%	4,474	92.20	412,496	8.24%	69.91%
2008	1.30%	4,633	54.26	251,407	7.46%	-32.79%
2007	1.30%	4,872	80.73	393,334	5.86%	2.46%
Equity-Income Fund (FEI)
2011	1.30%	53,403	93.72	5,005,078	1.99%	-5.92%
2010	1.30%	57,518	99.62	5,729,677	1.82%	13.63%
2009	1.30%	61,956	87.66	5,431,364	2.08%	27.85%
2008	1.30%	70,057	68.57	4,803,660	2.11%	-42.40%
2007	1.30%	78,213	119.05	9,310,928	1.73%	0.07%
High Income Portfolio - Initial Class (FHIP)
2011	1.30%	870	32.33	28,124	6.94%	2.68%
2010	1.30%	870	31.48	27,390	7.93%	12.34%
2009	1.30%	871	28.02	24,408	8.31%	42.09%
2008	1.30%	872	19.72	17,198	9.00%	-25.96%
2007	1.30%	872	26.64	23,228	8.43%	1.44%
Magellan Fund (FMG)
2011	1.30%	242,476	24.27	5,884,062	0.55%	-12.70%
2010	1.30%	280,361	27.80	7,793,238	0.80%	10.95%
2009	1.30%	317,718	25.05	7,960,286	0.66%	39.30%
2008	1.30%	340,576	17.99	6,125,802	0.14%	-50.06%
2007	1.30%	409,548	36.02	14,750,208	0.43%	17.27%
Puritan Fund (FPR)
2011	1.30%	144,530	34.04	4,919,416	1.85%	-0.63%
2010	1.30%	162,391	34.25	5,562,637	2.25%	12.56%
2009	1.30%	174,283	30.43	5,303,824	2.92%	25.04%
2008	1.30%	192,799	24.34	4,692,229	2.78%	-30.08%
2007	1.30%	239,711	34.81	8,344,053	2.83%	4.79%
VIP Fund - Overseas Portfolio - Service Class 2 R (FO2R)
2011	0.95% to 1.65%	130,332	11.17 to 10.58	1,421,543	1.13%	-18.17% to -18.75%
2010	0.95% to 1.65%	156,507	13.65 to 13.02	2,098,261	1.22%	11.75% to 10.97%
2009	0.95% to 1.65%	175,129	12.22 to 11.74	2,106,532	1.99%	25.00% to 24.12%
2008	0.95% to 1.65%	192,827	9.77 to 9.46	1,861,786	2.31%	-44.48% to -44.87%
2007	0.95% to 1.65%	206,096	17.60 to 17.15	3,591,592	3.02%	15.94% to 15.12%
Templeton Foreign Securities Fund - Class 3 (TIF3)
2011	0.95% to 1.65%	175,889	13.21 to 12.52	2,267,853	1.67%	-11.53% to -12.15%
2010	0.95% to 1.65%	195,587	14.94 to 14.25	2,859,903	1.77%	7.38% to 6.62%
2009	0.95% to 1.65%	231,595	13.91 to 13.36	3,163,292	3.39%	35.89% to 34.93%
2008	0.95% to 1.65%	243,351	10.24 to 9.90	2,453,939	2.52%	-40.96% to -41.38%
2007	0.95% to 1.65%	266,843	17.34 to 16.89	4,573,075	2.24%	14.34% to 13.53%
Global Securities Fund/VA - Class 4 (OVGS4)
2011	0.95% to 1.90%	361,436	13.52 to 12.56	4,779,432	1.04%	-9.36% to -10.23%
2010	0.95% to 1.90%	377,372	14.92 to 13.99	5,522,913	1.24%	14.57% to 13.47%
2009	0.95% to 1.90%	418,147	13.02 to 12.33	5,359,597	1.84%	38.06% to 36.73%
2008	0.95% to 1.90%	450,764	9.43 to 9.02	4,198,500	1.28%	-40.91% to -41.48%
2007	0.95% to 1.90%	528,809	15.96 to 15.41	8,361,948	1.15%	5.05% to 4.03%
Voyager Fund - Class A (PVF)
2011	0.95% to 1.50%	16,236	13.69 to 13.05	218,814	0.00%	-18.54% to -18.99%
2010	0.95% to 1.60%	14,066	16.81 to 15.98	232,746	0.43%	19.46% to 18.68%
2009	0.95% to 1.60%	11,311	14.07 to 13.47	157,004	1.79%	62.42% to 61.36%
2008	0.95% to 1.50%	5,382	8.66 to 8.39	46,036	0.00%	-37.58% to -37.93%
2007	0.95% to 1.50%	5,061	13.88 to 13.52	69,503	0.00%	4.29% to 3.71%

(Continued)

NATIONWIDE VARIABLE ACCOUNT
NOTES TO FINANCIAL STATEMENTS December 31, 2011

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Inception Date****
Dynamics Fund - Investor Class (IDF)
2011	0.95% to 1.65%	355,806	$ 6.96 to $ 6.40	$3,663,275	2.68%	-5.31% to -5.97%
2010	0.95% to 1.65%	356,879	7.35 to 6.81	3,933,835	0.00%	22.29% to 21.43%
2009	0.95% to 1.65%	414,502	6.01 to 5.61	3,660,750	0.00%	41.51% to 40.51%
2008	0.95% to 1.65%	466,348	4.25 to 3.99	2,857,187	0.00%	-47.57% to -47.94%
2007	0.95% to 1.65%	581,092	8.10 to 7.67	6,784,597	0.00%	11.27% to 10.48%
Putnam International Equity Fund - Class A (PUIGA)
2011	1.45% to 1.50%	265	13.15 to 13.09	3,484	4.87%	-16.76% to -16.80%
2010	1.45% to 1.50%	265	15.79 to 15.73	4,185	2.24%	8.50% to 8.44%
2009	1.45% to 1.50%	265	14.56 to 14.51	3,857	2.66%	23.45% to 23.39%
2008	1.45% to 1.50%	265	11.79 to 11.76	3,125	0.00%	-45.64% to -45.67%
2007	1.45% to 1.50%	265	21.69 to 21.64	5,749	2.77%	6.82% to 6.77%
Virtus Balanced Fund - Class A (PBF)
2011	1.30%	32,704	22.33	730,325	1.61%	0.16%
2010	1.30%	30,840	22.29	687,576	1.77%	10.37%
2009	1.30%	33,587	20.20	678,463	2.50%	21.77%
2008	1.30%	32,819	16.59	544,406	2.82%	-26.81%
2007	1.30%	40,077	22.66	908,282	2.31%	4.49%
Advisors Small Cap Fund - Class A (WRASCA)
2011	0.95% to 1.60%	39,469	18.87 to 17.83	733,794	0.00%	-6.39% to -7.00%
2010	0.95% to 1.60%	36,223	20.16 to 19.17	719,153	0.00%	34.65% to 33.77%
2009	0.95% to 1.60%	17,748	14.97 to 14.33	261,564	0.00%	41.61% to 40.68%
2008	0.95% to 1.60%	16,298	10.57 to 10.19	169,941	0.00%	-38.30% to -38.70%
2007	0.95% to 1.60%	16,996	17.14 to 16.62	288,028	0.00%	6.66% to 5.95%
Advantage Funds(R) - Common Stock Fund - Investor Class (SCS)
2011	0.95% to 1.90%	110,822	16.66 to 14.88	2,298,734	0.00%	-3.40% to -4.33%
2010	0.95% to 1.90%	129,509	17.24 to 15.56	2,797,735	0.00%	23.71% to 22.52%
2009	0.95% to 1.90%	147,479	13.94 to 12.70	2,542,019	0.13%	39.94% to 38.60%
2008	0.95% to 1.90%	175,388	9.96 to 9.16	2,153,047	0.00%	-35.54% to -36.16%
2007	0.95% to 1.90%	215,499	15.45 to 14.35	4,102,076	0.62%	8.89% to 7.84%
Advantage Funds(R) - Enterprise Fund - Investor Class (SE)
2011	0.95% to 1.50%	17,678	10.74 to 10.72	189,679	0.00%	7.44% to 7.23%	****
Advantage Funds(R) - Growth Fund - Investor Class (SGR)
2011	0.95% to 1.50%	52,250	18.49 to 17.67	946,938	0.00%	6.86% to 6.27%
2010	0.95% to 1.50%	38,693	17.31 to 16.63	655,129	0.00%	24.95% to 24.25%
2009	0.95% to 1.50%	39,201	13.85 to 13.38	532,935	0.00%	45.93% to 45.12%
2008	0.95% to 1.60%	46,687	9.49 to 9.17	437,411	0.00%	-41.02% to -41.40%
2007	0.95% to 1.45%	41,166	16.09 to 15.76	654,897	0.00%	26.20% to 25.56%
Advantage Funds(R) - Large Cap Core - Investor Class (WFLCCI)
2011	0.95% to 1.60%	8,506	11.57 to 11.46	98,073	0.52%	-1.07% to -1.72%
2010	0.95% to 1.60%	9,306	11.70 to 11.66	108,736	0.37%	16.98% to 16.63%	****
Advantage Funds(R) - Large Cap Growth Fund - Investor Class (STR)
2011	1.30%	54,404	27.15	1,476,856	0.00%	1.56%
2010	1.30%	59,749	26.73	1,596,983	0.00%	15.24%
2009	1.30%	63,733	23.19	1,478,149	0.08%	34.69%
2008	1.30%	61,544	17.22	1,059,719	0.00%	-39.62%
2007	1.30%	67,345	28.52	1,920,567	0.00%	16.58%
Equity Value Fund - Administrative Class (WFEVAD)
2011	1.30%	63,766	10.39	662,236	0.49%	3.85%	****
A Bonds Plus, Inc. (obsolete) (DBP)
2007	1.30%	124,170	16.05	1,993,145	4.86%	2.09%
Advantage Funds(R) - Large Company Core Fund - Investor Class(obsolete) (SGI)
2009	0.95% to 1.60%	17,526	6.62 to 6.23	113,643	0.53%	37.61% to 36.70%
2008	0.95% to 1.60%	20,927	4.81 to 4.56	98,538	0.89%	-39.88% to -40.27%
2007	0.95% to 1.85%	20,646	8.00 to 7.49	162,231	0.58%	1.26% to 0.34%
Advantage Funds(R) - Mid Cap Growth Fund - Investor Class(obsolete) (WFMCGZ)
2010	0.95% to 1.50%	14,359	14.66 to 14.20	206,183	0.00%	19.69% to 19.03%
2009	0.95% to 1.50%	23,273	12.24 to 11.93	281,446	0.00%	52.55% to 51.70%
2008	0.95% to 1.50%	21,653	8.03 to 7.86	172,174	0.00%	-45.52% to -45.82%
2007	0.95% to 1.50%	27,492	14.73 to 14.51	402,742	0.00%	17.49% to 16.84%
Basic Balanced Fund - Investor Class(obsolete) (ABBLI)
2010	0.95% to 2.05%	10,213	9.90 to 9.31	99,144	1.19%	6.81% to 5.62%
2009	0.95% to 2.05%	14,367	9.27 to 8.82	131,483	1.90%	33.47% to 31.98%
2008	0.95% to 2.05%	9,970	6.94 to 6.68	68,314	3.27%	-39.30% to -39.98%
2007	0.95% to 2.05%	14,079	11.44 to 11.13	159,689	2.45%	1.48% to 0.34%
Delchester Fund - Institutional Class (obsolete) (DBF)
2008	1.30%	30,808	12.48	384,544	8.47%	-27.19%
2007	1.30%	23,032	17.14	394,832	8.86%	0.68%

(Continued)

NATIONWIDE VARIABLE ACCOUNT
NOTES TO FINANCIAL STATEMENTS December 31, 2011

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Inception Date****
Equity Income Fund - Class I(obsolete) (EIG)
2010	1.30%	28,914	$ 25.65	$741,586	1.06%	12.30%
2009	1.30%	30,885	22.84	705,382	1.27%	24.68%
2008	1.30%	32,482	18.32	594,984	1.63%	-35.63%
2007	1.30%	33,367	28.46	949,513	1.56%	1.65%
Global Fixed Income Fund - Common Class (obsolete) (WPGF)
2008	1.30%	55,748	15.57	868,048	7.28%	-0.55%
2007	1.30%	46,017	15.66	720,482	5.46%	6.65%
J.P. Morgan NVIT Balanced Fund - Class I (obsolete) (BF)
2008	0.95% to 1.50%	17,226	9.17 to 8.80	154,660	2.77%	-26.26% to -26.67%
2007	0.95% to 1.50%	16,842	12.43 to 12.00	205,864	1.98%	3.63% to 3.05%
Janus Adviser Series - Balanced Fund - Class S (obsolete) (JABR)
2008	0.95% to 1.65%	109,127	11.08 to 10.45	1,192,486	2.09%	-15.63% to -16.22%
2007	0.95% to 1.65%	87,699	13.13 to 12.47	1,134,521	2.43%	8.80% to 8.03%
Janus Adviser Series - International Growth Fund - Class S (obsolete) (JAIGR)
2008	1.20% to 1.50%	4,368	9.21 to 8.98	40,083	3.43%	-49.63% to -49.78%
2007	1.20% to 1.90%	4,431	18.28 to 17.37	80,714	2.47%	24.62% to 23.74%
Janus Adviser Series - Worldwide Fund - Class S (obsolete) (JAWGR)
2008	0.95% to 1.90%	52,632	4.60 to 4.24	236,991	0.57%	-45.23% to -45.75%
2007	0.95% to 1.90%	59,906	8.39 to 7.82	493,594	0.17%	7.88% to 6.84%
Large Cap Blend Fund - Common Class(obsolete) (CSLCBC)
2010	1.30%	153,595	10.62	1,631,092	0.31%	6.19%	****
Mid-Cap Core Fund - Common Class(obsolete) (WPEG)
2009	1.30%	108,609	14.06	1,527,404	0.76%	33.80%
2008	1.30%	118,749	10.51	1,248,174	0.72%	-38.99%
2007	1.30%	158,338	17.23	2,727,762	0.00%	10.13%
Nationwide Large Cap Value Fund - Class A(obsolete) (PRLVA)
2010	0.95% to 1.65%	109,173	13.84 to 12.83	1,442,584	0.59%	11.20% to 10.41%
2009	0.95% to 1.65%	122,770	12.45 to 11.62	1,463,405	1.25%	17.39% to 16.56%
2008	0.95% to 1.65%	138,197	10.60 to 9.97	1,413,338	1.47%	-34.78% to -35.24%
2007	0.95% to 1.65%	163,103	16.26 to 15.40	2,562,249	1.00%	-3.44% to -4.13%
Value Opportunities Fund - Class A (obsolete) (NVOA)
2008	0.95% to 1.60%	13,461	10.12 to 9.58	134,464	0.22%	-36.46% to -36.87%
2007	0.95% to 1.60%	14,042	15.92 to 15.18	220,907	0.00%	-8.52% to -9.12%
Van Kampen Real Estate Securities Fund - Class A(obsolete) (VKRES)
2010	0.95% to 1.90%	43,139	21.27 to 19.76	900,144	1.13%	23.57% to 22.38%
2009	0.95% to 1.90%	52,866	17.22 to 16.14	896,072	1.75%	27.29% to 26.07%
2008	0.95% to 1.90%	62,570	13.53 to 12.81	837,040	1.46%	-39.22% to -39.81%
2007	0.95% to 1.90%	66,818	22.25 to 21.28	1,475,872	1.27%	-18.13% to -18.92%

2011	Reserves for annuity contracts in payout phase:			1,138
2011	Contract owners equity:			$195,852,523
2010	Reserves for annuity contracts in payout phase:			1,327
2010	Contract owners equity:			$225,817,512
2009	Reserves for annuity contracts in payout phase:			44,895
2009	Contract owners equity:			$226,799,748
2008	Reserves for annuity contracts in payout phase:			36,699
2008	Contract owners equity:			$197,657,447
2007	Reserves for annuity contracts in payout phase:			71,144
2007	Contract owners equity:			$341,813,434

*	This represents the range of annual contract expense rates of the variable account at the period end indicated and includes only those expenses that are charged through a reduction in the unit values. Excluded are expenses of the underlying mutual funds and charges made directly to contract owners’ accounts through the redemption of units.
**	This represents the ratio of dividends for the period indicated, excluding distributions of capital gains, received by the subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by monthly average net assets (excluding months where net assets are zero). The investment income ratio for subaccounts initially funded during the period presented has not been annualized. The ratios exclude those expenses that result in direct reductions to the contractholder accounts through reductions in unit values. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest.
***	This represents the range of minimum and maximum total returns for the period indicated, including changes in the value of the underlying mutual fund, which reflects the reduction of unit values for expenses assessed. The total returns do not include any expenses assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return is not annualized if the underlying mutual fund option is initially offered, funded, or both, during the period presented. Minimum and maximum ranges are not shown for underlying mutual fund options for which a single contract expense rate (product option) exists. In such cases, the total return presented is representative of all units issued and outstanding at period end.
****	Subaccounts denoted indicate the underlying mutual fund option was initially added and funded during the period presented.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder
Nationwide Life Insurance Company:

We have audited the accompanying consolidated balance sheets of Nationwide Life Insurance Company and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2011. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules as listed in the accompanying index.  These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Life Insurance Company and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.  Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP
Columbus, Ohio

March 1, 2012

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES (a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Consolidated Statements of Operations
(in millions)

	Years ended December 31,
	2011	2010	2009

Revenues
Policy charges	$ 1,506	$ 1,399	$ 1,245
Premiums	531	484	470
Net investment income	1,844	1,825	1,879
Net realized investment (losses) gains	(1,609)	(236)	454
Other-than-temporary impairment losses
Total other-than-temporary impairment losses	(162)	(394)	(992)
Non-credit portion of loss recognized in other comprehensive income	95	174	417
Net other-than-temporary impairment losses recognized in earnings	(67)	(220)	(575)
Other revenues	3	2	(4)
Total revenues	$ 2,208	3,254	3,469

Benefits and expenses
Interest credited to policyholder account values	$ 1,033	$ 1,056	$ 1,100
Benefits and claims	1,062	873	812
Policyholder dividends	67	78	87
Amortization of deferred policy acquisition costs	76	396	466
Amortization of value of business acquired and other intangible assets	11	18	63
Interest expense	70	55	55
Other expenses, net of deferrals	609	574	579
Total benefits and expenses	$ 2,928	3,050	3,162

(Loss) income before federal income taxes and noncontrolling interests	$ (720)	$ 204	$ 307
Federal income tax (benefit) expense	(382)	24	48
Net (loss) income	$ (338)	$ 180	$ 259
Less: Net loss attributable to noncontrolling interest	(56)	(60)	(52)
Net (loss) income attributable to Nationwide Life Insurane Company	$ (282)	$ 240	$ 311

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES (a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Consolidated Balance Sheets
(in millions, except for share and per share amounts)

	December 31,
	2011	2010

Assets
Investments
Fixed maturity securities, available-for-sale	$ 29,201	$ 26,434
Equity securities, available-for-sale	20	42
Mortgage loans, net of allowance	5,748	6,125
Policy loans	1,008	1,088
Short-term investments	1,125	1,062
Other investments	566	558
Total investments	$ 37,668	$ 35,309

Cash and cash equivalents	49	337
Accrued investment income	560	459
Deferred policy acquisition costs	4,425	3,973
Value of business acquired	238	259
Goodwill	200	200
Other assets	4,348	1,985
Separate account assets	65,194	64,875
Total assets	$ 112,682	$ 107,397

Liabilities and Equity
Liabilities
Future policy benefits and claims	$ 35,252	$ 32,676
Short-term debt	777	300
Long-term debt	991	978
Other liabilities	4,316	2,429
Separate account liabilities	65,194	64,875
Total liabilities	$ 106,530	$ 101,258

Shareholder's equity:
Common stock ($1 par value; authorized - 5,000,000 shares, issued
and outstanding - 3,814,779 shares)	$ 4	$ 4
Additional paid-in capital	1,718	1,718
Retained earnings	3,459	3,741
Accumulated other comprehensive income	626	321
Total shareholder's equity	$ 5,807	$ 5,784
Noncontrolling interest	345	355
Total equity	$ 6,152	$ 6,139
Total liabilities and equity	$ 112,682	$ 107,397

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES (a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Consolidated Statements of Changes in Equity
(in millions)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total shareholder's equity	Non-controlling interest	Total equity

Balance as of December 31, 2008	$ 4	$ 1,698	$ 2,952	$ (1,361)	$ 3,293	$ 416	$ 3,709

Cumulative effect of adoption of accounting principle, net of taxes	-	-	250	(250)	-	-	-
Capital contributed by NFS	-	20	-	-	20	-	20
Comprehensive income (loss):
Net income (loss)	-	-	311	-	311	(52)	259
Other comprehensive income	-	-	-	1,345	1,345	-	1,345
Total comprehensive income (loss)	-	-	311	1,345	1,656	(52)	1,604
Change in noncontrolling interest	-	-	-	-	-	(13)	(13)
Other, net	-	-	(3)	-	(3)	-	(3)

Balance as of December 31, 2009	$ 4	$ 1,718	$ 3,510	$ (266)	$ 4,966	$ 351	$ 5,317

Cumulative effect of adoption of accounting principle, net of taxes	-	-	(9)	9	-	46	46
Comprehensive income (loss):
Net income (loss)	-	-	240	-	240	(60)	180
Other comprehensive income	-	-	-	578	578	-	578
Total comprehensive income (loss)	-	-	240	578	818	(60)	758
Change in noncontrolling interest	-	-	-	-	-	18	18

Balance as of December 31, 2010	$ 4	$ 1,718	$ 3,741	$ 321	$ 5,784	$ 355	$ 6,139

Comprehensive loss:
Net loss	-	-	(282)	-	(282)	(56)	(338)
Other comprehensive income	-	-	-	305	305	-	305
Total comprehensive income (loss)	-	-	(282)	305	23	(56)	(33)
Change in noncontrolling interest	-	-	-	-	-	46	46

Balance as of December 31, 2011	$ 4	$ 1,718	$ 3,459	$ 626	$ 5,807	$ 345	$ 6,152

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES (a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Consolidated Statements of Cash Flows
(in millions)

	Years ended December 31,
	2011	2010	2009

Cash flows from operating activities:
Net (loss) income	$ (338)	$ 180	$ 259
Adjustments to net (loss) income
Net realized investment losses (gains)	1,609	236	(454)
Net other-than-temporary impairment losses recognized in earnings	67	220	575
Interest credited to policyholder accounts	1,033	1,056	1,100
Capitalization of deferred policy acquisition costs	(741)	(634)	(513)
Amortization of deferred policy acquisition costs	76	396	466
Amortization and depreciation	48	(2)	51
Deferred tax (benefit) expense	(437)	115	(117)
Changes in:
Policy liabilities	(608)	(579)	(725)
Other, net	(632)	(302)	(30)
Net cash provided by operating activities	$ 77	$ 686	$ 612

Cash flows from investing activities:
Proceeds from maturity of available-for-sale securities	$ 2,705	$ 3,251	$ 3,889
Proceeds from sale of available-for-sale securities	1,585	2,168	4,211
Proceeds from sales/repayments of mortgage loans	1,124	996	773
Purchases of available-for-sale securities	(6,176)	(5,910)	(9,206)
Issuance and purchases of mortgage loans	(751)	(373)	(36)
Net (increase) decrease in short-term investments	(61)	(44)	1,910
Collateral received (paid), net	359	(23)	(869)
Other, net	104	(29)	208
Net cash (used in) provided by investing activities	$ (1,111)	$ 36	$ 880

Cash flows from financing activities:
Net change in short-term debt	$ 477	$ 150	$ (100)
Proceeds from issuance of long-term debt	13	272	-
Investment and universal life insurance product deposits and other additions	5,314	4,540	3,877
Investment and universal life insurance product withdrawals and other deductions	(5,024)	(5,405)	(5,301)
Other, net	(34)	9	39
Net cash provided by (used in) financing activities	$ 746	$ (434)	$ (1,485)

Net (decrease) increase in cash and cash equivalents	$ (288)	$ 288	$ 7
Cash and cash equivalents, beginning of period	337	49	42
Cash and cash equivalents, end of period	$ 49	$ 337	$ 49

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

(1)	Nature of Operations

Nationwide Life Insurance Company (NLIC, or collectively with its subsidiaries, the Company) was incorporated in 1929 and is an Ohio domiciled stock life insurance company.  The Company is a member of the Nationwide group of companies (Nationwide), which is comprised of Nationwide Mutual Insurance Company (NMIC) and all of its subsidiaries and affiliates.

All of the outstanding shares of NLIC’s common stock are owned by Nationwide Financial Services, Inc. (NFS), a holding company formed by Nationwide Corporation (Nationwide Corp.), a majority-owned subsidiary of NMIC.

Wholly-owned subsidiaries of NLIC as of December 31, 2011 include Nationwide Life and Annuity Insurance Company (NLAIC) and Nationwide Investment Services Corporation (NISC).  NLAIC offers universal life insurance, variable universal life insurance, corporate-owned life insurance (COLI) and individual annuity contracts on a non-participating basis.  NISC is a registered broker-dealer.

The Company is a leading provider of long-term savings and retirement products in the United States of America (U.S.).  The Company develops and sells a diverse range of products and services including individual annuities, private and public sector group retirement plans, investment products sold to institutions, life insurance and advisory services.

The Company sells its products through a diverse distribution network.  Unaffiliated entities that sell the Company’s products to their own customer bases include independent broker-dealers, financial institutions, wirehouse and regional firms, pension plan administrators, and life insurance specialists.  Representatives of affiliates who market products directly to a customer base include Nationwide Retirement Solutions, Inc. (NRS), and Nationwide Financial Network (NFN) producers, which includes the agency distribution force of the Company’s ultimate parent company, NMIC.

On December 31, 2009, NLIC merged with its affiliate, Nationwide Life Insurance Company of America and subsidiaries (NLICA), with NLIC as the surviving entity.  In addition, NLIC’s subsidiary, NLAIC, merged with a subsidiary of NLICA, Nationwide Life and Annuity Company of America (NLACA), effective as of December 31, 2009, with NLAIC as the surviving entity.  The mergers were completed to streamline the enterprise's capital structure and create operational efficiencies.  See Note 2 for further information.

As of December 31, 2011 and 2010, the Company did not have a significant concentration of financial instruments in a single investee, industry or geographic region of the U.S.  Also, the Company did not have a concentration of business transactions with a particular customer, lender, distribution source, market or geographic region of the U.S. in which business is conducted that makes it overly vulnerable to a single event which could cause a severe impact to the Company’s financial position.

(2)	Summary of Significant Accounting Policies

Use of Estimates

The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the U.S. (GAAP). The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions affecting the amounts reported in the financial statements and accompanying notes.  Significant estimates include the balance and amortization of deferred policy acquisition costs (DAC), investment impairment losses, valuation allowances for mortgage loans, certain investment and derivative valuations, future policy benefits and claims liabilities including the valuation of embedded derivatives resulting from living benefit guarantees on variable annuity contracts,  goodwill, provision for income taxes and valuation of deferred tax assets.  Actual results may differ significantly from those estimates.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

Basis of Presentation

The consolidated financial statements include the accounts of NLIC and companies in which NLIC directly or indirectly has a controlling financial interest. The consolidated financial statements include majority-owned subsidiaries and consolidated variable interest entities (VIEs). Entities in which NLIC does not have a controlling interest but in which the Company has significant influence over the operating and financing decisions and certain other investments are reported using the equity method. All significant intercompany accounts and transactions have been eliminated.

Certain items in the consolidated financial statements and related notes have been reclassified to conform to the current presentation.

Revenues and Benefits
Investment and Universal Life Insurance Products.  Investment products consist primarily of individual and group variable and fixed deferred annuities.  Universal life insurance products include universal life insurance, variable universal life insurance, COLI, bank-owned life insurance (BOLI) and other interest-sensitive life insurance policies.  Revenues for investment products and universal life insurance products consist of net investment income, asset fees, cost of insurance charges, administrative fees and surrender charges that have been earned and assessed against policy account balances during the period.  The timing of revenue recognition as it relates to fees assessed on investment contracts and universal life contracts is determined based on the nature of such fees.  Asset fees, cost of insurance charges and administrative fees are assessed on a daily or monthly basis and recognized as revenue when assessed and earned.  Certain amounts assessed that represent compensation for services to be provided in future periods are reported as unearned revenue and recognized in income over the periods benefited.  Surrender charges are recognized upon surrender of a contract in accordance with contractual terms. Policy benefits and claims that are charged to expense include interest credited to policyholder accounts and benefits and claims incurred in the period in excess of related policyholder accounts.

Traditional Life Insurance Products.  Traditional life insurance products include those products with fixed and guaranteed premiums and benefits, and primarily consist of whole life insurance, term life insurance and certain annuities with life contingencies.  Premiums for traditional life insurance products are recognized as revenue when due.  Benefits and expenses are associated with earned premiums so that profits are recognized over the life of the contract.  This association is accomplished through the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

Future Policy Benefits and Claims

The process of calculating reserve amounts for traditional life insurance products involves the use of a number of assumptions, including those related to persistency (how long a contract stays with a company), mortality (the relative incidence of death in a given time), morbidity (the relative incidence of disability resulting from disease or physical impairment) and interest rates (the rates expected to be paid or received on financial instruments, including insurance or investment contracts).

The Company calculates its liability for future policy benefits and claims for investment products in the accumulation phase and universal life insurance policies as the policy account balance, which represents participants’ net premiums and deposits plus investment performance and interest credited less applicable contract charges.

The liability for future policy benefits and claims for traditional life insurance policies was determined using the net level premium method using interest rates varying from 2.0% to 10.5% and estimates of mortality, morbidity, investment yields and withdrawals that were used or being experienced at the time the policies were issued.

The liability for future policy benefits for payout annuities was calculated using the present value of future benefits and   maintenance costs discounted using interest rates at issue varying generally from 3.0% to 13.0%.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

The Company offers certain universal life insurance,  variable universal life insurance  and variable annuity products with secondary guarantees, guaranteed minimum death benefits (GMDB), and guaranteed minimum income benefits (GMIB).  Liabilities for these guarantees are calculated by multiplying the current benefit ratio by the cumulative assessments recorded from contract inception through the balance sheet date less the cumulative guarantee benefit payments plus interest.  The Company regularly evaluates its experience and assumptions and adjusts the benefit ratio as appropriate.  If experience or assumption changes result in a new benefit ratio, the reserves are adjusted to reflect the changes with a related charge or credit to other benefits and claims in the period of evaluation. Determination of the expected guarantee benefit payments and assessments are based on a range of scenarios and assumptions including those related to market rates of return and volatility, contract surrenders and mortality experience. The accounting for these guarantees impacts estimated gross profits used to calculate amortization of DAC, value of business acquired (VOBA) and unearned revenue reserves. Refer to Note 4 for discussion of these guarantees.

The Company offers various guarantees to variable annuity contractholders including a return of no less than total deposits made on the contract less any customer withdrawals, total deposits made on the contract less any customer withdrawals plus a minimum return, or the highest contract value on a specified anniversary date minus any customer withdrawals following the contract anniversary. These guarantees include benefits payable in the event of death, upon annuitization, upon periodic withdrawal or at specified dates during the accumulation period. Refer to Note 4 for discussion of these guarantees.

The Company’s guaranteed minimum accumulation benefit (GMAB) and guaranteed living withdrawal benefit (GLWB) living benefit riders represent an embedded derivative in a variable annuity contract that is required to be separated from, and valued apart from, the host variable annuity contract.  The embedded derivatives are carried at fair value.  Subsequent changes in the fair value of the embedded derivatives are recognized in earnings as a component of net realized investment gains and losses.  The fair value of the embedded derivatives is calculated based on a combination of capital market and actuarial assumptions. Projections of cash flows inherent in the valuation of the embedded derivative incorporate numerous assumptions including, but not limited to, expectations of contractholder persistency, contractholder withdrawal patterns, risk neutral market returns, correlations of market returns and market return volatility.

Reinsurance ceded

The Company cedes insurance to other companies in order to limit potential losses and to diversify its exposures. Such agreements do not discharge the original insurer from its primary obligation to the policyholder in the event the reinsurer is unable to meet the obligations it has assumed. Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts.  Assets and liabilities related to reinsurance ceded generally are reported in the consolidated balance sheets on a gross basis, separately from the related future policy benefits and claims of the Company.

Deferred Policy Acquisition Costs

Investment and universal life insurance products.  The Company has deferred certain costs that vary with and primarily relate to acquiring business, consisting principally of commissions, premium taxes, certain expenses of the policy issue and underwriting department, certain variable sales expenses that relate to and vary with the production of new and renewal business and other acquisition expenses net of those acquisition costs ceded to reinsurers. In addition, the Company defers sales inducements, such as interest credit bonuses and jumbo deposit bonuses.  The methods and assumptions used to amortize and assess recoverability of DAC depend on the type of insurance product.

Investment products primarily consist of individual and group variable and fixed deferred annuities in the Individual Investments and Retirement Plans segments. Universal life insurance products include universal life insurance, variable universal life insurance, COLI, BOLI and other interest-sensitive life insurance policies in the Individual Protection segment.  For these products, the Company amortizes DAC with interest over the lives of the policies in relation to the present value of estimated gross profits from projected interest margins, policy charges, and net realized investment gains and losses less policy benefits and policy maintenance expenses.  DAC for investments and universal life insurance products is subject to recoverability testing in the year of policy issuance, and DAC for universal life insurance products is also subject to loss recognition testing at the end of each reporting period.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

The Company adjusts the DAC asset related to investment and universal life insurance products to reflect the impact of unrealized gains and losses on fixed maturity securities available-for-sale with the corresponding adjustment recorded in accumulated other comprehensive income (AOCI). The adjustment to DAC represents the change in amortization of DAC that would have been required as a charge or credit to operations had such unrealized amounts been realized and allocated to the product lines.

The assumptions used in the estimation of future gross profits are based on the Company’s current best estimates of future events and are reviewed as part of an annual process during the second quarter.  During the annual process, the Company performs a comprehensive study of assumptions, including mortality and persistency studies, maintenance expense studies, and an evaluation of projected general and separate account investment returns.  The most significant assumptions that are involved in the estimation of future gross profits include future net separate account investment performance, surrender/lapse rates, interest margins and mortality.  Quarterly, consideration is given as to whether adjustments to the assumptions in the annual process for all other product lines are necessary. Currently, the Company’s long-term assumption for net separate account investment performance is approximately 7% growth per year.  The Company reviews this assumption, like others, as part of its annual process.  Variances from the long-term assumption are expected since the majority of the investments in the underlying separate accounts are in equity securities, which correlate in the aggregate with the Standard & Poor’s (S&P) 500 Index.  The Company bases its reversion to the mean process on actual net separate account investment performance from the anchor date to the valuation date.  The Company then assumes different performance levels over the next three years such that the separate account mean return measured from the anchor date to the end of the life of the product equals the long-term assumption.  The assumed net separate account investment performance used in the DAC models is intended to reflect what is anticipated.  However, based on historical returns of the S&P 500 Index, and as part of its pre-set parameters, the Company’s reversion to the mean process generally limits net separate account investment performance to 0-15% during the three-year reversion period.

In addition to the comprehensive annual study of assumptions, management evaluates the appropriateness of the individual variable annuity DAC balance quarterly within pre-set parameters.  These parameters are designed to appropriately reflect the Company’s long-term expectations with respect to individual variable annuity contracts while also evaluating the potential impact of short-term experience on the Company’s recorded individual variable annuity DAC balance.  If the recorded balance of individual variable annuity DAC falls outside of these parameters for a prescribed period, or if the recorded balance falls outside of these parameters and management determines it is highly improbable to get back within the parameters during this time period, assumptions are required to be unlocked, and DAC is recalculated using revised best estimate assumptions.  When DAC assumptions are unlocked and revised, the Company continues to use the reversion to the mean process.

Changes in assumptions can have a significant impact on the amount of DAC reported for investment and universal life insurance products and their related amortization patterns.  In the event actual experience differs from assumptions or future assumptions are revised, the Company is required to record an increase or decrease in DAC amortization expense, which could be significant.  In general, increases in the estimated long-term general and separate account returns result in increased expected future profitability and may lower the rate of DAC amortization, while increases in long-term lapse/surrender and mortality assumptions reduce the expected future profitability of the underlying business and may increase the rate of DAC amortization.

Traditional life insurance products. Generally, DAC is amortized with interest over the premium-paying period of the related policies in proportion to the ratio of actual annual premium revenue to the anticipated total premium revenue.  Such anticipated premium revenue is estimated using the same assumptions as those used for computing liabilities for future policy benefits at issuance.  Under existing accounting guidance, the concept of DAC unlocking does not apply to traditional life insurance products, although evaluations of DAC for recoverability at the time of policy issuance and loss recognition testing at each reporting period are required.

See Note 5 for a discussion of assumption changes that impacted DAC amortization and related balances.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

Investments

Purchases and sales of securities are recorded on the trade date. Realized gains and losses on sales of fixed maturity and equity securities are recognized in income based on the specific identification method. Interest and dividend income are recognized when earned.

Available-for-sale securities. Available-for-sale securities are reported at fair value, with unrealized holding gains and losses reported as a separate component of other comprehensive income, net of adjustments for DAC and VOBA, future policy benefits and claims, policyholder dividend obligations, and deferred federal income taxes.

To determine the fair value of securities for which market quotations are available, independent pricing services are most often utilized. For these securities, the Company obtains the pricing services’ methodologies, inputs and assumptions and classifies the investments accordingly in the fair value hierarchy. As of December 31, 2011 and 2010, 82% and 81%, respectively, of fixed maturity securities were priced using independent pricing services.

Non-binding broker quotes are also utilized to determine the fair value of certain corporate debt, mortgage-backed and other asset-backed securities when quotes are not available from independent pricing services. Broker quotes are considered unobservable inputs, and these securities are classified accordingly in the fair value hierarchy as only one broker quote is ordinarily obtained, the investment is not traded on an exchange, the pricing is not available to other entities and/or the transaction volume in the same or similar investments has decreased such that generally only one quotation is available. As the brokers often do not provide the necessary transparency into their quotes and methodologies, the Company periodically performs reviews and tests to ensure that quotes are a reasonable estimate of the investments’ fair value.

For certain fixed maturity securities not valued using independent pricing services or broker quotes, a corporate pricing matrix or internally developed pricing model is most often used. The corporate pricing matrix is developed using private spreads for corporate securities with varying weighted average lives and credit quality ratings. The weighted average life and credit quality rating of a particular fixed maturity security to be priced using the corporate pricing matrix are important inputs into the model and are used to determine a corresponding spread that is added to the appropriate U.S. Treasury yield to create an estimated market yield for that security. The estimated market yield and other relevant factors are then used to estimate the fair value of the particular security.

When the collectability of contractual interest payments on fixed maturity securities is considered doubtful, such securities are placed in non-accrual status and any accrued interest is excluded from investment income. These securities are not restored to accrual status until the Company determines that payment of future principal and interest is probable.

For investments in certain residential and commercial mortgage-backed securities, the Company recognizes income and amortizes discounts and premiums using the effective-yield method based on prepayment assumptions and the estimated economic life of the securities. When actual prepayments differ significantly from estimated prepayments, the effective-yield is recalculated to reflect actual payments to date and anticipated future payments. Any resulting adjustment is included in net investment income. All other investment income is recorded using the effective-yield method without anticipating the impact of prepayments.

Mortgage loans, net of allowance.  The Company holds commercial mortgage loans that are collateralized by properties throughout the U.S. Mortgage loans held-for-investment are carried at amortized cost less a valuation allowance.

The Company maintains a valuation allowance comprised of specific reserves for impaired loans and non-specific reserves for losses inherent in the balance of the portfolio. Specific reserve changes are included in other-than-temporary impairment losses, while changes in non-specific reserves are recorded in net realized investment gains and losses.

Interest income on performing mortgage loans is recognized over the life of the loan using the effective-yield method. Loans in default or in the process of foreclosure are placed on non-accrual status. Interest received on non-accrual status mortgage loans is included in net investment income in the period received. Loans are considered delinquent when contractual payments are 90 days past due.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

Policy loans.  Policy loans, which are collateralized by the related insurance policy, are carried at the outstanding principal balance and do not exceed the net cash surrender value of the policy. As such, no valuation allowance for policy loans is required.

Short-term investments.  Short-term investments consist of highly liquid mutual funds and government agency discount notes with original maturities of less than twelve months. The Company and various affiliates entered into agreements with Nationwide Cash Management Company (NCMC), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants.  Amounts on deposit with NCMC for the benefit of the Company are included in short-term investments on the consolidated balance sheets. The Company carries short-term investments at fair value.

Other investments. Other investments consist primarily of equity method investments in joint ventures and partnerships,  hedge funds and trading securities.

Securities lending.  The Company has entered into securities lending agreements with a custodial bank whereby eligible securities are loaned to third parties, primarily major brokerage firms. These transactions are used to generate additional income on the securities portfolio. The Company is entitled to receive from the borrower any payments of interest and dividends received on loaned securities during the loan term. The agreements require a minimum of 102% of the fair value of loaned securities to be held as collateral. Cash collateral is invested by the custodial bank in investment-grade securities, which are included in the total investments of the Company. Periodically, the Company may receive non-cash collateral, which would be recorded off-balance sheet. The Company continues to recognize loaned securities in either available-for-sale or short-term investments, and a securities lending payable is recorded in other liabilities for the amount of cash collateral received. Net income received from securities lending activities is included in net investment income.

Variable interest entities. In the normal course of business, the Company has relationships with VIEs.  The Company considers many factors when determining whether it is  the primary beneficiary of a VIE.  The determination is based on a review of the entity’s contract and other deal related information, such as the entity's equity investment at risk, decision-making abilities, obligations to absorb economic risks and right to receive economic rewards of the entity. Also reviewed are whether the contractual or ownership interest in the entity changes with the change in fair value of the entity and the extent to which, through the variable interest, the Company has the power to direct the activities that most significantly impact the entity’s performance and the obligation to absorb significant losses of the entity, or the right to receive significant benefits from the entity.  The Company is not required, and does not intend, to provide financial or other support outside contractual requirements to any VIE.

The majority of the VIEs consolidated by the Company are due to providing guarantees to limited partners related to the after tax yields by the Low-Income-Housing Tax Credit Funds (LIHTC Funds).  The results of operations and  financial position of each VIE for which the Company is the primary beneficiary are included along with corresponding noncontrolling interests in the accompanying consolidated financial statements.  Ownership interests held by unrelated third parties in consolidated entities are presented as noncontrolling interests in equity.

The Company invests in fixed maturity securities that could qualify as VIEs, including corporate securities, mortgage-backed securities, and asset-backed securities.  The Company is not the primary beneficiary of these securities as the Company does not have the power to direct the activities that most significantly impacts the entities’ performance.  The Company’s maximum exposure to loss is limited to the carrying values of these securities.  There are no liquidity arrangements, guarantees or other commitments by third parties that affect the fair value of the Company’s interest in these assets.  Refer to Note 6 for additional disclosures related to these investments.

Other-than-temporary impairment evaluations.  The Company periodically reviews its available-for-sale securities to determine if any decline in fair value to below cost or amortized cost is other-than-temporary. Factors considered in determining whether a decline is other-than-temporary include the length of time a security has been in an unrealized loss position, the severity of the unrealized loss, reasons for the decline in value and expectations for the amount and timing of a recovery in fair value.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

In assessing corporate debt securities for other-than-temporary impairment, the Company evaluates the ability of the issuer to meet its debt obligations, the value of the company or specific collateral securing the debt, the Company’s intent to sell the security and whether it is more likely than not the Company will be required to sell the security before the recovery of its amortized cost basis. The Company evaluates U.S. Treasury securities and obligations of U.S. Government corporations and agencies, obligations of states and political subdivisions, and debt securities issued by foreign governments for other-than-temporary impairment by examining similar characteristics referenced above for corporate debt securities.

When evaluating whether residential mortgage-backed securities, commercial mortgage-backed securities, collateralized debt obligations and other asset-backed securities are other-than-temporarily impaired, the Company examines characteristics of the underlying collateral, such as delinquency and default rates, the quality of the underlying borrower, the type of collateral in the pool, the vintage year of the collateral, subordination levels within the structure of the collateral pool, the quality of any credit guarantors, the Company’s intent to sell the security and whether it is more likely than not it will be required to sell the security before the recovery of its amortized cost basis.

For all debt securities evaluated for other-than-temporary impairment (for which the Company does not have the intent to sell and it is not more likely than not that it will be required to sell the security before the recovery of its amortized cost basis), the Company considers the timing and present value of the cash flows. The Company evaluates its intent to sell on an individual security basis. To the extent that the present value of cash flows generated by a debt security is less than the amortized cost, an other-than-temporary impairment is recognized through earnings.

Other-than-temporary impairment losses on securities (where the Company does not intend to sell the security and it is not more likely than not it will be required to sell the security prior to recovery of the security’s amortized cost basis) are bifurcated with the credit portion of the impairment loss being recognized in earnings and the non-credit loss portion of the impairment and any subsequent changes in the fair value of those debt securities being recognized in other comprehensive income, net of applicable taxes and other offsets.

Equity securities may experience other-than-temporary impairment in the future based on the prospects for full recovery in value in a reasonable period of time, and the Company’s ability and intent to hold the security to recovery.

It is reasonably possible that further declines in fair values of such investments, or changes in assumptions or estimates of anticipated recoveries and/or cash flows, may cause further other-than-temporary impairments in the near term, which could be significant.

Derivative Instruments

The Company uses derivative instruments to manage exposures and mitigate risks associated with interest rates, equity markets, foreign currency and credit.  These derivative instruments primarily include interest rate swaps, futures contracts and options.  Certain features embedded in the Company’s investments, market-indexed life and annuity contracts and certain variable life and annuity contracts require derivative accounting.  All derivative instruments are carried at fair value and are reflected as assets or liabilities in the consolidated balance sheets.

Fair value of derivative instruments is determined using various valuation techniques relying predominately on observable market inputs. These inputs include interest rate swap curves, credit spreads, interest rates, counterparty credit risk, equity volatility and equity index levels. In cases where observable inputs are not available, the Company will utilize non-binding broker quotes to determine fair value and these instruments are classified accordingly in the fair value hierarchy.

For derivatives that are not designated for hedge accounting, the gain or loss on the derivative is primarily recognized in net realized investment gains and losses.

For derivative instruments that are designated and qualify for fair value hedge accounting (e.g., hedging the exposure to changes in the fair value of an asset or a liability or an identified portion thereof that is attributable to a particular risk), the gain or loss on the derivative instrument as well as the hedged item, to the extent of the risk being hedged, are recognized in net realized investment gains and losses.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

For derivative instruments that are designated and qualify for cash flow hedge accounting (e.g., hedging the exposure to the variability in expected future cash flows that is attributable to interest rate risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of AOCI and reclassified into earnings in the same period or periods during which the hedged transaction impacts earnings in the same line item associated with the forecasted transaction. The ineffective portion of the derivative’s change in value, if any, along with any of the derivative’s change in value that is excluded from the assessment of hedge effectiveness, are recorded in net realized investment gains and losses.

The Company’s derivative transaction counterparties are generally financial institutions. To reduce the credit risk associated with open contracts, the Company enters into master netting agreements which permit the closeout and netting of transactions with the same counterparty upon the occurrence of certain events. In addition, the Company attempts to reduce credit risk by obtaining collateral from counterparties. The determination of the need for and the levels of collateral vary based on an assessment of the credit risk of the counterparty. The Company accepts collateral in the form of cash and marketable securities.

The Company invests in certain structured securities that contain embedded credit derivatives.  These securities are referred to as synthetic collateralized debt obligations and have maturity dates ranging from one to ten years.  The credit derivatives embedded in these securities have not been separated from their host contracts for separate fair value reporting; rather, the Company has elected to carry the entire security at fair value with any changes in fair value included in net realized investment gains and losses.  Effective July 1, 2010, these securities were transferred from available-for-sale securities to other investments.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources while unobservable inputs reflect the Company’s view of market assumptions in the absence of observable market information. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. In determining fair value, the Company uses various methods including market, income and cost approaches.

The Company categorizes its financial instruments into a three-level hierarchy based on the priority of the inputs to the valuation technique.  The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).  If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.

The Company categorizes financial assets and liabilities carried at fair value in the consolidated balance sheets as follows:

•
Level 1 – Unadjusted quoted prices accessible in active markets for identical assets or liabilities at the measurement date and mutual funds where the value per share (unit) is determined and published daily and is the basis for current transactions.

•
Level 2 – Unadjusted quoted prices for similar assets or liabilities in active markets or inputs (other than quoted prices) that are observable or that are derived principally from or corroborated by observable market data through correlation or other means.

•
Level 3 – Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.  Inputs reflect management’s best estimate about the assumptions market participants would use at the measurement date in pricing the asset or liability.  Consideration is given to the risk inherent in both the method of valuation and the valuation inputs.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

The Company reviews its fair value hierarchy classifications for financial assets and liabilities quarterly. Changes in observability of significant valuation inputs identified during these reviews may trigger reclassifications. Reclassifications are reported as transfers at the beginning of the period in which the change occurs.

Federal Income Taxes

The Company recognizes deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income or loss in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when management determines it is more likely than not that all or some portion of the deferred tax assets will not be realized. Interest expense and any associated penalties are shown as income tax expense.

The Company provides for federal income taxes based on amounts the Company believes it ultimately will owe.  Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain items and the realization of certain tax credits.  In the event the ultimate deductibility of certain items or the realization of certain tax credits differs from estimates, the Company may be required to change the provision for federal income taxes recorded in the consolidated financial statements, which could be significant.

Tax reserves are reviewed regularly and are adjusted as events occur that management believes impact its liability for additional taxes, such as lapsing of applicable statutes of limitations, conclusion of tax audits or substantial agreement with taxing authorities on the deductibility/nondeductibility of uncertain items, additional exposure based on current calculations, identification of new issues or release of administrative guidance or rendering of a court decision affecting a particular tax issue.

NLIC files a separate consolidated federal income tax return, with its subsidiaries, and is eligible to join the NMIC consolidated tax return group in 2014.

Cash and Cash Equivalents

Cash and cash equivalents, which include highly liquid investments with original maturities of less than three months, are carried at cost, which approximates fair value.

Value of Business Acquired

As a result of the acquisition of Provident Mutual Life Insurance Company (Provident) in 2002 and the application of purchase accounting, the Company reports an intangible asset representing the fair value of the business in force and the portion of the purchase price that was allocated to the value of the right to receive future cash flows from the life insurance and annuity contracts existing as of the closing date of the Provident acquisition.  The value assigned to VOBA was supported by an independent valuation study commissioned by the Company and executed by a team of qualified valuation experts, including actuarial consultants.

VOBA represents the actuarially-determined value of future cash flows for acquired insurance contracts. Expected future cash flows are determined based on projected future policy and contract charges, premiums, mortality and morbidity, separate account performance, surrenders, changes in reserves, operating expenses, investment income and other factors. Amortization of VOBA occurs with interest over the anticipated lives of the major lines of business to which it relates in relation to estimated gross profits, gross margins or premiums, as appropriate. VOBA is adjusted for unrealized gains and losses on available-for-sale securities for changes in amortization that would have been required had such unrealized amounts been realized. In the event actual experience differs or assumptions are revised, an increase or decrease in VOBA amortization expense is recorded, which could be significant.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

Goodwill

In connection with acquisitions of operating entities, the Company recognizes the excess of the purchase price over the fair value of net assets acquired as goodwill.  Goodwill is not amortized, but is evaluated for impairment at the reporting unit level annually.  Goodwill of a reporting unit is tested for impairment on an interim basis, in addition to the annual evaluation if an event occurs or circumstances change which would more likely than not reduce the fair value of a reporting unit below its carrying amount. If a reporting unit’s carrying value is less than its fair value, the Company will perform an impairment evaluation. This evaluation utilizes an income approach to develop the implied fair value. An impairment is recognized on a reporting unit for the amount that the carrying value of its goodwill exceeds the implied fair value of its goodwill.

The process of evaluating goodwill for impairment requires several judgments and assumptions to be made to determine the fair value of the reporting units, including the method used to determine fair value, discount rates, expected levels of cash flows, revenues and earnings, and the selection of comparable companies used to develop market-based assumptions.  The Company performed its 2011 annual impairment test and determined that no impairment was required.

Closed Block

In connection with the sponsored demutualization of Provident prior to its acquisition by the Company, Provident established a closed block for the benefit of certain classes of individual participating policies that had a dividend scale payable in 2001.  Assets were allocated to the closed block in an amount that produces cash flows which, together with anticipated revenues from closed block business, is reasonably expected to be sufficient to provide for (1) payment of policy benefits, specified expenses and taxes, and (2) the continuation of dividends throughout the life of the Provident policies included in the closed block based upon the dividend scales payable for 2001, if the experience underlying such dividend scales continues.

Assets allocated to the closed block benefit only the holders of the policies included in the closed block and will not revert to the benefit of the Company.  No reallocation, transfer, borrowing or lending of assets can be made between the closed block and other portions of the Company’s general account, any of its separate accounts, or any affiliate of the Company without the approval of the Pennsylvania Insurance Department and Ohio Department of Insurance (ODI).  The closed block will remain in effect as long as any policy in the closed block is in force.

If, over time, the aggregate performance of the closed block assets and policies is better than was assumed in funding the closed block, dividends to policyholders will increase.  If, over time, the aggregate performance of the closed block assets and policies is less favorable than was assumed in the funding, dividends to policyholders could be reduced.  If the closed block has insufficient funds to make guaranteed policy benefit payments, such payments will be made from the Company’s assets outside of the closed block, which are general account assets.

The assets and liabilities allocated to the closed block are recorded in the Company’s consolidated financial statements on the same basis as other similar assets and liabilities.  The carrying amount of closed block liabilities in excess of the carrying amount of closed block assets at the date Provident was acquired by the Company represents the maximum future earnings from the assets and liabilities designated to the closed block that can be recognized in income, for the benefit of stockholders, over the period the policies in the closed block remain in force.

If actual cumulative earnings exceed expected cumulative earnings, the expected earnings are recognized in income.  This is because the excess cumulative earnings over expected cumulative earnings, which represents undistributed accumulated earnings attributable to policyholders, is recorded as a policyholder dividend obligation.  Therefore, the excess will be paid to closed block policyholders as an additional policyholder dividend expense in the future unless it is otherwise offset by future performance of the closed block that is less favorable than originally expected.  If actual cumulative performance is less favorable than expected, actual earnings will be recognized in income.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

The principal cash flow items that affect the amount of closed block assets and liabilities are premiums, net investment income, purchases and sales of investments, policyholder benefits, policyholder dividends, premium taxes and income taxes.  The principal income and expense items excluded from the closed block are management and maintenance expenses, commissions and net investment income and realized gains and losses on investments held outside of the closed block that support the closed block business, all of which enter into the determination of total gross margins of closed block policies for the purpose of the amortization of VOBA.  See Note 10 for further disclosure.

        Separate Accounts

Separate account assets and liabilities represent contractholders’ funds that have been legally segregated into accounts with specific investment objectives.  Separate account assets are comprised of public, privately registered and non-registered mutual funds and investments in securities. Separate account assets are recorded at fair value and the Company primarily uses net asset value (NAV) to estimate the underlying fair value for certain mutual funds that do not have readily determinable fair values.  The Company also uses market quotations to determine the underlying fair value of mutual funds when available.  The value of separate account liabilities is set to equal the fair value for separate account assets.  Investment income and realized investment gains or losses of these accounts accrue directly to the contractholders.

Participating Business

Participating business, which refers to policies that participate in profits through policyholder dividends, represented approximately 5% of the Company’s life insurance in force in 2011 (5% in 2010 and 6% in 2009), 42% of the number of life insurance policies in force in 2011 (45% in 2010 and 48% in 2009).  The provision for policyholder dividends was based on then current dividend scales and has been included in future policy benefits and claims in the consolidated balance sheets.

NLICA and Subsidiaries Merger

On December 31, 2009, NLIC merged with its affiliate, NLICA, with NLIC as the surviving entity.  In addition, NLIC’s subsidiary, NLAIC, merged with a subsidiary of NLICA, NLACA, effective as of December 31, 2009, with NLAIC as the surviving entity.  The merger was accounted for at historical cost in a manner similar to a pooling of interests because the involved entities were under common control.  NLICA and subsidiaries are reflected in the Company’s prior year consolidated financial statements at the historical cost of the transferred net assets to provide comparative information as though the companies were combined for all periods presented.  This presentation is consistent for both GAAP and Statutory reporting.  Since NLICA and NLACA were wholly-owned subsidiaries, there was no noncontrolling interest impact.

The Company has presented its consolidated financial statements and accompanying notes as applicable for 2009 and prior to reflect the NLICA merger.

The following table summarizes the impact of the merger with NLICA on the consolidated statement of operations for the year ended December 31:

(in millions)	2009

Total revenues	$ 375
Total benefits and expenses	$ 357
Federal income tax benefit	$ (5)
Net income	$ 23

The impact of the merger on shareholder’s equity was $1.0 billion as of December 31, 2009 and 2008, respectively.

Subsequent events

The Company evaluated subsequent events through March 1, 2012, the date the consolidated financial statements were issued.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(3)      Recently Issued Accounting Standards

Adopted Accounting Standards

In April 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2011-02, which amends the factors a creditor should consider to determine whether a restructuring constitutes a troubled debt restructuring in Accounting Standards Codification (ASC) 310, Receivables.  The Company will adopt this guidance for interim and annual periods beginning June 15, 2011. The adoption of this guidance will have an immaterial impact on the Company’s consolidated statements of operations and consolidated balance sheets.

On December 31, 2010, the Company adopted new disclosure requirements regarding the credit quality of its financing receivables (e.g., commercial mortgage loans) and the related allowance for credit losses within ASU 2010-20, which amends FASB ASC 310, Receivables. The adoption of this guidance resulted in increased disclosures only and had no impact on the Company's consolidated statements of operations or consolidated balance sheets.

On January 1, 2010, the Company adopted ASU 2010-06, except for the new disclosure providing disaggregated information related to the activity in Level 3 fair value measurements, which the Company adopted effective January 1, 2011.

On July 1, 2010, the Company adopted ASU 2010-11, which clarifies the guidance and application of the scope exception for embedded credit derivatives contained within FASB ASC 815-15, Embedded Derivatives. This scope exception allows for embedded credit derivative features related only to the transfer of credit risk in the form of subordination of one financial instrument to another to not be subject to potential bifurcation and separate accounting.  The guidance also allowed companies to irrevocably elect to apply the fair value option to any investment in a beneficial interest in securitized financial assets.  The Company recorded an impact of adoption of $9 million, net of taxes, as a decrease to retained earnings with a corresponding increase to accumulated other comprehensive income on the consolidated statements of equity.\

On January 1, 2010, the Company adopted guidance under FASB ASC 810, Consolidation, resulting in an increase to noncontrolling interest of $46 million on the consolidated statements of equity.  This guidance changes the consolidation guidance applicable to a VIE.  It also amends the guidance governing the determination of whether an entity is the VIE’s primary beneficiary (the reporting entity that must consolidate the VIE) by requiring a qualitative analysis rather than a quantitative analysis.

In April 2009, the FASB issued guidance under FASB ASC 320, Investments – Debt and Equity Securities.  This guidance is designed to create greater clarity and consistency in accounting for and presentation of impairment losses on debt securities.  This guidance is effective for interim and annual periods ending after June 15, 2009 with early adoption permitted.  As of the beginning of the interim period of adoption, this guidance requires a cumulative-effect adjustment to reclassify the non-credit component of previously recognized other-than-temporary impairment losses on debt securities from retained earnings to the beginning balance of AOCI.  The Company adopted this guidance as of January 1, 2009.  The adoption of this guidance resulted in a cumulative-effect adjustment of $250 million, net of taxes, as an increase to the opening balance of retained earnings with a corresponding decrease to the opening balance of AOCI.

Pending Accounting Standard

In September 2011, the FASB issued ASU 2011-08, which amends existing guidance in ASC 350, Intangibles-Goodwill and Other.  The amended guidance allows an entity to conduct a qualitative assessment to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying value before performing the two-step goodwill impairment test.  If the qualitative assessment indicates that it is not more likely than not that the fair value of a particular reporting unit is less than its carrying value, then the entity is not required to perform the two-step goodwill impairment test.  The Company will adopt this guidance prospectively for the annual period beginning January 1, 2012. The adoption of this guidance will have no impact on the Company's consolidated statements of operations or consolidated balance sheets.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

In May 2011, the FASB issued ASU 2011-04, which amends existing guidance in ASC 820, Fair Value Measurements and Disclosures.  The guidance in this ASU clarifies existing fair value measurement guidance and expands disclosures primarily related to Level 3 fair value measurements.  The Company will adopt this guidance prospectively for the annual period beginning January 1, 2012.  The adoption of this guidance will result in increased disclosures and will have an immaterial impact on the Company’s consolidated statements of operations or consolidated balance sheets.

In October 2010, the FASB issued ASU 2010-26, which amends FASB ASC 944, Financial Services - Insurance. This amends prior guidance by modifying the definition of the types of costs incurred by insurance entities that can be capitalized in the acquisition of new and renewal contracts. The amendments are required to be applied prospectively with retrospective application permitted. The Company will adopt this guidance retrospectively, effective January 1, 2012. The Company is currently in the process of determining the impact of adoption. The adoption of this guidance is expected to have a material impact to DAC and retained earnings.

In June 2011, the FASB issued ASU 2011-05, which amends existing guidance in ASC 220, Comprehensive Income. The amended guidance requires reporting entities to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income.  In December 2011, the FASB issued ASU 2011-12, which defers certain changes in ASU 2011-05 related to the presentation of reclassification adjustments out of accumulated other comprehensive income.  The Company will adopt both updates retrospectively, effective December 31, 2012.  The adoption of this guidance will impact the presentation of the Company’s consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11, which expands the disclosure requirements within ASC 210-10, Balance Sheet – Offsetting.  The new disclosures require improved information about certain financial instruments and derivatives that are either offset in accordance with GAAP or subject to enforceable master offsetting arrangements irrespective of GAAP. The Company will adopt this guidance retrospectively for interim and annual periods beginning January 1, 2013.  The adoption of this guidance will result in increased disclosures only and will have no impact on the Company's consolidated statements of operations or consolidated balance sheets.

(4)       Certain Long-Duration Contracts

Variable Annuity Contracts

The Company issues variable annuity contracts through its separate accounts, for which investment income and gains and losses on investments accrue directly to, and investment risk is borne by, the contractholder.  The Company also provides various forms of guarantees to benefit the related contractholders.  The Company provides five primary guarantee types of variable annuity contracts:  (1) GMDB; (2) GMIB; (3) GMAB; (4) GLWB; and (5) a hybrid guarantee with GMAB and GLWB.

The GMDB, offered on every variable annuity contract, provides a specified minimum return upon death.  Many of these death benefits are spousal, whereby a death benefit will be paid upon death of the first spouse.  The survivor has the option to terminate the contract or continue it and have the death benefit paid into the contract and a second death benefit paid upon the survivor’s death.

The GMIB, which was offered as a rider to several variable annuity contracts, is a living benefit that provides the contractholder with a guaranteed annuitization value.

The GMAB, offered in the Company’s Capital Preservation Plus contract rider, is a living benefit that provides the contractholder with a guaranteed return of deposits, adjusted proportionately for withdrawals, after a specified time period (5, 7 or 10 years) selected by the contractholder at the issuance of the variable annuity contract.  In some cases, the contractholder also has the option, after a specified time period, to drop the rider and continue the variable annuity contract without the GMAB.  In general, the GMAB requires a minimum allocation to guaranteed term options or adherence to limitations required by an approved asset allocation strategy.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

The GLWB, offered in the Company’s Lifetime Income contract rider (L.inc), is a living benefit that provides for enhanced retirement income security without the liquidity loss associated with annuitization.  The withdrawal rates vary based on the age when withdrawals begin and are applied to a benefit base to determine the guaranteed lifetime income amount available to a contractholder.  The benefit base is equal to the variable annuity premium at contract issuance and may increase as a result of a feature driven by account performance and policy duration.  L.inc is the only living benefit guarantee offered on new variable annuity contract sales.

The following table summarizes information regarding variable annuity contracts with guarantees invested in general and separate accounts as of December 31 (a contract may contain multiple guarantees):

			2011			2010
				Wtd. avg.				Wtd. avg.
	General	Separate	Net	attained	General	Separate	Net	attained
	account	account	amount	age of	account	account	amount	age of
(in millions)	value	value	at risk1	contractholders	value	value	at risk1	contractholders

Return of net deposits:
In the event of death	$ 1,562	$11,749	$ 175	63	$ 832	$ 8,039	$ 39	62
Accumulation at specified date	$ 342	$ 4,138	$ 149	65	$ 558	$ 5,394	$ 108	65

Minimum return or anniversary contract value :
In the event of death	$ 3,600	$28,754	$ 1,882	67	$ 2,604	$ 30,970	$ 1,271	67
At annuitization	$ 430	$18,089	$ 574	65	$ 342	$ 12,806	$ 431	65
__________

1	Net amount at risk is calculated on a seriatim basis and equals the respective guaranteed benefit less the account value (or zero if the account value exceeds the guaranteed benefit).

Net amount at risk is highly sensitive to changes in financial market movements. See Note 7, for a discussion of the Company’s risk management practices with respect to financial market exposure.

The following table summarizes the reserve balances, for variable annuity contracts with guarantees as of December 31:

(in millions)	2011	2010

Accumulation and withdrawal benefits	$ 1,842	$ 168
GMDB	$ 80	$ 46
GMIB	$ 3	$ 2

The following table summarizes paid claims for variable annuity contracts with guarantees as of December 31:

(in millions)	2011	2010

Accumulation and withdrawal benefits	$ 10	$ -
GMDB	$ 40	$ 62
GMIB	$ -	$ 3

Universal and Variable Universal Life Insurance Contracts

The Company offers certain universal life and variable universal life insurance products with secondary guarantees.  This no lapse guarantee provides that a policy will not lapse so long as the policyholder makes minimum premium payments.   The reserve balances on these guarantees were $162 million and $87 million as of December 31, 2011 and 2010, respectively.  Paid claims on contracts maintained in force by these guarantees were immaterial for the years ended December 31, 2011 and 2010, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

The following table summarizes information regarding universal and variable universal life insurance contracts with no lapse guarantees invested in general and separate accounts as of December 31:

	2011			2010
			Wtd. avg.			Wtd. avg.
		Net	attained		Net	attained
	Account	amount	age of	Account	amount	age of
(in millions)	value	at risk1	contractholders	value	at risk1	contractholders

No lapse guarantees	$ 1,154	$ 9,777	58	$ 1,065	$ 8,099	58

__________
1 Net amount at risk is calculated on a seriatim basis and equals the respective guaranteed death benefit less the account value (or zero if the account value exceeds the guaranteed benefit).

Related Separate Accounts

The following table summarizes account balances of deferred variable annuity, variable single premium immediate annuity and variable universal life insurance contracts that were invested in separate accounts as of December 31:

(in millions)	2011	2010

Mutual funds:
Bond	$ 5,604	$ 5,364
Domestic equity	34,612	33,254
International equity	2,812	3,437
Total mutual funds	$ 43,028	$ 42,055
Money market funds	1,530	1,457
Total	$ 44,558	$ 43,512

The Company did not transfer any assets from the general account to the separate account to cover guarantees for any of its variable annuity contracts during the years ended December 31, 2011 and 2010.

(5)      Deferred Policy Acquisition Costs and Value of Business Acquired

Deferred Policy Acquisition Costs

The following table presents a reconciliation of DAC for the years ended December 31:

(in millions)	2011	2010	2009

Balance at beginning of year	$ 3,973	$ 3,983	$ 4,524
Capitalization of DAC	741	634	513
Amortization of DAC, excluding unlocks	(239)	(385)	(606)
Amortization of DAC related to unlocks	163	(11)	140
Adjustments to DAC related to unrealized gains and losses on securities available-for-sale	(213)	(248)	(588)
Balance at end of year	$ 4,425	$ 3,973	$ 3,983

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

The most significant contributor to the favorable unlock recorded during 2011 was the Company’s recorded balance of individual variable annuity DAC fell outside the Company’s preset parameters for the prescribed period, which primarily was driven by favorable equity market performance compared to assumed net separate account returns and resulted in a decrease in DAC amortization of $111 million.

During 2011, 2010 and 2009, the Company conducted its annual comprehensive review of model assumptions and unlocked assumptions related to interest spread, mortality, lapse and market performance assumptions.

During 2009, the Company’s recorded balance of individual variable annuity DAC fell outside the Company’s preset parameters for the prescribed period, which primarily was driven by favorable equity market performance compared to assumed net separate account returns and resulted in a decrease in DAC amortization of $219 million.

Based upon the market performance in the second half of 2011, the DAC balance for variable annuities is currently outside of the preset parameters.  Accordingly, future periods may incur additional amortization of DAC if the Company’s actual returns are less than the assumed net separate account performance.

Value of Business Acquired

The following table presents a reconciliation of VOBA for the years ended December 31:

(in millions)	2011	2010	2009

Balance at beginning of year	$ 259	$ 277	$ 334
Amortization of VOBA, excluding unlocks	(29)	(33)	(36)
Amortization of VOBA related to unlocks	16	13	(13)
Net realized gains on investments	2	1	1
Adjustments to VOBA related to unrealized gains and losses on securities
available-for-sale	(10)	1	(9)
Balance at end of year	$ 238	$ 259	$ 277

Interest on the unamortized VOBA balance (at interest rates ranging from 4.50% to 7.56%) is included in amortization and was $17 million, $18 million, and $20 million during the years ended December 31, 2011, 2010 and 2009, respectively. Additionally, the VOBA gross carrying amount was $585 million and $595 million and accumulated amortization of $347 million and $336 million for the years ended December 31, 2011 and 2010, respectively. The initial useful life related to the VOBA balances is 28 years.

Based on current assumptions, which are subject to change, the following table summarizes estimated amortization of VOBA for the next five years ended December 31:

(in millions)	VOBA

2012	$ 21
2013	$ 19
2014	$ 16
2015	$ 14
2016	$ 13

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(6)      Investments

Available-for-Sale Securities

The following table summarizes amortized cost, gross unrealized gains and losses and fair value of available-for-sale securities as of the dates indicated:

		Gross	Gross
	Amortized	unrealized	unrealized	Fair
(in millions)	cost	gains	losses	value

December 31, 2011
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S.
Government corporations and agencies	$ 506	$ 124	$ -	$ 630
Obligations of states and political subdivisions	1,501	177	-	1,678
Debt securities issued by foreign governments	102	18	-	120
Corporate public securities	14,132	1,336	111	15,357
Corporate private securities	3,998	327	27	4,298
Residential mortgage-backed securities	5,280	255	311	5,224
Commercial mortgage-backed securities	1,347	64	32	1,379
Collateralized debt obligations	410	17	125	302
Other asset-backed securities	201	16	4	213
Total fixed maturity securities	$ 27,477	$ 2,334	$ 610	$ 29,201
Equity securities	19	2	1	20
Total available-for-sale securities	$ 27,496	$ 2,336	$ 611	$ 29,221

December 31, 2010
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S.
Government corporations and agencies	$ 497	$ 87	$ -	$ 584
Obligations of states and political subdivisions	1,410	15	48	1,377
Debt securities issued by foreign governments	110	13	-	123
Corporate public securities	11,921	879	84	12,716
Corporate private securities	4,038	257	47	4,248
Residential mortgage-backed securities	5,811	183	355	5,639
Commercial mortgage-backed securities	1,167	51	32	1,186
Collateralized debt obligations	365	13	126	252
Other asset-backed securities	294	19	4	309
Total fixed maturity securities	$ 25,613	$ 1,517	$ 696	$ 26,434
Equity securities	39	3	-	42
Total available-for-sale securities	$ 25,652	$ 1,520	$ 696	$ 26,476

The fair value of the Company’s investments may fluctuate significantly in response to changes in interest rates, investment quality ratings and credit spreads.  While the Company has the ability and intent to hold equity securities until recovery, and the Company does not have the intent to sell, nor is it more likely than not it will be required to sell fixed maturity securities in unrealized loss positions, investment losses may be realized to the extent liquidity needs require the disposition of securities in unfavorable interest rate, liquidity or credit spread environments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

The following table summarizes the amortized cost and fair value of fixed maturity securities, by maturity, as of December 31, 2011.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without early redemption penalties.

	Amortized	Fair
(in millions)	cost	value
Fixed maturity securities:
Due in one year or less	$ 963	$ 982
Due after one year through five years	6,817	7,215
Due after five years through ten years	7,699	8,478
Due after ten years	4,760	5,408
Subtotal	$ 20,239	$ 22,083
Residential mortgage-backed securities	5,280	5,224
Commercial mortgage-backed securities	1,347	1,379
Collateralized debt obligations	410	302
Other asset-backed securities	201	213
Total fixed maturity securities	$ 27,477	$ 29,201

The following table summarizes components of net unrealized gains and losses on available-for-sale securities, as of December 31:

(in millions)	2011	2010 1

Net unrealized gains, before adjustments, taxes and fair value hedging	$ 1,725	$ 824
Change in fair value attributable to fixed maturities designated in fair value hedging
relationships	(8)	(20)
Net unrealized gains, before adjustments and taxes	1,717	804
Adjustment to DAC and VOBA	(439)	(216)
Adjustment to future policy benefits and claims	(183)	27
Adjustment to policyholder dividend obligation	(132)	(90)
Deferred federal income tax expense	(329)	(184)
Net unrealized gains on available-for-sale securities	$ 634	$ 341
__________
1	Includes the $9 million, net of taxes, cumulative effect of adoption of accounting principle as of July 1, 2010 for the adoption of ASU 2010-11.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

The following table summarizes the change in net unrealized gains and losses on available-for-sale securities reported in accumulated other comprehensive income, as of December 31:

(in millions)	2011	2010
Balance at beginning of year	$ 341	$ (228)
Cumulative effect of adoption of accounting principle	-	9
Adjusted balance, beginning of period	$ 341	$ (219)
Unrealized gains and losses arising during the period:
Net unrealized gains before adjustments	896	1,039
Non-credit impairments and subsequent changes in fair value of those debt securities	(11)	131
Net adjustments to DAC and VOBA	(223)	(247)
Net adjustment to future policy benefits and claims	(210)	7
Net adjustment to policyholder dividend obligation	(42)	(73)
Related federal income tax expense	(135)	(300)
Change in unrealized gains on available-for-sale securities	$ 275	$ 557
Reclassification adjustments to net investment losses, net of taxes ($(10) and $(2) as of December 31, 2011 and 2010, respectively)	(18)	(3)
Change in net unrealized gains on available-for-sale securities	$ 293	$ 560
Balance at end of year	$ 634	$ 341

The following table summarizes available-for-sale securities, by asset class, in a gross unrealized loss position based on the amount of time each type of security has been in an unrealized loss position, as well as the related fair value and number of securities, as of the dates indicated:

	Less than or equal to one year			More than one year				Total
		Gross	Number		Gross	Number		Gross	Number
	Fair	unrealized	of	Fair	unrealized	of	Fair	unrealized	of
(in millions, except number of securities)	value	losses	securities	value	losses	securities	value	losses	securities

December 31, 2011
Fixed maturity securities:
Obligations of states and
political subdivisions	$ 31	$ -	6	$ 5	$ -	1	$ 36	$ -	7
Corporate public securities	1,460	62	150	309	49	54	1,769	111	204
Residential mortgage-backed securities	278	9	52	1,339	302	240	1,617	311	292
Collateralized debt obligations	78	2	10	137	123	39	215	125	49
Other asset-backed securities	470	15	48	352	48	52	822	63	100
Total fixed maturity securities	$ 2,317	$ 88	266	$ 2,142	$ 522	386	$ 4,459	$ 610	652
Equity securities	7	1	10	-	-	31	7	1	41
Total	$ 2,324	$ 89	276	$ 2,142	$ 522	417	$ 4,466	$ 611	693

December 31, 2010
Fixed maturity securities:
Obligations of states and
political subdivisions	$ 814	$ 48	77	$ -	$ -	-	$ 814	$ 48	77
Corporate public securities	1,009	28	109	528	56	107	1,537	84	216
Residential mortgage-backed securities	562	13	41	1,765	342	281	2,327	355	322
Collateralized debt obligations	1	-	2	180	126	46	181	126	48
Other asset-backed securities	458	28	51	465	55	74	923	83	125
Total fixed maturity securities	$ 2,844	$ 117	280	$ 2,938	$ 579	508	$ 5,782	$ 696	788
Equity securities	3	-	3	2	-	40	5	-	43
Total	$ 2,847	$ 117	283	$ 2,940	$ 579	548	$ 5,787	$ 696	831

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

The following table summarizes gross unrealized losses based on the ratio of estimated fair value to amortized cost, for all available-for-sale securities in an unrealized loss position, as of the dates indicated:

	December 31, 2011			December 31, 2010
	Less	More		Less	More
	than or	than		than or	than
	equal to	one		equal to	one
(in millions)	one year	year	Total	one year	year	Total

99.9% - 80.0%	$ 83	$ 158	$ 241	$ 100	$ 251	$ 351
Less than 80.0%
Residential mortgage-backed securities	-	191	191	-	173	173
Collateralized debt obligations	1	121	122	-	113	113
Other	5	52	57	17	42	59
Total	$ 89	$ 522	$ 611	$ 117	$ 579	$ 696

These unrealized losses represent temporary fluctuations in economic factors that are not indicative of other-than-temporary impairment.

Residential mortgage-backed securities are assessed for impairment using default estimates based on loan level data, where available. Where loan level data is not available, a proxy based on collateral characteristics is used. The impairment assessment considers loss severity as a function of multiple factors, including unpaid balance, interest rate, mortgage insurance ratios, assessed property value at origination, change in property value, loan-to-value ratio at origination and prepayment speeds. Cash flows generated by the collateral are then utilized, along with consideration for the issue’s position in the overall structure, to determine cash flows associated with the security.

Collateralized debt obligations are assessed for impairment using expected cash flows based on various inputs including default estimates based on the underlying corporate securities and historical and forecasted loss severities, or other market inputs when recovery estimates are not feasible. When the collateral is regional bank and insurance company trust preferred securities, default estimates used to estimate cash flows are based on U.S. Bank Rating service data and broker research.

Management believes unrealized losses on available-for-sale securities do not represent other-than-temporary impairments as the Company does not intend to sell the securities, it is not more likely than not that the Company will be required to sell the securities before recovery of their amortized cost basis or the present value of estimated cash flows were equal to or greater than the amortized cost basis of the securities.

Mortgage Loans, Net of Allowance

The Company’s investments in mortgage loans consist primarily of first lien and collateral dependent commercial mortgage loans.  These mortgage loans are further segregated into the following classes based on the unique risk profiles of the underlying property types: office, warehouse, retail, apartment and other.

The collectability of a mortgage loan is based on the ability of the borrower to repay and/or the value of the underlying collateral.  The quality of a loan is generally defined by the specific financial position and condition of a borrower and the underlying collateral. Many of the Company’s mortgage loans are structured with balloon payment maturities, exposing the Company to risks associated with the borrowers’ ability to make the balloon payment or refinance the property.

As part of the underwriting process, specific guidelines are followed to ensure the initial quality of a new mortgage loan.  Third-party appraisals are generally obtained to support loaned amounts as the loans are usually collateral dependent.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

The Company actively monitors the credit quality of its mortgage loans to support the development of the valuation allowance.  This monitoring process includes quantitative analyses which facilitate the identification of deteriorating loans, and qualitative analyses which consider other factors relevant to the borrowers’ ability to repay.  Loans with deteriorating credit fundamentals are identified for special surveillance procedures and are categorized based on the severity of their deterioration and management’s judgment as to the likelihood of loss.

Mortgage loans are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  When management determines that a loan is impaired, a provision for loss is established equal to the difference between the carrying value and either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

In addition to the loan-specific reserves, the Company maintains a non-specific reserve for losses developed based on loan surveillance categories and property type classes and reflects management’s best estimate of probable credit losses inherent in the portfolio as of the balance sheet date but not yet attributable to specific loans.  Management’s periodic evaluation of the adequacy of the non-specific reserve is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a borrower’s ability to repay, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors.

The following table summarizes the amortized cost of mortgage loans by method of evaluation for credit loss, and the related valuation allowances by type of credit loss, for the years ended December 31:

(in millions)	2011	2010
Amortized cost:
Loans with non-specific reserves	$ 5,672	$ 5,952
Loans with specific reserves	136	269
Total amortized cost	$ 5,808	$ 6,221
Valuation allowance:
Non-specific reserves	$ 33	$ 47
Specific reserves	27	49
Total valuation allowance	$ 60	$ 96
Mortgage loans, net of allowance	$ 5,748	$ 6,125

The following table summarizes activity in the valuation allowance for mortgage loans for the years ended December 31:

(in millions)	2011	2010
Balance at beginning of year	$ 96	$ 77
Additions	25	66
Deductions	(61)	(47)
Balance at end of year	$ 60	$ 96

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

The following table summarizes impaired mortgage loans by class for the years ended December 31:

(in millions)	Office	Warehouse	Retail	Apartment	Other	Total
2011
Amortized cost	$ 8	$ 31	$ 20	$ -	$ 77	$ 136
Specific reserves	(1)	(9)	(8)	-	(9)	$ (27)
Impaired mortgage loans, net of allowance	$ 7	$ 22	$ 12	$ -	$ 68	$ 109

2010
Amortized cost	$ 8	$ 52	$ 49	$ 23	$ 137	$ 269
Specific reserves	(1)	(8)	(14)	(4)	(22)	$ (49)
Impaired mortgage loans, net of allowance	$ 7	$ 44	$ 35	$ 19	$ 115	$ 220

As of December 31, 2011, the Company’s mortgage loans classified as delinquent and/or in non-accrual status were immaterial in relation to the total mortgage loan portfolio.  The Company had no mortgage loans 90 days or more past due and still accruing interest.

The following table summarizes average recorded investment and interest income recognized for impaired mortgage loans by class for the year ended December 31, 2011:

(in millions)	Office	Warehouse	Retail	Apartment	Other	Total
Average recorded investment	$ 7	$ 39	$ 33	$ 4	$ 93	$ 176
Interest income recognized	$ 1	$ 5	$ 3	$ -	$ 8	$ 17

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

Management uses an internal credit quality rating process to reflect an internal view of the credit risk associated with individual loans, as well as the portfolio as a whole.  This process considers a number of relevant loan quality measurements and factors, including loan-to-value ratio (LTV), debt service coverage ratio (DSC), current market rent expectations, economic vacancy, property characteristics, market area, and borrower strength.  LTV is calculated as a ratio of the amortized cost of a loan to the estimated value of the underlying collateral.  DSC is the amount of cash flow generated by the underlying collateral of the mortgage loan available to meet periodic interest and principal payments of the loan.  This process yields an individual internal credit quality rating score for substantially all of the Company’s mortgage loans which is then translated to a credit quality rating ranging from 1 to 5, with 1 representing the lowest risk profile and lowest potential for loss and 5 representing the highest risk profile and highest potential for loss.  These internal ratings by property are updated at least annually.

The following table summarizes the amortized cost of mortgage loans by internal credit quality rating and by class as of the dates indicated:

(in millions)	Office	Warehouse	Retail	Apartment	Other	Total

December 31, 2011
Rated 1	$ 112	$ 51	$ 120	$ 10	$ 14	$ 307
Rated 2	242	494	933	433	153	2,255
Rated 3	372	626	1,108	664	87	2,857
Rated 4	35	86	63	25	22	231
Rated 5	14	30	21	7	86	158
Total mortgage loans	$ 775	$ 1,287	$ 2,245	$ 1,139	$ 362	$ 5,808

December 31, 2010
Rated 1	$ 4	$ -	$ 1	$ -	$ -	$ 5
Rated 2	173	173	571	108	24	1,049
Rated 3	523	1,065	1,643	935	144	4,310
Rated 4	66	173	105	202	281	827
Rated 5	16	6	5	-	3	30
Total mortgage loans	$ 782	$ 1,417	$ 2,325	$ 1,245	$ 452	$ 6,221

Internal credit quality ratings are not used to establish the valuation allowance; however, there is a strong correlation between the two processes.  For example, mortgage loans in the category receiving the highest loss factors for determination of the valuation allowance are generally rated with an internal credit quality rating of 4 or 5, while mortgage loans in the category receiving the lowest loss factors for determination of the valuation allowance are generally rated 1, 2 or 3.

While the internal credit ratings reflect management’s assessment of relative credit risk in the mortgage loan portfolio for the date indicated based on underwriting criteria and ongoing assessment of the properties’ performance, management believes the amounts, net of valuation allowance, are collectible.

Securities Lending

The fair value of loaned securities was $103 million and $269 million as of December 31, 2011 and 2010, respectively.  The Company received $105 million and $276 million of cash collateral on securities lending as of December 31, 2011 and 2010, respectively. The Company did not receive any non-cash collateral on securities lending as of the balance sheet dates.

Assets on Deposit, Held in Trust and Pledged as Collateral

Fixed maturity securities with an amortized cost of $8 million were on deposit with various regulatory agencies as required by law as of December 31, 2011 and 2010.  These securities continue to be included in fixed maturity securities on the consolidated balance sheets.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

Tax Credit Funds and Variable Interest Entities

The Company has sold $796 million and $747 million in LIHTC Funds to unrelated third parties as of December 31, 2011 and 2010.  The Company has guaranteed cumulative after-tax yields to the third party investors ranging from 1.00% to 7.75% through periods ending in 2027.  As of December 31, 2011 and 2010, the Company held guarantee reserves totaling $6 million on these transactions.  These guarantees are in effect for periods of approximately 15 years each.  The LIHTC Funds provide a stream of tax benefits to the investors that will generate a yield and return of capital.  If the tax benefits are not sufficient to provide these cumulative after-tax yields, the Company must fund any shortfall.  The maximum amount of undiscounted future payments that the Company could be required to pay the investors under the terms of the guarantees is $770 million.  The Company’s risks are mitigated in the following ways: (1) the Company has the right to buyout the equity related to the guarantee under certain circumstances, (2) the Company may replace underperforming properties to mitigate exposure to guarantee payments and (3) the Company oversees the asset management of the deals. The Company does not anticipate making any material payments related to the guarantees.

The Company has relationships with VIEs where the Company is the primary beneficiary.  Net assets of all consolidated VIEs totaled $345 million and $355 million as of December 31, 2011 and 2010, respectively, which was composed primarily of other long-term investments of $310 million and $315 million at December 31, 2011 and 2010, respectively.  As of December 31, 2011 and 2010, the total exposure to loss on VIEs was immaterial (except for the impact of guarantees disclosed above). The Company’s general credit is not exposed to the creditors or beneficial interest holders of these consolidated VIEs.

During 2010, two LIHTC Funds were consolidated as a result of the adoption of guidance under FASB ASC 810, Consolidation.  Previously, the Company was not deemed the primary beneficiary.  As the managing member of the LIHTC funds, the Company has the power to direct the activities that most significantly impact the economic power of the entities and consolidated the funds.  The impact of consolidation was an increase to noncontrolling interest of $46 million.

In addition to the consolidated VIEs described above, the Company holds investments in variable interests in LIHTC Funds where the Company is not the primary beneficiary. The carrying value of these investments was $178 million and $157 million as of December 31, 2011 and 2010, respectively. The total exposure to loss on these investments was $309 million and $218 million as of December 31, 2011 and 2010, respectively. The total exposure to loss is determined by adding any unfunded commitments to the carrying value of the VIEs.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

Net Investment Income

The following table summarizes net investment income by investment type for the years ended December 31:

(in millions)	2011	2010	2009

Fixed maturity securities, available-for-sale	$ 1,502	$ 1,474	$ 1,465
Equity securities, available-for-sale	1	2	2
Mortgage loans	370	396	445
Policy loans	56	55	61
Other	(35)	(43)	(38)
Gross investment income	$ 1,894	$ 1,884	$ 1,935
Investment expenses	50	59	56
Net investment income	$ 1,844	$ 1,825	$ 1,879

Net Realized Investment Gains and Losses

The following table summarizes net realized investment gains and losses, by source, for the years ended December 31:

(in millions)	2011	2010	2009

Net derivative gains (losses)	$ (1,636)	$ (385)	$ 400
Realized gains on sales	64	176	192
Realized losses on sales	(45)	(43)	(113)
Other	8	16	(25)
Net realized investment (losses) gains	$ (1,609)	$ (236)	$ 454

In 2011, interest rate declines and equity market volatility resulted in net realized derivative losses. Refer to Note 7 for further discussion on the Company’s derivative portfolio and related activity.

Proceeds from the sale of available-for-sale securities were $1.6 billion, $2.2 billion and $4.2 billion during the years ended December 31, 2011, 2010 and 2009, respectively.  Gross gains of $50 million, $172 million and $189 million and gross losses of $39 million, $17 million and $70 million were realized on those sales during the years ended December 31, 2011, 2010 and 2009, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

Other-Than-Temporary Impairment Losses

The following table summarizes other-than-temporary impairments for the years ended December 31:

(in millions)	Total	Included in other comprehensive income	Net
2011
Fixed maturity securities	$ 135	$ (95)	$ 40
Mortgage loans	25	-	25
Other	2	-	2
Other-than-temporary impairment losses	$ 162	$ (95)	$ 67

2010
Fixed maturity securities	$ 330	$ (174)	$ 156
Equity securities	5	-	5
Mortgage loans	59	-	59
Other-than-temporary impairment losses	$ 394	$ (174)	$ 220

2009
Fixed maturity securities	$ 907	$ (417)	$ 490
Equity securities	7	-	7
Mortgage loans	72	-	72
Other	6	-	6
Other-than-temporary impairment losses	$ 992	$ (417)	$ 575

The following table summarizes the non-credit portion of other-than-temporary impairments, which have credit losses in earnings, and any subsequent changes in the fair value of those debt securities recognized in other comprehensive income, before federal income taxes, for the years ended December 31:

(in millions)	2011	2010	2009 1
Balance at beginning of year	$ (215)	$ (346)	$ -
Net activity in the period	(11)	131	(346)
Balance at end of year	$ (226)	$ (215)	$ (346)

__________

1	Includes the $384 million cumulative effect of adoption of accounting principle as of January 1, 2009 for the adoption of guidance impacting FASB ASC 320-10, Investments – Debt and Equity Securities.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

The following table summarizes the cumulative amounts related to the Company's credit portion of the other-than-temporary impairment losses on debt securities that the Company does not intend to sell and it is not more likely than not the Company will be required to sell the security prior to recovery of the amortized cost basis, for the years ended December 31:

(in millions)	2011	2010	2009

Cumulative credit loss at beginning of year	$ 340	$ 417	$ 507
New credit losses	8	31	168
Incremental credit losses	29	116	72
Losses related to securities included in the beginning balance sold or paid down during the period	(49)	(202)	(267)
Losses related to securities included in the beginning balance for which there was a change in intent	-	(22)	(63)
Cumulative credit loss at end of year	$ 328	$ 340	$ 417

(7)	Derivative Instruments

The Company is exposed to certain risks relating to its ongoing business operations which are managed by using derivative instruments.

Interest rate risk management:  The Company uses interest rate contracts, primarily interest rate swaps, to reduce or alter interest rate exposure arising from mismatches between assets and liabilities.  In the case of interest rate swaps, the Company enters into a contractual agreement with a counterparty to exchange, at specified intervals, the difference between fixed and variable rates of interest, calculated on a reference notional amount.

Interest rate swaps are used by the Company in association with fixed and variable rate investments to achieve cash flow streams that support certain financial obligations of the Company and to produce desired investment returns.  As such, interest rate swaps are generally used to convert fixed rate cash flow streams to variable rate cash flow streams or vice versa. The Company also enters into interest rate swap transactions which are structured to provide a hedge against the negative impact of higher interest rates on the Company’s statutory capital position.

Foreign currency risk management: As part of its regular investing activities, the Company may purchase foreign currency denominated investments.  These investments and the associated income expose the Company to volatility associated with movements in foreign exchange rates.  In an effort to mitigate this risk, the Company uses cross-currency swaps.  As foreign exchange rates change, the increase or decrease in the cash flows of the derivative instrument generally offsets the changes in the functional-currency equivalent cash flows of the hedged item.

Credit risk management:  The Company enters into credit derivative contracts, primarily credit default swaps, under which the Company buys and sells credit default protection on standardized credit indices, which are established baskets of creditors, or on specific corporate creditors.  These derivatives allow the Company to manage or modify its credit risk profile in general or its credit exposure to specific creditors.

Equity market risk management:  The Company has a variety of variable annuity products with guaranteed benefit features. Refer to Note 4 for description of these guarantees.

These products and related obligations expose the Company to various market risks, predominately interest rate and equity risk. Adverse changes in the equity markets or interest rate movements expose the Company to significant volatility.  To mitigate these risks and hedge the guaranteed benefit obligations, the Company enters into a variety of derivatives including interest rate swaps, equity index futures, options and total return swaps.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

Derivatives Qualifying for Hedge Accounting

The Company uses derivative instruments that are designated and qualify as fair value hedges in various financial transactions as follows:

•	interest rate swaps are used to hedge certain fixed rate investments such as mortgage loans and certain fixed maturity securities, and

•	cross-currency swaps are used to hedge foreign currency-denominated fixed maturity securities.

The Company uses derivative instruments that are designated and qualify as cash flow hedges in various financial transactions as follows:

•
interest rate swaps are used to hedge cash flows from variable rate investments such as mortgage loans and certain fixed maturity securities and to hedge payments of certain funding agreement liabilities,

•	cross-currency swaps are used to hedge interest payments and principal payments on foreign currency-denominated financial instruments.

Derivatives Not Qualifying for Hedge Accounting

The Company uses derivatives not qualifying for hedge accounting in various financial transactions as follows:

•	futures, options, interest rate swaps and total return swaps are used to hedge certain guaranteed benefit rider obligations included in variable annuity products,

•	interest rate swaps, futures and options are used to hedge portfolio duration and other interest rate risks to which the Company is exposed,

•	cross-currency swaps are used to hedge foreign currency-denominated assets and liabilities, and

•	credit default swaps are used to either buy or sell credit protection on a credit index or specific creditor.

Credit Risk Associated with Derivatives Transactions

The Company periodically evaluates the risks within the derivative portfolios due to credit exposure.  When evaluating this risk, the Company considers several factors which include, but are not limited to, the counterparty credit risk associated with derivative receivables, the Company’s own credit as it relates to derivative payables, the collateral thresholds associated with each counterparty, and changes in relevant market data in order to gain insight into the probability of default by the counterparty. In addition, the effect the Company’s exposure to credit risk could have on the effectiveness of the Company’s hedging relationships is considered.  As of December 31, 2011 and 2010, the impact of the exposure to credit risk on the fair value measurement of derivatives and the effectiveness of the Company’s hedging relationships was immaterial.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

The following table summarizes the fair value of derivative instruments, the related notional amounts of the derivative instruments and the related accrued interest, collateral and master netting agreement amounts as of the dates indicated:

	Derivative assets		Derivative liabilities
(in millions)	Fair value	Notional	Fair value	Notional

December 31, 2011
Derivatives designated and qualifying as hedging instruments	$ 11	$ 145	$ 29	$ 310
Derivatives not designated and qualifying as hedging instruments:
Interest rate contracts	$ 2,182	$ 21,732	$ 2,142	$ 20,957
Equity contracts	1,004	7,265	21	1,661
Credit default swaps	1	13	1	17
Other derivative contracts	10	892	43	2,409
Gross derivative positions1	$ 3,208	$ 30,047	$ 2,236	$ 25,354
Accrued interest	$ 172		$ 179
Less:
Cash collateral received/paid2	$ 1,028		$ 223
Master netting agreements	$ 2,158		$ 2,158
Net uncollateralized derivative positions	$ 194		$ 34

December 31, 2010
Derivatives designated and qualifying as hedging instruments	$ 27	$ 210	$ 55	$ 931
Derivatives not designated and qualifying as hedging instruments:
Interest rate contracts	$ 556	$ 10,944	$ 418	$ 10,225
Equity contracts	212	2,484	20	1,124
Credit default swaps	1	20	-	17
Other derivative contracts	42	1,329	53	1,263
Gross derivative positions1	$ 838	$ 14,987	$ 546	$ 13,560
Accrued interest	$ 99		$ 106
Less:
Cash collateral received/paid3	$ 351		$ 76
Master netting agreements	$ 551		$ 551
Net uncollateralized derivative positions	$ 35		$ 25

 __ _______
1 Assets and liabilities included in other assets and other liabilities, respectively in the consolidated balance sheets.
2 Excludes $1 million and $152 million of securities received and posted, respectively, as collateral on derivative transactions.
3 Excludes $8 million and $28 million of securities received and posted, respectively, as collateral on derivative transactions.

The fair value of embedded derivatives on annuity programs were $1.9 billion and $226 million as of December 31, 2011 and 2010, respectively, which are included in future policy benefits and claims in the consolidated balance sheets.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

The following table summarizes realized gains and losses for derivative instruments recognized in net realized investment gains and losses in the consolidated statements of operations for the years ended December 31:

(in millions)	2011	2010	2009
Derivatives designated and qualifying as hedging instruments	$ (4)	$ (9)	$ (25)
Derivatives not designated and qualifying as hedging instruments:
Interest rate contracts	$ (44)	$ (39)	$ (197)
Equity contracts	(45)	(389)	(739)
Credit default swaps	-	(5)	8
Other derivative contracts	(23)	(151)	9
Net interest settlements	34	16	(151)
Total derivative losses1	$ (82)	$ (577)	$ (1,095)
Embedded derivatives on guaranteed benefit annuity programs	(1,674)	98	1,432
Other revenue on guaranteed benefit annuities	120	94	63
Change in embedded derivative liabilities and related fees	$ (1,554)	$ 192	$ 1,495
Net realized derivative (losses) gains	$ (1,636)	$ (385)	$ 400

_________

1 Included in total derivative losses are economic hedging gains of $1.0 billion, losses of $347 million and $1.1 billion related to guaranteed benefit annuity program as of December 31, 2011, 2010 and 2009, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(8)      Fair Value of Financial Instruments

The following table summarizes assets and liabilities measured at fair value on a recurring basis as of December 31, 2011:

(in millions)	Level 1	Level 2	Level 3	Total

Assets
Investments:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S.
Government corporations and agencies	$ 620	$ 6	$ 4	$ 630
Obligations of states and political subdivisions	-	1,678	-	1,678
Debt securities issued by foreign governments	120	-	-	120
Corporate public securities	1	15,239	117	15,357
Corporate private securities	-	3,089	1,209	4,298
Residential mortgage-backed securities	563	4,653	8	5,224
Commercial mortgage-backed securities	-	1,377	2	1,379
Collateralized debt obligations	-	55	247	302
Other asset-backed securities	-	209	4	213
Total fixed maturity securities at fair value	$ 1,304	$ 26,306	$ 1,591	$ 29,201
Equity securities	1	14	5	20
Short-term investments	23	1,102	-	1,125
Trading securities	-	-	38	38
Total other investments at fair value	$ 24	$ 1,116	$ 43	$ 1,183
Investments at fair value	$ 1,328	$ 27,422	$ 1,634	$ 30,384
Cash and cash equivalents	49	-	-	49
Derivative assets	-	2,204	1,004	3,208
Separate account assets	62,242	1,000	1,952	65,194
Assets at fair value	$ 63,619	$ 30,626	$ 4,590	$ 98,835

Liabilities
Future policy benefits and claims:
Living benefits	$ -	$ -	$ (1,842)	$ (1,842)
Equity indexed annuities	-	-	(63)	(63)
Total future policy benefits and claims	$ -	$ -	$ (1,905)	$ (1,905)
Derivative liabilities	(21)	(2,209)	(6)	(2,236)
Liabilities at fair value	$ (21)	$ (2,209)	$ (1,911)	$ (4,141)

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

The following table summarizes changes in fair value measurements for which the Company used significant unobservable inputs (Level 3) to determine fair value for the year ended December 31, 2011:

	Balance as of					Transfers	Transfers	Balance as of
	December 31,	Net gains (losses)				into	out of	December 31,
(in millions)	2010	In earnings1	In OCI	Purchases	Sales	Level 3	Level 3	2011

Assets
Investments:
Fixed maturity securities:
Corporate public securities	$ 114	$ -	$ 4	$ 41	$ (43)	$ 1	$ -	$ 117
Corporate private securities	1,161	(10)	26	161	(242)	163	(50)	1,209
Residential mortgage-backed securities	9	-	-	-	-	-	(1)	8
Commercial mortgage-backed securities	2	-	-	-	-	-	-	2
Collateralized debt obligations	191	(2)	5	87	(34)	-	-	247
Other fixed maturity securities	18	5	-	16	(20)	3	(14)	8
Total fixed maturity securities at fair value	$ 1,495	$ (7)	$ 35	$ 305	$ (339)	$ 167	$ (65)	$ 1,591
Other investments at fair value	45	(4)	-	5	(3)	-	-	43
Derivative assets	211	131	-	719	(57)	-	-	1,004
Separate account assets	1,805	147	-	-	-	-	-	1,952
Assets at fair value	$ 3,556	$ 267	$ 35	$ 1,029	$ (399)	$ 167	$ (65)	$ 4,590

Liabilities
Future policy benefits and claims:
Living benefits	$ (168)	$ (1,674)	$ -	$ -	$ -	$ -	$ -	$ (1,842)
Equity indexed annuities	(58)	(5)	-	-	-	-	-	(63)
Total future policy benefits and claims	$ (226)	$ (1,679)	$ -	$ -	$ -	$ -	$ -	$ (1,905)
Derivative liabilities	(4)	(2)	-	-	-	-	-	(6)
Liabilities at fair value	$ (230)	$ (1,681)	$ -	$ -	$ -	$ -	$ -	$ (1,911)

__________
1
Net gains and losses included in earnings are reported in net realized investment gains and losses, other-than-temporary impairment losses and interest credited to policyholder accounts. The net unrealized gains on separate account assets is attributable to contractholders, and therefore, is not included in the Company’s earnings. The change in unrealized gains (losses) in earnings on assets and liabilities still held at the end of the year was $(6) million for other investments, $154 million for derivative assets and $(1.7) billion for future policy benefits and claims.

Transfers into and out of Level 3 during the year ended December 31, 2011 represent changes in the sources used to price certain securities.  There were no significant transfers between Levels 1 and 2 during the year ended December 31, 2011, except certain separate accounts previously included in Level 2.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

The following table summarizes assets and liabilities measured at fair value on a recurring basis as of December 31, 2010:

(in millions)	Level 1	Level 2	Level 3	Total

Assets
Investments:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S.
Government corporations and agencies	$ 572	$ 10	$ 2	$ 584
Obligations of states and political subdivisions	-	1,377	-	1,377
Debt securities issued by foreign governments	123	-	-	123
Corporate public securities	2	12,600	114	12,716
Corporate private securities	-	3,087	1,161	4,248
Residential mortgage-backed securities	540	5,090	9	5,639
Commercial mortgage-backed securities	-	1,184	2	1,186
Collateralized debt obligations	-	61	191	252
Other asset-backed securities	-	293	16	309
Total fixed maturity securities at fair value	$ 1,237	$ 23,702	$ 1,495	$ 26,434
Equity securities	10	32	-	42
Short-term investments	25	1,037	-	1,062
Trading securities	-	-	45	45
Total other investments at fair value	$ 35	$ 1,069	$ 45	$ 1,149
Investments at fair value	$ 1,272	$ 24,771	$ 1,540	$ 27,583
Cash and cash equivalents	337	-	-	337
Derivative assets	-	627	211	838
Separate account assets	12,325	50,745	1,805	64,875
Assets at fair value	$ 13,934	$ 76,143	$ 3,556	$ 93,633

Liabilities
Future policy benefits and claims:
Living benefits	$ -	$ -	$ (168)	$ (168)
Equity indexed annuities	-	-	(58)	(58)
Total future policy benefits and claims	$ -	$ -	$ (226)	$ (226)
Derivative liabilities	(18)	(524)	(4)	(546)
Liabilities at fair value	$ (18)	$ (524)	$ (230)	$ (772)

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

The following table summarizes changes in fair value measurements for which the Company used significant unobservable inputs (Level 3) to determine fair value for the year ended December 31, 2010:

	Balance as of				Transfers	Transfers	Balance as of
	December 31,	Net gains (losses)		Activity	into	out of	December 31,
(in millions)	2009	In earnings1	In OCI	in period	Level 3	Level 3	2010

Assets
Investments:
Fixed maturity securities:
Corporate public securities	$ 215	$ 1	$ 4	$ (15)	$ 1	$ (92)	$ 114
Corporate private securities	1,187	3	31	(268)	311	(103)	1,161
Residential mortgage-backed securities	2,034	(1)	4	(12)	2	(2,018)	9
Commercial mortgage-backed securities	405	-	1	-	-	(404)	2
Collateralized debt obligations	240	(27)	29	(67)	16	-	191
Other fixed maturity securities	169	(9)	8	(11)	-	(139)	18
Total fixed maturity securities at fair value	$ 4,250	$ (33)	$ 77	$ (373)	$ 330	$ (2,756)	$ 1,495
Other investments at fair value	56	10	-	(20)	-	(1)	45
Derivative assets	331	(91)	-	(29)	-	-	211
Separate account assets	1,628	177	-	-	-	-	1,805
Assets at fair value	$ 6,265	$ 63	$ 77	$ (422)	$ 330	$ (2,757)	$ 3,556

Liabilities
Future policy benefits and claims:
Living benefits	$ (266)	$ 98	$ -	$ -	$ -	$ -	$ (168)
Equity indexed annuities	(45)	(13)	-	-	-	-	(58)
Total future policy benefits and claims	$ (311)	$ 85	$ -	$ -	$ -	$ -	$ (226)
Derivative liabilities	(2)	(2)	-	-	-	-	(4)
Liabilities at fair value	$ (313)	$ 83	$ -	$ -	$ -	$ -	$ (230)
__________

1
Net gains and losses included in earnings are reported in net realized investment gains and losses, other-than-temporary impairment losses and interest credited to policyholder accounts. The net unrealized gains on separate account assets is attributable to contractholders, and therefore, is not included in the Company’s earnings. The change in unrealized gains (losses) in earnings on assets and liabilities still held at the end of the year was $(2) million for other investments, $(69) million for derivative assets, $85 million for future policy benefits and claims and $(2) million for derivative liabilities.

At December 31, 2009, most of the Company’s investments in residential mortgage-backed securities backed by Alt-A and sub-prime collateral were categorized as Level 3 financial assets because there was little market activity in these securities.   During 2010, market activity increased in these securities such that they are no longer considered inactive.  As such, these securities were transferred out of Level 3 and into Level 2. Additionally, many of the Company’s investments in below investment-grade commercial mortgage-backed securities, which were categorized as Level 3 financial assets as of December 31, 2009 were transferred to Level 2 in 2010. This was primarily due to an increase in the observable valuation inputs of market activity and availability of higher quality independent pricing data.

There were no significant transfers between Levels 1 and 2 during the year ended December 31, 2010.

Fair Value Option

The Company assesses the fair value option election for newly acquired financial assets or liabilities on a prospective basis. Except for synthetic collateralized debt obligations, there are no material assets or liabilities for which the Company elected the fair value option.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

Use of Net Asset Value for Estimating Fair Value

The Company uses net asset value to estimate the underlying fair value for certain mutual funds that do not have readily determinable fair values, which are included in separate accounts.

All but one of these mutual fund investments are included in Level 2 and had fair values totaling $50.0 billion as of December 31, 2010. These funds have no unfunded commitments or restrictions and the Company always has the ability to redeem the separate account investment in these funds with the investee at net asset value daily. These mutual funds are primarily invested in domestic and international equity funds.

The Company’s separate account assets include an investment in a mutual fund that may not be redeemed until a seven year guarantee period expires in 2016; however, net asset value has been used to estimate the fair value of this investment as a practical expedient. This fund has no unfunded commitments or other restrictions. The investment strategy of this fund is to build a portfolio where the assets shall be sufficient to achieve a target portfolio value by the end of the seven year guarantee period. The net asset value of this fund reported in separate account assets was $1.3 billion as of December 31, 2011 and 2010, respectively, and is included in Level 3.

Contractholders have the ability to select and change investment categories, which will result in the underlying mutual funds being purchased and sold in the future.

Fair Value on a Nonrecurring Basis

The Company measured certain mortgage loans at fair value, or fair value of the collateral for collateral dependent loans, on a non-recurring basis subsequent to their initial recognition, due to impairments or foreclosures recorded during the year. In determining the fair value for these mortgage loans, the Company primarily uses the direct capitalization method based on management’s view of current market capitalization rates.  Alternatively, the Company may use a discounted cash flow methodology or an independently provided appraisal of value.  Each of these methodologies is considered to represent a Level 3 fair value measurement.  Refer to Note 6 for further discussion of the carrying value of impaired mortgage loans.

Financial Instruments Not Carried at Fair Value

The following table summarizes the carrying value and fair value of the Company’s financial instruments not carried at fair value as of December 31.  The valuation techniques used to estimate these fair values are described below.

	2011		2010
	Carrying	Fair	Carrying	Fair
(in millions)	value	value	value	value

Assets
Investments:
Mortgage loans held-for-investment	$ 5,748	$ 5,861	$ 6,125	$ 5,863
Policy loans	$ 1,008	$ 1,008	$ 1,088	$ 1,088

Liabilities
Investment contracts	$ 18,318	$ 17,992	$ 17,962	$ 17,618
Short-term debt	$ 777	$ 777	$ 300	$ 300
Long-term debt	$ 991	$ 1,081	$ 978	$ 1,039

Mortgage loans held-for-investment:  The fair values of mortgage loans held-for-investment are estimated using discounted cash flow analyses based on interest rates currently being offered for similar loans to borrowers with similar credit ratings.

Policy loans:  The carrying amount reported in the consolidated balance sheets approximates fair value.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

Investment contracts:  For investment contracts without defined maturities, fair value is the amount payable on demand, net of surrender charges.  For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis.  Interest rates used in this analysis are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.

Short-term debt:  The carrying amount reported in the consolidated balance sheets approximates fair value.

Long-term debt:  The fair values for long-term debt are based on estimated market prices using observable inputs from similar debt instruments.

(9)	Goodwill

The following table summarizes changes in the carrying value of goodwill by segment for the years indicated:

	Retirement	Individual
(in millions)	Plans	Protection	Total
Balance as of December 31, 2009	$ 25	$ 175	$ 200
Adjustments	-	-	-
Balance as of December 31, 2010	$ 25	$ 175	$ 200
Adjustments	-	-	-
Balance as of December 31, 2011	$ 25	$ 175	$ 200

The Company’s annual impairment testing did not result in any impairment on existing goodwill during 2011, 2010 and 2009.  As of the 2011, 2010 and 2009 annual impairment testing, the fair value of the reporting units with goodwill was in excess of the carrying value.  The goodwill balances as of December 31, 2011 and 2010 have not been previously impaired.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(10)       Closed Block

The amounts shown in the following tables for assets, liabilities, revenues and expenses of the closed block are those that enter into the determination of amounts that are to be paid to policyholders.

The following table summarizes financial information for the closed block as of December 31:

(in millions)	2011	2010

Liabilities:
Future policyholder benefits	$ 1,761	$ 1,794
Policyholder funds and accumulated dividends	143	143
Policyholder dividends payable	27	28
Policyholder dividend obligation	156	121
Other policy obligations and liabilities	26	13
Total liabilities	$ 2,113	$ 2,099

Assets:
Fixed maturity securities available-for-sale	$ 1,424	$ 1,312
Mortgage loans, net	210	224
Policy loans	170	186
Other assets	105	162
Total assets	$ 1,909	$ 1,884
Excess of reported liabilities over assets	204	215

Portion of above representing other comprehensive income:
Increase in unrealized gain on fixed maturity securities available-for-sale	$ 42	$ 73
Adjustment to policyholder dividend obligation	(42)	(73)
Total	$ -	$ -

Maximum future earnings to be recognized from assets and liabilities	$ 204	$ 215

Other comprehensive income:
Fixed maturity securities available-for-sale:
Fair value	$ 1,424	$ 1,312
Amortized cost	1,292	1,222
Shadow policyholder dividend obligation	(132)	(90)
Net unrealized appreciation	$ -	$ -

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

The following table summarizes closed block operations for the years ended December 31:

(in millions)	2011	2010	2009

Revenues:
Premiums	$ 77	$ 83	$ 90
Net investment income	102	101	106
Realized investment (losses) gains	(3)	(3)	2
Realized losses credited to policyholder benefit obligation	(1)	(1)	(7)
Total revenues	$ 175	$ 180	$ 191

Benefits and expenses:
Policy and contract benefits	$ 145	$ 131	$ 133
Change in future policyholder benefits and interest credited to
policyholder accounts	(35)	(23)	(24)
Policyholder dividends	55	56	59
Change in policyholder dividend obligation	(8)	(3)	4
Other expenses	1	1	1
Total benefits and expenses	$ 158	$ 162	$ 173

Total revenues, net of benefits and expenses, before federal income
tax expense	$ 17	$ 18	$ 18
Federal income tax expense	6	6	6
Revenues, net of benefits and expenses and federal income tax
expense	$ 11	$ 12	$ 12

Maximum future earnings from assets and liabilities:
Beginning of period	$ 215	$ 227	$ 239
Change during period	(11)	(12)	(12)
End of period	$ 204	$ 215	$ 227

Cumulative closed block earnings from inception through December 31, 2011, 2010 and 2009 were higher than expected as determined in the actuarial calculation.  Therefore, policyholder dividend obligations (excluding the adjustment for unrealized gains on available-for-sale securities) were $23 million, $31 million and $32 million as of December 31, 2011, 2010 and 2009, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(11)	Short-Term Debt

The following table summarizes short-term debt and weighted average annual interest rates as of December 31:

(in millions)	2011	2010

$600 million commercial paper program (0.30% and 0.35%, respectively)	$ 300	$ 300
$600 million promissory note and line of credit (1.73% in 2011)	$ 477	$ -
Total short-term debt	$ 777	$ 300

In May 2011, NMIC, NFS, and NLIC entered into a $600 million revolving credit facility upon expiration of its existing facility of the same amount. The new facility matures in May 2015 and is subject to various covenants, as defined in the agreement.  NLIC had no amounts outstanding under the new or existing facilities as of December 31, 2011 and December 31, 2010.

In April 2011, the Company entered into a $600 million unsecured revolving promissory note and line of credit agreement with its parent company, NFS. Outstanding principal balances of the line of credit bear interest at the rate of six-month U.S. London Interbank Offered Rate (LIBOR) plus 1.25%. Interest is due and payable as of the last day of each interest period, as defined in the agreement, while there are outstanding principal balances. Under the terms of the agreement, NLIC may borrow, repay and re-borrow advances under the line of credit at any time prior to the termination of the note, which, among other conditions, is April 2012, subject to automatic renewal for additional one year periods unless either party terminates the agreement.

In June 2010, NLIC entered into an agreement reducing the commercial paper program from $800 million to $600 million.  The rating agency guidelines recommend that NLIC maintain minimum liquidity backup, which includes cash and liquid assets as well as committed bank lines, equal to 50% of any amounts outstanding under the commercial paper program.  Therefore, availability under the aggregate $600 million credit facility is reduced by the amount outstanding in excess of available cash and liquid assets.

The Company has entered into an agreement with its custodial bank to borrow against the cash collateral that is posted in connection with its securities lending program.  The maximum amount available under the agreement is $350 million.  The borrowing rate on this program is equal to one-month U.S. LIBOR.  The Company had no amounts outstanding under this agreement as of December 31, 2011 and 2010.

The terms of each debt instrument contain various restrictive covenants, including, but not limited to, minimum statutory surplus and minimum net worth requirements, and maximum debt to tangible net worth requirements, as defined in the agreements.  The Company was in compliance with all covenants as of December 31, 2011 and 2010.

The amount of interest paid on short-term debt was $5 million in 2011 and immaterial in 2010 and 2009.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(12)       Long-Term Debt

The following table summarizes long-term debt as of December 31:

(in millions)	2011	2010

8.15% surplus note, due June 27, 2032, payable to NFS	$ 300	$ 300
7.50% surplus note, due December 17, 2031, payable to NFS	300	300
6.75% surplus note, due December 23, 2033, payable to NFS	100	100
Variable funding surplus note, due December 31, 2040	285	272
Other	6	6
Total long-term debt	$ 991	$ 978

On December 31, 2010, Olentangy Reinsurance, LLC, a special purpose financial captive insurance subsidiary of NLAIC domiciled in the State of Vermont, issued a variable funding surplus note due on December 31, 2040 to Nationwide Corporation, a majority-owned subsidiary of NMIC.  The note is redeemable in full or partial amount at any time subject to proper notice and approval.  A redemption premium shall be payable if the note is redeemed on or prior to the third anniversary date of the note’s issuance. The note bears interest at the rate of three-month U.S. LIBOR plus 2.80% payable quarterly.  Olentangy Reinsurance, LLC agrees to draw down or reduce principal amounts in accordance with the terms outlined in the purchase agreement.  The maximum amount outstanding under the agreement is $313 million in 2016.  The Company made interest payments on this surplus note of $9 million during 2011. Any payment of interest or principal on the note requires the prior approval of the State of Vermont.

The Company made interest payments to NFS on surplus notes totaling $54 million in 2011, 2010 and 2009.  Payments of interest and principal under the notes require the prior approval of the ODI.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(13)	Federal Income Taxes

The following table summarizes the federal income tax (benefit) expense attributable to (loss) income before income attributable to noncontrolling interests, for the years ended December 31:

(in millions)	2011	2010	2009

Current tax expense (benefit)	$ 55	$ (91)	$ 165
Deferred tax (benefit) expense	(437)	115	(117)
Total tax (benefit) expense	$ (382)	$ 24	$ 48

Total federal income tax (benefit) expense differs from the amount computed by applying the U.S. federal income tax rate to (loss) income before federal income taxes and noncontrolling interests, as follows for the years ended December 31:

	2011		2010		2009
(in millions)	Amount	%	Amount	%	Amount	%
Rate reconciliation:
Computed (expected tax (benefit) expense)	$ (252)	35%	$ 71	35%	$ 107	35%
Dividend received deduction	(99)	14%	(50)	(25)%	(56)	(18)%
Impact of noncontrolling interest	20	(3)%	21	10%	18	6%
Tax credits	(30)	4%	(27)	(13)%	(21)	(7)%
Change in tax contingency reserve	(15)	2%	(5)	(2)%	5	2%
Other, net	(6)	1%	14	7%	(5)	(2)%
Total	$ (382)	53%	$ 24	12%	$ 48	16%

The Company’s current federal income tax receivable (liability) was $16 million and $(50) million as of December 31, 2011 and 2010, respectively.

Total federal income taxes paid (refunded) were $121 million, $(35) million, and $(59) million during the years ended December 31, 2011, 2010, and 2009, respectively.

During 2011, the Company recorded a tax benefit of $10 million primarily related to differences between the 2010 estimated tax liability and the amounts reported on the Company’s 2010 tax return. These changes in estimates were primarily driven by the Company’s separate account dividends received deduction (DRD).  During 2010, there were no material federal income tax expense adjustments.

During 2009, the Company recorded $9 million of net federal income tax expense adjustments primarily related to differences between the 2008 estimated tax liability and the amounts reported on the Company’s 2008 tax returns.  These changes in estimates were primarily driven by the Company’s separate account dividends received deduction (DRD) and foreign tax credit.

As of December 31, 2011, the Company no longer has a capital loss carryforward.  The Company has $59 million in low-income-housing credit carryforwards, which expire between 2026 and 2031 and $126 million in alternative minimum tax credit carryforwards, which have an unlimited carryforward. The Company expects to fully utilize all carryforwards.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

The following table summarizes the tax effects of temporary differences that give rise to significant components of the net deferred tax liability as of December 31:

(in millions)	2011	2010

Deferred tax assets:
Future policy benefits and claims	$ 1,193	$ 1,030
Derivatives	574	27
Capital loss carryforwards	-	178
Tax credit carryforwards	185	145
Other	323	236
Gross deferred tax assets	$ 2,275	$ 1,616
Valuation allowance	(18)	(24)
Net deferred tax assets	$ 2,257	$ 1,592

Deferred tax liabilities:
Deferred policy acquisition costs	(1,291)	$ (1,071)
Available-for-sale securities	(764)	(670)
Value of business acquired	(86)	(89)
Other	(217)	(150)
Gross deferred tax liabilities	$ (2,358)	$ (1,980)
Net deferred tax liability	$ (101)	$ (388)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized.  Valuation allowances are established when necessary to reduce the deferred tax assets to amounts expected to be realized.  The valuation allowance was $18 million and $24 million as of December 31, 2011 and 2010, respectively.  The change in valuation allowance for the year ended December 31, 2011 was $6 million, while there was no change in the valuation allowance for the year ended December 31, 2010 or 2009.  Based on management’s analysis, it is more likely than not that the results of future operations and the implementation of tax planning strategies will generate sufficient taxable income to enable the Company to realize the deferred tax assets for which the Company has not established valuation allowances.

A rollforward of the beginning and ending uncertain tax positions, including permanent and temporary differences, but excluding interest and penalties, is as follows:

(in millions)	2011	2010	2009

Balance at beginning of period	$ 119	$ 95	$ 44
Additions for current year tax positions	9	18	37
Additions for prior years tax positions	-	19	15
Reductions for prior years tax positions	(52)	(13)	(1)
Balance at end of period	$ 76	$ 119	$ 95

The Company believes it is reasonably possible that approximately $48 million of unrecognized tax benefits will be recognized during 2012, mostly as a result of an industry issue resolution program with the Internal Revenue Service (IRS).  These tax benefits are primarily bad debt deductions related to certain investment impairments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions.  With few exceptions, the Company is no longer subject to U.S. federal, state or local income tax examinations by tax authorities through the 2005 tax year. The IRS is conducting an examination of the Company’s U.S. income tax returns for the years 2006 through 2008.  Any adjustments that may result from IRS examination of tax returns are not expected to have a material effect on the results of operations, cash flows or financial position of the Company.

(14)	Statutory Financial Information

Statutory Results

The Company and its life subsidiary are required to prepare statutory financial statements in conformity with the statutory accounting practices prescribed and permitted by insurance regulatory authorities, subject to any deviations prescribed or permitted by the applicable state department of insurance.  Statutory accounting practices focus on insurer solvency and materially differ from GAAP.  The principal differences include charging policy acquisition and certain sales inducement costs to expense as incurred, establishing future policy benefits and claims reserves using different actuarial assumptions, excluding certain assets from statutory admitted assets; and valuing investments and establishing deferred taxes on a different basis.  The following tables summarize the statutory net income (loss) and statutory capital and surplus for the Company and its primary insurance subsidiary for the years ended December 31:

(in millions)	2011	2010	2009

Statutory net income (loss)
NLIC	$ 18	$ 560	$ 397
NLAIC	$ (61)	$ (50)	$ (61)

Statutory capital and surplus
NLIC	$ 3,591	$ 3,686	$ 3,130
NLAIC	$ 302	$ 287	$ 214

On December 31, 2009, NLIC merged with its affiliate, NLICA, with NLIC as the surviving entity.  In addition, NLIC’s subsidiary, NLAIC, merged with a subsidiary of NLICA, NLACA, effective as of December 31, 2009, with NLAIC as the surviving entity.  See Note 2 for details on the accounting treatment of this transaction.

Dividend Restrictions

The payment of dividends by NLIC is subject to restrictions set forth in the insurance laws and regulations of the State of Ohio, its domiciliary state.  The State of Ohio insurance laws require Ohio-domiciled life insurance companies to seek prior regulatory approval to pay a dividend or distribution of cash or other property if the fair market value thereof, together with that of other dividends or distributions made in the preceding 12 months, exceeds the greater of (1) 10% of statutory-basis policyholders’ surplus as of the prior December 31 or (2) the statutory-basis net income of the insurer for the prior year.   During the year ended December 31, 2011, 2010 and 2009, NLIC did not pay any dividends to NFS.  As of January 1, 2012, NLIC has the ability to pay dividends to NFS totaling $359 million without obtaining prior approval.

The State of Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned surplus.  Earned capital and surplus is defined under the State of Ohio insurance laws as the amount equal to the Company’s unassigned funds as set forth in its most recent statutory financial statements, including net unrealized capital gains and losses or revaluation of assets.  Additionally, following any dividend, an insurer’s policyholder capital and surplus must be reasonable in relation to the insurer’s outstanding liabilities and adequate for its financial needs.  The payment of dividends by the Company may also be subject to restrictions set forth in the insurance laws of the state of New York that limit the amount of statutory profits on the Company’s participating policies (measured before dividends to policyholders) available for the benefit of the Company and its stockholders.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

The Company currently does not expect such regulatory requirements to impair its ability to pay operating expenses and dividends in the future.

Regulatory Risk-Based Capital

The National Association of Insurance Commissioners’ (NAIC) Risk Based Capital (RBC) model law requires every insurer to calculate its total adjusted capital and RBC requirement to ensure insurer solvency. Regulatory guidelines provide for an insurance commissioner to intervene if the insurer experiences financial difficulty, as evidenced by a company’s total adjusted capital falling below established relationships to required RBC. The model includes components for asset risk, liability risk, interest rate exposure and other factors. The State of Ohio, where NLIC and NLAIC are domiciled, imposes minimum RBC requirements that were developed by the NAIC.  The formulas for determining the amount of RBC specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk.  Regulatory compliance is determined by a ratio of total adjusted capital, as defined by the NAIC, to authorized control level RBC, as defined by the NAIC.  Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action.  NLIC and NLAIC each exceeded the minimum RBC requirements for all periods presented herein.

(15)       Other Comprehensive Income

The Company’s other comprehensive income and loss includes net income (loss) and certain items that are reported directly within separate components of shareholder’s equity that are not recorded in net income.

The following table summarizes the Company’s other comprehensive income for the years ended December 31:

(in millions)	Unrealized gains on available-for-sale securities	Unrealized gains (losses) on derivatives used in cash flow hedging relationships	Other unrealized losses	Total other comprehensive income
Year ended December 31, 2011
Other comprehensive income before federal income taxes	438	18	-	456
Federal income tax expense	(145)	(6)	-	(151)
Total other comprehensive income	293	12	-	305

Year ended December 31, 20101
Other comprehensive income before federal income taxes	862	27	-	889
Federal income tax expense	(302)	(9)	-	(311)
Total other comprehensive income	560	18	-	578

Year ended December 31, 20092
Other comprehensive income (loss) before federal income taxes	2,088	(4)	(14)	2,070
Federal income tax (expense) benefit	(731)	1	5	(725)
Total other comprehensive income (loss)	1,357	(3)	(9)	1,345

_______

1
During 2010, the adoption of ASU 2010-11 resulted in a cumulative effect adjustment of $9 million, net of taxes, to retained earnings with a corresponding adjustment to AOCI, which is excluded from the table above.

2
The adoption of guidance impacting FASB ASC 320-10, Investments – Debt and Equity Securities during 2009 resulted in a cumulative-effect adjustment of $250 million, net of taxes, to reclassify the non-credit component of previously recognized other-than-temporary impairment losses from the beginning balance of retained earnings to AOCI, which is excluded from the table above.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(16)	Related Party Transactions

The Company has entered into significant, recurring transactions and agreements with NMIC, other affiliates and subsidiaries as a part of its ongoing operations.  These include annuity and life insurance contracts, employee benefit plans, office space leases, and agreements related to reinsurance, cost sharing, administrative services, marketing, intercompany loans, intercompany repurchases, cash management services and software licensing.  Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, the number of full-time employees, commission expense and other methods agreed to by the participating companies.

In addition, Nationwide Services Company, LLC (NSC), a subsidiary of NMIC, provides data processing, systems development, hardware and software support, telephone, mail and other services to the Company, based on specified rates for units of service consumed.  For the years ended December 31, 2011, 2010, and 2009, the Company made payments to NMIC and NSC totaling $241 million, $250 million, and $241 million, respectively.

The Company has issued group annuity and life insurance contracts and performs administrative services for various employee benefit plans sponsored by NMIC or its affiliates.  Total account values of these contracts were $3.0 billion as of December 31, 2011 and 2010.  Total revenues from these contracts were $148 million, $139 million, and $143 million for the years ended December 31, 2011, 2010, and 2009, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees.  Total interest credited to the account balances was $122 million, $115 million, and $116 million for the years ended December 31, 2011, 2010, and 2009, respectively.  The terms of these contracts are materially consistent with what the Company offers to unaffiliated parties.

The Company leases office space from NMIC.  For the years ended December 31, 2011, 2010 and 2009, the Company made lease payments to NMIC of $14 million, $20 million, and $21 million, respectively.  In addition, the Company leases office space to an affiliate of NMIC.

NLIC has a reinsurance agreement with NMIC whereby all of NLIC’s accident and health business not ceded to unaffiliated reinsurers is ceded to NMIC on a modified coinsurance basis.  Either party may terminate the agreement on January 1 of any year with prior notice.  Under a modified coinsurance agreement, the ceding company retains invested assets, and investment earnings are paid to the reinsurer.  Under the terms of NLIC’s agreements, the investment risk associated with changes in interest rates is borne by the reinsurer.  The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder.  The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties.  Revenues ceded to NMIC for the years ended December 31, 2011, 2010, and 2009 were $203 million, $209 million, and $177 million, respectively, while benefits, claims and expenses ceded during these years were $212 million, $241 million, and $196 million, respectively.

Funds of Nationwide Funds Group (NFG), an affiliate, are offered to the Company’s customers as investment options in certain of the Company’s products.  As of December 31, 2011, 2010, and 2009, customer allocations to NFG funds totaled $21.9 billion, $30.5 billion, and $23.7 billion, respectively.  For the years ended December 31, 2011, 2010, and 2009, NFG paid the Company $129 million, $103 million, and $79 million, respectively, for the distribution and servicing of these funds.

Amounts on deposit with NCMC for the benefit of the Company were $994 million and $762 million as of December 31, 2011 and 2010, respectively.

Refer to Note 12 for discussion of variable funding surplus note between Olentangy Reinsurance, LLC and Nationwide Corporation.

Certain annuity products are sold through affiliated companies, which are also subsidiaries of NFS.  Total commissions and fees paid to these affiliates for the years ended December 31, 2011, 2010, and 2009 were $64 million, $61 million, and $48 million, respectively.

During 2009, NLIC received a $20 million capital contribution from NFS.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

During 2011 and 2010, the Company sold, at fair value, commercial mortgage loans with a carrying value of $41 million and $117 million, respectively, to NMIC.  The sales resulted in a net realized loss of $5 million and $21 million in 2011 and 2010, respectively.

(17)	Contingencies

Legal and Regulatory Matters

The Company is a subject to legal and regulatory proceedings in the ordinary course of its business. The Company’s legal and regulatory matters include proceedings specific to the Company and other proceedings generally applicable to business practices in the industries in which the Company operates.  The Company’s litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcomes cannot be predicted.  Regulatory proceedings also could affect the outcome of one or more of the Company’s litigations matters.  Furthermore, it is often not possible to determine the ultimate outcomes of the pending regulatory investigations and legal proceedings or to provide reasonable ranges of potential losses with any degree of certainty.  Some matters, including certain of those referred to below, are in very preliminary stages, and the Company does not have sufficient information to make an assessment of the plaintiffs’ claims for liability or damages.  In some of the cases seeking to be certified as class actions, the court has not yet decided whether a class will be certified or (in the event of certification) the size of the class and class period.  In many of the cases, the plaintiffs are seeking undefined amounts of damages or other relief, including punitive damages and equitable remedies, which are difficult to quantify and cannot be defined based on the information currently available.  The Company believes, however, that based on currently known information, the ultimate outcome of all pending legal and regulatory matters is not likely to have a material adverse effect on the Company’s consolidated financial position.  Nonetheless, given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that such outcomes could materially affect the Company’s consolidated financial position or results of operations in a particular quarter or annual period.

The financial services industry has been the subject of increasing scrutiny on a broad range of issues by regulators and legislators. The Company and/or its affiliates have been contacted by, self reported or received subpoenas from state and federal regulatory agencies, including the Securities and Exchange Commission, and other governmental bodies, state securities law regulators and state attorneys general for information relating to, among other things, sales compensation, the allocation of compensation, unsuitable sales or replacement practices, and claims handling and escheatment practices.  The Company is cooperating with and responding to regulators in connection with these inquiries and will cooperate with NMIC in responding to these inquiries to the extent that any inquiries encompass NMIC’s operations.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

On November 20, 2007, Nationwide Retirement Solutions, Inc. (NRS) and NLIC were named in a lawsuit filed in the Circuit Court of Jefferson County, Alabama entitled Ruth A. Gwin and Sandra H. Turner, and a class of similarly situated individuals v Nationwide Life Insurance Company, Nationwide Retirement Solutions, Inc., Alabama State Employees Association, PEBCO, Inc. and Fictitious Defendants A to Z. On March 12, 2010, NRS and NLIC were named in a Second Amended Class Action Complaint filed in the Circuit Court of Jefferson County, Alabama entitled Steven E. Coker, Sandra H. Turner, David N. Lichtenstein and a class of similarly situated individuals v. Nationwide Life Insurance Company, Nationwide Retirement Solutions, Inc, Alabama State Employees Association, Inc., PEBCO, Inc. and Fictitious Defendants A to Z claiming to represent a class of all participants in the Alabama State Employees Association, Inc. (ASEA) Plan, excluding members of the Deferred Compensation Committee, ASEA's directors, officers and board members, and PEBCO's directors, officers and board members. On October 22, 2010, the parties to this action executed a stipulation of settlement that agrees to certify a class for settlement purposes only, that provides for payments to the settlement class, and that provides for releases, certain bar orders, and dismissal of the case, subject to the Circuit Courts' approval. The Courts have approved the settlement and the settlement amounts have been paid, but have not yet been distributed to class members. On February 28, 2011, the Court in the Gwin case entered its Order permitting ASEA/PEBCO to assert indemnification claims for attorneys’ fees and costs, but barring them from asserting any other claims for indemnification. On April 22, 2011, ASEA and PEBCO filed a second amended cross claim complaint in the Gwin case against NLIC and NRS seeking indemnification. These claims seeking indemnification remain severed. On April 29, 2011, the Companies filed a motion to dismiss ASEA’s and PEBCO’s amended cross complaint or alternatively for summary judgment. On December 6, 2011 the Court entered an Order that NRS owes indemnification to ASEA and PEBCO for the Coker (Gwin) class action, that NRS does not have a duty to indemnify ASEA and PEBCO for fees associated with the Interpleader action that NRS filed in Montgomery County and dismissing NLIC. On December 31, 2011, the Court denied NRS’s motion to certify this order for an interlocutory appeal. NRS continues to defend this case vigorously.

On August 15, 2001, NFS and NLIC were named in a lawsuit filed in the United States District Court for the District of Connecticut entitled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. In the plaintiffs' sixth amended complaint, filed November 18, 2009, they amended the list of named plaintiffs and claim to represent a class of qualified retirement plan trustees under Employee Retirement Income Security Act of 1974 (ERISA) that purchased variable annuities from NLIC. The plaintiffs allege that they invested ERISA plan assets in their variable annuity contracts and that NLIC and NFS breached ERISA fiduciary duties by allegedly accepting service payments from certain mutual funds. The complaint seeks disgorgement of some or all of the payments allegedly received by NFS and NLIC, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys' fees. On November 6, 2009, the Court granted the plaintiff's motion for class certification and certified a class of “All trustees of all employee pension benefit plans covered by ERISA which had variable annuity contracts with NFS and NLIC or whose participants had individual variable annuity contracts with NFS and NLIC at any time from January 1, 1996, or the first date NFS and NLIC began receiving payments from mutual funds based on a percentage of assets invested in the funds by NFS and NLIC, whichever came first, to the date of November 6, 2009". On October 20, 2010, the Second Circuit Court of Appeals granted NLIC's 23(f) petition agreeing to hear an appeal of the District Court's order granting class certification. On October 21, 2010, the District Court dismissed NFS from the lawsuit. On October 27, 2010, the District Court stayed the underlying action pending a decision from the Second Circuit Court of Appeals. On February 6, 2012, the Second Circuit Court of Appeals vacated the class certification order that was issued on November 6, 2009.  NLIC continues to defend this lawsuit vigorously.

On May 14, 2010, NLIC was named in a lawsuit filed in the Western District of New York entitled Sandra L. Meidenbauer, on behalf of herself and all others similarly situated v. Nationwide Life Insurance Company. The plaintiff claims to represent a class of all individuals who purchased a variable life insurance policy from NLIC during an unspecified period. The complaint claims breach of contract, alleging that NLIC charged excessive monthly deductions and costs of insurance resulting in reduced policy values and, in some cases, premature lapsing of policies. The complaint seeks reimbursement of excessive charges, costs, interest, attorney's fees, and other relief. NLIC filed a motion to dismiss the complaint on July 23, 2010. NLIC filed a motion to disqualify the proposed class representative on August 27, 2010. Plaintiff filed a motion to amend the complaint on September 17, 2010, and NLIC filed an opposition to the motion to amend on November 2, 2010. On October 13, 2011, plaintiff voluntarily dismissed the lawsuit without prejudice.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

On October 22, 2010, NRS was named in a lawsuit filed in the U.S. District Court, Middle District of Florida, Orlando Division entitled Camille McCullough, and Melanie Monroe, Individually and on behalf of all others similarly situated v. National Association of Counties, NACo Research Foundation, NACo Financial Services Corp., NACo Financial Center, and Nationwide Retirement Solutions, Inc.  The Plaintiffs’ First Amended Class Action Complaint and Demand for Jury Trial was filed on February 18, 2011. If the Court determines that the Plans at issue in this case are governed by ERISA, then pursuant to FED. R. CIV. P. 23, Plaintiffs seek certification of a class defined as: All natural persons in the United States who were employed at any point after October 29, 2004 by a government entity that is or was a member of the National Association of Counties, and who participate or participated in a Section 457 Deferred Compensation Plan administered by NRS under the National Association of Counties Deferred Compensation Program.  Alternatively, if the Court determines that the Plans are not governed by ERISA, then pursuant to FED. R. CIV. P. 23, Plaintiffs seek certification of a class defined as: All natural persons in the United States who are currently employed or previously were employed at any point after October 29, 2006, by a government entity that is or was a member of the National Association of Counties (NACo), and who participate or participated in a Section 457 Deferred Compensation Plan administered by NRS under the National Association of Counties Deferred Compensation Program. The First Amended Complaint alleges ERISA Violation, Breach of Fiduciary Duty - NACo, Aiding and Abetting Breach of Fiduciary Duty - NRS, Breach of Fiduciary Duty - NRS, and Aiding and Abetting Breach of Fiduciary Duty - NACo. The First Amended Complaint asks for actual damages, lost profits, lost opportunity costs, restitution, and/or other injunctive or other relief, including without limitation (a) ordering NRS and NACo to restore all plan losses, (b) ordering NRS to refund all fees associated with NRS’s Plan to Plaintiffs and Class members, (c) ordering NACo and NRS to pay the expenses and losses incurred by Plaintiffs and/or any Class member as a proximate result of Defendants’ breaches of fiduciary duty, (d) forcing NACo to forfeit the fees that NACo received from NRS for promoting and endorsing its Plan and disgorging all profits, benefits, and other compensation obtained by NACo from its wrongful conduct, and (e) awarding Plaintiff and Class members their reasonable and necessary attorney’s fees and cost incurred in connection with this suit, punitive damages, and pre-judgment and post judgment interest, at the highest rates allowed by law, on the damages awarded.  On March 21, 2011, NRS filed a motion to dismiss the plaintiffs' first amended complaint.  On July 1, 2011, the plaintiffs filed their motion for class certification and later sought to amend their complaint. On November 25, 2011 the District Court entered an Order granting NACO's motion to dismiss, NRS's motion to dismiss, denying plaintiffs' motion to file an amended complaint, that all other remaining pending motions are moot, dismissing the class-wide claims with prejudice, dismissing individual claims without prejudice, and ordering the Clerk to close this case. On December 27, 2011, the plaintiffs filed a notice of appeal. NRS intends to defend this case vigorously.

On December 27, 2006, NLIC and NRS were named as defendants in a lawsuit filed in Circuit Court, Cole County Missouri entitled State of Missouri, Office of Administration, and Missouri State Employees Deferred Comp Plan v NLIC and NRS.  The complaint seeks recovery for breach of contract and breach of the implied covenant of good faith and fair dealing against NLIC and NRS as well as a breach of fiduciary duty against NRS.  The complaint seeks to recover the amount of the market value adjustment withheld by NLIC ($19 million), prejudgment interest, loss of investment income from ING due to the Companies’ assessment of the market value adjustment.  On March 8, 2007 the Companies filed a motion to remove this case from state court to federal court in Missouri.  On March 20, 2007 the State filed a motion to remand to state court and to stay court order.  On April 3, 2007 the case was remanded to state court.  On June 25, 2007 the Companies filed an Answer.  On October 16, 2009, the plaintiff filed a partial motion for summary judgment.  On November 20, 2009, the Companies filed a response to the plaintiff's motion for summary judgment and also filed a motion for summary judgment on behalf of the Companies.  On February 26, 2010, the court denied Missouri's partial motion for summary judgment and granted the Companies’ motion for summary judgment and dismissed the case.  On March 8, 2011, the Missouri Court of Appeals reversed the granting of the Companies’ motion for summary judgment and directed the trial court to enter judgment in favor of the State and against the Companies’ in the amount of $19 million, plus statutory interest at the rate of 9% per annum from June 2, 2006. On March 22, 2011, the Companies filed with the Missouri Court of Appeals, a motion for rehearing and an application for transfer to the Supreme Court of Missouri. On May 3, 2011, the Missouri Court of Appeals for the Western District overruled the Companies motion for rehearing and denied the motion to transfer the case to the Missouri Supreme Court. On June 28, 2011, the Companies application to the Missouri Supreme Court to hear a further appeal was denied. On July 1, 2011, the Companies paid the amount of the judgment plus simple interest at 9%. On August 9, 2011, the plaintiffs filed a Satisfaction of Judgment.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

On June 8, 2011, NMIC and NLIC were named in a lawsuit filed in Court of Common Pleas, Cuyahoga County, Ohio entitled Stanley Andrews and Donald Clark, on their behalf and on behalf of the class defined herein v. Nationwide Mutual Insurance Company and Nationwide Life Insurance Company.  The complaint alleges that NMIC and NLIC have an obligation to review the Social Security Administration Death Master File database for all life insurance policyholders who have at least a 70% probability of being deceased according to actuarial tables.  The complaint further alleges that NMIC and NLIC are not conducting such a review.  The complaint seeks injunctive relief and declaratory judgment requiring NMIC and NLIC to conduct such a review, and alleges NMIC and NLIC have violated the covenant of good faith and fair dealing and have been unjustly enriched by not having conducted such reviews.  The complaint seeks certification as a class action.    On July 13, 2011, NMIC and NLIC filed a motion to dismiss the case.    Plaintiffs filed their opposition to NMIC and NLIC’s motion to dismiss on December 19, 2011.  By order dated January 18, 2012, the State Court issued an order dismissing the lawsuit.  The State Court issued its opinion on January 23, 2012.  Plaintiffs filed a Notice of Appeal to the Eighth District Court of Appeals on January 30, 2012.

Tax Matters

The Company’s federal income tax returns are routinely audited by the IRS. Management has established tax reserves as described in Note 2. Management believes its tax reserves reasonably provide for potential assessments that may result from IRS examinations and other tax-related matters for all open tax years.

In July 2009, the IRS completed an audit of the Company’s tax years 2003 to 2005 and issued a Revenue Agent’s Report (RAR) and 30-Day Letter.  The RAR challenged the Company’s dividends received deduction which the Company appealed based on the technical merits.  In 2011, the Company favorably settled this position through IRS Appeals and as a result recorded previously unrecognized tax benefits.

Indemnifications

In the normal course of business, the Company provides standard indemnifications to contractual counterparties in connection with numerous transactions, including acquisitions, divestitures and leases. The types of indemnifications typically provided include indemnifications for breaches of representations and warranties, taxes and certain other liabilities, such as third party lawsuits. The indemnification clauses are often standard contractual terms and are entered into in the normal course of business based on an assessment that the risk of loss would be remote. The terms of the indemnifications vary in duration and nature. In many cases, the maximum obligation is not explicitly stated and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur. Consequently, the maximum amount of the obligation under such indemnifications is not determinable. Historically, the Company has not made any material payments pursuant to these obligations.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(18)       Reinsurance

The following table summarizes the effects of reinsurance on life, accident and health insurance in force and premiums for the years ended December 31:

(in millions)	2011	2010	2009

Premiums
Direct	$ 832	$ 808	$ 761
Assumed	-	5	12
Ceded	(301)	(329)	(303)
Net	$ 531	$ 484	$ 470

Life, accident and health insurance in force
Direct	$ 209,732	$ 208,920	$ 208,485
Assumed	5	10	8
Ceded	(60,499)	(64,755)	(76,136)
Net	$ 149,238	$ 144,175	$ 132,357

Total amounts recoverable under reinsurance contracts totaled $704 million, $739 million and $755 million as of December 31, 2011, 2010 and 2009, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

(19)       Segment Information

Management views the Company’s business primarily based on its underlying products and uses this basis to define its four reportable segments:  Individual Investments, Retirement Plans, Individual Protection, and Corporate and Other.

The primary segment profitability measure that management uses is a non-GAAP financial measure called pre-tax operating earnings (loss), which is calculated by adjusting income before federal income taxes to exclude: (1) net realized investment gains and losses, except for operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment, trading portfolio realized gains and losses, trading portfolio valuation changes, net realized gains and losses related to hedges on GMDB contracts and securitizations); (2) other-than-temporary impairment losses; (3) the adjustment to amortization of DAC and VOBA related to net realized investment gains and losses; and (4) net loss attributable to noncontrolling interest.

Individual Investments

The Individual Investments segment consists of individual annuity products marketed under the Nationwide DestinationSM and other Nationwide-specific or private label brands.  Deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life.  In addition, deferred variable annuity contracts provide the customer with access to a wide range of investment options and asset protection features, while deferred fixed annuity contracts generate a return for the customer at a specified interest rate fixed for prescribed periods. Immediate annuities differ from deferred annuities in that the initial premium is exchanged for a stream of income for a certain period or for the owner’s lifetime without future access to the original investment.    The majority of assets and recent sales for the Individual Investments segment consist of deferred variable annuities.

Retirement Plans

The Retirement Plans segment is comprised of the Company’s private and public sector retirement plans business.  The private sector primarily includes Internal Revenue Code (IRC) Section 401 fixed and variable group annuity business, and the public sector primarily includes IRC Section 457 and Section 401(a) business in the form of full-service arrangements that provide plan administration and fixed and variable group annuities as well as administration-only business.

Individual Protection

The Individual Protection segment consists of life insurance products, including individual variable, COLI and BOLI products; traditional life insurance products; and universal life insurance products.  Life insurance products provide a death benefit and generally allow the customer to build cash value on a tax-advantaged basis.

Corporate and Other

The Corporate and Other segment includes non-operating realized gains and losses and related amortization, including mark-to-market adjustments on embedded derivatives, net of economic hedges, related to products with certain living benefits; other-than-temporary impairment losses, and other revenues and expenses not allocated to other segments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

The following tables summarize the Company’s business segment operating results for the years ended December 31:

	Individual	Retirement	Individual	Corporate
(in millions)	Investments	Plans	Protection	and Other	Total
2011
Revenues:
Policy charges	$ 781	$ 96	$ 629	$ -	$ 1,506
Premiums	234	-	297	-	531
Net investment income	527	715	533	69	1,844
Non-operating net realized investment losses1	-	-	-	(1,546)	(1,546)
Other-than-temporary impairment losses	-	-	-	(67)	(67)
Other revenues2	(59)	-	-	(1)	(60)
Total revenues	$ 1,483	$ 811	$ 1,459	$ (1,545)	$ 2,208

Benefits and expenses:
Interest credited to policyholder accounts	$ 374	$ 441	$ 198	$ 20	$ 1,033
Benefits and claims	476	-	598	(12)	1,062
Policyholder dividends	-	-	67	-	67
Amortization of DAC	96	19	103	(142)	76
Amortization of VOBA and other intangible assets	1	-	12	(2)	11
Interest expense	-	-	-	70	70
Other operating expenses	182	158	181	88	609
Total benefits and expenses	$ 1,129	$ 618	$ 1,159	$ 22	$ 2,928

Income (loss) before federal income taxes
and noncontrolling interests	$ 354	$ 193	$ 300	$ (1,567)	$ (720)
Less: non-operating net realized investment losses1	-	-	-	1,546
Less: non-operating net other-than-temporary impairment losses	-	-	-	67
Less: adjustment to amortization of DAC and other related to net realized investment gains and losses
	-	-	-	(156)
Less: net loss attributable to noncontrolling interest	-	-	-	56
Pre-tax operating earnings (loss)	$ 354	$ 193	$ 300	$ (54)

Assets as of year end	$ 58,218	$ 25,211	$ 22,959	$ 6,294	$ 112,682
_________
1
Excluding operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment and net realized gains and losses related to hedges on GMDB contracts and securitizations).

2	Includes operating items discussed above.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

	Individual	Retirement	Individual	Corporate
(in millions)	Investments	Plans	Protection	and Other	Total
2010
Revenues:
Policy charges	$ 646	$ 98	$ 652	$ 3	$ 1,399
Premiums	209	-	275	-	484
Net investment income	569	691	510	55	1,825
Non-operating net realized investment losses1	-	-	-	(177)	(177)
Other-than-temporary impairment losses	-	-	-	(220)	(220)
Other revenues2	(82)	-	-	25	(57)
Total revenues	$ 1,342	$ 789	$ 1,437	$ (314)	$ 3,254

Benefits and expenses:
Interest credited to policyholder accounts	$ 391	$ 424	$ 199	$ 42	$ 1,056
Benefits and claims	354	-	524	(5)	873
Policyholder dividends	-	-	78	-	78
Amortization of DAC	231	30	184	(49)	396
Amortization of VOBA and other intangible assets	1	-	19	(2)	18
Interest expense	-	-	-	55	55
Other operating expenses	180	143	172	79	574
Total benefits and expenses	$ 1,157	$ 597	$ 1,176	$ 120	$ 3,050

Income (loss) before federal income taxes
and noncontrolling interests	$ 185	$ 192	$ 261	$ (434)	$ 204
Less: non-operating net realized investment losses1	-	-	-	177
Less: non-operating net other-than-temporary impairment losses	-	-	-	220
Less: adjustment to amortization of DAC and other related to net realized investment gains and losses
	-	-	-	(59)
Less: net loss attributable to noncontrolling interest	-	-	-	60
Pre-tax operating earnings (loss)	$ 185	$ 192	$ 261	$ (36)

Assets as of year end	$ 53,113	$ 25,599	$ 22,874	$ 5,811	$ 107,397

1
Excluding operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment and net realized gains and losses related to hedges on GMDB contracts and securitizations).

2	Includes operating items discussed above.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2011, 2010 and 2009

	Individual	Retirement	Individual	Corporate
(in millions)	Investments	Plans	Protection	and Other	Total
2009
Revenues:
Policy charges	$ 522	$ 93	$ 634	$ (4)	$ 1,245
Premiums	191	-	279	-	470
Net investment income	562	679	492	146	1,879
Non-operating net realized investment gains1	-	-	-	619	619
Other-than-temporary impairment losses	-	-	-	(575)	(575)
Other revenues2	(168)	-	-	(1)	(169)
Total revenues	$ 1,107	$ 772	$ 1,405	$ 185	$ 3,469

Benefits and expenses:
Interest credited to policyholder accounts	$ 394	$ 433	$ 201	$ 72	$ 1,100
Benefits and claims	247	-	538	27	812
Policyholder dividends	-	-	87	-	87
Amortization of DAC	(1)	45	158	264	466
Amortization of VOBA and other intangible assets	1	9	45	8	63
Interest expense	-	-	-	55	55
Other operating expenses	178	149	184	68	579
Total benefits and expenses	$ 819	$ 636	$ 1,213	$ 494	$ 3,162

Income (loss) before federal income taxes
and noncontrolling interests	$ 288	$ 136	$ 192	$ (309)	$ 307
Less: non-operating net realized investment gains1	-	-	-	(619)
Less: non-operating net other-than-temporary impairment losses	-	-	-	575
Less: adjustment to amortization of DAC and other related to net realized investment gains and losses
	-	-	-	297
Less: net loss attributable to noncontrolling interest	-	-	-	52
Pre-tax operating earnings (loss)	$ 288	$ 136	$ 192	$ (4)

Assets as of year end	$ 48,891	$ 25,035	$ 22,115	$ 2,948	$ 98,989

1
Excluding operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment and net realized gains and losses related to hedges on GMDB contracts and securitizations).

2	Includes operating items discussed above.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule I                      Consolidated Summary of Investments – Other Than Investments in Related Parties

As of December 31, 2011 (in millions)

Column A	Column B	Column C	Column D
			Amount at
			which shown
			in the
		Fair	consolidated
Type of investment	Cost	value	balance sheet

Fixed maturity securities, available-for-sale:
Bonds:
U.S. Treasury securities and obligations of U.S. Government
corporations and agencies	$ 506	$ 630	$ 630
Obligations of states and political subdivisions	1,501	1,678	1,678
Debt securities issued by foreign governments	102	120	120
Public utilities	2,429	2,687	2,687
All other corporate	22,939	24,086	24,086
Total fixed maturity securities, available-for-sale	$ 27,477	$ 29,201	$ 29,201
Equity securities, available-for-sale:
Common stocks:
Industrial, miscellaneous and all other	$ 6	$ 6	$ 6
Nonredeemable preferred stocks	13	14	14
Total equity securities, available-for-sale	$ 19	$ 20	$ 20
Trading assets	49	38	38
Mortgage loans, net of allowance	5,801		5,748
Policy loans	1,008		1,008
Other investments	528		528
Short-term investments	1,125		1,125
Total investments	$ 36,007		$ 37,668

__________

1   Difference from Column B primarily is attributable to valuation allowances due to impairments on mortgage loans (see Note 6 to the audited consolidated financial statements), hedges and commitment hedges on mortgage loans.

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule III                      Supplementary Insurance Information

As of December 31, 2011, 2010 and 2009 and for each of the years then ended (in millions)
Column A	Column B	Column C	Column D	Column E	Column F
	Deferred	Future policy
	policy	benefits, losses,		Other policy
	acquisition	claims and	Unearned	claims and	Premium
Year: Segment	costs	loss expenses	premiums1	benefits payable1	revenue
2011
Individual Investments	$ 2,709	$ 12,550			$ 234
Retirement Plans	269	12,638			-
Individual Protection	1,877	9,338			297
Corporate and Other	(430)	726			-
Total	$ 4,425	$ 35,252			$ 531
2010
Individual Investments	$ 2,126	$ 10,541			$ 209
Retirement Plans	269	11,874			-
Individual Protection	1,795	9,163			275
Corporate and Other	(217)	1,098			-
Total	$ 3,973	$ 32,676			$ 484
2009
Individual Investments	$ 1,911	$ 10,871			$ 191
Retirement Plans	271	11,703			-
Individual Protection	1,770	8,745			279
Corporate and Other	31	1,831
Total	$ 3,983	$ 33,150			$ 470

Column A	Column G	Column H	Column I	Column J	Column K
	Net	Benefits, claims,	Amortization	Other
	investment	losses and	of deferred policy	operating	Premiums
Year: Segment	income2	settlement expenses	acquisition costs	expenses2	written
2011
Individual Investments	$ 527	$ 850	$ 96	$ 183
Retirement Plans	715	441	19	158
Individual Protection	533	863	103	193
Corporate and Other	69	8	(142)	156
Total	$ 1,844	$ 2,162	$ 76	$ 690
2010
Individual Investments	$ 569	$ 745	$ 231	$ 181
Retirement Plans	691	424	30	143
Individual Protection	510	801	184	191
Corporate and Other	55	37	(49)	132
Total	$ 1,825	$ 2,007	$ 396	$ 647
2009
Individual Investments	$ 562	$ 641	$ (1)	$ 179
Retirement Plans	679	433	45	158
Individual Protection	492	826	158	229
Corporate and Other	146	99	264	131
Total	$ 1,879	$ 1,999	$ 466	$ 697

________

1   Unearned premiums and other policy claims and benefits payable are included in Column C amounts.
2   Allocations of net investment income and certain operating expenses are based on numerous assumptions and estimates, and reported segment operating results would change if different methods were applied.

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule IV                      Reinsurance

As of December 31, 2011, 2010 and 2009 and for each of the years then ended (in millions)

Column A	Column B	Column C	Column D	Column E	Column F
					Percentage
		Ceded to	Assumed		of amount
	Gross	other	from other	Net	assumed
	amount	companies	companies	amount	to net

2011

Life, accident and health
insurance in force	$ 209,732	$ (60,499)	$ 5	$ 149,238	-

Premiums:
Life insurance 1	$ 596	$ (65)	$ -	$ 531	-
Accident and health insurance	236	(236)	-	-	-
Total	$ 832	$ (301)	$ -	$ 531	-

2010

Life, accident and health
insurance in force	$ 208,920	$ (64,755)	$ 10	$ 144,175	-

Premiums:
Life insurance 1	$ 570	$ (88)	$ 1	$ 483	0.2%
Accident and health insurance	238	(241)	4	1	NM
Total	$ 808	$ (329)	$ 5	$ 484	1.0%

2009

Life, accident and health
insurance in force	$ 208,485	$ (76,136)	$ 8	$ 132,357	-

Premiums:
Life insurance 1	$ 549	$ (80)	$ -	$ 469	-
Accident and health insurance	212	(223)	12	1	NM
Total	$ 761	$ (303)	$ 12	$ 470	2.6%

__________

1	Primarily represents premiums from traditional life insurance and life-contingent immediate annuities and excludes deposits on investment and universal life insurance products.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule V                      Valuation and Qualifying Accounts

Years ended December 31, 2011, 2010, and 2009 (in millions)

Column A	Column B	Column C		Column D	Column E

	Balance at	Charged to	Charged to		Balance at
	beginning	costs and	other		end of
Description	of period	expenses	accounts	Deductions1	period

2011
Valuation allowances - mortgage loans	$ 96	$ 25	$ -	$ 61	$ 60

2010
Valuation allowances - mortgage loans	$ 77	$ 66	$ -	$ 47	$ 96

2009
Valuation allowances - mortgage loans	$ 42	$ 85	$ -	$ 50	$ 77

__________
1	Amounts generally represent payoffs, sales and recoveries.

PART C. OTHER INFORMATION

Item 24.                 Financial Statements and Exhibits

(a)	Financial Statements:

Nationwide Variable Account:

Report of Independent Registered Public Accounting Firm.

Statement of Assets, Liabilities
and Contract Owners’ Equity as of
December 31, 2011 .

Statement of Operations for the year ended
December 31, 2011 .

Statements of Changes in Contract Owners’ Equity for the years ended December 31, 2011 and 2010 .

Notes to Financial Statements.

Nationwide Life Insurance Company and subsidiaries:

Report of Independent Registered Public Accounting Firm.

Consolidated Statements of Operations for the years
ended December 31, 2011 , 2010 , and 2009 .

Consolidated Balance Sheets as of
December 31, 2011 and 2010 .

Consolidated Statements of Changes in Equity
as of December 31, 2011 , 20 10 , and 2009 .

Consolidated Statements of Cash Flows for the years
ended December 31, 2011 , 2010 , and 2009 .

Notes to Consolidated Financial Statements.

Financial Statement Schedules.

Item 24.                 (b) Exhibits

(1)
Resolution of the Depositor’s Board of Directors authorizing the establishment of the Registrant – Filed previously with Post-Effective Amendment No. 20 on April 27, 2007, (File No. 333-80481), as document "resolution.htm" and hereby incorporated by reference.

(2)	Not Applicable

(3)
Underwriting or Distribution of contracts between the Depositor and NISC as Principal Underwriter – Filed previously with Post-Effective Amendment No. 16 on April 30, 2007, (File No. 333-103093), as document "underwriting.htm" and hereby incorporated by reference.

(4)	The form of the Variable Annuity Contract – Attached hereto .

(5)	Variable Annuity Application – Attached hereto .

(6)	Depositor’s Certificate of Incorporation and By-Laws.

(a)
Amended Articles of Incorporation for Nationwide Life Insurance Company – Filed previously with initial registration statement on January 4, 2010, (File No. 333-164125), as document "exhibit6a.htm" and hereby incorporated by reference.

(b)
Amended and Restated Code of Regulations of Nationwide Life Insurance Company – Filed previously with initial registration statement on January 4, 2010, (File No. 333-164125), as document "exhibit6b.htm" and hereby incorporated by reference.

(c)
Articles of Merger of Nationwide Life Insurance Company of America with and into Nationwide Life Insurance Company, effective December 31, 2009 – Filed previously with initial registration statement on January 4, 2010, (File No. 333-164125), as document "exhibit6c.htm" and hereby incorporated by reference.

(7)	Not Applicable

(8)
Fund Participation Agreement with Nationwide Variable Insurance Trust (formerly, Gartmore Variable Insurance Trust) dated May 2, 2005, as amended – Filed previously with Pre-Effective Amendment No. 1 on July 17, 2007, (File No. 333-140608), as document “nwfpa99h12a.htm” and hereby incorporated by reference.

(9)	Opinion of Counsel – Filed previously on September 19, 2011, with Initial Filing (SEC File No. 333-176908) and hereby incorporated by reference .

(10)	Consent of Independent Registered Public Accounting Firm – Attached hereto .

(11)	Not Applicable

(12)	Not Applicable

(99)	Power of Attorney – Attached hereto.

Item 25.                 Directors and Officers of the Depositor

President and Chief Operating Officer and Director	Kirt A. Walker
Executive Vice President-Chief Legal and Governance Officer	Patricia R. Hatler
Executive Vice President	Terri L. Hill
Executive Vice President-Finance	Lawrence A. Hilsheimer
Executive Vice President-Chief Marketing & Strategy Officer	Matthew Jauchius
Executive Vice President-Chief Information Officer	Michael C. Keller
Executive Vice President-Chief Human Resources Officer	Gale V. King
Executive Vice President	Mark A. Pizzi
Executive Vice President and Director	Mark R. Thresher
Senior Vice President	Steven M. English
Senior Vice President	Harry H. Hallowell
Senior Vice President and Treasurer	David LaPaul
Senior Vice President-Business Transformation Office	Robert P. McIsaac
Senior Vice President-Chief Claims Officer	David A. Bano
Senior Vice President-Chief Compliance Officer	Sandra L. Rich
Senior Vice President-Chief Financial Officer and Director	Timothy G. Frommeyer
Senior Vice President-Chief Financial Officer-Property and Casualty	Michael P. Leach
Senior Vice President-Chief Risk Officer	Michael W. Mahaffey
Senior Vice President-CIO ACS	Daniel G. Greteman
Senior Vice President-CIO Enterprise Applications	Mark A. Gaetano
Senior Vice President-CIO IT Infrastructure	Gregory S. Moran
Senior Vice President-CIO NF Systems	Susan J. Gueli
Senior Vice President-Controller	James D. Benson
Senior Vice President-Corporate Marketing	Gordon E. Hecker
Senior Vice President-Corporate Strategy	Katherine M. Liebel
Senior Vice President-Deputy General Counsel	Thomas W. Dietrich
Senior Vice President-Deputy General Counsel	Sandra L. Neely
Senior Vice President-Distribution and Sales	John L. Carter
Senior Vice President-Enterprise Chief Technology Officer	Guruprasad C. Vasudeva
Senior Vice President-Field Operations EC	Amy T. Shore
Senior Vice President-Field Operations IC	Jeff M. Rommel
Senior Vice President-Head of Taxation	Pamela A. Biesecker
Senior Vice President-Individual Products & Solutions and Director	Eric S. Henderson
Senior Vice President-Internal Audit	Kai V. Monahan
Senior Vice President-Investment Management Group	Michael S. Spangler
Senior Vice President-IT Strategic Initiatives	Robert J. Dickson
Senior Vice President-Nationwide Financial	Steven C. Power
Senior Vice President-Nationwide Financial Network	Peter A. Golato
Senior Vice President-NF Brand Marketing	William J. Burke
Senior Vice President-NI Brand Marketing	Jennifer M. Hanley
Senior Vice President-NW Retirement Plans	Anne L. Arvia
Senior Vice President-PCIO Sales Support	Melissa D. Gutierrez
Senior Vice President-President-Nationwide Bank	J. Lynn Greenstein
Senior Vice President-Property and Casualty Commercial/Farm Product Pricing	W. Kim Austen
Vice President-Corporate Governance and Secretary	Robert W. Horner, III
Director	Stephen S. Rasmussen

The business address of the Directors and Officers of the Depositor is:
One Nationwide Plaza, Columbus, Ohio 43215

Item 26.          Persons Controlled by or Under Common Control with the Depositor or Registrant.

*	Subsidiaries for which separate financial statements are filed
**	Subsidiaries included in the respective consolidated financial statements
***	Subsidiaries included in the respective group financial statements filed for unconsolidated subsidiaries
****	Other subsidiaries
COMPANY	STATE/COUNTRY OF ORGANIZATION	PRINCIPAL BUSINESS
1492 Capital, LLC	Ohio	The company acts as an investment holding company.
AGMC Reinsurance, Ltd.	Turks & Caicos Islands	The company is in the business of reinsurance of mortgage guaranty risks.
ALLIED General Agency Company	Iowa	The company acts as a managing general agent and surplus lines broker for property and casualty insurance products.
ALLIED Group, Inc.	Iowa	The company is a property and casualty insurance holding company.
ALLIED Insurance Company of America	Ohio	The company is organized to write commercial lines insurance business.
ALLIED Property and Casualty Insurance Company	Iowa	The company underwrites general property and casualty insurance.
ALLIED Texas Agency, Inc.	Texas	The company acts as a managing general agent to place personal and commercial automobile insurance with Colonial County Mutual Insurance Company.
AMCO Insurance Company	Iowa	The company underwrites general property and casualty insurance.
American Marine Underwriters, Inc.	Florida	The company is an underwriting manager for ocean cargo and hull insurance.
Champions of the Community, Inc.	Ohio	The company raises money to enable it to make gifts and grants to charitable organizations.
Colonial County Mutual Insurance Company*	Texas	The company underwrites non-standard automobile and motorcycle insurance and other commercial liability coverages in Texas.
Crestbrook Insurance Company	Ohio	The company is a multi-line insurance corporation that is authorized to write personal, automobile, homeowners and commercial insurance.
Depositors Insurance Company	Iowa	The company underwrites general property and casualty insurance.
DVM Insurance Agency, Inc.	California	The company places non-California pet insurance business not written by Veterinary Pet Insurance Company.
Farmland Mutual Insurance Company	Iowa	The company provides property and casualty insurance primarily to agricultural businesses.
Freedom Specialty Insurance Company	Ohio	The company operates as a multi-line insurance company.
Gates McDonald of Ohio, LLC	Ohio
The company provided services to employers for managing workers’ and unemployment compensation matters and employee benefit costs.  The company is currently winding down to permit its eventual dissolution.

Gates, McDonald & Company of New York, Inc.	New York	The company provides workers’ compensation and self-insured claims administration services to employers with exposure in New York.
GatesMcDonald Health Plus, LLC	Ohio	The company provided medical management and cost containment services to employers. The company is currently winding down to permit its eventual dissolution.
Insurance Intermediaries, Inc.	Ohio	The company is an insurance agency and provides commercial property and casualty brokerage services.

Life Reo Holdings, LLC	Ohio	The company is an investment holding company.
Lone Star General Agency, Inc.	Texas	The company acts as general agent to market nonstandard automobile and motorcycle insurance for Colonial County Mutual Insurance Company.
National Casualty Company	Wisconsin	The company underwrites various property and casualty coverage, as well as some individual and group accident and health insurance.
National Casualty Company of America, Ltd.	England	This is a limited liability company organized for the purpose of carrying on the business of insurance, reinsurance, indemnity, and guarantee of various kinds. The company is currently inactive.
Nationwide Advantage Mortgage Company*	Iowa	The company makes residential mortgage loans.
Nationwide Affinity Insurance Company of America	Ohio	The company is a property and casualty insurer that writes personal lines business.
Nationwide Agribusiness Insurance Company	Iowa	The company provides property and casualty insurance primarily to agricultural businesses.
Nationwide Arena, LLC*	Ohio	The purpose of the company is to develop Nationwide Arena and to engage in related development activity.
Nationwide Asset Management, LLC	Ohio	The company provides investment advisory services as a registered investment advisor to affiliated and non-affiliated clients.
Nationwide Assurance Company	Wisconsin	The company underwrites non-standard automobile and motorcycle insurance.
Nationwide Bank*	United States
This is a federally chartered savings bank supervised by the Office of the Comptroller of the Currency to exercise deposit, lending, agency, custody and fiduciary powers and to engage in activities permissible for federal savings banks under the Home Owners’ Loan Act of 1933.

Nationwide Better Health (Ohio), LLC	Ohio	The company provided employee population health management. The company is currently winding down to permit its eventual dissolution.
Nationwide Better Health Holding Company, LLC	Ohio	The company is a holding company. The company is currently winding down to permit its eventual dissolution.
Nationwide Cash Management Company	Ohio	The company buys and sells investment securities of a short-term nature as the agent for other corporations, foundations and insurance company separate accounts.
Nationwide Community Development Corporation, LLC	Ohio	The company holds investments in low-income housing funds.
Nationwide Corporation	Ohio	The company acts as a holding company.
Nationwide Emerging Managers, LLC	Delaware	The company acts as a holding company.
Nationwide Exclusive Agent Risk Purchasing Group, LLC	Ohio	The company’s purpose is to provide a mechanism for the purchase of group liability insurance for insurance agents operating nationwide.
Nationwide Financial Assignment Company	Ohio	The company is an administrator of structured settlements.
Nationwide Financial General Agency, Inc. (fka 1717 Brokerage Services, Inc.)	Pennsylvania	The company is a multi-state licensed insurance agency.
Nationwide Financial Institution Distributors Agency, Inc.	Delaware	The company is an insurance agency.
Nationwide Financial Services Capital Trust	Delaware	The trust’s sole purpose is to issue and sell certain securities representing individual beneficial interests in the assets of the trust.
Nationwide Financial Services, Inc.*	Delaware	The company acts primarily as a holding company for companies within the Nationwide organization that offer or distribute life insurance, long-term savings and retirement products.

Nationwide Financial Structured Products, LLC	Ohio	The company captures and reports the results of the structured products business unit.
Nationwide Fund Advisors (fka Gartmore Mutual Fund Capital Trust)	Delaware	The trust acts as a registered investment advisor.
Nationwide Fund Distributors LLC (successor to Gartmore Distribution Services, Inc.)	Delaware	The company is a limited purpose broker-dealer.
Nationwide Fund Management LLC (successor to Gartmore Investors Services, Inc.)	Delaware	The company provides administration, transfer and dividend disbursing agent services to various mutual fund entities.
Nationwide General Insurance Company	Ohio	The company transacts a general insurance business, except life insurance, and primarily provides automobile and fire insurance to select customers.
Nationwide Global Holdings, Inc.	Ohio	The company acts as a holding company.
Nationwide Global Ventures, Inc.	Delaware	The company acts as a holding company.
Nationwide Indemnity Company*	Ohio	The company is involved in the reinsurance business and assumes business from Nationwide Mutual Insurance Company and other insurers within the Nationwide insurance organization.
Nationwide Insurance Company of America	Wisconsin	The company is an independent agency personal lines underwriter of property and casualty insurance.
Nationwide Insurance Company of Florida*	Ohio	The company transacts general insurance business, except life insurance.
Nationwide Insurance Foundation*	Ohio	The company contributes to non-profit activities and projects.
Nationwide Investment Advisors, LLC	Ohio	The company provides investment advisory services.
Nationwide Investment Services Corporation**	Oklahoma
This is a limited purpose broker-dealer and distributor of variable annuities and variable life products for Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company.  The company also provides educational services to retirement plan sponsors and its participants.

Nationwide Life and Annuity Insurance Company*	Ohio	The company engages in underwriting life insurance and granting, purchasing and disposing of annuities.
Nationwide Life Insurance Company*	Ohio	The company provides individual life insurance, group life and health insurance, fixed and variable annuity products and other life insurance products.
Nationwide Lloyds	Texas	The company markets commercial and property insurance in Texas.
Nationwide Mutual Fire Insurance Company	Ohio	The company engages in a general insurance and reinsurance business, except life insurance.
Nationwide Mutual Insurance Company*	Ohio	The company engages in a general insurance and reinsurance business, except life insurance.
Nationwide Private Equity Fund, LLC	Ohio	The company invests in private equity funds.
Nationwide Property and Casualty Insurance Company	Ohio	The company engages in a general insurance business, except life insurance.
Nationwide Property Protection Services, LLC	Ohio	The company provides alarm systems and security guard services.
Nationwide Realty Investors, Ltd.*	Ohio	The company is engaged in the business of developing, owning and operating real estate and real estate investment.
Nationwide Realty Services, Ltd.	Ohio	The company provides relocation services to Nationwide associates.
Nationwide Retirement Solutions, Inc.*	Delaware	The company markets and administers deferred compensation plans for public employees.

Nationwide Retirement Solutions, Inc. of Arizona	Arizona	The company markets and administers deferred compensation plans for public employees.
Nationwide Retirement Solutions, Inc. of Ohio	Ohio	The company provides retirement products, marketing and education and administration to public employees.
Nationwide Retirement Solutions, Inc. of Texas	Texas	The company markets and administers deferred compensation plans for public employees.
Nationwide Retirement Solutions Insurance Agency, Inc.	Massachusetts	The company markets and administers deferred compensation plans for public employees.
Nationwide SA Capital Trust	Delaware	The trust acts as a holding company.
Nationwide Sales Solutions, Inc.	Iowa	The company engages in the direct marketing of property and casualty insurance products.
Nationwide Securities, LLC	Delaware	The company is a registered broker-dealer.
Nationwide Services Company, LLC	Ohio	The company performs shared services functions for the Nationwide organization.
Newhouse Capital Partners, LLC	Delaware	The company is an investment holding company.
Newhouse Capital Partners II, LLC	Delaware	The company is an investment holding company.
NFS Distributors, Inc.	Delaware	The company acts primarily as a holding company for Nationwide Financial Services, Inc. companies.
NWD Asset Management Holdings, Inc.	Delaware	The company acts as a holding company.
NWD Investment Management, Inc.	Delaware	The company acts as a holding company and provides other business services for the NWD Investments Management group of companies.
NWD Management & Research Trust	Delaware	The company acts as a holding company for the NWD Investments Management group.
Olentangy Reinsurance, LLC	Vermont	The company is a captive life reinsurance company.
Pension Associates, Inc.	Wisconsin	The company provides pension plan administration and recordkeeping services, and pension plan and compensation consulting.
Premier Agency, Inc.	Iowa	The company is an insurance agency.
Privilege Underwriters, Inc.	Delaware	The company acts as a holding company for the PURE Group of insurance companies.
Privilege Underwriters, Reciprocal Exchange	Florida	The company acts as a reciprocal insurance company.
Pure Insurance Company	Florida	The company acts as a captive reinsurance company.
Pure Risk Management, LLC	Florida	The company acts as an attorney-in-fact for Privilege Underwriters Reciprocal Exchange.
Registered Investment Advisors Services, Inc.	Texas	The company is a technology company that facilitates third-party money management services for registered investment advisors.
Retention Alternatives, Ltd.*	Bermuda	The company is a captive insurer and writes first dollar insurance policies in workers’ compensation, general liability and automobile liability for its affiliates in the United States.
Riverview International Group, Inc.	Delaware	The company is an inactive shell company.
Scottsdale Indemnity Company	Ohio	The company is engaged in a general insurance business, except life insurance.
Scottsdale Insurance Company	Ohio	The company primarily provides excess and surplus lines of property and casualty insurance.
Scottsdale Surplus Lines Insurance Company	Arizona	The company provides excess and surplus lines coverage on a non-admitted basis.

THI Holdings (Delaware), Inc.	Delaware	The company acts as a holding company.
Titan Auto Insurance of New Mexico, Inc.	New Mexico	The company is an insurance agency that operates employee agent storefronts.
Titan Indemnity Company	Texas	The company is a multi-line insurance company that operates primarily as a property and casualty insurance company.
Titan Insurance Company	Michigan	The company is a property and casualty insurance company.
Titan Insurance Services, Inc.	Texas	The company is a Texas grandfathered managing general agency.
Veterinary Pet Insurance Company*	California	The company provides pet insurance.
Victoria Automobile Insurance Company	Indiana	The company is a property and casualty insurance company.
Victoria Fire & Casualty Company	Ohio	The company is a property and casualty insurance company.
Victoria National Insurance Company	Ohio	The company is a property and casualty insurance company.
Victoria Select Insurance Company	Ohio	The company is a property and casualty insurance company.
Victoria Specialty Insurance Company	Ohio	The company is a property and casualty insurance company.
VPI Services, Inc.	California	The company operates as a nationwide pet registry service for holders of Veterinary Pet Insurance Company policies, including pet indemnification and a lost pet recovery program.
Western Heritage Insurance Company	Arizona	The company underwrites excess and surplus lines of property and casualty insurance.
Whitehall Holdings, Inc.	Texas	The company acts as a holding company for the Titan group.
W.I. of Florida (d.b.a. Titan Auto Insurance)	Florida	The company is an insurance agency.
MFS Variable Account*	Ohio	Issuer of variable annuity contracts.
Nationwide Multi-Flex Variable Account*	Ohio	Issuer of variable annuity contracts.
Nationwide VA Separate Account-A*	Ohio	Issuer of variable annuity contracts.
Nationwide VA Separate Account-B*	Ohio	Issuer of variable annuity contracts.
Nationwide VA Separate Account-C*	Ohio	Issuer of variable annuity contracts.
Nationwide VA Separate Account-D*	Ohio	Issuer of variable annuity contracts.
Nationwide Variable Account*	Ohio	Issuer of variable annuity contracts.
Nationwide Variable Account-II*	Ohio	Issuer of variable annuity contracts.
Nationwide Variable Account-3*	Ohio	Issuer of variable annuity contracts.
Nationwide Variable Account-4*	Ohio	Issuer of variable annuity contracts.
Nationwide Variable Account-5*	Ohio	Issuer of variable annuity contracts.

Nationwide Variable Account-6*	Ohio	Issuer of variable annuity contracts.
Nationwide Variable Account-7*	Ohio	Issuer of variable annuity contracts.
Nationwide Variable Account-8*	Ohio	Issuer of variable annuity contracts.
Nationwide Variable Account-9*	Ohio	Issuer of variable annuity contracts.
Nationwide Variable Account-10*	Ohio	Issuer of variable annuity contracts.
Nationwide Variable Account-11*	Ohio	Issuer of variable annuity contracts.
Nationwide Variable Account-12*	Ohio	Issuer of variable annuity contracts.
Nationwide Variable Account-13*	Ohio	Issuer of variable annuity contracts.
Nationwide Variable Account-14*	Ohio	Issuer of variable annuity contracts.
Nationwide Variable Account-15	Ohio	Issuer of variable annuity contracts.
Nationwide Variable Account-16	Ohio	Issuer of variable annuity contracts.
Nationwide Variable Account-17	Ohio	Issuer of variable annuity contracts.
Nationwide Provident VA Separate Account 1*	Pennsylvania	Issuer of variable annuity contracts.
Nationwide Provident VA Separate Account A*	Delaware	Issuer of variable annuity contracts.
Nationwide VL Separate Account-A	Ohio	Issuer of variable life insurance policies.
Nationwide VL Separate Account-B	Ohio	Issuer of variable life insurance policies.
Nationwide VL Separate Account-C*	Ohio	Issuer of variable life insurance policies.
Nationwide VL Separate Account-D*	Ohio	Issuer of variable life insurance policies.
Nationwide VL Separate Account-G*	Ohio	Issuer of variable life insurance policies.
Nationwide VLI Separate Account*	Ohio	Issuer of variable life insurance policies.
Nationwide VLI Separate Account-2*	Ohio	Issuer of variable life insurance policies.
Nationwide VLI Separate Account-3*	Ohio	Issuer of variable life insurance policies.
Nationwide VLI Separate Account-4*	Ohio	Issuer of variable life insurance policies.
Nationwide VLI Separate Account-5*	Ohio	Issuer of variable life insurance policies.
Nationwide VLI Separate Account-6*	Ohio	Issuer of variable life insurance policies.
Nationwide VLI Separate Account-7*	Ohio	Issuer of variable life insurance policies.

Nationwide Provident VLI Separate Account 1*	Pennsylvania	Issuer of variable life insurance policies.
Nationwide Provident VLI Separate Account A*	Delaware	Issuer of variable life insurance policies.

The ownership and control of each of the companies/entities listed above (including the percentage of voting securities owned or other basis of control) is shown in the following organizational chart.

NATIONWIDE®

FARMLAND MUTUAL INSURANCE COMPANY
Guaranty Fund Certificate
Casualty
IA
NATIONWIDE MUTUAL INSURANCE COMPANY (CASUALTY)
OH
NATIONWIDE MUTUAL FIRE INSURANCE COMPANY (FIRE)
OH
NATIONWIDE INSURANCE FOUNDATION
MEMBERSHIP NONPROFIT CORPORATION
OH
CHAMPIONS OF THE COMMUNITY, INC.
NONPROFIT CORPORATION
OH
NATIONWIDE CORPORATION
Common Stock: 13,642,432 Shares
Casualty–95.2%
Fire–4.8%
(See Page 2)
OH
RETENTION ALTERNATIVES, LTD.
Common Stock:120,000Shares
Fire–100%
BER
ALLIED GROUP, INC. (AGI)
Common Stock 850 Shares
Casualty–100%
IA
SCOTTSDALE INSURANCE COMPANY (SIC)
Common Stock:30,136 Shares
Casualty–100%
OH
THI HOLDINGS DELAWARE, INC. (THI)
Common Stock:100 Shares
Casualty-100%
DE
ALLIED INSURANCE COMPANY OF AMERICA
Common Stock:5,000 Shares
Casualty–100%
OH
CRESTBROOK INSURANCE COMPANY
Common Stock:52,000 Shares
Casualty–100%
OH
NATIONAL CASUALTY COMPANY (NC)
Common Stock: 100 Shares
Casualty–100%
WI
NCC OF AMERICA, LTD. (INACTIVE)
Common Stock:300,000Shares
NC–100%
G.B.
NATIONWIDE AFFINITY INSURANCE COMPANY OF AMERICA
Common Stock:500,000Shares
Casualty–100%
OH
NATIONWIDE AGRIBUSINESS INSURANCE COMPANY
Common Stock:949,992Shares
Casualty–100%
Other Capital:
Casualty–Pfd.
IA
NATIONWIDE ASSURANCE COMPANY
Common Stock:1,750 Shares
Casualty–100%
WI
NATIONWIDE GENERAL INSURANCE COMPANY
Common Stock:20,000 Shares
Casualty–100%
OH
NATIONWIDE INDEMNITY COMPANY (NW INDEMNITY)
Common Stock:28,000 Shares
Casualty–100%
OH
NATIONWIDE INSURANCE COMPANY OF FLORIDA
Common Stock:10,000Shares
Casualty–100%
OH
NATIONWIDE LLOYDS
A TEXAS LLOYDS
TX
NATIONWIDE PROPERTY AND CASUALTY INSURANCE COMPANY
Common Stock:60,000Shares
Casualty–100%
OH
SCOTTSDALE INDEMNITY COMPANY
Common Stock:50,000Shares
Casualty–100%
OH
AMERICAN MARINE UNDERWRITERS, INC.
Common Stock: 20 Shares
Casualty–100%
FL
INSURANCE INTERMEDIARIES, INC. (III)
Common Stock:1,615 Shares
Casualty–100%
OH
NATIONWIDE EXCLUSIVE AGENT RISK PURCHASING GROUP, LLC
III–100%
OH
LONE STAR GENERAL AGENCY, INC.
Common Stock:1,000 Shares
Casualty–100%
TX
COLONIAL COUNTY MUTUAL INSURANCE COMPANY
Surplus Debentures:
Assurance
Lone Star
TX
NATIONWIDE REALTY SERVICES, LTD.
Single Member Limited Liability Company
Casualty–100%
OH
NATIONWIDE SERVICES COMPANY, LLC (NSC)
Single Member Limited Liability Company
Casualty–100%
OH
NATIONWIDE PROPERTY PROTECTION SERVICES, LLC.
NSC–100%
OH
NATIONWIDE PRIVATE EQUITY FUND, LLC
Casualty–100%
OH
NATIONWIDE REALTY INVESTORS, LTD
Casualty–95.05%
NW Indemnity–4.95%
OH
NATIONWIDE ARENA LLC
NRIL–90%
OH
NATIONWIDE ASSET MANAGEMENT, LLC
Casualty–100%
OH
NATIONWIDE CASH MANAGEMENT COMPANY
Common Stock: 100 Shares
Casualty–100%
OH
1492 CAPITAL, LLC (1492)
Casualty–100%
OH
PRIVILEGE UNDERWRITERS, INC. (PUI)
1492–22.7%
FL
PURE RISK MANAGEMENT, LLC (PRM)
PUI–100%
FL
PURE INSURANCE COMPANY
PUI–100%
FL
PRIVILEGE UNDERWRITERS RECIPROCAL EXCHANGE
FL
ALLIED PROPERTY AND CASUALTY INSURANCE COMPANY (ALLIED P & C)
Common Stock:300,000Shares
AGI–100%
IA
AMCO INSURANCE COMPANY (AMCO)
Common Stock:300,000 Shares
AGI–100%
IA
ALLIED GENERAL AGENCY COMPANY
Common Stock:5,000 Shares
AMCO–100%
IA
ALLIED TEXAS AGENCY, INC.
Common Stock:1,000 Shares
AMCO–100%
TX
DEPOSITORS INSURANCE COMPANY (DEPOSITORS)
Common Stock:300,000Shares
AGI–100%
IA
NATIONWIDE INSURANCE COMPANY OF AMERICA
Common Stock:12,500 Shares
AGI–100%
WI
PREMIER AGENCY, INC.
Common Stock:100,000Shares
AGI–100%
IA
NATIONWIDE SALES SOLUTIONS, INC.
Common Stock:20,000 Shares
AGI–100%
IA
NATIONWIDE ADVANTAGE MORTGAGE COMPANY (NAMC)
Common Stock:333,837 Shares
AMCO–87.3%
Allied P&C–8.47%
Depositors–4.23%
IA
AGMC REINSURANCE, LTD.
Common Stock:11,000Shares
NAMC–100%
T & C
SCOTTSDALE SURPLUS LINES INSURANCE COMPANY
Common Stock:10,000 Shares
SIC–100%
AZ
WESTERN HERITAGE INSURANCE COMPANY
Common Stock:4,776,076Shares
SIC–100%
AZ
FREEDOM SPECIALTY INSURANCE COMPANY
Common Stock: 292,000 Shares
SIC–100%
OH
VETERINARY PET INSURANCE CO. (VPI)
Common Stock:6,935,387Shares
SIC–100%
CA
DVM INSURANCE AGENCY, INC.
VPI–100%
CA
V.P.I. SERVICES INC.
VPI–100%
CA
TITAN INDEMNITY COMPANY (TITAN)
Common Stock:4,319,951Shares
THI-100%
TX
TITAN INSURANCE COMPANY
Common Stock:1,000,000 Shares
Titan-100%
MI
WHITEHALL HOLDINGS, INC. (WHITEHALL)
Common Stock:1,000 Shares
THI-100%
TX
TITAN AUTO INSURANCE OF NEW MEXICO, INC.
Common Stock: 1,000 Shares
Whitehall-100%
NM
WI OF FLORIDA, INC.
Common Stock: 100 Shares
Whitehall-100%
FL
TITAN INSURANCE SERVICES, INC.
Common Stock: 1 Share
Whitehall-100%
TX
VICTORIA FIRE & CASUALTY COMPANY (VICTORIA FIRE)
Common Stock: 1,500 Shares
THI-100%
OH
VICTORIA AUTOMOBILE INSURANCE COMPANY
Common Stock: 1,500 Shares
Victoria Fire-100%
IN
VICTORIA NATIONAL INSURANCE COMPANY
Common Stock: 1,000 Shares
Victoria Fire-100%
OH
VICTORIA SELECT INSURANCE COMPANY
Common Stock: 1,000 Shares
Victoria Fire-100%
OH
VICTORIA SPECIALTY INSURANCE COMPANY
Common Stock: 1,000 Shares
Victoria Fire-100%
OH
Subsidiary Companies — Solid Line
Contractual Association = Double Line
Limited Liability Company -- Dotted Line
May 1, 2012
Page 1

(Casualty, Fire and insurance related subsidiaries)

NATIONWIDE®

FARMLAND MUTUAL INSURANCE COMPANY
Guaranty Fund Certificate
Casualty
IA
NATIONWIDE MUTUAL INSURANCE COMPANY (CASUALTY)
(See Page 1)
OH
NATIONWIDE MUTUAL FIRE INSURANCE COMPANY (FIRE)
(See Page 1)
OH
NATIONWIDE CORPORATION (NW CORP)
Common Stock: 13,642,432 Shares
Casualty–95.2%
Fire–4.8%
OH
NATIONWIDE GLOBAL HOLDINGS, INC.
Common Stock: 1 Share
NW Corp.–100%
OH
NWD MANAGEMENT & RESEARCH TRUST (NWD Manage)
NW Corp.–100%
DE
RIVERVIEW INTERNATIONAL GROUP, INC.
NWD Manage – 100%
DE
NATIONWIDE SA CAPITAL TRUST (NSA)
DELAWARE BUSINESS TRUST
DE
NWD INVESTMENT MANAGEMENT, INC. (NWD Invest)
Common Stock: 958,750 Shares
NWD Manage–100%
Preferred Stock: 500,000 Shares
NWD Manage–100%
DE
NEWHOUSE CAPITAL PARTNERS, LLC
NWD Invest–19%
Casualty–70%
Fire–10%
DE
NATIONWIDE EMERGING MANAGERS, LLC
NSA–100%
DE
NWD ASSET MANAGEMENT HOLDINGS, INC. (NAMHI)
NSA–100%
DE
NATIONWIDE GLOBAL VENTURES, INC. (NGV)
NAMHI–100%
DE
NEWHOUSE CAPITAL PARTNERS II, LLC
NGV–99%
DE
NATIONWIDE BETTER HEALTH HOLDING COMPANY, LLC (NBHH)
NW Corp–75%
NMFIC-25%
OH
NATIONWIDE BETTER HEALTH (OHIO), LLC.
NBHH–100%
OH
GATES, MCDONALD OF OHIO, LLC (GATES)
NBHH –100%
OH
GATESMCDONALD & COMPANY OF NEW YORK, INC.
Common Stock: 3 Shares
Gates–100%
NY
GATESMCDONALD HEALTH PLUS, LLC.
Gates–100%
OH
NATIONWIDE FINANCIAL SERVICES, INC. (NFS)
Common Stock: 100 Shares
NW Corp.–100%
DE
NATIONWIDE LIFE INSURANCE COMPANY (NW LIFE)
Common Stock: 3,814,779Shares
NFS-100%
OH
NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY (NLAIC)
Common Stock: 66,000 Shares
NW Life-100%
OH
OLENTANGY REINSURANCE, LLC
NLAIC - 100%
VT
NATIONWIDE INVESTMENT SERVICES CORPORATION
Common Stock: 5,000 Shares
NW Life-100%
OK
NATIONWIDE FINANCIAL ASSIGNMENT COMPANY
Common Stock: 100 Shares
NW Life-100%
OH
NATIONWIDE COMMUNITY DEVELOPMENT CORP., LLC
Units:
NW Life-67%
NW Indemnity-33%
OH
NATIONWIDE INVESTMENT ADVISORS, LLC
NW Life-100%
OH
LIFE REO HOLDINGS, LLC
NW Life-100%
OH
NATIONWIDE FINANCIAL SERVICES CAPITAL TRUST
Preferred Stock:
NFS-100%
DE
NATIONWIDE FUND ADVISORS
Common Stock: 250,000Shares
DELAWARE BUSINESS TRUST
DE
REGISTERED INVESTMENT ADVISORS SERVICES, INC.
NFS-100%
TX
NATIONWIDE BANK
Common Stock: 2,800,000 Shares
NFS-100%
FED
NATIONWIDE FINANCIAL STRUCTURED PRODUCTS, LLC
NFS-100%
OH
PENSION ASSOCIATES, INC.
Common Stock: 1,000 Shares
NFS-100%
WI
NATIONWIDE RETIREMENT SOLUTIONS, INC. (NRS)
Common Stock: 236,494 Shares
NFSDI-100%
DE
NATIONWIDE RETIREMENT SOLUTIONS, INC. OF ARIZONA
Common Stock: 1,000 Shares
NRS-100%
AZ
NATIONWIDE RETIREMENT SOLUTIONS, INS. AGENCY, INC.
Common Stock: 1,000 Shares
NRS-100%
MA
NATIONWIDE RETIREMENT SOLUTIONS, INC. OF OHIO
Common Stock: 100 Shares
OH
NATIONWIDE RETIREMENT SOLUTIONS, INC. OF TEXAS
Common Stock: 1,000 Shares
TX
NFS DISTRIBUTORS, INC. (NFSDI)
Common Stock: 100 Shares
NFS-100%
DE
NATIONWIDE FUND MANAGEMENT LLC
Common Stock: 5 Shares
NFSDI–100%
DE
NATIONWIDE FUND DISTRIBUTORS LLC
Common Stock: 10,000 Shares
NFSDI–100%
DE
NATIONWIDE FINANCIAL INSTITUTION DISTRIBUTORS AGENCY, INC.
Common Stock: 1,000 Shares
NFSDI-100%
DE
NATIONWIDE SECURITIES, LLC
NFSDI - 100%
DE
NATIONWIDE FINANCIAL GENERAL AGENCY, INC
Common Stock: 1,000 Shares
NFSDI - 100%
PA

Subsidiary Companies — Solid Line
Contractual Association = Double Line
Limited Liability Company -- Dotted Line

May 1, 2012

Page 2

(Nationwide Corp. subsidiaries)

NATIONWIDE®

NATIONWIDE MUTUAL INSURANCE COMPANY (CASUALTY)
(See Page 1)
OH
HARLEYSVILLE LIFE INSURANCE COMPANY
Casualty–100%
PA
HARLEYSVILLE SERVICES, INC.
Casualty–100%
DE
HARLEYSVILLE GROUP, INC. (HGI)
Casualty–100%
DE
HARLEYSVILLE PENNLAND INSURANCE COMPANY (HPIC)
Casualty–100%
PA
HARLEYSVILLE INSURANCE COMPANY OF NEW JERSEY
HGI-100%
NJ
HARLEYSVILLE INSURANCE COMPANY OF NEW YORK
HGI-100%
PA
HARLEYSVILLE LAKE STATES INSURANCE COMPANY
HGI-100%
MI
HARLEYSVILLE INSURANCE COMPANY (HIC)
HGI-100%
PA
HARLEYSVILLE PREFERRED INSURANCE COMPANY (HPRIC)
HGI-100%
PA
HARLEYSVILLE WORCESTER INSURANCE COMPANY (HWIC)
HGI-100%
PA
INSURANCE MANAGEMENT RESOURCES, L.P.
HIC – 1% (G.P.)
HPRIC – 99%
PA
HARLEYSVILLE, LTD.
HPRIC -49.5%
HWIC – 49.5%
HGI – 1% (G.P.)
PA

Subsidiary Companies — Solid Line
Contractual Association ═ Double Line
Limited Liability Company -- Dotted Line

May 1, 2012

Page 3

(Harleysville subsidiaries)

Item 27.          Number of Contract Owners

N/A

Item 28.          Indemnification

Provision is made in Nationwide’s Amended and Restated Code of Regulations and expressly authorized by the General Corporation Law of the State of Ohio, for indemnification by Nationwide of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer or employee of Nationwide, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the General Corporation Law of the State of Ohio.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers or persons controlling Nationwide pursuant to the foregoing provisions, Nationwide has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.          Principal Underwriter

(a) (1)	Nationwide Investment Services Corporation ("NISC") serves as principal underwriter and general distributor for the following separate investment accounts of Nationwide or its affiliates:

MFS Variable Account	Nationwide VA Separate Account-D
Multi-Flex Variable Account	Nationwide VLI Separate Account
Nationwide Variable Account	Nationwide VLI Separate Account-2
Nationwide Variable Account-II	Nationwide VLI Separate Account-3
Nationwide Variable Account-3	Nationwide VLI Separate Account-4
Nationwide Variable Account-4	Nationwide VLI Separate Account-5
Nationwide Variable Account-5	Nationwide VLI Separate Account-6
Nationwide Variable Account-6	Nationwide VLI Separate Account-7
Nationwide Variable Account-7	Nationwide VL Separate Account-A
Nationwide Variable Account-8	Nationwide VL Separate Account-C
Nationwide Variable Account-9	Nationwide VL Separate Account-D
Nationwide Variable Account-10	Nationwide VL Separate Account-G
Nationwide Variable Account-11	Nationwide Provident VA Separate Account 1
Nationwide Variable Account-12	Nationwide Provident VA Separate Account A
Nationwide Variable Account-13	Nationwide Provident VLI Separate Account 1
Nationwide Variable Account-14	Nationwide Provident VLI Separate Account A
Nationwide VA Separate Account-A
Nationwide VA Separate Account-B
Nationwide VA Separate Account-C

(b)	Directors and Officers of NISC:

President	Robert O. Cline
Vice President, Treasurer and Director	Keith L. Sheridan
Vice President-Chief Compliance Officer	James J. Rabenstine
Associate Vice President and Secretary	Kathy R. Richards
Associate Vice President-Finance Operations and Assistant Treasurer	Terry C. Smetzer
Associate Vice President	John J. Humphries, Jr.
Assistant Treasurer	J. Morgan Elliott
Assistant Treasurer	Jerry L. Greene
Director	John L. Carter
Director	Eric S. Henderson

The business address of the Directors and Officers of Nationwide Investment Services Corporation is:
One Nationwide Plaza, Columbus, Ohio 43215
 (c)
Name of Principal Underwriter	Net Underwriting Discounts and Commissions	Compensation on Redemption or Annuitization	Brokerage Commissions	Compensation
Nationwide Investment Services Corporation	N/A	N/A	N/A	N/A

Item 30.          Location of Accounts and Records

Timothy G. Frommeyer
Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, OH  43215

Item 31.          Management Services

Not Applicable

Item 32.          Undertakings

The Registrant hereby undertakes to:

(a)
file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity Contracts may be accepted;

(b)
include either (1) as part of any application to purchase a Contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

(c)	deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request.

Nationwide Life Insurance Company represents that the fees and charges deducted under the Contract in the aggregate are reasonable in relation to the services rendered, the expenses expected to be incurred and risks assumed by Nationwide Life Insurance Company.

SIGNATURES

As required by the Securities Act of 1933, and the Investment Company Act of 1940, the Registrant, NATIONWIDE VARIABLE ACCOUNT, has caused this Registration Statement to be signed on its behalf in the City of Columbus, and State of Ohio, on this 17 th   day of August , 2012 .

NATIONWIDE VARIABLE ACCOUNT
                    (Registrant)
NATIONWIDE LIFE INSURANCE COMPANY
                    (Depositor)

By /s/ TIMOTHY D. CRAWFORD
                 Timothy D. Crawford

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 17 th   day of August , 201 2

KIRT A. WALKER
Kirt A. Walker, President, Chief Operating Officer and Director
MARK R. THRESHER
Mark R. Thresher, Executive Vice President and Director
TIMOTHY G. FROMMEYER
Timothy G. Frommeyer, Senior Vice President-Chief Financial Officer and Director
ERIC S. HENDERSON
Eric S. Henderson. Senior Vice President – Individual Products & Solutions and Director
STEPHEN S. RASMUSSEN
Stephen S. Rasmussen, Director
By /s/ TIMOTHY D. CRAWFORD
Timothy D. Crawford Attorney-in-Fact